Exhibit 99.2

SUBMITTED CONFIDENTIALLY TO THE SECURITIES AND EXCHANGE COMMISSION AS AMENDMENT NO. 1 TO THE CONFIDENTIAL SUBMISSION, DATED SEPTEMBER 24, 2012

As filed with the Securities and Exchange Commission on                     , 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARATEK PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3332190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

75 Kneeland Street

Boston, MA 02111

(617) 275-0040

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis P. Molnar

President and Chief Executive Officer

Paratek Pharmaceuticals, Inc.

75 Kneeland Street

Boston, MA 02111

(617) 275-0040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lewis J. Geffen, Esq. Megan N. Gates, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Beverly A. Armstrong, Esq. Vice President, Chief Compliance Officer, General Counsel and Secretary Paratek Pharmaceuticals, Inc. (617) 275-0040	Patrick O’Brien, Esq. Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.001 par value per share	$92,000,000	$10,544

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the Registrant. The filing fee is not being submitted with this confidential submission as a result of guidance provided by the Securities and Exchange Commission on the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion Dated September 24, 2012

Preliminary Prospectus

                     Shares

Common Stock

This is the initial public offering of shares of the common stock of Paratek Pharmaceuticals, Inc. We are offering                  shares of our common stock. Prior to this offering, there has been no public market for our common stock. We anticipate the initial public offering price will be between $         and $         per share. We intend to list our common stock on the NASDAQ Global Market under the symbol “PRTK.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 10 of this prospectus.

As an “emerging growth company,” we are eligible for reduced public company reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional                  shares of our common stock at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $         and our total proceeds, after underwriting discounts and commissions but before expenses, will be $        .

The underwriters expect to deliver the shares on                     , 2012.

UBS Investment Bank	Leerink Swann

The date of this prospectus is                     , 2012

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or in any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock.

Until                     , 2012 (25 days after the date of this prospectus), all dealers that buy, sell, or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and Market Data

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys, and studies conducted by third parties, some of which may not be publicly available.

Trademarks, Trade Names and Service Marks

“PARATEK,” “PARATEK PHARMACEUTICALS & DESIGN,” “PARACYCLINE,” “THE ANTIBIOTIC RESISTANCE COMPANY,” the Paratek logo and other trademarks, service marks, and trade names of Paratek appearing in this prospectus are the property of Paratek Pharmaceuticals, Inc. This prospectus contains additional trade names, trademarks and service marks of other companies, which, to our knowledge, are the property of their respective owners. Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but these references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks, service marks, and trade names.

Prospectus Summary

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or “the Company” refer to Paratek Pharmaceuticals, Inc.

Company Overview

We are a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, omadacycline, is a new tetracycline-derived, broad-spectrum antibiotic being developed for use as a first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. We believe omadacycline will be used in the emergency room, hospital, and community settings. We have designed omadacycline to provide significant advantages over existing antibiotics, including activity against resistant bacteria, broad spectrum of coverage, intravenous, or IV, and oral formulations with once-daily dosing, and a favorable safety and tolerability profile. We believe that it will become the primary antibiotic choice of physicians for use as a first-line monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious community-acquired bacterial infections.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 development. We have reached agreement with the U.S. Food and Drug Administration, or FDA, for two separate Special Protocol Assessment, or SPA, agreements, with regard to Phase 3 registration trial designs for omadacycline. The SPA agreement that we received in February 2011 covers our two planned Phase 3 ABSSSI trials and the SPA agreement we received in March 2012 covers a Phase 3 trial in CABP. Our two prior randomized clinical trials of omadacycline to date have compared omadacycline to linezolid, marketed by Pfizer Inc. as Zyvox, which, based on 2011 worldwide sales of $1.3 billion, is a leading antibiotic used for the treatment of serious bacterial skin infections. Our Phase 2 trial results, as well as results from a Phase 3 non-registration trial, demonstrate that omadacycline’s clinical response rates and adverse events were comparable to linezolid in serious bacterial skin infections. We plan to commence a pivotal registration program including two Phase 3 registration trials of omadacycline for the treatment of ABSSSI in the first quarter of 2013.

Combined Data from Phase 2 and Phase 3 Non-Registration Trials

	Omadacycline						Linezolid
Population(1)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)
Intent-to-Treat	156	179	87.2%	102		57%	146	180	81.1%	113		63%
Clinically Evaluable	156	160	97.5%	—	(3)	—	146	155	94.2%	—	(3)	—

Note: The table above shows combined data from our Phase 2 and Phase 3 non-registration trials, neither of which had a sufficient number of patients enrolled to determine statistical non-inferiority.

(1)	An Intent-to-Treat, or ITT, population refers to all enrolled subjects, as defined in the protocol, who received at least one dose of study drug. A Clinically Evaluable, or CE, population refers to all ITT subjects who had a qualifying infection, as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations, and had not received non-study antibiotics.
(2)	Clinical Success refers to the continued improvement or complete resolution of baseline signs and symptoms in the ITT or CE populations, assessed by the clinical investigator 10 to 17 days after the last dose of the study drug. This assessment is known as the test of cure.
(3)	Adverse events are evaluated for all patients who received more than one dose of study drug, and as such, are based on the ITT population.

We believe the timeline to develop omadacycline, and the risk associated with its development, regulatory approval, and commercialization in ABSSSI and CABP, have been minimized as a result of: our plan to simultaneously conduct two Phase 3 registration trials in ABSSSI; our comprehensive set of preclinical and clinical studies; and our SPA agreements with the FDA. Based on our current expectations, we anticipate completing our two ABSSSI trials in mid-2014 and submitting a new drug application, or NDA, for the treatment of ABSSSI in late 2014. Furthermore, based on published guidance and our discussions with European regulatory authorities, we believe our currently designed ABSSSI trials will also support the filing for marketing authorization in Europe.

The Antibiotics Market and Limitations of Current Therapies

According to The World Market for Anti-Infectives report from Kalorama Information, in 2011, approximately $23 billion was spent on antibiotic drugs worldwide, of which almost $9 billion was spent in the United States. The World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade. Historically, the majority of life-threatening infections resulting from antibiotic resistant bacteria were acquired in the hospital setting. The emergence of multi-drug resistant pathogens in the community setting further emphasizes the need for novel agents capable of overcoming resistance.

Currently available antibiotics to treat ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections have significant limitations for use as a first-line empiric monotherapy, which refers to the use of a single antibacterial agent, to begin treatment of an infection before the specific pathogen causing the infection has been identified. These limitations lead to longer hospital stays, greater healthcare costs, and increased morbidity and mortality due to lower cure rates and increased side effects. These limitations include the following:

▪

lack of both IV and oral formulations of the same drug, which generally requires physicians to either continue IV therapy in a hospital setting or switch the patient to a different oral antibiotic, which carries risks related to side effects and treatment failure;

▪	narrow-spectrum antibacterial activity, which forces physicians to prescribe two or more antibiotics to empirically treat a broad spectrum of potential pathogens;

▪	treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions, or sudden cardiovascular death due to cardiac arrhythmia; and/or

▪

lack of effectiveness due to growing bacterial resistance in pathogens such as methicillin-resistant Staphylococcus aureus, or MRSA, multi-drug resistant Streptococcus pneumoniae, or MDR-SP, and extended spectrum beta-lactamase-, or ESBL-producing Enterobacteriaceae.

There is not one superior, cost-effective treatment option available for physicians that can overcome all of these limitations, highlighting the urgent need for new antibiotic therapies. It is essential for the treatment of patients with serious community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to more severe and invasive infections or even death.

Despite the availability of several other drugs for treating patients with ABSSSI and CABP, researchers at the Centers for Disease Control and Prevention estimated that in 2005, approximately 94,300 patients had an invasive MRSA infection in the United States. These researchers further estimated that in 2005, there were more than 18,000 in-hospital patient deaths as a result of invasive MRSA infections in the United States, which represents more deaths each year in the United States than those caused by HIV/AIDS, Parkinson’s Disease, emphysema, or homicide, according to the Infectious Diseases Society of America.

Omadacycline

In order to address the limitations of current antibiotics, we have designed omadacycline to be a new broad-spectrum agent for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as ABSSSI, CABP, and UTI, where antibiotic resistance is of concern for treating physicians. We believe omadacycline will enable reliable cure rates and shorter hospital stays, reducing overall healthcare costs and allowing for completion of therapy with an oral antibiotic at home, and that it will be the primary antibiotic choice of physicians for the treatment of community-acquired bacterial infections due to its:

▪

availability in both once-daily IV and oral formulations, which enables reliable step-down therapy so that the patient can be discharged from the hospital more quickly to recover at home using an oral formulation of the same antibiotic, thereby reducing overall healthcare costs and the potential for side effects and treatment failure;

▪	broad-spectrum activity against bacteria, which we believe will allow physicians to rely on omadacycline to be effective against nearly every type of community-acquired bacterial infection;

▪	favorable safety and tolerability profile, based on our clinical studies in more than 700 patients and subjects to date; and

▪	ability to overcome bacterial resistance, as our studies have demonstrated that omadacycline is active against common bacterial pathogens resistant to currently used antibiotics.

Our randomized Phase 2 and Phase 3 non-registration clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in a total of 359 patients. After we initiated our Phase 3 trial in complicated skin and skin structure infections, or cSSSI, in March 2010, the FDA notified us that its guidance for the conduct of studies for this indication would be modified. This modification included changes in eligibility criteria, revising the disease indication from cSSSI to ABSSSI and changes in the primary efficacy endpoint for trials in this indication. With these major modifications, our initial Phase 3 trial design did not align with the FDA’s then-evolving guidance for trials aimed at supporting the approval of an antibiotic for the treatment of ABSSSI. As a result, the Phase 3 trial was terminated after having enrolled 140 of the planned 790 subjects.

We have exclusive, worldwide rights to develop and commercialize omadacycline and continue to explore commercial licensing partnerships globally. Our patent estate covers omadacycline’s composition of matter, method of production, multiple method of use indications, and formulations. The earliest of these patents is scheduled to expire in 2023 in the United States and 2021 in areas outside the United States, and we may be eligible for patent term extension with respect to omadacycline, if it receives regulatory approval. If omadacycline is approved by the European Medicines Agency, or EMA, we expect that omadacycline will qualify for eight years of data exclusivity and an additional two years of marketing exclusivity in the European Union.

Additional Product Candidates

Our second most advanced product candidate, PTK-AR01, is a novel tetracycline-derived compound designed for use in the treatment of acne and rosacea. PTK-AR01 has demonstrated favorable anti-inflammatory activity, narrow-spectrum antibacterial activity relative to other tetracycline-derived molecules, oral bioavailability, and favorable pharmacokinetic, or PK, properties which we believe make it particularly well-suited for the treatment of acne and rosacea in the community setting. We have licensed rights to PTK-AR01 for the treatment of acne and rosacea in the United States to a subsidiary of Warner Chilcott plc, or Warner Chilcott, while retaining rights in the rest of the world. Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne in the United States and initiated a Phase 2 clinical trial of this product candidate for this indication in June 2012. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea.

In addition to omadacycline and PTK-AR01, we have advanced a series of product candidates through to proof of concept in animal models. We designed these next generation, tetracycline-derived, new molecular entities using our proprietary drug development platform, and incorporated the recognized immune-modulation, anti-inflammatory, and other properties of the tetracycline class. We believe that, based on our preclinical testing to date, the potential for these small molecule therapies to treat debilitating neurological and inflammatory diseases such as multiple sclerosis, spinal muscular atrophy, rheumatoid arthritis, and inflammatory bowel disease, is promising. In addition, we have an early-stage program focused on the treatment of Clostridium difficile associated diarrhea, as well as a program focused on important animal health diseases.

Our Strengths

We believe that we have the ability to design, develop, and commercialize innovative therapies that address critical unmet medical needs in a cost effective manner due to our:

▪	lead product candidate, omadacycline, which is in a late stage of clinical development and is supported by a comprehensive preclinical and clinical data set;

▪	focus on tetracycline-derived small molecules, providing a strong foundation for designing novel product candidates;

▪	expertise in chemistry and biology, enabling us to design novel product candidates with desired properties;

▪	strong intellectual property portfolio, providing us with what we believe to be a significant competitive advantage;

▪	early use of animal models, which is designed to increase predictability and reduce research and development costs;

▪	focus on small molecules, allowing us to manufacture our product candidates at a favorable cost; and

▪	experienced management team that has a strong track record in the development and commercialization of new medicines.

Our Strategy

We aim to be a leading company in the discovery, development, and commercialization of innovative medicines that address serious unmet medical needs. Our strategy is to:

▪	complete the Phase 3 clinical development of omadacycline for ABSSSI and CABP and file for marketing approvals in the United States and Europe;

▪	expand the development of omadacycline to address other antibacterial indications where bacterial resistance to current antibiotics is an important unmet clinical need, including UTI;

▪	advance the clinical development of our other product candidates, either alone or with strategic partners;

▪	develop new product candidates to meet key unmet needs in debilitating diseases; and

▪	retain commercialization rights to our product candidates in certain key markets while identifying partners to expand our global reach.

Risk Factors

We are a clinical-stage biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

▪	we have incurred significant losses since inception, have no products approved for commercial sale, and have not generated any revenue from product sales;

▪

we will require additional funding beyond this contemplated offering to complete the development and commercialization of omadacycline and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all;

▪	omadacycline and/or our other product candidates may not receive regulatory approval in a timely manner, or at all;

▪	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for our product candidates;

▪	the results of earlier studies and clinical trials of our product candidates may not be replicated in future clinical trial results, which could delay or limit their future development;

▪	we have never commercialized any of our product candidates and our products, even if approved, may not be accepted by healthcare providers or reimbursed by healthcare payors;

▪	the failure of our collaborators to perform their obligations under our collaboration agreements may delay or otherwise harm the development and commercialization of our product candidates;

▪	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our product candidates; and

▪

we have an accumulated deficit of $142.4 million as of June 30, 2012, and expect to incur losses for the foreseeable future, which, among other things, raises substantial doubt about our ability to continue as a going concern.

Corporate Information

We were incorporated in Delaware on July 3, 1996. Our principal executive offices are located at 75 Kneeland Street, Boston, Massachusetts 02111, and our telephone number is (617) 275-0040. Our website address is www.paratekpharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

▪

only two years of audited financial statements, in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

▪	reduced disclosure about our executive compensation arrangements;

▪	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

▪	exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1 billion in annual revenue, we have more than $700 million in market value of our stock held by non-affiliates, or we issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available exemptions. We have taken advantage of certain reduced reporting burdens in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million, or $ million if the underwriters exercise their over-allotment in full, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated offering expenses and estimated underwriting discounts and commissions. We intend to use the net proceeds from this offering to initiate and fund our Phase 3 registration trials for omadacycline in ABSSSI and for other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to additional shares of our common stock to cover over-allotments.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 10 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market symbol	PRTK

The number of shares of our common stock to be outstanding after this offering is based on 16,576,912 shares of common stock outstanding as of June 30, 2012, and assumes the conversion of all of our preferred stock outstanding as of June 30, 2012 into 20,572,536 shares of common stock upon the completion of this offering. It does not include:

▪

1,412,938 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Employee, Director, and Consultant Stock Plan, or the 1996 Stock Plan, and our 2005 Employee, Director, and Consultant Stock Plan, or the 2005 Stock Plan, as of June 30, 2012, at a weighted average exercise price of $1.49 per share;

▪

195,327 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of June 30, 2012, at an exercise price of $4.10 per share, which will convert into common stock warrants upon the completion of this offering;

▪	2,484,651 shares of common stock reserved for future awards under our 2005 Stock Plan; and

▪	shares of common stock reserved for future awards under our 2012 Employee, Director, and Consultant Stock Plan, or the 2012 Stock Plan.

Unless otherwise indicated, all information contained in this prospectus:

▪	assumes no exercise of the outstanding options or warrants described above;

▪	assumes the underwriters do not exercise their over-allotment option to purchase up to additional shares;

▪	reflects a -for- reverse split of our common stock to be effected prior to the completion of this offering;

▪

reflects              shares of common stock, which we refer to as the upfront bridge shares, issued to certain holders of bridge notes upon the issuance of $         million in principal amount of bridge notes issued in October 2012;

▪	reflects the issuance of shares of common stock, which we refer to as the deferred bridge shares, to certain holders of bridge notes upon the completion of this offering;

▪	gives effect to the automatic conversion of all of our outstanding shares of preferred stock into 20,572,536 shares of common stock upon completion of this offering; and

▪	gives effect to the adoption of our restated certificate of incorporation and restated bylaws upon the completion of this offering.

In February and March 2012, we entered into a note purchase agreement and issued promissory notes, which we refer to as the March bridge notes, to certain of our existing stockholders in the original aggregate principal amount of $5.8 million. On October     , 2012, we entered into a note and stock purchase agreement to issue not less than $3.0 million and up to $5.0 million aggregate principal amount of additional promissory notes, which we refer to as the October bridge notes, to certain of our existing stockholders. Additionally, we and the holders of the March bridge notes agreed to exchange all of the March bridge notes for notes with substantially similar terms as the October bridge notes, except that the holders of the March bridge notes are not entitled to receive upfront or deferred bridge shares. Upon completion of this offering, both the March bridge notes and the October bridge notes will be exchanged for notes with revised repurchase and conversion terms, which we refer to as the post-IPO notes. We issued $             million of the October bridge notes. For details related to the March bridge notes, the October bridge notes, and the post-IPO notes, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

Summary Financial Data

You should read this summary financial data together with our financial statements and the related notes thereto included elsewhere in this prospectus and the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We derived the statement of operations data for the years ended December 31, 2010 and 2011 from our audited financial statements included elsewhere in this prospectus. We derived the statement of operations data for the six months ended June 30, 2011 and 2012, and the balance sheet data as of June 30, 2012 from our unaudited financial statements, included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of our operations for these periods. The historical results for any period are not necessarily indicative of results to be expected for any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Years Ended December 31,			Six Months Ended June 30,
(in thousands, except per share amounts)	2010	2011		2011	2012

				(unaudited)
Statement of Operations Data:
Revenue:
Research and development revenue	$24,688		$52,253	$9,839		$2,573
Grant revenue	1,083		1,040	315		248

Total revenue	25,771		53,293	10,154		2,821

Operating expenses:
Research and development	20,801		16,696	9,094		8,282
General and administrative	4,289		3,327	1,691		2,539

Total operating expenses	25,090		20,023	10,785		10,821

Operating income (loss)	681		33,270	(631)		(8,000)
Other income (expense):
Interest income	20		5	4		1
Interest expense	—		—	—		(1,365)
Other income	831		682	667		11
Other expense	(8)		—	—		(853)

Total other income (expense)	843		687	671		(2,206)

Net income (loss)	1,524		33,957	40		(10,206)
Unaccreted convertible preferred stock dividends	(10,449)		(10,449)	(5,181)		(3,365)

Net (loss) income attributable to common stockholders	$(8,925)		$23,508	$(5,141)		$(13,571)

Net (loss) income per share, basic	$(0.92)		$2.37	$(0.52)		$(1.00)

Net (loss) income per share, diluted	$(0.92)		$0.91	$(0.52)		$(1.00)

Weighted average shares outstanding, basic	9,725		9,935	9,892		13,619

Weighted average shares outstanding, diluted	9,725		37,423	9,892		13,619

Pro forma information(1)
Pro forma net income (loss) per share, basic (unaudited)		$			$

Pro forma net income (loss) per share, diluted (unaudited)		$			$

Weighted average shares used in computing pro forma net income (loss) per share, basic (unaudited)

Weighted average shares used in computing pro forma net income (loss) per share, diluted (unaudited)

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated assuming (i) the conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock; (ii) the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering; (iii) the issuance of upfront bridge shares in connection with the issuance of October bridge notes; and (iv) the issuance of deferred bridge shares upon completion of this offering. For details related to the upfront bridge shares and deferred bridge shares, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

The pro forma balance sheet data set forth below gives effect to (i) the automatic conversion of all outstanding shares of our convertible preferred stock into an aggregate of 20,572,536 shares of common stock upon completion of this offering; (ii) the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering; (iii) the issuance of $             million in principal amount of October bridge notes and the simultaneous issuance of              upfront bridge shares in connection with such October bridge notes; and (iv) the issuance of              deferred bridge shares upon completion of this offering.

The pro forma as adjusted balance sheet data set forth below gives further effect to our issuance and sale of shares of common stock in this offering at the initial public offering price of $             per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2012
(in thousands)	Actual	Pro forma	Pro forma as adjusted

	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$3,316	$
Total assets	5,120
Current liabilities	17,369
Long-term obligations, net of current liabilities	1,045
Convertible preferred stock	80,565
Accumulated deficit	(142,391)
Total stockholders’ deficit	$(93,859)	$

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including the financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of these risks actually occur, our business, future prospects, financial condition, results of operations, or cash flows could be materially harmed. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to our Financial Position and Need for Additional Capital

We have incurred significant losses since inception and anticipate that we will continue to incur losses for the foreseeable future. We have no products approved for commercial sale, and to date we have not generated any revenue or profit from product sales. We may never achieve or sustain profitability.

We are a clinical-stage biopharmaceutical company that has been in operation since 1996. We have incurred significant losses since that time. We have not yet submitted any product candidates for approval by regulatory authorities and we do not currently have rights to any products that have been approved for marketing in any territory. As of June 30, 2012, our accumulated deficit was $142.4 million. We have incurred net losses in every year since inception except for the years ended December 31, 2010 and 2011, in which we had net income of $1.5 million and $34.0 million, respectively, due to collaboration, license, and milestone payments. We expect to continue to incur losses for the foreseeable future, and we expect these losses to increase as we continue our research and development of, and seek regulatory approvals for, our product candidates, prepare for and begin to commercialize any approved products, and add infrastructure and personnel to support our product development efforts and operations as a public company. The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our stockholders’ deficit and working capital. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve profitability. For example, our expenses could increase if we are required by the United States Food and Drug Administration, or FDA, to perform studies in addition to those that we currently expect to perform, or if there are any delays in completing our currently planned clinical trials or in the development of any of our product candidates.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to be successful in a range of challenging activities for which we are only in the preliminary stages, including developing product candidates, obtaining regulatory approval for them, and manufacturing, marketing and selling those products for which we may obtain regulatory approval. We may never succeed in these activities and may never generate revenue from product sales that is significant enough to achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our failure to become or remain profitable would depress our market value and could impair our ability to raise capital, expand our business, develop other product candidates, or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not available, may require us to delay, scale back, or cease our product development programs or operations.

We are advancing our lead product candidate, omadacycline, through clinical development, and we plan to advance other product candidates into clinical development. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We currently plan to seek regulatory approval of omadacycline in two indications, and in order to obtain such regulatory approval, we will be required to conduct clinical trials for each indication. We will continue to require additional funding beyond this contemplated offering to complete the development and commercialization of omadacycline and to continue to advance the development of our other product candidates, and such funding may not be available on acceptable terms or at all. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, we anticipate that the net proceeds from this offering, together with our existing cash and cash equivalents, the proceeds from our October bridge note financing, anticipated grant funding and anticipated milestone payments, plus development and manufacturing funding under our collaboration agreements, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 18 months. Because successful development of our product candidates is uncertain, we are unable to estimate the actual funds we will require to complete research and development and to commercialize our product candidates.

Our future funding requirements will depend on many factors, including but not limited to:

▪	the progress of clinical development of omadacycline;

▪	the number and characteristics of other product candidates that we pursue;

▪	the scope, progress, timing, cost and results of research, preclinical development, and clinical trials;

▪	the costs, timing and outcome of seeking and obtaining FDA and non-U.S. regulatory approvals;

▪	the costs associated with manufacturing and establishing sales, marketing, and distribution capabilities;

▪

our ability to maintain, expand, and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, defense and enforcement of any patents or other intellectual property rights;

▪	our need and ability to hire additional management, scientific, and medical personnel;

▪	the effect of competing products that may limit market penetration of our product candidates;

▪	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

▪

the economic and other terms, timing of and success of our existing licensing arrangements, and any collaboration, licensing, or other arrangements into which we may enter in the future, including the timing of receipt of any milestone or royalty payments under these agreements.

As of June 30, 2012, we had cash and cash equivalents totaling $3.3 million, working capital deficit totaling $13.1 million and a stockholders’ deficit of $93.9 million. We had a net loss of $10.2 million for the six months ended June 30, 2012. As of June 30, 2012, we owed $5.8 million under our promissory notes that we issued in February and March 2012, which we refer to as the March bridge notes. In October 2012, we issued additional promissory notes in an aggregate principal amount of $             million and at this time, we and the holders of the March bridge notes agreed to exchange all of the March bridge notes for notes with substantially similar terms as the October bridge notes, except that the holders of the March bridge notes are not entitled to receive upfront or deferred bridge shares. We collectively refer to the March bridge notes and October bridge notes as the 2012 bridge notes. Upon the completion of this offering, all of the 2012 bridge notes will be exchanged for promissory notes with revised repurchase and conversion terms, which we refer to as the post-IPO notes. We will be required to repurchase all post-IPO notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year upon (i) certain corporate reorganization events or (ii) approval of any of our product candidates, including omadacycline, for any indication by the FDA, the EMA or the equivalent regulatory agencies in at least two European countries. Additionally, we may choose to repurchase the post-IPO notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year prior to the events described in (i) or (ii) above if, after one or more specified liquidity events, such repurchase is permitted under any existing loan documents and our board of directors determines in good faith that (A) none of the proceeds of this offering will be used to effect such repurchase and

(B) we have sufficient cash to fund our general operating needs through the completion of the two planned Phase 3 registration studies for ABSSSI and an additional 12 months thereafter. For details related to the 2012 bridge notes and the post-IPO notes, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations, and grant funding. If sufficient funds on acceptable terms are not available when needed, or at all, we could be forced to significantly reduce operating expenses and delay, scaleback or eliminate one or more of our development programs or our business operations.

Raising additional capital may cause dilution to our stockholders, including purchasers of common stock in this offering, restrict our operations or require us to relinquish rights.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing, if available at all, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, product candidates, or future revenue streams, or grant licenses on terms that are not favorable to us. We cannot assure you that we will be able to obtain additional funding if and when necessary. If we are unable to obtain adequate financing on a timely basis, we could be required to delay, scaleback or eliminate one or more of our development programs or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

If we fail to comply with the covenants in the purchase agreements under which our 2012 bridge notes were issued, or if an event of default otherwise occurs under those agreements, we may be required to repurchase such bridge notes at a time when we may not have adequate funds to do so, which would have a material adverse effect on our liquidity.

The purchase agreements under which our 2012 bridge notes were issued in February, March and October 2012 contain covenants prohibiting the incurrence of other debt and liens, customary affirmative covenants and events of default that include cross-acceleration if we default on our other debt. A failure on our part to comply with these covenants or an acceleration of our other debt may result in an event of default which, if not cured or waived, would result in the acceleration of our obligation to repurchase the 2012 bridge notes. If an event of default occurs, we may not be able to cure it within the applicable cure period, if at all. If our obligation to repurchase the 2012 bridge notes is accelerated, we may not have sufficient funds available at that time to effect such repurchase and/or we may not have the ability to borrow or obtain sufficient funds to effect such repurchase on terms acceptable to us, or at all. If we are required to repurchase the 2012 bridge notes at a time when we have insufficient funds to do so, it would have a material adverse effect on our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Based on our cash balances, recurring losses since inception and our existing capital resources to fund our planned operations for a twelve month period, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2011 expressing substantial doubt about our ability to continue as a going concern. We will, during the remainder of 2012, require significant additional funding to continue operations. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Risks Relating to Regulatory Review and Approval of Our Product Candidates

If we fail to obtain FDA approval of and to commercialize our most advanced product candidate, omadacycline, we may have to curtail our product development programs, and our business would be materially harmed.

We have invested a significant portion of our time, financial resources and collaboration efforts in the development of our most advanced product candidate, omadacycline, a novel, broad-spectrum antibiotic. All of our other product candidates are in earlier stages of development. Accordingly, our ability to generate revenue and our future success depends substantially on our ability to successfully obtain regulatory approval for and commercialize omadacycline.

We have completed one Phase 2 trial and one non-registration Phase 3 trial of oral and IV formulations of omadacycline in complicated skin and skin structure infection, or cSSSI, but neither of these studies had a sufficient number of patients to establish non-inferiority compared to linezolid. We are currently planning Phase 3 clinical trials in acute bacterial skin and skin structure infections, or ABSSSI, and in moderate to severe community-acquired bacterial pneumonia, or CABP. Prior to the FDA’s issuance of guidance, in March 2010, for clinical trials of antibiotics for the treatment of serious bacterial skin infections, the disease indication we were targeting was cSSSI, which was revised as a result of the FDA’s guidance to be ABSSSI. We have written agreements with the FDA in the form of two separate Special Protocol Assessment, or SPA, agreements, with regard to our planned registration Phase 3 trials. A SPA documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support an NDA submission. A SPA is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of an NDA. However, SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA. Therefore, even if all the conditions of our SPA agreements appear to be met, we cannot predict whether the FDA will interpret the data and results in the same way that we do, or whether it will ultimately approve omadacycline for the treatment of ABSSSI and/or CABP.

If we are unable to obtain FDA approval for and successfully commercialize omadacycline for ABSSSI, CABP or any other indications, we may never realize revenue from this product candidate and we may have to curtail our other product development programs. As a result, our business, financial condition and results of operations would be materially harmed.

If clinical trials for our product candidates are prolonged, delayed or stopped, we may be unable to obtain regulatory approval and commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any product revenue.

We plan to commence two Phase 3 trials of omadacycline for the treatment of ABSSSI in the first quarter of 2013 and, upon securing a partnership or grant funding, or obtaining additional funding beyond the proceeds of this offering, to commence a Phase 3 trial of omadacycline for the treatment of CABP. Based on our current expectations, we anticipate completing our two ABSSSI trials in mid-2014 and submitting an NDA for the treatment of ABSSSI in late 2014. However, we do not know whether these planned clinical trials will be initiated or completed on schedule, if at all. The commencement of these planned clinical trials could be substantially delayed or prevented by several factors, including:

▪	further discussions with the FDA or other regulatory agencies regarding the scope or design of our clinical trials;

▪

the limited number of, and competition for, suitable sites to conduct our clinical trials, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication as our product candidates;

▪	any delay or failure to obtain regulatory approval or agreement to commence a clinical trial in any of the countries where enrollment is planned;

▪	inability to obtain sufficient funds required for a clinical trial, including the contemplated Phase 3 trial of omadacycline in CABP;

▪	clinical holds on, or other regulatory objections to, a new or ongoing clinical trial;

▪	delay or failure to obtain sufficient supplies of the product candidate for our clinical trials;

▪

delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or clinical research organizations, or CROs, the terms of which can be subject to extensive negotiation and may vary significantly among different sites or CROs; and

▪	delay or failure to obtain institutional review board, or IRB, approval to conduct a clinical trial at a prospective site.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

▪	slower than expected rates of patient recruitment and enrollment;

▪	failure of patients to complete the clinical trial;

▪	unforeseen safety issues, including severe or unexpected drug-related adverse effects experienced by patients;

▪	lack of efficacy evidenced during clinical trials;

▪	termination of our clinical trials by one or more clinical trial sites;

▪	inability or unwillingness of patients or clinical investigators to follow our clinical trial protocols;

▪	inability to monitor patients adequately during or after treatment by us and/or our CROs; and

▪	the need to repeat or terminate clinical trials as a result of inconclusive or negative results or unforeseen complications in testing.

In particular, our ability to enroll patients in our clinical trials in sufficient numbers and on a timely basis will be subject to a number of factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant indication and the eligibility criteria for the clinical trial. For example, in the planned Phase 3 clinical trials of omadacycline in ABSSSI and CABP, patients who have previously taken effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. This could affect our ability to enroll patients in these trials in a timely fashion.

Changes in regulatory requirements and guidance may also occur and we may need to amend clinical trial protocols to reflect these changes with appropriate regulatory authorities. Amendments may require us to resubmit clinical trial protocols to IRBs for re-examination, which may impact the costs, timing or successful completion of a clinical trial. For example, we stopped our previous Phase 3 trial of omadacycline after the FDA notified us that its guidance relating to the conduct of studies in cSSSI would be modified to change the eligibility criteria, revise the disease indication from cSSSI to ABSSSI and change the primary efficacy endpoint for trials in this indication from a test of cure assessment to an early response assessment. As a result of these changes, we chose to terminate the previous Phase 3 trial and design two new Phase 3 trials taking into account the revised regulatory guidance. Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or us due to a number of factors, including:

▪	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

▪	unforeseen safety issues or any determination that a clinical trial presents unacceptable health risks;

▪	lack of adequate funding to continue the clinical trial due to unforeseen costs or other business decisions; and

▪

upon a breach or pursuant to the terms of any agreement with, or for any other reason by, current or future collaborators that have responsibility for the clinical development of any of our product candidates.

Any failure or significant delay in completing clinical trials for our product candidates would adversely affect our ability to obtain regulatory approval and our commercial prospects and ability to generate product revenue will be diminished.

The results of previous clinical trials may not be predictive of future results, and the results of our current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

We currently have no products approved for sale and we cannot guarantee that we will ever have marketable products. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future partners may decide, or regulators may require us, to conduct additional clinical or preclinical testing. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. Success in early clinical trials does not mean that future larger registration clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and non-U.S. regulatory authorities despite having progressed through initial clinical trials. Product candidates that have shown promising results in early clinical trials may still suffer significant setbacks in subsequent registration clinical trials.

In addition, the design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. We have limited experience in designing clinical trials and may be unable to design and execute a clinical trial to support regulatory approval. Further, if omadacycline or our other product candidates are found to be unsafe or lack efficacy, we will not be able to obtain regulatory approval for them and our business would be harmed. A number of companies in the pharmaceutical industry, including those with greater resources and experience than us, have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier clinical trials.

Our randomized Phase 2 and Phase 3 non-registration clinical trials of omadacycline were completed prior to the FDA’s change in its guidance regarding the endpoints for clinical trials in serious skin infections from a test of cure, or TOC, endpoint to an early response endpoint. Our results in our randomized Phase 2 and Phase 3 non-registration clinical trials of omadacycline in cSSSI, which evaluated the response of serious skin infections to omadacycline at the TOC, may not be predictive of the results to be obtained in our proposed Phase 3 clinical trials of omadacycline in ABSSSI, which will evaluate the response of serious skin infections to omadacycline using the early response endpoint. Because these earlier trials did not enroll a sufficient number of patients to achieve statistical significance, the retrospective analyses of early response endpoints for these trials may not be indicative of the performance or success of omadacycline in larger registration studies in ABSSSI.

In some instances, there can be significant variability in safety and/or efficacy results between different trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. We do not know whether any Phase 2, Phase 3 or other clinical trials we or any of our collaborators may conduct will demonstrate consistent or adequate efficacy and safety to obtain regulatory approval to market our product candidates.

Further, our product candidates may not be approved even if they achieve their primary endpoints in Phase 3 clinical trials or registration trials. The FDA or other non-U.S. regulatory authorities may disagree with our trial design and our interpretation of data from preclinical studies and clinical trials. In addition, any of these regulatory authorities may change requirements for the approval of a product candidate even after reviewing and providing comments or advice on a protocol for a pivotal Phase 3 clinical trial that has the potential to result in FDA or other agencies’ approval. In addition, any of these regulatory authorities may also approve a product candidate for fewer or more limited indications than we request or may grant approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims that we believe would be necessary or desirable for the successful commercialization of our product candidates.

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaborators from obtaining approvals for the commercialization of some or all of our product candidates.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of drug products are subject to extensive regulation by the FDA and non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our product candidates in the United States or in other countries until we receive approval of an NDA from the FDA or marketing approval from applicable regulatory authorities outside the United States. Our product candidates are in various stages of development and are subject to the risks of failure inherent in drug development. We have not submitted an application for or received marketing approval for any of our product candidates. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and non-U.S. regulatory requirements may, either before or after product approval, if any, subject our company to administrative or judicially imposed sanctions, including:

▪	restrictions on the products, manufacturers or manufacturing process;

▪	warning letters;

▪	civil and criminal penalties;

▪	injunctions;

▪	suspension or withdrawal of regulatory approvals;

▪	product seizures, detentions or import bans;

▪	voluntary or mandatory product recalls and publicity requirements;

▪	total or partial suspension of production;

▪	imposition of restrictions on operations, including costly new manufacturing requirements; and

▪	refusal to approve pending NDAs or supplements to approved NDAs.

The FDA and foreign regulatory authorities also have substantial discretion in the drug approval process. The number of preclinical studies and clinical trials that will be required for regulatory approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address, and the regulations applicable to any particular drug candidate. Regulatory agencies can delay, limit or deny approval of a product candidate for many reasons, including:

▪	a product candidate may not be deemed safe or effective;

▪	the results may not confirm the positive results from earlier preclinical studies or clinical trials;

▪	regulatory agencies may not find the data from preclinical studies and clinical trials sufficient;

▪	regulatory agencies might not approve our third-party manufacturer’s processes or facilities; or

▪	regulatory agencies may change their approval policies or adopt new regulations.

Any delay in obtaining or failure to obtain required approvals could materially adversely affect our ability to generate revenue from the particular product candidate, which likely would result in significant harm to our financial position and adversely impact our stock price. Furthermore, any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. These limitations may limit the size of the market for the product.

Even if we obtain regulatory approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate revenue.

Once regulatory approval has been granted, an approved product and its manufacturer and marketer are subject to ongoing review and regulation. Any approved product may only be promoted for its approved uses. In addition, if the FDA and/or non-U.S. regulatory authorities approve any of our product candidates, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. In addition, approved products, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP, regulations, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. As such, we and our contract manufacturers will be subject to ongoing review and periodic inspections to assess compliance with cGMPs. Accordingly, assuming regulatory approval for one or more of our product candidates, we and others with whom we work will continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control. Further, regulatory agencies must approve these manufacturing facilities before they can be used to manufacture our products. We will also be required to report adverse reactions and production problems, if any, to the FDA and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. Accordingly, we will not be able to promote our products for indications or uses for which they are not approved.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, it may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with the regulatory requirements of the FDA and non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions.

If we are not able to maintain regulatory compliance, we would likely not be permitted to market any future product candidates and we may not achieve or sustain profitability. Further, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Our product candidates may have undesirable side effects which may delay or prevent marketing approval, or, if approval is received, require them to be taken off the market, require them to include safety warnings or otherwise limit their sales.

Although all of our product candidates have undergone or will undergo safety testing in laboratory animals and would be advanced into human testing only if such safety testing does not indicate a safety problem, not all adverse effects of drugs can be predicted or anticipated. Unforeseen side effects from any of our product candidates could arise either during clinical development or, if approved by regulatory authorities, after the approved product has been marketed. All of our product candidates are still in clinical or preclinical development. Many of the most widely used current antibiotics are associated with treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions or sudden cardiovascular death due to cardiac arrhythmia. While our clinical trials to date for omadacycline have demonstrated a favorable safety profile, the results from the Phase 3 registration trials may not support this conclusion. The results of future clinical trials may show that our product candidates, including omadacycline, cause undesirable or unacceptable side effects, which could interrupt, delay or halt clinical trials, and result in delay of, or failure to obtain, marketing approval from the FDA and other regulatory authorities, or result in marketing approval from the FDA and other regulatory authorities with restrictive label warnings or potential product liability claims.

If any of our product candidates receives marketing approval and we or others later identify undesirable or unacceptable side effects caused by such products:

▪	regulatory authorities may require the addition of labeling statements, specific warnings, a contraindication or field alerts to physicians and pharmacies;

▪	we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product;

▪	we may be subject to limitations on how we may promote the product;

▪	sales of the product may decrease significantly;

▪	regulatory authorities may require us to take our approved product off the market;

▪	we may be subject to litigation or product liability claims; and

▪	our reputation may suffer.

Any of these events could prevent us, our collaborators or our potential future partners from achieving or maintaining market acceptance of the affected product or could substantially increase commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenue from the sale of our products.

Reimbursement decisions by third-party payors may have an adverse effect on pricing and market acceptance. If there is not sufficient reimbursement for our products, it is less likely that our products will be widely used.

Even if our product candidates are approved for sale by the appropriate regulatory authorities, market acceptance and sales of these products will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will reimburse and establish payment levels. We cannot be certain that reimbursement will be available for any products that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any of our approved products.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell any of our future approved products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop, due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both governmental and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval. We also cannot predict the impact of ACA on us as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which has not yet occurred.

If we do not obtain protection under the Hatch-Waxman Amendments and similar foreign legislation by extending the term of patents covering each of our product candidates, our business may be materially harmed.

Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue could be reduced, possibly materially.

If we market products in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties.

In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare laws commonly referred to as “fraud and abuse” laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include false claims and anti-kickback statutes. At such time, if ever, as we market any of our future approved products and these products are paid for by governmental programs, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid. The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Most states also have statutes or regulations similar to the federal anti-kickback law and federal false claims laws, which may apply to items such as pharmaceutical products and services reimbursed by private insurers. Administrative, civil and criminal sanctions may be imposed under these federal and state laws.

Over the past few years, a number of pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates.

Risks Relating to Our Business

We face significant competition and if our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The life sciences industry is highly competitive and subject to rapid and significant technological change. We are currently developing therapeutics that will compete with other drugs and therapies that currently exist or are being developed. Products we may develop in the future are also likely to face competition from other drugs and therapies, some of which we may not currently be aware of. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, established biotechnology companies, specialty pharmaceutical companies, universities and other research institutions. Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than we do. Large pharmaceutical companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and in manufacturing pharmaceutical products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining patent protection and/or FDA approval or discovering, developing and commercializing antibiotics before we do.

In July 2012, the United States Congress passed, and President Obama signed, the Food and Drug

Administration Safety and Innovation Act, which included the Generating Antibiotic Incentives Now Act, or the GAIN Act. The GAIN Act is intended to provide incentives for the development of new, qualified infectious disease products. These incentives may result in more competition in the market for new antibiotics, and may cause pharmaceutical and biotechnology companies with more resources than we have to shift their efforts towards the development of products that could be competitive with our product candidates.

The competition in the market for antibiotics is intense. If approved, a number of our product candidates, including omadacycline, will face competition from commercially available antibiotics such as vancomycin, marketed as a generic by Abbott Laboratories and others; daptomycin, marketed by Cubist Pharmaceuticals, Inc. as Cubicin; linezolid, marketed by Pfizer Inc. as Zyvox; ceftaroline, marketed by Forest Laboratories, Inc. as Teflaro; tigecycline, marketed as Tygacil by Pfizer; and telavancin, marketed by Theravance, Inc. as Vibativ. Vancomycin has been a widely used and well known antibiotic for over 40 years and is sold in a relatively inexpensive generic IV form. Vancomycin, daptomycin, ceftaroline, tigecycline, linezolid and telavancin are all approved treatments for serious Gram-positive infections such as ABSSSI. Additionally, daptomycin is an approved treatment for bacteremia, tigecycline is an approved treatment for CABP and intra-abdominal infections, linezolid is an approved treatment for pneumonia and vancomycin is an approved treatment for both bacteremia and pneumonia. If we are unable to obtain regulatory approval of omadacycline for some or all of the indications for which our competitors are approved, we may not be able to compete effectively with such antibiotics.

In addition, if approved, omadacycline may face additional competition from antibiotics currently in clinical development. Other antibiotics currently in development include ceftobiprole, under development by Basilea Pharmaceutica AG and approved in Canada and Switzerland, CEM-102, under development by Cempra, Inc., dalbavancin, under development by Durata Therapeutics, Inc., tedizolid, under development by Trius Therapeutics, Inc., NXL-103, under development by AstraZeneca PLC, oritavancin, under development by The Medicines Company, and delafloxacin, under development by Rib-X Pharmaceuticals, Inc., which, if approved, would compete in the antibiotic market. In addition, our product candidates may each face competition from product candidates that could receive regulatory approval before our product candidates in countries outside the United States and the European Union. If we are unable to demonstrate the advantages of our product candidates over competing products and product candidates, we will not be able to successfully commercialize our product candidates and our results of operations will suffer.

In addition, many universities and private and public research institutes may become active in our target indications. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.

We believe that our ability to successfully compete will depend on, among other things:

▪	the results of our clinical registration trials, in particular our two Phase 3 registration trials for omadacycline in ABSSSI;

▪	our ability to recruit and enroll patients for our clinical trials;

▪	the efficacy, safety and reliability of our product candidates;

▪	the speed at which we develop our product candidates;

▪	our ability to commercialize and market, or find partners to help or exclusively commercialize and market, any of our product candidates that receive regulatory approval;

▪	our ability to design and successfully execute appropriate clinical trials;

▪	our ability to maintain a productive relationship with regulatory authorities;

▪	the timing and scope of regulatory approvals;

▪	the effectiveness of our or any future partners’ marketing and sales capabilities;

▪	the price of our products;

▪	adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

▪	our ability to protect and maintain intellectual property rights related to our product candidates;

▪	our ability to manufacture and sell commercial quantities of any approved products to the market; and

▪	acceptance of any approved products by physicians and other health care providers.

If our competitors market products that are more effective, safer or less expensive than our future products, if any, or that reach the market sooner than our future products, if any, we may not achieve commercial success. In addition, the biopharmaceutical industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

In addition, in the event that omadacycline receives regulatory approval, price competition may inhibit the acceptance of omadacycline, physicians may be reluctant to switch from existing antibiotics to omadacycline, physicians may switch to other newly approved drug products, or may choose to reserve omadacycline for use in limited circumstances.

If the FDA or other applicable regulatory authorities approve generic products that compete with any of our product candidates, or if existing generic antibiotics are viewed as being equally effective to our antibiotic product candidates, the sales of our product candidates would be adversely affected.

Once an NDA or marketing authorization application outside the United States is approved, the product covered thereby becomes a “listed drug” which can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA, in the United States. Agency regulations and other applicable regulations and policies provide incentives to manufacturers to create modified, non-infringing versions of a drug to facilitate the approval of an ANDA or other application for generic substitutes in the United States and in nearly every pharmaceutical market around the world. These manufacturers might only be required to conduct a relatively inexpensive study to show that their product has the same active ingredient(s), dosage form, strength, route of administration, and conditions of use, or labeling, as our product candidate and that the generic product is bioequivalent to ours, meaning it is absorbed in the body at the same rate and to the same extent as our product candidate.

These generic equivalents, which must meet the same quality standards as branded pharmaceuticals, would be significantly less costly than ours to bring to market and companies that produce generic equivalents are generally able to offer their products at lower prices. Thus, after the introduction of a generic competitor, a significant percentage of the sales of any branded product is typically lost to the generic product. Accordingly, competition from generic equivalents to our future products, if any, would materially adversely impact our future revenue, profitability and cash flows and substantially limit our ability to obtain a return on the investments we have made in our product candidates, including omadacycline. For example, vancomycin has been available in generic form for many years, and Zyvox (linezolid) is expected to become available in generic form when the patents covering it expire in 2015. We cannot yet ascertain what impact these generic products and any future approved generic products will have on any sales of omadacycline, if approved.

The success of our business may be dependent on the actions of our collaborative partners.

An element of our business and funding strategy is to enter into collaborative arrangements with established pharmaceutical and biotechnology companies who will finance or otherwise assist in the development, manufacture and marketing of products incorporating our technology, and who also provide us with funding in the form of milestone payments for progress in clinical development. We anticipate deriving revenue from research and development fees, license fees, milestone payments and royalties from collaborative partners. For example, we have licensed rights to our second most advanced product candidate, PTK-AR01, for the treatment of acne and rosacea, in the United States to Warner Chilcott, and Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne.

Accordingly, our prospects will depend in part upon our ability to attract and retain collaborative partners and to develop technologies and products that achieve the criteria for milestone payments and that meet the requirements of prospective collaborative partners. When we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. In addition, our collaborative partners may have the right to abandon research or development projects and terminate applicable agreements, including funding obligations, prior to or upon the expiration of the agreed upon terms. We cannot assure you that we will be successful in establishing or maintaining collaborative arrangements on acceptable terms or at all, that collaborative partners will not terminate funding before completion of projects, that our product candidates will achieve the criteria for milestone payments, that our collaborative arrangements will result in successful product commercialization, or that we will derive any revenue from such arrangements. For example, we previously entered into a collaboration with Novartis International Pharmaceutical Ltd., or Novartis, for the development of omadacycline, which was terminated. To the extent that we are not able to develop and maintain collaborative arrangements, we would need substantial additional capital to undertake research, development and commercialization activities on our own, we may be forced to limit the number of our product candidates we can commercially develop or the territories in which we commercialize them and we might fail to commercialize products or programs for which a suitable collaborator cannot be found.

Reliance on collaborative relationships poses a number of risks, including the following:

▪	our collaborators may not perform their obligations as expected;

▪	the prioritization, amount and timing of resources dedicated by our collaborators to their respective collaborations with us is not under our control;

▪	some product candidates discovered in collaboration with us may be viewed by our collaborators as competitive with their own product candidates or products;

▪	our collaborators may elect not to proceed with the development of product candidates that we believe to be promising;

▪

disagreements with collaborators, including disagreements over proprietary rights, contract interpretation, or the preferred course of development, might cause delays or termination of the research, development or commercialization of product candidates, might lead to additional responsibilities for us with respect to product candidates, or might result in litigation or arbitration, any of which would be time-consuming and expensive; and

▪	some of our collaborators might develop independently, or with others, products that could compete with ours.

If we are not able to establish and sustain additional collaborations, we may have to alter our development and commercialization plans, which could harm our business.

We will require additional funding to complete the development and commercialization of omadacycline and to continue the development of our other product candidates. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates, as we have done with Warner Chilcott for PTK-AR01.

We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the patent position protecting the product candidate, the potential of competing products, the need to seek licenses or sub-licenses to third-party intellectual property, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under future license agreements from entering into agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.

We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

Further, even if we are able to enter into collaborations, we must be able to sustain a mutually beneficial working relationship with our collaborators in order to achieve the intended benefits of those collaborations. In the past, certain of our collaborators, including Novartis, have terminated their partnering relationships with us due to delays and uncertainties in connection with the regulatory pathway for approval of omadacycline in core indications. This past history may affect our ability to attract and enter into arrangements with future partners or collaborators for the development of omadacycline or other product candidates.

We rely and will continue to rely on outsourcing arrangements for manufacturing of our product candidates.

We do not currently own or operate manufacturing facilities for the production of any of our product candidates, nor do we intend to manufacture the pharmaceutical products that we plan to sell. We currently depend on third-party contract manufacturers for the supply of the active pharmaceutical ingredients for our product candidates, including drug substance for our preclinical research and clinical trials. To date, we have obtained starting materials for our supply of omadacycline from a small number of third-party manufacturers and have purchased all of our drug supplies on a purchase order basis. We plan eventually to enter into a long term supply agreement with several manufacturers for commercial supplies. We are currently in discussions with these and other third-party manufacturers for clinical trial and commercial supplies. We may not be able to reach agreement with any of these contract manufacturers, or to identify and reach arrangement on satisfactory terms with other contract manufacturers, to manufacture omadacycline or any of our other product candidates. Additionally, the facilities used by any contract manufacturer to manufacture any of our product candidates must be the subject of a satisfactory inspection before the FDA and other regulatory authorities approve an NDA or marketing authorization for the product candidate manufactured at that facility. We will depend on these third-party manufacturing partners for compliance with the FDA’s requirements for manufacture of our finished products. If our manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA and other regulatory authorities’ cGMP requirements, our product candidates will not be approved or, if already approved, may be subject to recalls. While third-party manufacturers of our product candidates, including omadacycline, have previously passed FDA and other regulatory agency inspections, we cannot assure you that they will pass such inspections in the future.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including:

▪	the possibility of a breach of the manufacturing agreements by the third parties because of factors beyond our control;

▪	the possibility of termination or nonrenewal of the agreements by the third parties before we are able to arrange for a qualified replacement third-party manufacturer; and

▪	the possibility that we may not be able to secure a manufacturer or manufacturing capacity in a timely manner and on satisfactory terms in order to meet our manufacturing needs.

Any of these factors could cause the delay of approval or commercialization of our products, cause us to incur higher costs or prevent us from commercializing our product candidates successfully. Furthermore, if any of our product candidates are approved and contract manufacturers fail to deliver the required commercial quantities of finished product on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality and on a timely basis, we would likely be unable to meet demand for our products and could lose potential revenue. It may take several years to establish an alternative source of supply for our product candidates and to have any such new source approved by the FDA or any other relevant regulatory authorities.

We currently have no marketing, sales or distribution infrastructure with respect to our product candidates. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have no marketing, sales and distribution capabilities and we have limited sales or marketing experience within our organization. If any of our product candidates are approved, we intend either to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, or to outsource this function to a third party. Either of these options would be expensive and time consuming. These costs may be incurred in advance of any approval of our product candidates. In addition, we may not be able to hire a sales force in the United States that is sufficient in size or has adequate expertise in the medical markets that we intend to target. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products.

With respect to our existing and future product candidates, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or as an alternative to our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue may be lower than if we directly marketed or sold any approved products. In addition, any revenue we receive will depend in whole or in part upon the efforts of these third parties, which may not be successful and are generally not within our control. If we are unable to enter into these arrangements on acceptable terms or at all, we may not be able to successfully commercialize any approved products. If we are not successful in commercializing any approved products, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Independent clinical investigators and CROs that we engage to conduct our clinical trials may not devote sufficient time or attention to our clinical trials or be able to repeat their past success.

We expect to depend on independent clinical investigators and CROs to conduct our clinical trials, including our planned Phase 3 trials of omadacycline in ABSSSI. CROs may also assist us in the collection and analysis of data. There are a limited number of third-party service providers that specialize or have the expertise required to achieve our business objectives. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. These investigators and CROs will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to our product candidates and clinical trials. If independent investigators fail to devote sufficient resources to the development of our product candidates, or if their performance is substandard, it may delay or compromise the prospects for approval and commercialization of any product candidates that we develop. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. Further, the FDA requires that we comply with standards, commonly referred to as current Good Clinical Practice, or cGCP, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. Failure of clinical investigators or CROs to meet their obligations to us or comply with cGCP procedures could adversely affect the clinical development of our product candidates and harm our business.

If we fail to develop and commercialize product candidates other than omadacycline, we may not be able to grow our business or sustain profitability.

An important part of our strategy is to develop and commercialize, or work with partners to develop and commercialize, a portfolio of product candidates, in addition to omadacycline, that result from our proprietary drug development platform. For example, we have used our drug discovery platform to create PTK-AR01, PTK-MS01, PTK-SMA2 and PTK-RA01, which are currently all in or expected to enter various stages of clinical or preclinical development.

We cannot assure you that we will succeed in our efforts to identify and develop additional product candidates or that any product candidates that we identify, including PTK-AR01, PTK-MS01, PTK-SMA2 and PTK-RA01, will produce commercially viable medicines. All product candidates are susceptible to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities. Although our product candidates are tested in in vitro and animal models, the ability of these models to predict safety and efficacy in treating human disease cannot be assured. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives. In addition, researching and developing new disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates. If we are unable to maintain existing funding or secure additional funding for these programs and/or continue to devote the other technical and human resources to them, our ability to continue these programs will be adversely affected.

Even if approved, if any of our product candidates do not achieve broad market acceptance among physicians, patients, the medical community, and third-party payers our revenue generated from their sales will be limited.

The commercial success of our product candidates will depend upon their acceptance among physicians, patients and the medical community. The degree of market acceptance of our product candidates will depend on a number of factors, including:

▪	limitations or warnings contained in a product candidate’s FDA- or foreign regulatory agencies’-approved labeling;

▪	changes in the standard of care for the targeted indications for any of our product candidates;

▪	limitations in the approved clinical indications for our product candidates;

▪	demonstrated clinical safety and efficacy compared to other products;

▪	lack of significant adverse side effects;

▪	sales, marketing and distribution support;

▪	availability of reimbursement from managed care plans and other third-party payers;

▪	timing of market introduction and perceived effectiveness of competitive products;

▪	the degree of cost-effectiveness of our product candidates;

▪	availability of alternative therapies at similar or lower cost, including generics and over-the-counter products;

▪	the extent to which the product candidate is approved for inclusion on formularies of hospitals and managed care organizations;

▪	whether the product is designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy for particular infections;

▪	adverse publicity about our product candidates or favorable publicity about competitive products;

▪	convenience and ease of administration of our products; and

▪	potential product liability claims.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, patients and the medical community, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources and may never be successful.

Even if we obtain FDA approval of omadacycline or any other product candidate we develop, we may never obtain approval or commercialize our products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to realize the full market potential of our products will be harmed. Further, the fact that we have obtained SPA agreements with the FDA for our Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP is not binding on any international regulatory authorities.

Bacteria might develop resistance to any of our antibiotic product candidates, which would decrease the efficacy and commercial viability of those product candidates.

Drug resistance is primarily caused by the genetic mutation of bacteria resulting from sub-optimal exposure to antibiotics where the drug does not kill all of the bacteria. While antibiotics have been developed to treat many of the most common infections, the extent and duration of their use worldwide has resulted in new mutated strains of bacteria resistant to current treatments. We are developing product candidates, including omadacycline, to treat patients infected with drug-resistant bacteria. If physicians, rightly or wrongly, associate the resistance issues of older generations of tetracyclines with our product candidates, physicians might not prescribe our product candidates for treating a broad range of infections. In addition, bacteria might develop resistance to our product candidates if they are improperly dosed or following years of repeated use, causing the efficacy of these product candidates to decline, which would negatively affect our potential to generate revenue from those product candidates.

If any product liability lawsuits are successfully brought against us or any of our collaborative partners, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability lawsuits related to the testing of our product candidates in seriously ill patients, and will face an even greater risk if product candidates are approved by regulatory authorities and introduced commercially. Product liability claims may be brought against us or our partners by participants enrolled in our clinical trials, patients, health care providers or others using, administering or selling any of our future approved products. If we cannot successfully defend ourselves against any such claims, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

▪	decreased demand for our future approved products;

▪	injury to our reputation;

▪	withdrawal of clinical trial participants;

▪	termination of clinical trial sites or entire trial programs;

▪	significant litigation costs;

▪	substantial monetary awards to or costly settlement with patients or other claimants;

▪	product recalls or a change in the indications for which they may be used;

▪	loss of revenue;

▪	diversion of management and scientific resources from our business operations; and

▪	the inability to commercialize our product candidates.

If any of our product candidates are approved for commercial sale, we will be highly dependent upon consumer perceptions of us and the safety and quality of our products. We could be adversely affected if we are subject to negative publicity. We could also be adversely affected if any of our products or any similar products distributed by other companies prove to be, or are asserted to be, harmful to patients. Also, because of our dependence upon consumer perceptions, any adverse publicity associated with illness or other adverse effects resulting from patients’ use or misuse of our products or any similar products distributed by other companies could have a material adverse impact on our results of operations.

We currently hold $10 million in product liability insurance coverage in the aggregate, with a per incident limit of $10 million, which may not be adequate to cover all liabilities that we may incur. We may need to increase our insurance coverage when we begin the commercialization of our product candidates. Insurance coverage is becoming increasingly expensive. As a result, we may be unable to maintain or obtain sufficient insurance at a reasonable cost to protect us against losses that could have a material adverse effect on our business. These liabilities could prevent or interfere with our product development and commercialization efforts. A successful product liability claim or series of claims brought against us, particularly if judgments exceed any insurance coverage we may have, could decrease our cash resources and adversely affect our business, financial condition and results of operation.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize our product candidates.

Our industry has experienced a high rate of turnover of management personnel in recent years. We are to some extent dependent on the members of our senior management team, such as Evan Loh, M.D., our Chairman of the board and Chief Medical Officer; Dennis Molnar, our President and Chief Executive Officer; and Stuart B. Levy, M.D., our Co-Founder, Vice Chairman of the board and Chief Scientific Officer, for our business success. The employment agreements with our senior management team can be terminated by us or them at any time, with notice. The departure of any of our executive officers could result in a significant loss in the knowledge and experience that we, as an organization, possess and could cause significant delays, or outright failure, in the execution of our strategies and development and approval of our product candidates.

Replacing key personnel may be difficult and may take an extended period of time. In addition, we will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for our existing and future product candidates. Our success depends on our continued ability to attract, retain and motivate highly qualified management, research, development and clinical personnel. We may not be able to attract or retain such qualified personnel due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will impede significantly the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy.

We have scientific and clinical advisors who assist us in formulating our research, development and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. Typically, they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.

We will need to grow our organization, and we may experience difficulties in managing this growth, which could disrupt our operations.

As of June 30, 2012, we had 32 full-time employees. As our development and commercialization plans and strategies develop, we expect to expand our employee base for managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. Also, our management may need to divert a disproportionate amount of their attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of existing and additional product candidates. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize omadacycline and our other product candidates and compete effectively with others in our industry will depend, in part, on our ability to effectively manage any future growth.

Our business may become subject to economic, political, regulatory and other risks associated with international operations.

Our business is subject to risks associated with conducting business internationally, in part due to a number of our suppliers and collaborative and clinical trial relationships being located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

▪	economic weakness, including inflation, or political instability in particular foreign economies and markets;

▪	differing regulatory requirements for drug approvals in foreign countries;

▪	potentially reduced protection for intellectual property rights;

▪	difficulties in compliance with non-U.S. laws and regulations;

▪	changes in non-U.S. regulations and customs, tariffs and trade barriers;

▪	changes in non-U.S. currency exchange rates and currency controls;

▪	changes in a specific country’s or region’s political or economic environment;

▪	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

▪	negative consequences from changes in tax laws;

▪	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

▪	workforce uncertainty in countries where labor unrest is more common than in the United States;

▪	difficulties associated with staffing and managing foreign operations, including differing labor relations;

▪	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

▪	business interruptions resulting from geo-political actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

These risks may materially adversely affect our ability to attain or sustain profitable operations.

If we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.

Our research and development involves, and may in the future involve, the use of potentially hazardous materials and chemicals. Our operations may produce hazardous waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards mandated by local, state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. If an accident occurs, we could be held liable for resulting damages, which could be substantial. We are also subject to numerous environmental, health and workplace safety laws and regulations and fire and building codes, including those governing laboratory procedures, exposure to blood-borne pathogens, use and storage of flammable agents and the handling of biohazardous materials. Although we maintain workers’ compensation insurance as prescribed by the Commonwealth of Massachusetts to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate, any of these laws or regulations.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, to provide accurate information to the FDA, to comply with federal and state health care fraud and abuse laws and regulations, to report financial information or data accurately or to disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We intend to adopt a code of conduct prior to the completion of this offering, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We enter into various contracts in the normal course of our business in which we indemnify the other party to the contract. In the event we have to perform under these indemnification provisions, it could have a material adverse effect on our business, financial condition and results of operations.

In the normal course of business, we periodically enter into academic, commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our academic and other research agreements, we typically indemnify the institution and related parties from losses arising from claims relating to the products, processes or services made, used, sold or performed pursuant to the agreements for which we have secured licenses, and from claims arising from our or our sublicensees’ exercise of rights under the agreement. With respect to our commercial agreements, we indemnify our vendors from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. With respect to consultants, we indemnify them from claims arising from the good faith performance of their services.

Should our obligation under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a collaborator to indemnify us and the collaborator is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage, and if the collaborator does not have other assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.

Risks Relating to our Intellectual Property

If we are unable to obtain and enforce patent protection for our product candidates and related technology, our business could be materially harmed.

Issued patents may be challenged, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by biotechnology companies. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not allow us to protect our inventions with patents to the same extent as the laws of the United States. Because patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in issued patents or pending patent applications, or that we were the first to file for protection of the inventions set forth in our patents or patent applications. As a result, we may not be able to obtain or maintain protection for certain inventions. If such inventions or related inventions are successfully patented by others, we may be required to obtain licenses under third-party patents to market our product candidates, as described in greater detail below. Therefore, enforceability and scope of our patents in the United States and in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection from our pending patent applications, from those we may file in the future, or from those we may license from third parties. Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives.

Our strategy depends on our ability to identify and seek patent protection for our discoveries. This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions where protection may be commercially advantageous. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary. The issuance of a patent does not ensure that it is valid or enforceable, so even if we obtain patents, they may not be valid or enforceable against third parties. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing our own patented product and practicing our own patented technology. Third parties may also seek to market generic versions of any approved products by submitting ANDAs to the FDA in which they claim that patents owned or licensed by us are invalid, unenforceable and/or not infringed. Alternatively, third parties may seek approval to market their own products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid and/or unenforceable. Even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives.

The patent position of pharmaceutical or biotechnology companies, including ours, is generally uncertain and involves complex legal and factual considerations. The standards which the United States Patent and Trademark Office and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in pharmaceutical or biotechnology patents. The laws of some foreign countries do not protect proprietary information to the same extent as the laws of the United States, and many companies have encountered significant problems and costs in protecting their proprietary information in these foreign countries. Outside the United States, patent protection must be sought in individual jurisdictions, further adding to the cost and uncertainty of obtaining adequate patent protection outside of the United States. Accordingly, we cannot predict whether additional patents protecting our technology will issue in the United States or in foreign jurisdictions, or whether any patents that do issue will have claims of adequate scope to provide competitive advantage. Moreover, we cannot predict whether third parties will be able to successfully obtain claims or the breadth of such claims. The allowance of broader claims may increase the incidence and cost of patent interference proceedings, opposition proceedings, and/or reexamination proceedings, the risk of infringement litigation, and the vulnerability of the claims to challenge. On the other hand, the allowance of narrower claims does not eliminate the potential for adversarial proceedings, and may fail to provide a competitive advantage. Our issued patents may not contain claims sufficiently broad to protect us against third parties with similar technologies or products, or provide us with any competitive advantage. Moreover, even after they have issued, our patents and any patent for which we have licensed or may license rights may be challenged, narrowed, invalidated or circumvented. If our patents are invalidated or otherwise limited or will expire prior to the commercialization of our product candidates, other companies may be better able to develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition.

The following are examples of litigation and other adversarial proceedings or disputes that we could become a party to involving our patents or patents licensed to us:

▪	we or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights;

▪

third parties may initiate litigation or other proceedings seeking to invalidate patents owned by or licensed to us or to obtain a declaratory judgment that their product or technology does not infringe our patents or patents licensed to us;

▪

third parties may initiate opposition or reexamination proceedings challenging the validity or scope of our patent rights, requiring us or our collaborators to participate in such proceedings to defend the validity and scope of our patents;

▪	there may be a challenge or dispute regarding inventorship or ownership of patents currently identified as being owned by or licensed to us;

▪

the U.S. Patent & Trademark Office may initiate an interference between patents or patent applications owned by or licensed to us and those of our competitors, requiring us or our collaborators to participate in an interference proceeding to determine the priority of invention, which could jeopardize our patent rights; or

▪

third parties may submit ANDAs to the FDA, seeking approval to market generic versions of our future approved products prior to expiration of relevant patents owned by or licensed to us, requiring us to defend our patents, including by filing lawsuits alleging patent infringement.

These lawsuits and proceedings would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court or administrative body would decide that our patents are invalid or not infringed by a third party’s activities, or that the scope of certain issued claims must be further limited. An adverse outcome in a litigation or proceeding involving our own patents could limit our ability to assert our patents against these or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. An adverse outcome in a dispute involving inventorship or ownership of our patents could, for example, subject us to additional royalty obligations and expand the number of product candidates that are subject to the royalty and other obligations of our license agreement with Tufts University.

The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

▪	others may be able to develop a platform that is similar to, or better than, ours in a way that is not covered by the claims of our patents;

▪	others may be able to make compounds that are similar to our product candidates but that are not covered by the claims of our patents;

▪	we might not have been the first to make the inventions covered by our pending patent applications;

▪	we might not have been the first to file patent applications for these inventions;

▪	others may independently develop similar or alternative technologies or duplicate any of our technologies;

▪	we may be unable to effectively protect our trade secrets;

▪	any patents that we obtain may not provide us with any competitive advantages or may ultimately be found invalid or unenforceable;

▪	we may not develop additional proprietary technologies that are patentable; or

▪	the patents of others may have an adverse effect on our business.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import our future approved products or impair our competitive position. Patents that we believe we do not infringe, but that we may ultimately be found to infringe, could be issued to third parties. In addition, to the extent that a third party develops new technology that covers our product candidates, we may be required to obtain licenses to that technology, which licenses may not be available or may not be available on commercially reasonable terms. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing product candidates using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations. Moreover, our failure to maintain a license to any technology that we require may also materially harm our business, financial condition, and results of operations. Furthermore, we would be exposed to a threat of litigation.

In the pharmaceutical industry, significant litigation and other proceedings regarding patents, patent applications, trademarks and other intellectual property rights have become commonplace. The types of situations in which we may become a party to such litigation or proceedings include:

▪

we or our collaborators may initiate litigation or other proceedings against third parties seeking to invalidate the patents held by those third parties or to obtain a judgment that our products or processes do not infringe those third parties’ patents;

▪

if our competitors file patent applications that claim technology also claimed by us, we or our collaborators may be required to participate in interference or opposition proceedings to determine the priority of invention, which could jeopardize our patent rights and potentially provide a third party with a dominant patent position;

▪

if third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings;

▪	if third parties initiate litigation claiming that our brand names infringe their trademarks, we and our collaborators will need to defend against such proceedings; and

▪

if a license to necessary technology is terminated, the licensor may initiate litigation claiming that our processes or products infringe or misappropriate their patent or other intellectual property rights and/or that we breached our obligations under the license agreement, and we and our collaborators would need to defend against such proceedings.

These lawsuits would be costly and could affect our results of operations and divert the attention of our managerial and scientific personnel. There is a risk that a court would decide that we or our collaborators are infringing the third party’s patents and would order us or our collaborators to stop the activities covered by the patents. In that event, we or our collaborators may not have a viable alternative to the technology protected by the patent and may need to halt work on the affected product candidate. In addition, there is a risk that a court will order us or our collaborators to pay the other party damages. An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all. Any of these outcomes could have a material adverse effect on our business.

The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Proving invalidity is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may incur substantial monetary damages, encounter significant delays in bringing our product candidates to market and be precluded from manufacturing or selling our product candidates.

The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

If we fail to comply with our obligations under our intellectual property licenses with third parties, we could lose license rights that are important to our business.

We are currently party to an intellectual property license agreement with Tufts University, or Tufts. The license agreement imposes, and we expect that future license agreements may impose, various diligence, milestone payment, royalty, insurance and other obligations on us. For example, we are required to use our best efforts to develop and commercialize licensed products under the agreement. If we fail to comply with our obligations under the license, Tufts may have the right to terminate the license agreement, in which event we might not be able to market any product that is covered by the agreement, such as omadacycline. Termination of the license agreement or reduction or elimination of our licensed rights may result in our having to negotiate a new or reinstated license with less favorable terms. If Tufts were to terminate its license agreement with us for any reason, our business could be materially harmed. In the event that we are unable to maintain the Tufts license, we may lose the ability to exclude third parties from offering substantially identical products for sale, and may even risk the threat of a patent infringement lawsuit from our former licensor based on our continued use of its intellectual property. Either of these events could adversely affect our competitive business position and harm our business.

Under our license agreement with Tufts, we are responsible for prosecution and maintenance of the licensed patents and patent applications, including payment of necessary government fees. In the event that any of the licensed patents or patent applications unintentionally lapse or are otherwise materially diminished in value, our relationship with Tufts could be harmed. This could result in termination of the license, loss of the rights to control prosecution of the licensed patents and patent applications, and/or liability to Tufts for any loss.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we enter into confidentiality agreements with our employees, consultants, collaborators and others upon the commencement of their relationships with us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees and our personnel policies also provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for our trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions. To the extent that an individual who is not obligated to assign rights in intellectual property to us is rightfully an inventor of intellectual property, we may need to obtain an assignment or a license to that intellectual property from that individual. Such assignment or license may not be available on commercially reasonable terms or at all.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of our trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. In addition, others may independently discover trade secrets and proprietary information, and the existence of our own trade secrets affords no protection against such independent discovery.

As is common in the biotechnology and pharmaceutical industries, we employ individuals who were previously or concurrently employed at research institutions and/or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers, or that patents and applications we have filed to protect inventions of these employees, even those related to one or more of our product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the USPTO and various foreign patent offices at various points over the lifetime of the patents and/or applications. We have systems in place to remind us to pay these fees, and we rely on our outside counsel to pay these fees when due. Additionally, the USPTO and various foreign patent offices require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. We employ reputable law firms and other professionals to help us comply, and in many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with rules applicable to the particular jurisdiction. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If such an event were to occur, it could have a material adverse effect on our business. In addition, we are responsible for the payment of patent fees for patent rights that we have licensed from other parties. If any licensor of these patents does not itself elect to make these payments, and we fail to do so, we may be liable to the licensor for any costs and consequences of any resulting loss of patent rights.

Risks Relating to our Common Stock and this Offering

Our stock price is likely to be volatile and the market price of our common stock after this offering may drop below the price you pay.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Prior to this offering, there was not a public market for our common stock. We will negotiate and determine the initial public offering price with the representatives of the underwriters based on several factors. This price may vary from the market price of our common stock after this offering. You may be unable to sell your shares of common stock at or above the initial offering price due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. In addition, the stock market has recently experienced significant volatility, particularly with respect to pharmaceutical, biotechnology, and other life sciences company stocks. The volatility of pharmaceutical, biotechnology, and other life sciences company stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate or decreases below the price paid in this offering include:

▪	results of our clinical trials and clinical trials of our competitors’ products;

▪	failure or discontinuation of any of our development programs;

▪	issues in manufacturing our product candidates or future approved products;

▪	regulatory developments or enforcement in the United States and foreign countries with respect to our product candidates or our competitors’ products;

▪	competition from existing products or new products that may emerge;

▪	developments or disputes concerning patents or other proprietary rights;

▪	introduction of technological innovations or new commercial products by us or our competitors;

▪	announcements by us, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

▪	changes in estimates or recommendations by securities analysts, if any cover our common stock;

▪	fluctuations in the valuation of companies perceived by investors to be comparable to us;

▪	public concern over our product candidates or any future approved products;

▪	litigation;

▪	future sales of our common stock;

▪	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

▪	additions or departures of key personnel;

▪	changes in the structure of health care payment systems in the United States or overseas;

▪	failure of any of our product candidates, if approved, to achieve commercial success;

▪	economic and other external factors or other disasters or crises;

▪

period-to-period fluctuations in our financial condition and results of operations, including the timing of receipt of any milestone or other royalty payments under commercialization or licensing agreements;

▪	general market conditions and market conditions for biopharmaceutical stocks; and

▪	overall fluctuations in U.S. equity markets.

In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit and divert the time and attention of our management, which could seriously harm our business.

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no established trading market for our common stock. There is no guarantee that an active trading market for our common stock will develop or, if developed, be maintained after this offering on the Nasdaq Global Market or any other exchange. If a trading market does not develop or is not maintained, you may experience difficulty in reselling, or an inability to sell, your shares quickly or at the latest market price. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by suing our shares as consideration.

Insiders will continue to have substantial control over us which could delay or prevent a change in corporate control or result in the entrenchment of management and/or the board of directors.

After this offering, our directors, executive officers and principal stockholders, together with their affiliates and related persons, will beneficially own, in the aggregate, approximately         % of our outstanding common stock. As a result, these stockholders, if acting together, may have the ability to determine the outcome of matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these persons, acting together, may have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

▪	delaying, deferring, or preventing a change in control;

▪	entrenching our management and/or the board of directors;

▪	impeding a merger, consolidation, takeover, or other business combination involving us; or

▪	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Management will retain broad discretion over the use of the net proceeds from this offering. Stockholders may not agree with such uses, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. We intend to use the proceeds from this offering to fund our continued clinical development and other studies and work needed for the anticipated FDA and other regulatory filings for omadacycline as a treatment for ABSSSI. We may also spend a portion of the net proceeds on general corporate purposes, general and administrative expenses, capital expenditures, working capital and maintenance of our intellectual property. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Any failure by our management to apply the proceeds effectively could affect our ability to continue to develop and eventually manufacture and sell our products.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We cannot predict whether investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We could remain an “emerging growth company” until the earliest to occur of the following:

▪	the last day of the fiscal year in which we have total annual gross revenue of $1 billion or more;

▪	the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to this prospectus;

▪	the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; or

▪	the date on which we are deemed to be a “large accelerated filer” under SEC rules and regulations.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to corporate governance standards.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures, retain a transfer agent, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the Securities and Exchange Commission and the NASDAQ Global Market, have increased legal and financial compliance costs and made some compliance activities more time consuming. We are currently evaluating these rules, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. In connection with this offering, we are increasing our directors’ and officers’ insurance coverage which will increase our insurance cost. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Under the corporate governance standards of the NASDAQ Stock Market, a majority of our board of directors and each member of our audit committee must be an independent director no later than the first anniversary of the completion of this offering. We may encounter difficulty in attracting qualified persons to serve on our board and the audit committee, and our board and management may be required to divert significant time and attention and resources away from our business to identify qualified directors. If we fail to attract and retain the required number of independent directors, we may be subject to the delisting of our common stock from the NASDAQ Global Market.

Provisions of our charter, bylaws, and Delaware law may make an acquisition of us or a change in our management more difficult.

Certain provisions of our restated certificate of incorporation and restated bylaws that will be in effect upon the completion of this offering could discourage, delay, or prevent a merger, acquisition, or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions also could limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Furthermore, since our board of directors is responsible for appointing the members of our management team, these provisions could prevent or frustrate attempts by our stockholders to replace or remove our management by making it more difficult for stockholders to replace members of our board of directors. These provisions:

▪	allow the authorized number of directors to be changed only by resolution of our board of directors;

▪	establish a classified board of directors, providing that not all members of the board be elected at one time;

▪

authorize our board of directors to issue without stockholder approval blank check preferred stock that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors;

▪	require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

▪	establish advance notice requirements for stockholder nominations to our board of directors or for stockholder proposals that can be acted on at stockholder meetings;

▪	limit who may call stockholder meetings; and

▪

require the approval of the holders of     % of the outstanding shares of our capital stock entitled to vote in order to amend certain provisions of our restated certificate of incorporation and restated bylaws.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a prescribed period of time. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

We do not anticipate paying cash dividends, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We currently intend to retain our future earnings, if any, to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock will be your sole source of gain on your investment for the foreseeable future. Investors seeking cash dividends should not invest in our common stock.

Investors in this offering will pay a much higher price than the book value of our common stock and therefore you will incur immediate and substantial dilution of your investment.

The initial public offering price will be substantially higher than the net tangible book value per share of shares of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $         per share, representing the difference between our pro forma as adjusted net tangible book value per share after giving effect to this offering at an assumed initial public offering price of $         per share. In the past, we issued options and warrants to acquire common stock at prices below the assumed initial public offering price. To the extent these outstanding options are ultimately exercised, you will experience further dilution.

A significant portion of our total outstanding shares of common stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur in the future. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. After this offering, we will have              outstanding shares of common stock based on the number of shares outstanding as of                 . Of these shares,              shares sold in this offering may be resold in the public market immediately and the remaining shares are currently restricted under securities laws or as a result of lock-up agreements but will be able to be resold after the offering as described in the “Shares Eligible for Future Sale” section of this prospectus. Moreover, after this offering, holders of an aggregate of                      shares of common stock, which includes              upfront bridge shares and              deferred bridge shares, and 195,327 shares of common stock issuable upon the exercise of outstanding warrants will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all              shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance and once vested, subject to the lock-up agreements described in the “Underwriting” section of this prospectus.

Future issuances of our common stock or rights to purchase common stock pursuant to our equity incentive plans or outstanding warrants could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

As of June 30, 2012, we have options to purchase 1,412,938 shares outstanding under our equity compensation plans. We are also authorized to grant equity awards, including stock options, to our employees, directors and consultants, covering up to              shares of our common stock, pursuant to our equity compensation plans. We plan to register the number of shares available for issuance or subject to outstanding awards under our equity compensation plans after the completion of this offering.

As of June 30, 2012, we also have warrants to purchase 195,327 shares of Series H preferred stock outstanding, which will convert into warrants to purchase common stock upon the completion of this offering. Shares issued pursuant to these outstanding options and warrants may result in material dilution to our existing stockholders, which could cause our share price to fall.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our share price and trading volume could decline.

The trading market for our common stock will depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. We cannot assure you that analysts will cover us or provide favorable coverage. If one or more of the analysts who cover us downgrade our stock or change their opinion of our stock, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Our ability to use our net operating loss carryforwards and other tax attributes may be limited.

Our ability to utilize our federal net operating losses and federal tax credits is currently limited, and may be limited further, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The limitations apply if an ownership change, as defined by Section 382, occurs. Generally, an ownership change occurs when certain shareholders increase their aggregate ownership by more than 50 percentage points over their lowest ownership percentage in a testing period, which is typically three years or since the last ownership change. We are already subject to Section 382 limitations due to previous ownership changes. We conducted a change in control study as of December 31, 2008 that indicated that approximately $5.4 million of our net operating loss carryforwards as of December 31, 2008 were subject to a Section 382 limitation due to previous ownership changes. As of December 31, 2011, we had $93.6 million of net operating loss carryforwards available. Due to the significant complexity and cost associated with a change in control study, and the expectation of continuing to incur losses whereby the net operating losses and federal tax credits are not anticipated to be used in the foreseeable future, we have not assessed whether there have been changes in control since December 31, 2008. If we have experienced changes in control at any time since December 31, 2008, utilization of our net operating losses or federal tax credit carryforwards would be subject to further annual limitations under Section 382. In addition, future changes in stock ownership, including resulting from this offering, may also trigger an ownership change and, consequently, another Section 382 limitation. Any limitation may result in expiration of a portion of the net operating loss or research and development credit carryforwards before utilization which would reduce our gross deferred tax assets and corresponding valuation allowance. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards and federal tax credit carryforwards to reduce United States federal income tax may be subject to limitations, which could potentially result in increased future tax liability to us.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

▪	our ability to obtain additional financing;

▪	our use of the net proceeds from this offering;

▪	the accuracy of our estimates regarding future expenses, revenue and capital requirements;

▪	the success and timing of our preclinical studies and clinical trials;

▪	our ability to obtain and maintain regulatory approval of omadacycline and any current or future product candidates, and the labeling under any approval we may obtain;

▪	the ability of our proprietary drug discovery platform to develop new product candidates;

▪	regulatory developments in the United States and foreign countries;

▪	the performance of third-party manufacturers;

▪	our plans to develop and commercialize our product candidates;

▪	our ability to obtain and maintain intellectual property protection for our proprietary drug discovery platform and our product candidates;

▪	the successful development of our sales and marketing capabilities;

▪	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

▪	the rate and degree of market acceptance of any future approved products;

▪	the success of competing drugs that are or become available; and

▪	the loss of any key scientific or management personnel.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business. However, these forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a result of known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the “Risk Factors” and elsewhere in this prospectus.

These forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

Use of Proceeds

We estimate that our net proceeds from the sale of              shares of common stock in this offering will be approximately $         million assuming an initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus, and after deducting estimated offering expenses and estimated underwriting discounts and commissions. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $         million.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 1,000,000 shares in the number of shares of common stock to be sold in this offering, assuming no change in the assumed initial public offering price, would increase (decrease) our net proceeds from this offering by $         million.

The principal purposes of this offering are to obtain additional capital to support our operations and to create a public market for our common stock. We intend to use the net proceeds from this offering as follows:

▪

approximately $         million to fund the continued clinical development and other studies and work needed for anticipated FDA and other regulatory filings, including the NDA, for the approval of omadacycline as a treatment for ABSSSI; and

▪	the remainder for general corporate purposes, general and administrative expenses, capital expenditures, working capital and maintenance of our intellectual property.

Based on the net proceeds we expect to receive from this offering, we anticipate that we will be able to start our Phase 3 registration trials for omadacycline in ABSSSI in the first quarter of 2013 and complete our two Phase 3 registration trials in ABSSSI and report the results of these studies. We expect that the remainder of the net proceeds from this offering and our existing cash and cash equivalents will be sufficient to fund the continued development of omadacycline through the following events:

▪	the manufacturing of clinical drug supply and materials necessary for the anticipated FDA and other regulatory filings;

▪	the completion of additional Phase 1 clinical trials of omadacycline in support of FDA and other regulatory filings; and

▪	other work required for the preparation of the NDA and other regulatory filings.

Our current estimate for the external costs associated with conducting the two Phase 3 registration trials in ABSSSI is between $         million and $         million. In addition, our current estimate of additional external costs associated with manufacturing and preparing for the NDA submission is approximately $         million. We also intend to seek approval for additional indications for omadacycline, including CABP and UTI, if additional funds are available following this offering or in the future.

The expected use of net proceeds represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have broad discretion in the -application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress in, and costs of, our clinical development programs, particularly omadacycline, the amount and timing of revenue, if any, from any collaborations we may enter into, and any unforeseen cash needs. Furthermore, we anticipate that we will need to secure additional funding for the development of omadacycline in other indications and for continued development of our other product candidates. Pending specific utilization of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term investment grade and U.S. government securities.

Dividend Policy

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Capitalization

The following table presents our cash and cash equivalents and capitalization as of June 30, 2012:

▪	on an actual basis;

▪

on a pro forma basis to give effect to (i) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock upon the completion of this offering; (ii) the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering; (iii) the issuance of $         million in principal amount of October bridge notes and the simultaneous issuance of              upfront bridge shares in connection with such October bridge notes; and (iv) the issuance of              deferred bridge shares upon completion of this offering; and

▪

on a pro forma as adjusted basis to give further effect to our issuance and sale of the             shares of our common stock in this offering at the initial public offering price of $         per share, which is the midpoint of the range listed on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our financial statements and the related notes thereto, as well as the information under “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of the offering determined at pricing.

	As of June 30, 2012
(in thousands, except share data)	Actual	Pro forma	Pro forma as adjusted(1)

		(unaudited)	(unaudited)
Cash and cash equivalents	$3,316	$	$

Convertible preferred stock warrants	69			—
Convertible preferred stock, $0.001 par value; 28,472,720 shares authorized; 20,572,536 shares issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	80,565			—

Stockholders’ deficit:
Common stock, $0.001 par value; 70,000,000 shares authorized, 16,576,912 shares issued and outstanding, actual; 70,000,000 shares authorized, shares issued and outstanding, pro forma; shares authorized, shares issued and outstanding, pro forma as adjusted	17
Additional paid-in capital	48,515
Accumulated deficit	(142,391)

Total stockholders’ deficit	(93,859)

Total capitalization	$(13,225)	$	$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the range listed on the cover page of this prospectus, would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of one million shares in the number of shares offered by us would increase (decrease) each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $ million, assuming that the assumed initial public offering price remains the same.

The table above does not include:

▪

1,412,938 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Stock Plan and our 2005 Stock Plan as of June 30, 2012 at a weighted average exercise price of $1.49 per share;

▪

195,327 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of June 30, 2012, at an exercise price of $4.10 per share, which will convert into common stock warrants upon the completion of this offering;

▪	2,484,651 shares of common stock reserved for future awards under our 2005 Stock Plan; and

▪	shares of common stock reserved for future awards under our 2012 Stock Plan.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value (deficit) per share of our common stock immediately after the completion of this offering.

Dilution results from the fact that the initial public offering price is substantially in excess of the book value (deficit) per share attributable to the existing stockholders for the presently outstanding stock. As of June 30, 2012, our net tangible book deficit was $93.9 million, or $5.66 per share of common stock. Net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by 16,576,912, the number of common shares outstanding on June 30, 2012.

Our pro forma net tangible book deficit at June 30, 2012, was $         million, or $         per share. Pro forma net tangible book deficit per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding, as of June 30, 2012, after giving effect to (i) the conversion of all outstanding shares of our preferred stock into common stock upon the completion of this offering; (ii) the issuance of              upfront bridge shares in connection with the issuance of October bridge notes; and (iii) the issuance of              deferred bridge shares upon completion of this offering. For details related to the upfront bridge shares and deferred bridge shares, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

After giving effect to the issuance and sale of              shares of our common stock in this offering, assuming an initial public offering price of $         per share, which is the mid-point of the price range set forth on the cover page of this prospectus, less the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2012, would have been $         million, or $         per share. This amount represents an immediate increase in the pro forma net tangible book value of $         per share to existing stockholders and an immediate dilution of $         per share to new investors purchasing shares of our common stock in this offering. Dilution per share to new investors is determined by subtracting the pro forma net tangible book value per share after the offering from the initial public offering price. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share (1)			$
Historical net tangible book deficit as of June 30, 2012		$(5.66)
Pro forma increase per share attributable to conversion of preferred stock and issuance of the upfront and deferred bridge shares
Pro forma net tangible book deficit per share as of June 30, 2012	$
Increase per share attributable to new investors

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors			$

(1)	The midpoint of the price range set forth on the cover page of this prospectus.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value (deficit) per share after giving effect to this offering by $         per share and would increase (decrease) the dilution in pro forma net tangible book value per share to investors in this offering by $         per share. This calculation assumes that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and is after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, pro forma as adjusted net tangible book value will increase to $         per share, representing an increase to existing holders of $         per share, and there will be an immediate dilution of $         per share to new investors.

The following table shows on a pro forma as adjusted basis at June 30, 2012, after giving effect to this offering and the pro forma adjustments referred to above, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and new investors.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent

Existing stockholders			%	$		%	$
New investors							$

Total		100%		$	100%

The discussion and tables above assume no exercise of the underwriters’ over-allotment option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders will be further reduced to     % of the total number of shares of our common stock to be outstanding after the offering, and the number of shares of our common stock held by new investors will be further increased to     % of the total number of shares of our common stock to be outstanding after the offering.

The tables and calculations above are based on                      shares of our common stock outstanding as of June 30, 2012 after giving effect to (i) the conversion of 20,572,536 shares of our preferred stock outstanding as of June 30, 2012 into 20,572,536 shares of our common stock at the completion of this offering; (ii) the issuance of                      upfront bridge shares in connection with the issuance of October bridge notes; and (iii) the issuance of                      deferred bridge shares upon completion of this offering, and excludes:

▪

1,412,938 shares of common stock issuable upon the exercise of stock options outstanding under our 1996 Stock Plan and our 2005 Stock Plan as of June 30, 2012 at a weighted average exercise price of $1.49 per share;

▪

195,327 shares of common stock issuable upon the exercise of preferred stock warrants outstanding as of June 30, 2012, at an exercise price of $4.10 per share, which will convert into common stock warrants upon the completion of this offering;

▪	2,484,651 shares of common stock reserved for future awards under our 2005 Stock Plan; and

▪	shares of common stock reserved for future awards under our 2012 Stock Plan.

To the extent these outstanding options or warrants are exercised, there will be further dilution to the new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

Selected Financial Data

You should read the following selected financial data in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus.

We derived the statement of operations data for the years ended December 31, 2010 and 2011, and the balance sheet data as of December 31, 2010 and 2011, from our audited financial statements included elsewhere in this prospectus. We derived the statement of operations data for the six months ended June 30, 2011 and 2012, and the balance sheet data as of June 30, 2012, from our unaudited financial statements, included elsewhere in this prospectus. Our interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our financial position and results of our operations for these periods. The historical results for any period are not necessarily indicative of results to be expected for any future period, and our results for any interim period are not necessarily indicative of results to be expected for a full fiscal year.

	Years Ended December 31,			Six Months Ended June 30,
(in thousands, except per share amounts)	2010	2011		2011	2012

				(unaudited)
Statement of Operations Data:
Revenue:
Research and development revenue	$24,688		$52,253	$9,389		$2,573
Grant revenue	1,083		1,040	315		248

Total revenue	25,771		53,293	10,154		2,821

Operating expenses:
Research and development .	20,801		16,696	9,094		8,282
General and administrative .	4,289		3,327	1,691		2,539

Total operating expenses	25,090		20,023	10,785		10,821

Operating income (loss)	681		33,270	(631)		(8,000)
Other income (expense):
Interest income	20		5	4		1
Interest expense	—		—	—		(1,365)
Other income	831		682	667		11
Other expense	(8)		—	—		(853)

Total other income (expense)	843		687	671		(2,206)

Net income (loss)	1,524		33,957	40		(10,206)
Unaccreted convertible preferred stock dividends.	(10,449)		(10,449)	(5,181)		(3,365)

Net (loss) income attributable to common stockholders	$(8,925)		$23,508	$(5,141)		$(13,571)

Net (loss) income per share, basic	$(0.92)		$2.37	$(0.52)		$(1.00)

Net (loss) income per share, diluted	$(0.92)		$0.91	$(0.52)		$(1.00)

Weighted average shares outstanding, basic	9,725		9,935	9,892		13,619

Weighted average shares outstanding, diluted	9,725		37,423	9,892		13,619

Pro forma information(1)
Pro forma net income (loss) per share, basic (unaudited)		$			$

Pro forma net income (loss) per share, diluted (unaudited)		$			$

Weighted average shares used in computing pro forma net income (loss) per share, basic (unaudited)

Weighted average shares used in computing pro forma net income (loss) per share, diluted (unaudited)

(1)	Pro forma net loss and pro forma net loss per share, basic and diluted, have been calculated assuming (i) the conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock; (ii) the reclassification of certain warrants to purchase preferred stock into warrants to purchase common stock upon the completion of this offering; (iii) the issuance of upfront bridge shares in connection with the issuance of October bridge notes; and (iv) the issuance of deferred bridge shares upon completion of this offering. For details related to the upfront bridge shares and deferred bridge shares, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

	As of December 31,		As of June 30,
(in thousands)	2010	2011	2012

			(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$19,529	$2,458	$3,316
Total assets	22,415	3,804	5,120
Current liabilities	28,279	5,745	17,369
Long-term obligations, net of current liabilities	31,741	1,267	1,045
Convertible preferred stock	125,787	125,787	80,565
Accumulated deficit	(166,142)	(132,184)	(142,391)
Total stockholders’ deficit	$(163,391)	$(128,995)	$(93,859)

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Financial Data” and our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those results described in or implied by the forward-looking statements discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this prospectus.

Overview

We are a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, omadacycline, is a new tetracycline-derived broad-spectrum antibiotic being developed for use as a first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. We believe omadacycline will be used in the emergency room, hospital, and community settings. We have designed omadacycline to provide significant advantages over existing antibiotics, including activity against resistant bacteria, broad spectrum of coverage, intravenous, or IV, and oral formulations with once-daily dosing, and a favorable safety and tolerability profile. We believe that it will become the primary antibiotic choice of physicians for use as a first-line monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious community-acquired bacterial infections.

We have devoted substantially all of our resources to our research and development efforts, including conducting clinical trials for our product candidates, protecting our intellectual property, and providing general and administrative support for these operations. We have not yet submitted any product candidates for approval by regulatory authorities and we do not currently have rights to any products that have been approved for marketing in any territory. We have not generated any revenue from product sales and, to date, have financed our operations primarily through collaborations, private placements of our convertible preferred stock, and, to a lesser extent, through government grants, foundation support, line of credit and note financings, and equipment lease financings. Through June 30, 2012, we have received $130.6 million from the sale of convertible preferred stock and $172.7 million of upfront license fees, milestone payments, reimbursement of research and development costs, and manufacturing services and other payments from our former and existing collaborations and from government and other grants.

We have incurred significant losses since our inception in 1996, and our accumulated deficit at June 30, 2012 was $142.4 million. We have incurred net losses in every year since inception except for the years ended December 31, 2010 and 2011, in which we had net income of $1.5 million and $34.0 million, respectively, due to collaboration, license, and milestone payments. We had net income for the six months ended June 30, 2011 of $40,296 and a net loss for the six months ended June 30, 2012 of $10.2 million. Substantially all of our net losses resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. The net losses and negative cash flows incurred to date, together with expected future losses, have had, and likely will continue to have, an adverse effect on our stockholders’ deficit and working capital. The amount of future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate offsetting revenue, if any.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we continue our research and development of, and seek regulatory approvals for, our product candidates, prepare for and begin commercialization of any approved products, and add infrastructure and personnel to support our product development efforts.

We do not expect to generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for one or more of our product candidates. Accordingly, we anticipate that we will need to raise additional capital, in addition to the net proceeds of this offering, to complete the development and commercialization of omadacycline and to continue to advance the development of our other product candidates. Until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations and grant funding. We may be unable to raise capital when needed or on attractive terms, which would force us to delay, limit, reduce or terminate our research and development programs or commercialization efforts. We will need to generate significant revenue to achieve and sustain profitability, and we may never be able to do so.

As of June 30, 2012, we had cash and cash equivalents of $3.3 million. Our present capital resources are not sufficient to fund our planned operations for a 12-month period, and therefore, raise substantial doubt about our ability to continue as a going concern. We will, during the remainder of 2012, require substantial additional funding to continue our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. We are currently pursuing this offering to raise the additional capital needed to continue planned operations and initiate and fund two planned Phase 3 registration trials of our lead product candidate, omadacycline, for the treatment of ABSSSI.

Financial Operations Overview

Revenue

We have not yet generated any revenue from product sales. All of our revenue to date has been derived from license fees, milestone payments, reimbursements for research, development, and manufacturing activities under licenses and collaborations, and grant payments received from the National Institute of Health, or NIH, and other non-profit organizations. For the years ended December 31, 2010 and 2011, revenue from Novartis International Pharmaceutical Ltd., or Novartis, represented 93% and 99% of our research and development revenue, respectively. For the six months ended June 30, 2011, revenue from Novartis represented 98% of our research and development revenue, and for the six months ended June 30, 2012, revenue from Warner Chilcott represented 96% of our research and development revenue. Grant revenue associated with our five-year grant from the NIH for research related to spinal muscular atrophy, or SMA, represented 100% of our grant revenue for all periods. In the future, we may generate revenue from a combination of product sales, license fees, milestone payments, and research, development and manufacturing payments from collaborations and royalties from the sales of products developed under licenses of our intellectual property. We expect that any revenue we generate will fluctuate from quarter to quarter as a result of the timing and amount of license fees, research, development, and manufacturing reimbursements, milestone and other payments from collaborations, and the amount and timing of payments that we receive upon the sale of our products, to the extent any are approved by regulatory authorities and successfully commercialized. We do not expect to generate revenue from product sales prior to 2015, at the earliest. If we or our collaborators fail to complete the development of our product candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenue, and our results of operations and financial position, would be materially adversely affected.

Research and Development Expenses

Research and development expenses generally consist of the costs associated with our research and discovery activities, conducting preclinical studies and clinical trials and manufacturing development efforts. Specifically, our research and development expenses also consist of:

▪	employee salaries and related expenses, which include stock compensation and benefits for the personnel involved in our research and development activities;

▪	external research and development expenses incurred under agreements with third party contract research organizations and investigative sites;

▪	in-house manufacturing expenses, fees to third-party manufacturing organizations, and consultants; and

▪

facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory and other supplies.

From inception through June 30, 2012, we have incurred $233.8 million in research and development expenses. We expense research and development costs as incurred. Conducting a significant amount of research and development is central to our business model. Product candidates in late stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of Phase 3 registration trials. We plan to increase our research and development expenses for the foreseeable future as we seek to complete Phase 3 development of our most advanced product candidate, omadacycline, and to further advance our preclinical products and earlier stage research projects to clinical stage trials.

We use our employee and infrastructure resources across multiple research and development programs. We track expenses related to our most advanced product candidates that have had external funding support on a per project basis. Accordingly, we allocate internal employee-related and infrastructure costs, as well as third party costs, to each of these programs. We do not allocate stock-based compensation expense to particular development programs. Costs that are not directly attributable to specific clinical programs or early preclinical activities, such as wages related to shared laboratory services, travel and employee training and development are not allocated and are considered general research and development expenses.

The following table sets forth our research and development expenses, including allocations for omadacycline and certain of our other clinical product candidates for which we have or have had external funding support for development. Our collaborator, Warner Chilcott, leads the clinical development of PTK-AR01 with minimal investment by us. Preclinical investment in our product candidate PTK-SMA2, to date, has been largely funded by our ongoing grant with NIH.

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012
			(unaudited)
Omadacycline	$11,531,921	$7,136,533	$3,914,064	$3,718,081
PTK-AR01	142,811	132,763	62,268	76,197
PTK-MS01	208,274	156,375	118,804	96,087
PTK-SMA2	1,025,744	990,963	347,528	490,067
Other product candidates(1)	2,692,621	2,344,443	1,584,072	303,589
General research and development	5,031,640	5,763,363	2,983,179	3,568,322
Stock-based compensation	167,526	170,821	83,857	29,511

Total research and development expense	$20,800,537	$16,695,261	$9,093,772	$8,281,854

(1)	Includes expenses related to PTK-RA01, a product candidate for the treatment of rheumatoid arthritis/inflammatory bowel disease and PTK-AH01, a product candidate for the treatment of bacterial infections in animals.

The successful development of our clinical and preclinical product candidates remains highly uncertain. Other than as discussed below, we cannot reasonably estimate the nature, timing, or costs of the efforts that will be necessary to complete the remainder of the development of any of our preclinical or clinical product candidates or the period, if any, in which material net cash inflows from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing drugs, including:

▪	the scope, rate of progress, and expense of our ongoing, as well as any additional, clinical trials and other research and development activities;

▪	future clinical trial results;

▪	the terms and timing of regulatory approvals;

▪	the potential benefits of our product candidates over other therapies;

▪	our ability to market, commercialize, and achieve market acceptance for any of our product candidates that we are developing or may develop in the future; and

▪	the expense of filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights.

A change in the outcome of any of these variables with respect to the development of a product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA or a non-U.S. regulatory authority were to require us to conduct clinical trials beyond those which we currently anticipate will be required for the completion of clinical development of a product candidate, or if we experience significant delays in enrollment in any of our clinical trials, we could be required to expend significant additional financial resources and time on the completion of clinical development.

Omadacycline

With proceeds from this offering, we plan to commence two Phase 3 registration trials of omadacycline for the treatment of ABSSSI. The timing of our planned Phase 3 registration trial of omadacycline, in CABP, will depend upon securing a partnership, grant funding or obtaining additional funding beyond the proceeds of this offering. Based on our current expectations regarding the use of proceeds from this offering, and subject to the results of the two Phase 3 registration trials in ABSSSI, we anticipate submitting an NDA to the FDA for omadacycline for the treatment of ABSSSI in late 2014. Furthermore, based on published guidance and our discussions with European regulatory authorities, we believe our currently designed ABSSSI trials will also support the filing for marketing authorization in Europe.

PTK-AR01

In July 2007, we entered into a license and collaboration agreement with Warner Chilcott related to PTK-AR01 for the indications of acne and rosacea in the United States. Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne, and may elect to advance the development of PTK-AR01 for the treatment of rosacea. Although Warner Chilcott is responsible for manufacturing PTK-AR01 under the license and collaboration agreement, periodically, at our discretion, we provide support for the manufacturing process development for PTK-AR01 for use in ongoing and future clinical trials. All of our expenses related to the manufacturing of PTK-AR01 are required to be reimbursed by Warner Chilcott. We separately record revenue and expenses on a gross basis under this arrangement. Warner Chilcott is responsible for all development and manufacturing costs of PTK-AR01. During the third quarter of 2010, we received a $1.0 million milestone payment from Warner Chilcott related to the submission of an IND filing for PTK-AR01 in acne to the FDA. During the second quarter of 2012, we received a $2.4 million milestone payment from Warner Chilcott for initiating dosing of the first patient in a proof of concept Phase 2 clinical trial of PTK-AR01 in acne.

PTK-SMA2

In 2009, we were awarded a five-year, milestone-driven NIH grant to further our research and development efforts in the area of spinal muscular atrophy, or SMA. We have conducted research studies to enable development of our lead candidate for this indication, PTK-SMA2, using this funding. We plan to advance PTK-SMA2 into IND-enabling studies. Since 2009, we have received approximately $3.1 million in funding under this grant. Additionally, over the past several years, Families of SMA, a patient advocacy group, has supported our development of PTK-SMA2, providing us an aggregate of $1.2 million in funding.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and other related costs for personnel, including stock-based compensation expenses and benefits in our executive, legal, finance, business development, information technology, general operations, and human resources departments. Other general and administrative expenses include costs for employee training and development, board of directors costs, depreciation, insurance expenses, facility-related costs not otherwise included in research and development expense, and professional fees for legal services, consulting costs, accounting services, and information technology services. We expect that our general and administrative expenses will increase in future periods as a result of increased payroll, expanded infrastructure, increased consulting, legal, accounting, and investor relations expenses associated with being a public company and costs incurred to seek and establish collaborations with respect to any of our product candidates.

Interest Income

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income to increase following the completion of this offering as we invest the net proceeds from the offering pending their use in our operations.

Interest Expense

In February and March of 2012, we issued unsecured promissory notes, referred to as the March bridge notes, in an original aggregate principal amount of $5.8 million, to certain individuals and entities, some of whom are our officers, directors, and principal stockholders. As of June 30, 2012, the holders of the March bridge notes were eligible to receive the following amounts:

▪	cash equal to the aggregate outstanding principal of the March bridge notes;

▪	an additional repurchase premium amount equal to 150% of the aggregate outstanding principal of the March bridge notes; and

▪

any accrued but unpaid interest at a rate of 10% per annum if repurchase of the March bridge notes is made (i) in connection with a reorganization or the approval of our board of directors and the holders of more than 50% of the outstanding March bridge notes, or (ii) as a result of certain liquidity events occurring after August 13, 2013, all upon the occurrence of specific transactions set forth in the March bridge notes and upon determination by our board of directors that we had sufficient cash to fund the working capital and funding needs for our clinical trials and related research and development activities for at least 180 days. See Note 8 to our financial statements included elsewhere in this prospectus.

In addition, the March bridge notes were entitled to be repurchased at any time after issuance with our consent, including our board of directors and the holders of more than 50% of the then outstanding March bridge notes. The March bridge notes did not have a contractual maturity date.

Certain terms of the March bridge notes, including the redemption features described here, represent embedded derivatives that will be measured at fair value at each reporting date. In accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 815, Accounting for Derivative Instruments and Hedging Activities, we allocated $6.3 million to the fair value of these redemption features, referred to as the embedded derivative, and recorded it as a liability upon closing of issuance of the March bridge notes. The fair value of the derivative in excess of the proceeds from the March bridge notes was recorded as other expense at the closing. At each reporting period, any change in fair value of the incremental value of the embedded derivative will be reported as other expense or income. As the fair value of the derivative liability exceeded the proceeds of the March bridge notes, the March bridge notes were initially recorded at $0. The March bridge notes are being accreted to a face value of $5.8 million over an estimated time period to repurchase. We measured the fair value of the embedded derivative based upon a contemporaneous valuation and utilized a probability-weighted discounted cash flow methodology where probabilities of outcomes were consistent with those used in the contemporaneous valuation of the fair market value of our common stock as of March 31, 2012. In October 2012, we and the holders of the March bridge notes agreed to exchange all of the March bridge notes for notes with substantially similar terms as the October bridge notes. See “—Liquidity and Capital Resources—Contractual Obligations and Commitments.”

Other Income (Expense), Net

Other income (expense) primarily consists of gains and losses on the change in fair value of preferred stock warrants, the recognition of federal tax incentives and other one-time income or expense-related items.

We allocated $6.3 million to the fair value of the embedded derivative associated with the March bridge notes and recorded it as a liability upon closing of the transaction. The fair value of the derivative in excess of the proceeds from the March bridge notes was recorded as other expense at the closing. At each reporting period, any change in the fair value of the incremental value of the embedded derivative will be reported as other expense or income. See the description of the March bridge notes above in “—Interest Expense.”

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which we have prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. Estimates relate to aspects of our revenue recognition, useful lives with respect to long-lived assets, valuation of stock options, convertible preferred stock warrants, accrued expenses, and tax valuation reserves. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial condition and results of operations.

Revenue Recognition

We enter into product development agreements with collaborators for the research and development of therapeutic products. The terms of these agreements may include nonrefundable signing and licensing fees, funding for research, development and manufacturing, milestone payments, and royalties on any product sales derived from collaborations. We assess these multiple elements in accordance with FASB ASC 605, Revenue Recognition, in order to determine whether particular components of the arrangement represent separate units of accounting.

In January 2011, we adopted new authoritative guidance on revenue recognition for multiple element arrangements. This guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence are not available.

Deliverables under the arrangement will be separate units of accounting provided that a delivered item has value to the customer on a stand-alone basis and if the arrangement does not include a general right of return relative to the delivered item and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. We also adopted guidance that permits the recognition of revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the milestone meets certain criteria and is considered to be substantive. As such, we plan to recognize revenue in the period in which the milestone is achieved, only if the milestone is considered to be substantive based on the following criteria:

a.	The milestone is commensurate with either of the following:

i.	The vendor’s performance to achieve the milestone.

ii.	The enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone.

b.	The milestone relates solely to past performance.

c.	The milestone is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

We did not enter into any significant multiple element arrangements or materially modify any of our other existing multiple element arrangements during the year ended December 31, 2011.

We recognize upfront license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations can be determined. If the fair value of the undelivered performance obligations could be determined, such obligations are accounted for separately as the obligations are fulfilled. If the license is considered to either not have stand-alone value or have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement is accounted for as a single unit of accounting, and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations will be performed.

Whenever we determine that an arrangement should be accounted for as a single unit of accounting, we determine the period over which the performance obligations will be performed and revenue will be recognized. If we cannot reasonably estimate the timing and the level of effort to complete our performance obligations under the arrangement, then we recognize revenue under the arrangement on a straight-line basis over the period that we expect to complete our performance obligations, which we reassess at each subsequent reporting period.

Our collaboration agreements also include additional payments upon the achievement of performance-based milestones. As milestones are achieved, a portion of the milestone payment, equal to the percentage of the total time that we have performed the performance obligations to date over the total estimated time to complete the performance obligations, multiplied by the amount of the milestone payment, is recognized as revenue upon achievement of such milestone. The remaining portion of the milestone will be recognized over the remaining performance period. Milestones that are tied to regulatory approval are not considered probable of being achieved until such approval is received. Milestones tied to counterparty performance are not included in our revenue model until the performance conditions are met.

To date, we have not received any royalty payments or recognized any royalty revenue. We will recognize royalty revenue upon the sale of the relevant products, provided we have no remaining performance obligations under the arrangement.

We record deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Government research grants that provide for payments to us for work performed are recognized as revenue when the related expense is incurred. Our government grant payments are nonrefundable and contain no repayment obligations.

Accrued Expenses

As part of the process of preparing financial statements, we are required to estimate accrued expenses. This process involves identifying services that have been performed on our behalf and estimating the level of services performed and the associated costs incurred for such services where we have not yet been invoiced or otherwise notified of actual cost. We record these estimates in our financial statements as of each balance sheet date. Examples of estimated accrued expenses include:

▪	fees due to collaboration partners for shared development costs related to development of our product candidates;

▪	fees due to contract research organizations in connection with preclinical and toxicology studies and clinical trials;

▪	fees paid to investigative sites in connection with clinical trials;

▪

fees paid to contract manufacturing organizations in connection with the manufacture of drug product, process development, formulation and analytical services, and stability studies of our product candidates; and

▪	professional service fees.

In accruing service fees, we estimate the time period over which services will be provided and the level of effort in each period. If the actual timing of the provision of services or the level of effort varies from the estimate, we will adjust the accrual accordingly. In the event that we do not identify costs that have been incurred or we under- or over-estimate the level of services performed or the costs of such services, our actual expenses could differ from such estimates. The date on which some services commence, the level of services performed on or before a given date and the cost of such services are often subjective determinations. We make estimates based upon the facts and circumstances known to us at the time and in accordance with U.S. GAAP. There have been no material changes in estimates for the periods presented.

Valuation of Financial Instruments

Embedded Derivative Liability

We allocated $6.3 million to the fair value of the embedded derivative associated with the March bridge notes and recorded it as a liability upon closing of the transaction. The fair value of the derivative in excess of the proceeds from the March bridge notes was recorded as other expense at the closing. At each reporting period, any change in the fair value of the incremental value of the embedded derivative will be reported as other expense or income. See the description of the March bridge notes above in “—Financial Operations Overview—Interest Expense.”

Stock-Based Compensation

In accordance with FASB ASC Topic 718, Stock Compensation, we account for stock-based compensation by measuring and recognizing compensation expense for all stock-based awards made to employees, including stock options, based on the estimated grant date fair values. We use the straight-line method to allocate compensation expense to reporting periods over each optionee’s requisite service period, which is generally the vesting period. When applicable, we account for these equity instruments based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

We estimate the fair value of stock-based awards to employees using the Black-Scholes option valuation model. Determining the fair value of stock-based awards requires the use of highly subjective assumptions, including volatility, the calculation of expected term, risk free interest rate, and the fair value of the underlying common stock on the date of grant, among other inputs. The assumptions used in determining the fair value of stock-based awards represent our best estimates, which involve inherent uncertainties and the application of judgment. As a result, if factors change, and different assumptions are used, our level of stock-based compensation could be materially different in the future.

The expected volatility rate that we use to value stock option grants is based on historical volatilities of a peer group of similar companies whose share prices are publicly available. The peer group includes companies in the pharmaceutical and biotechnology industries at a similar stage of development or with a similar clinical focus. Because we do not have a sufficient history to estimate the expected term, we use the average expected life of options based on comparable companies’ estimates. The risk-free interest rate assumption was based on zero coupon U.S. treasury instruments that had terms consistent with the expected term of the stock option grants. The expected dividend yield is based on our expectation of not paying dividends for the foreseeable future.

We recognize compensation expense for only the portion of options that are expected to vest. Accordingly, expected future forfeiture rates of stock options have been estimated based on our historical forfeiture rate, as adjusted for known trends. Forfeitures are estimated at the time of grant. If actual forfeiture rates vary from historical rates and estimates, additional adjustments to compensation expense may be required in future periods.

Stock-based compensation expense includes options granted to employees and has been reported in our statements of operations as follows:

	Years Ended December 31,		Six Months Ended June 30,
(in thousands)	2010	2011	2011	2012
			(unaudited)
Research and development	$168	$171	$84	$30
General and administrative	287	135	68	28

Total	$455	$306	$152	$58

The assumptions used in the Black-Scholes option-pricing model for the years ended December 31, 2010 and 2011 are set forth below:

	Years Ended December 31,
	2010	2011
Volatility	74%	72%
Risk-free interest rate	1.7%	2.1%
Expected dividend yield	0.0%	0.0%
Expected life of options (in years)	5.4	5.9

The following table presents the grant dates, number of underlying shares and related exercise prices of options granted to employees and non-employee directors, from January 1, 2010 through the date of this prospectus, as well as the estimated fair value of the options on the grant date.

Date of issuance	Number of shares	Exercise price per share	Per share estimated fair value of common stock	Per share estimated fair value of options
February 1, 2010	80,000	$2.00	$2.00	$1.27
March 1, 2010	500	2.00	2.00	1.27
June 28, 2010	5,000	2.00	2.00	1.26
June 29, 2010	2,000	2.00	2.00	1.26
July 7, 2010	3,000	2.00	2.00	1.26
July 26, 2010	3,000	2.00	2.00	1.26
September 10, 2010	150,000	2.00	2.00	1.25
September 29, 2010	70,000	2.00	2.00	1.25
February 28, 2011	3,000	2.00	2.00	1.29
June 5, 2011	500	2.00	2.00	1.27
July 25, 2012	1,500,000	0.73	0.73	0.41

Common Stock Fair Value

The per share estimated fair value of common stock in the table above represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration various objective and subjective factors, including those discussed below. We computed the per share estimated fair value for stock option grants based on the Black-Scholes option valuation model.

Historically, we have granted stock options at exercise prices equal to the estimated fair value of our common stock. Due to the absence of an active market for our common stock, the fair value for purposes of determining the exercise price for stock option grants was determined by our board of directors, with the assistance and upon the recommendation of management, in good faith based on a number of objective and subjective factors including:

▪

the prices of our convertible preferred stock sold to or exchanged between outside investors in arm’s length transactions, and the rights, preferences, and privileges of the convertible preferred stock as compared to those of our common stock, including the liquidation preferences of the convertible preferred stock;

▪	our results of operations, financial position, and the status of research and development efforts, including clinical trial data for our various compounds under development;

▪	the composition of, and changes to, our management team and board of directors;

▪

the likelihood of achieving a liquidity event for the holders of our common stock and stock options, such as an initial public offering, given prevailing market conditions, or a strategic merger or sale of the company;

▪	the lack of liquidity of our common stock as a private company;

▪	the material risks related to our business;

▪	achievement of enterprise milestones, including results of clinical trials and entering into or terminating collaboration and license agreements;

▪	the market performance of publicly-traded companies in the life sciences and biotechnology sectors, and recently completed mergers and acquisitions of companies comparable to us;

▪	external market conditions affecting the life sciences and biotechnology industry sectors; and

▪

contemporaneous valuations prepared in accordance with methodologies outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Stock Option Grants from February 1, 2010 to March 1, 2010

Our board of directors granted options on February 1, 2010 and March 1, 2010, with each option having an exercise price of $2.00 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, including an analysis as of December 31, 2009. Pursuant to the December 31, 2009 management analysis, the fair value of our common stock was determined to be $2.00 per share.

The management analysis as of December 31, 2009 utilized a market approach, specifically considering guideline public companies and transactions, to estimate the enterprise value of our company by comparing it to similar publicly-traded companies and acquisition transactions. In addition, we considered our net asset value, our net worth, and our capitalization structure. The analysis also considered the price paid for our preferred stock in our most recent financing transaction, and our best judgment as to the price at which we would be able to issue additional preferred stock in the then-current macroeconomic environment. Management’s analysis did not attribute a high likelihood to an IPO in the near future as of December 31, 2009. Given the complex capital structure of our company, it was also necessary to consider the aggregate significant liquidation preferences held by the various classes of our outstanding capital stock, including several series of convertible preferred stock and our common stock. We used our judgment and best estimate based on these approaches to valuation to determine the fair market value of $2.00 per share as of December 31, 2009.

We also considered the following significant events:

▪	in April 2009, we began our first Phase 3 registration clinical trial of omadacycline for the treatment of complicated skin and skin structure infections, or cSSSI;

▪

in June 2009, we paused enrollment of our Phase 3 registration clinical trial to allow time for us to secure a partnership, and later to allow our partner Novartis to agree on a development plan budget and timeline; and

▪

in September 2009, we entered into a license and collaboration agreement with Novartis for the co-development and commercialization of omadacycline, which included a $70.0 million upfront license fee, future development and sales milestone payments, and future royalty payments, depending on the success of omadacycline. The agreement also provided that Novartis would reimburse us for a majority of all direct development costs incurred in connection with omadacycline and would assume all responsibility for manufacturing of omadacycline.

Based on all of these factors, our board of directors determined that the fair value of our common shares at each of February 1, 2010 and March 1, 2010 was $2.00 per share. In connection with the preparation of our financial statements included in this prospectus, we reassessed the fair value of our common stock for financial reporting purposes at February 1, 2010 and March 1, 2010, and determined that no adjustment was necessary.

Stock Option Grants from June 28, 2010 to September 29, 2010

Our board of directors granted options on June 28, 2010, June 29, 2010, July 7, 2010, July 26, 2010, September 10, 2010, and September 29, 2010, with each option having an exercise price of $2.00 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, including the analysis as of December 31, 2009, and the most recent valuations set by our board of directors in February and March, 2010. The board of directors then determined that there were events and circumstances that occurred between March 1, 2010 and June 28, 2010 that indicated the fair value of our common stock should remain at $2.00 per share as had been determined by the board of directors in February and March, 2010. The additional specific facts and circumstances considered by our board of directors during this period included:

▪	our having restarted enrollment in a Phase 3 clinical trial of omadacycline in cSSSI in March 2010;

▪	our subsequent receipt of a letter from the FDA notifying us that its guidance for the conduct of studies for cSSSI would be modified; and

▪

our decision to terminate the Phase 3 clinical trial of omadacycline in this indication while we discussed with the FDA a new Phase 3 protocol that would support registration of omadacycline for serious skin infections.

Based on all of these factors, our board of directors determined that the fair value of our common stock at each of June 28, 2010, June 29, 2010, July 7, 2010, July 26, 2010, September 10, 2010, and September 29, 2010 remained $2.00 per share. In connection with the preparation of our financial statements included in this prospectus, we reassessed the fair value of our common stock for financial reporting purposes at June 28, 2010, June 29, 2010, July 7, 2010, July 26, 2010, September 10, 2010, and September 29, 2010 and determined that no adjustment was necessary.

Stock Option Grants from February 28, 2011 to June 5, 2011

Our board of directors granted options on February 28, 2011 and June 5, 2011, with each option having an exercise price of $2.00 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, including an analysis as of December 31, 2010, which was conducted in a manner similar to the analysis performed as of December 31, 2009, considering comparable company transactions, our asset value and net worth, and a liquidation preference analysis taking into account the significant aggregate liquidation preference of our various series of convertible preferred stock. Pursuant to the December 31, 2010 management analysis, the fair value of our common stock was determined to be $2.00 per share.

The board of directors then determined that there were events and circumstances that occurred between September 2010 and February 2011 that indicated the fair value of our common stock should remain at $2.00 per share as had been determined by the board of directors throughout 2010. The additional specific facts and circumstances considered by our board of directors during this period included:

▪

the fact that we had not yet resumed clinical development of omadacycline while we continued our discussions with the FDA regarding a new Phase 3 protocol that would support registration of omadacycline for serious skin infections;

▪	our declining cash balance and increasing need for funding due to delayed development plan timelines and expected delay of milestones; and

▪

the length of time it took to arrive at an agreement with the FDA for new trial protocols and our first Special Protocol Assessment, or SPA, for omadacycline in ABSSSI, which we received in February 2011.

In addition, with respect to the June 5, 2011 option grants, the board of directors considered the non-agreement notice we received from the FDA in March 2011 on our proposed SPA for our Phase 3 CABP program.

Based on all of these factors, our board of directors determined that the fair value of our common stock at each of February 28, 2011 and June 5, 2011 remained $2.00 per share. In connection with the preparation of our financial statements included in this prospectus, we reassessed the fair value of our common stock for financial reporting purposes at February 28, 2011 and June 5, 2011, and determined that no adjustment was necessary.

Common Stock Valuation from June 30, 2011 to July 25, 2012

We, through a third-party consultant, performed a contemporaneous valuation of the fair market value of our common stock at March 31, 2012, which indicated a fair market value of $0.73 per common share.

In the March 31, 2012 contemporaneous valuation, the discounted cash flow, or DCF, method was consistently applied to determine the fair market value of our equity or enterprise value. Once the fair market value for the equity was determined, it was allocated among our preferred and common stock using the probability weighted return method, or PWERM. The fair value of our common stock was estimated using a probability-weighted analysis of the present value of the returns that would be afforded to common stockholders under five future exit or liquidity event scenarios, including: an initial public offering, or IPO; a trade sale to another company; and a liquidation of the company—each with different timelines and valuations. We discounted the probability-weighted cash flows from each liquidation date to the valuation date using a risk-adjusted cost of capital of 25% based on the company’s stage of development and estimated range of returns for this stage. In addition, the other qualitative factors considered in the March 31, 2012 contemporaneous valuation included:

▪

in late June 2011, we were notified by our then-partner, Novartis, of their intent to terminate our collaborative development agreement for omadacycline. Novartis indicated that it elected to terminate the agreement due to the then-existing delays and uncertainties we were experiencing at that time in connection with the regulatory pathway for approval of omadacycline in two core indications, ABSSSI and CABP;

▪

in late 2011, we continued to experience a declining cash balance and increasing need for funding due to delayed development plan timelines and expected delay of milestones, determined there was still a low likelihood of an IPO in the near future, and were unable to enter into an attractive partnership for omadacycline;

▪	in February 2012, our then-CEO resigned from the company; and

▪	in March 2012, we agreed upon our second SPA with the FDA for omadacycline, with regard to CABP.

In the March 31, 2012 contemporaneous valuation, we applied a discount for lack of marketability of 20%. The valuation relied on the Finnerty model, which relates discount for lack of marketability to the length of the holding period for unregistered equity in a publicly-traded corporation’s stock, and the volatility of the underlying publicly-traded equity, as well as on an at-the-money put option analysis. Using assumptions previously determined for the application of the option pricing model at the valuation date, the Finnerty model indicated a discount for lack of marketability of approximately 19% for the common stock. Using a Black-Scholes option pricing framework, the at–the-money put option analysis calculated a 34% discount to the value of the common stock. As a result of these two approaches, a discount for lack of marketability of 20% was applied.

The decrease in the fair market value of common stock from $2.00 per share in June 2011 to $0.73 per share at March 31, 2012 was primarily driven by the timing of the exit scenarios, all of which were adjusted primarily based upon the value modifying events above, and, in particular, the termination of our development partnership with Novartis. Given that the primary event causing the decrease in the fair value of our common stock was associated with the Novartis termination, we determined that the fair value of our common stock was $0.73 per share at the time we were notified by Novartis of their intention to terminate the collaboration agreement for omadacycline, which was in late June 2011.

Stock Option Grants on July 25, 2012

Our board of directors granted options on July 25, 2012 with each option having an exercise price of $0.73 per share. In establishing this exercise price, in addition to the objective and subjective factors discussed above, our board of directors also considered input from management, as well as the most recent available contemporaneous common stock valuation performed as of March 31, 2012, pursuant to which the fair value of our common stock was determined to be $0.73 per share.

Our board of directors and management then determined that no significant events or other circumstances that had not been taken into consideration in the March 31, 2012 valuation had occurred between March 31, 2012 and July 25, 2012 that would indicate there was a change in the fair value of our common stock during that period.

Based on all of these factors, our board of directors determined that the fair value of our common stock at July 25, 2012 was $0.73 per share.

There are significant judgments and estimates inherent in the determination of these valuations. These judgments and estimates include assumptions regarding our future performance, including the successful completion of our clinical trials and the time to completing an IPO or sale, as well as the determination of the appropriate valuation methods at each valuation date. If we had made different assumptions, our valuation could have been different. The foregoing valuation methodologies are not the only methodologies available and they will not be used to value our common stock once this offering is complete. Accordingly, investors are cautioned not to place undue reliance on the foregoing valuation methodologies as an indicator of our future stock price.

Preferred Stock Warrants Fair Value

As part of prior loan agreements we entered into in 2005 and 2009, we issued warrants for the purchase of two series of our convertible preferred stock—the Series F and Series H warrants. Upon issuance, we estimated the fair value of each issuance of these warrants using the Black-Scholes option valuation model with the following inputs: the estimated fair value of the underlying preferred stock at the valuation measurement date; the risk-free interest rates; the expected dividend rates; the remaining contractual terms of the warrants; and the expected volatility of the price of the underlying stock. Our estimates are based, in part, on subjective assumptions and could differ materially in the future. The fair values of these warrants were recorded as liabilities on the balance sheets.

At the end of each reporting period, the fair values of the warrants are determined by management using the Black-Scholes option pricing model, with any changes in value during the period recorded as a component of other income. We will continue to adjust the fair values of the warrants at each period end for changes in fair value until the earlier of the exercise or expiration of the applicable preferred stock warrants or the completion of this offering.

Subsequent to the completion of an IPO, the Series H warrants, if not yet exercised, will convert to common stock warrants. On June 30, 2012, the Series F warrants expired unexercised.

Jumpstart Our Business Startups Act of 2012

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. An “emerging growth company,” as defined in the JOBS Act, can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the dates on which adoption of such standards is required for non-emerging growth companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company,” we intend to rely on certain other exemptions provided therein, including without limitation, that we will not be required to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and that we will not be required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an emerging growth company, whichever is earlier.

Results of Operations

Comparison of the Six Months Ended June 30, 2011 (unaudited) and the Six Months Ended June 30, 2012 (unaudited)

The following table summarizes the results of our operations for each of the six months ended June 30, 2011 and 2012:

	Six Months Ended June 30,
(in thousands)	2011	2012
	(unaudited)
Research and development revenue	$9,839	$2,573
Grant revenue	315	248

Total revenue	10,154	2,821

Research and development expenses	9,094	8,282
General and administrative expenses	1,691	2,539

Total operating expenses	10,785	10,821

Operating (loss)	(631)	(8,000)
Interest income	4	1
Interest expense	—	(1,365)
Other income	667	11
Other expense	—	(853)

Income (loss) from operations before income taxes	40	(10,206)
Provision for income taxes	—	—

Net income (loss)	$40	$(10,206)

Research and Development Revenue

Research and development revenue for the six months ended June 30, 2012 was $2.6 million, compared to $9.8 million for the six months ended June 30, 2011, a decrease of $7.2 million, or 74%. This decrease resulted from the termination of our collaboration and license agreement with Novartis during the third quarter of 2011. All remaining deferred revenue related to the upfront payments, milestone payments, and manufacturing and research and development revenue recognized under the collaboration and license agreement was recognized upon the termination of the agreement. No additional revenue was available to be recognized in the six months ended June 30, 2012.

Grant Revenue

Grant revenue for the six months ended June 30, 2012 was $248,124, compared to $315,447 for the six months ended June 30, 2011, a decrease of $67,323, or 21%. This decrease resulted from decreased research and development activity related to our PTK-SMA2 research program under our five-year NIH grant.

Research and Development Expenses

Research and development expenses for the six months ended June 30, 2012 were $8.3 million, compared to $9.1 million for the six months ended June 30, 2011, a decrease of $0.8 million, or 9%. This decrease was primarily attributable to:

▪

$0.8 million of decreased external spending related to the development of omadacycline due to the delay in Phase 3 development and the termination of our collaboration and license agreement with Novartis;

▪	$0.9 million of decreased payroll and benefits costs due to decreased headcount;

▪	$0.6 million of decreased facilities-related spending as a result of our transition to a smaller laboratory space;

and partially offset by

▪	$1.3 million of increased rent as a result of the early termination of one of our operating leases; and

▪	$0.2 million of increased travel and other expenses related to research personnel.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2012 were $2.5 million, compared to $1.7 million for the six months ended June 30, 2011, an increase of $0.8 million, or 50%. This increase was primarily attributable to the resignation of an executive officer and the resulting one-time charge for his accrued severance payments and increased legal and accounting fees, but was partially offset by decreases in investor relations activities, recruiting, and stock option expenses.

Interest Income

Interest income for the six months ended June 30, 2012 and 2011 was minimal. Interest income was related to interest earned on our cash and cash equivalent investments.

Other Income

Other income for the six months ended June 30, 2012 was $10,582, compared to $666,862 for the six months ended June 30, 2011, a decrease of $656,280, or 98%. This decrease was primarily due to the change in fair value of preferred stock warrants.

Interest Expense

As a result of the accretion in value of the underlying March bridge notes between the closing date and June 30, 2012, we recorded $1,337,422 of non-cash interest expense. We also recorded $27,765 of non-cash interest expense in the six months ended June 30, 2012 representing amortized debt issuance costs associated with the March bridge notes financing. There was no interest expense during the comparable 2011 period.

Other Expense

Other expense for the six months ended June 30, 2012 was $0.8 million, compared to $0.0 million for the six months ended June 30, 2011, an increase of $0.8 million. This increase was due to the recording of $492,957 as other expense associated with the March bridge note transaction during the six months ended June 30, 2012, which represents the difference between the fair value of the derivative liability and the cash proceeds from the March bridge notes, as well as the recording of $359,652 as other expense associated with the remeasurements of the fair value of the derivative liability as of June 30, 2012.

Comparison of the Years Ended December 31, 2010 and 2011

The following table summarizes the results of our operations for each of the years ended December 31, 2010 and 2011:

	Years Ended December 31,
(in thousands)	2010	2011
Research and development revenue	$24,688	$52,253
Grant revenue	1,083	1,040

Total revenue	25,771	53,293

Research and development expenses	20,801	16,696
General and administrative expenses	4,289	3,327

Total operating expenses	25,090	20,023

Operating income	681	33,270
Interest income	20	5
Other income	831	682
Other expense	(8)	—

Income from operations before income taxes	1,524	33,957
Provision for income taxes	—	—

Net income	$1,524	$33,957

Research and Development Revenue

Research and development revenue for 2011 was $52.3 million, compared to $24.7 million for 2010, an increase of $27.6 million, or 112%. This increase primarily resulted from the termination of our development partnership with Novartis in the third quarter of 2011. All remaining deferred revenue related to the upfront payments, milestone payments, and manufacturing and research and development revenue recognized under the collaboration agreement was recognized upon the termination of the agreement. The increase was partially offset by a $1.0 million decrease in revenue from our Warner Chilcott collaboration, where we received and recognized a $1.0 million milestone payment in 2010, but did not receive similar milestone payments in 2011.

Grant Revenue

Grant revenue for 2011 was $1.0 million, compared to $1.1 million for 2010, a decrease of $0.1 million, or 4%. This decrease resulted from the decreased budget for our PTK-SMA2 research program under our five-year NIH grant.

Research and Development Expenses

Research and development expenses for 2011 were $16.7 million, compared to $20.8 million for 2010, a decrease of $4.1 million, or 20%. This decrease was primarily attributable to:

▪

$4.8 million of decreased external spending related to the development of omadacycline due to the delay in our Phase 3 non-registration trial for the treatment of cSSSI following our receipt of a letter from the FDA notifying us that its guidance for the conduct of studies for cSSSI would be modified; and

▪

$0.5 million of decreased external spending on preclinical product candidates and other general unallocated research and development expenses due to a decrease in the allocation of resources for preclinical programs.

These decreases were partially offset by an increase of $0.8 million of spending for increased payroll and internal costs in our clinical group, including a full year of compensation for our former Chief Medical Officer who was hired in 2010.

General and Administrative Expenses

General and administrative expenses for 2011 were $3.3 million, compared to $4.3 million for 2010, a decrease of $1.0 million, or 22%. This decrease was primarily attributable to decreased payroll and internal costs and stock option expenses due to a decrease in headcount, as well as a reduction in recruiting fees after the hiring of our former Chief Medical Officer in 2010 and the elimination of personal property tax expense after receiving manufacturing classification in the Commonwealth of Massachusetts.

Interest Income

Interest income for 2011 was $4,956, compared to $19,696 for 2010. Interest income was related to interest earned on our cash and cash equivalent investments.

Other Income

Other income for 2011 was $0.7 million, compared to $0.8 million for 2010, a decrease of $0.1 million, or 18%. This change was a result of the receipt of a $733,438 grant awarded under the federal Qualifying Therapeutic Discovery Project program pursuant to Section 48D of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, which was recognized as other income in 2010 and did not recur in 2011, and which was offset by $581,303 of additional income from the change in fair value of preferred stock warrants during 2011.

Other Expense

Other expense for 2011 was $0, compared to $7,767 for 2010. Other expense in 2010 was related to a loss incurred on retirement of a fixed asset.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred significant losses and cumulative negative cash flows from operations since our inception in 1996 and, as of June 30, 2012 we had an accumulated deficit of $142.4 million. We anticipate that we will continue to incur losses for the foreseeable future. We expect that our research and development and general and administrative expenses will continue to increase, and, as a result, we anticipate that we will need to raise additional capital to fund our operations, which we may seek to obtain through a combination of public or private equity offerings, debt financings, strategic collaborations, and grant funding. Since our inception, through June 30, 2012, we have financed our operations primarily through collaborations, private placements of our convertible preferred stock, and, to a lesser extent, through government grants, foundation support, line of credit and note financings and equipment lease financings. Through June 30, 2012, we have received $130.6 million from the sale of convertible preferred stock and $172.7 million of upfront license fees, milestone payments, reimbursement of research and development costs, manufacturing services, and other payments from our former and existing collaborations, and from government and other grants.

As of June 30, 2012, we had cash and cash equivalents of $3.3 million. In February and March 2012, we raised $5.8 million through the issuance of the March bridge notes. In October 2012, we raised an additional $         million through the issuance of the October bridge notes. See “—Contractual Obligations and Commitments” below.

We earned and received payment of a $2.4 million milestone payment in the second quarter of 2012 under our collaboration agreement with Warner Chilcott.

We primarily invest cash and cash equivalents in money market funds backed by the U.S. treasury and U.S. federal agencies.

Cash Flows

The following table provides information regarding our cash flows for the years ended December 31, 2010 and 2011, and the six months ended June 30, 2011 and 2012.

	Years Ended December 31,		Six Months Ended June 30,
(in thousands)	2010	2011	2011	2012
			(unaudited)
Cash used in operating activities	$(10,846)	$(17,093)	$(9,700)	$(5,050)
Cash (used in) provided by investing activities	(597)	(110)	(107)	96
Cash provided by financing activities	127	131	131	5,812

Net (decrease) increase in cash and cash equivalents	$(11,316)	$(17,072)	$(9,676)	$858

Operating Activities

Cash used in operating activities of $10.8 million for the year ended December 31, 2010 was primarily a result of our $1.5 million of net income and non-cash items of $1.0 million, partially offset by changes in operating assets and liabilities of $13.4 million, including receipt of a $10.0 million milestone payment under the collaboration and license agreement with Novartis. Cash used in operating activities of $17.1 million for the year ended December 31, 2011 was primarily a result of our $34.0 million in net income offset by changes in operating assets and liabilities of $51.0 million and by net non-cash items of $62,994. Cash used in operating activities of $9.7 million for the six months ended June 30, 2011 was primarily a result of our $9.4 million of changes in operating assets and liabilities and $341,921 in non-cash items, and was partially offset by $40,296 of net income. Cash used in operating activities of $5.0 million for the six months ended June 30, 2012 was primarily a result of our $10.2 million net loss, partially offset by $2.8 million as a result of changes in operating assets and liabilities and $2.4 million of non-cash items, including the issuance of the March bridge notes and resulting non-cash interest expense.

Investing Activities

Cash used in investing activities was $0.6 million for the year ended December 31, 2010 and $0.1 million for the year ended December 31, 2011. Net cash used in investing activities was $0.1 million for the six months ended June 30, 2011, and net cash provided by investing activities was $0.1 million for the six months ended June 30, 2012. Cash used in investing activities during the years ended December 31, 2010 and 2011, and the six months ended June 30, 2011 was primarily due to the purchase of plant, property and equipment, partially offset by modest sales of equipment items. Cash provided by investing activities during the six months ended June 30, 2012 was the result of a returned security deposit associated with one of our operating leases, partially offset by the purchase of property, plant and equipment.

Financing Activities

Cash provided by financing activities was $0.1 million for both the years ended December 31, 2010 and 2011. Net cash provided by financing activities was $0.1 million for the six months ended June 30, 2011 and $5.8 million for the six months ended June 30, 2012. Cash provided by financing activities during 2010 and 2011 was due to the exercise of stock options. Cash provided by financing activities during the six months ended June 30, 2011 was also due to the exercise of stock options. Cash provided by financing activities during the six months ended June 30, 2012 was primarily related to the issuance of $5.8 million of the March bridge notes.

Future Funding Requirements

We have not generated any revenue from product sales. We do not know when, or if, we will generate any revenue from product sales. We do not expect to generate any revenue from product sales unless and until we obtain regulatory approval of and commercialize omadacycline or any of our other product candidates. At the same time, we expect our expenses to increase in connection with our ongoing development activities, particularly as we continue the research, development and clinical trials of, and seek regulatory approval for, our product candidates. Upon the closing of this offering, we expect to incur additional costs associated with operating as a public company. In addition, subject to obtaining regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We anticipate that we will need substantial additional funding in connection with our continuing operations.

As of June 30, 2012, we had cash and cash equivalents of $3.3 million. Our present capital resources are not sufficient to fund our planned operations for a twelve month period, and therefore, raise substantial doubt about our ability to continue as a going concern. We will, during the remainder of 2012, require significant additional funding to continue our operations. Failure to receive additional funding could cause us to cease operations, in part or in full. We are currently pursuing this offering to raise the additional capital needed to continue planned operations.

We have not completed development of any therapeutic products. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially as we:

▪	initiate and conduct our Phase 3 registration trials of omadacycline;

▪	continue the research and development of our other product candidates, including initiating or continuing animal and in vitro studies of our preclinical candidates;

▪	seek to discover additional product candidates;

▪	seek regulatory approvals for any of our product candidates that successfully complete registration trials;

▪	establish a sales, marketing and distribution infrastructure and fund scale up manufacturing capabilities to commercialize any products for which we may obtain regulatory approval; and

▪	add operational, financial and management information systems and personnel, including personnel to support our product development and planned commercialization efforts.

Based upon our current operating plan, we anticipate that the net proceeds from this offering, together with our existing cash and cash equivalents, the proceeds from our October bridge note financing, anticipated grant funding and anticipated milestone payments plus development and manufacturing funding under our collaboration agreement with Warner Chilcott will enable us to fund our operating expenses and capital expenditure requirements for at least the next 18 months. See “Use of Proceeds” for a more detailed discussion. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, and the extent to which we enter into collaborations with third parties to participate in their development and commercialization, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated clinical trials. Our future capital requirements will depend on many factors, including:

▪	the progress of clinical development of omadacycline;

▪	the number and characteristics of other product candidates that we pursue;

▪	the scope, progress, timing, cost and results of research, preclinical development and clinical trials;

▪	the costs, timing and outcome of seeking and obtaining FDA and non-U.S. regulatory approvals;

▪	the costs associated with manufacturing and establishing sales, marketing and distribution capabilities;

▪

our ability to maintain, expand and defend the scope of our intellectual property portfolio, including the amount and timing of any payments we may be required to make in connection with the licensing, filing, defense and enforcement of any patents or other intellectual property rights;

▪	our need and ability to hire additional management, scientific and medical personnel;

▪	the effect of competing products that may limit market penetration of our product candidates;

▪	our need to implement additional internal systems and infrastructure, including financial and reporting systems; and

▪

the economic and other terms, timing of and success of our existing licensing arrangements and any collaboration, licensing or other arrangements into which we may enter in the future, including the timing of receipt of any milestone or royalty payments under these arrangements.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, we expect to finance our future cash needs primarily through a combination of public or private equity offerings, debt financings, strategic collaborations and grant funding. We do not have any committed external sources of funds other than our NIH grant, which is terminable by NIH if milestones are not achieved, and our collaboration with Warner Chilcott, which is terminable by Warner Chilcott upon prior written notice. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2011 and the effect such obligations are expected to have on our liquidity and cash flow in future years:

(in thousands)	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating lease obligations(1)	$8,957	$2,675	$3,899	$2,125	$258
Total contractual cash obligations	$8,957	$2,675	$3,899	$2,125	$258

(1)	Operating lease obligations do not include the savings associated with the termination of one of our existing office, laboratory and manufacturing space leases, which was executed during the second quarter of 2012. This amendment decreases operating lease obligations by approximately $0.9 million in the aggregate over the next two years.

In January 2012, we entered into a new operating lease agreement for additional laboratory and office space in Cambridge, Massachusetts. The new lease term is 60 months, with an expiration date of June 30, 2017. Aggregate lease payments over the term will be $2,655,550.

In June 2012, we terminated one of our operating lease agreements prior to the contractual termination date. As a result of the early termination, we will be required to pay the landlord an aggregate early termination fee of $1,615,357 through monthly payments until May 2013, representing a savings of approximately $0.9 million over the next two years. As of June 30, 2012, our remaining obligation related to this lease termination was $1,343,344.

Under a license agreement with Tufts University, we are required to make aggregate regulatory milestone payments of up to $300,000 associated with the filing of an NDA and approval of our first product candidate, $50,000 of which has been paid. We are also obligated to pay Tufts a minimum royalty in the amount of $25,000 per year if we do not sponsor at least $100,000 of research at Tufts in such year. We also agreed to pay Tufts either low single digit royalties based on gross sales or low double digit royalties based on sublicensed product royalties for certain of our products when and if they are commercialized.

We have employment agreements with certain employees which require the funding of a specific level of payments, if certain events, such as a change in control or termination without cause, occur.

In April 2012, the board of directors approved a $500,000 pool for a cash retention plan in order to retain our key employees. The terms of the plan stated that eligible employees will receive 50% of their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000. In August 2012, the plan was amended to state that each eligible employee would earn the first 50% of their bonus on the earlier of August 31, 2012 or the completion of a successful aggregate capital raise of at least $10,000,000, but that this amount would be paid on October 1, 2012. See “Executive and Director Compensation—Additional Narrative Disclosure” for further details.

In September 2009, we entered into a Collaborative Development, Manufacture and Commercialization License Agreement with Novartis, which we refer to as the Novartis Agreement, which provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of omadacycline. Under the terms of the agreement, Novartis was to have led development activities for omadacycline, and we were to have co-developed and contributed a share of the development expenses. The Novartis Agreement was terminated effective August 2011. In January 2012, we and Novartis entered into a letter agreement, which we refer to as the Novartis Letter Agreement, in which we reconciled shared development costs and expenses and granted Novartis a right of first negotiation with respect to commercialization rights of omadacycline following approval of omadacycline from the FDA, EMA or any regulatory agency, but only to the extent we have not previously granted such commercialization rights related to omadacycline to another third party as of any such approval. Pursuant to the reconciliation of development costs and expenses, we agreed to pay Novartis approximately $2.9 million on June 30, 2012, and as of the date hereof, this amount remains outstanding. We are in discussion with Novartis to determine options for repayment of this amount.

In February and March 2012, we issued the March bridge notes in an original aggregate principal amount of $5.8 million. See the description of the March bridge notes above in “—Financial Operations Overview—Interest Expense.”

On October     , 2012, we entered into a note and stock purchase agreement to issue not less than $3.0 million and up to $5.0 million aggregate principal amount of additional promissory notes, which we refer to as the October bridge notes, to certain of our existing stockholders. We refer to this financing as our October bridge note financing. We issued $             million of the October bridge notes.

As part of the October bridge note financing, we and the holders of the March bridge notes agreed to exchange all March bridge notes for notes with substantially similar terms as the October bridge notes, except that the holders of the March bridge notes are not entitled to receive upfront or deferred bridge shares. We collectively refer to the March bridge notes and October bridge notes as the 2012 bridge notes. Upon the completion of this offering, all of the 2012 bridge notes will be exchanged for notes with revised repurchase and conversion terms, which we refer to as the post-IPO notes. Pursuant to the terms of the post-IPO notes, we will be obligated to repurchase all post-IPO notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year upon the earlier to occur of (i) a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of us, (other than a merger or consolidation of us in a transaction in which our shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) or a sale of all or substantially all of our assets, or (ii) approval of any of our product candidates, including omadacycline, for any indication by the FDA, the EMA or the equivalent regulatory agencies in at least two European countries. Additionally, we may choose to repurchase the post-IPO notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year prior to the events described in (i) or (ii) above if, after one or more specified liquidity events as described below, such repurchase is permitted under any existing loan documents and our board of directors determines in good faith that (A) none of the proceeds of this offering will be used to effect such repurchase and (B) we have sufficient cash to fund our general operating needs through the completion of the two planned Phase 3 registration studies for ABSSSI and an additional 12 months thereafter. To effect this early repurchase, one or more liquidity events must have occurred, which include, among other things, a license or a public offering other than this offering. In addition, any holder of post-IPO notes may convert all or a portion of the then outstanding principal amount and any unpaid accrued interest of the post-IPO notes into shares of common stock in an amount equal to 150% of the principal amount of the post-IPO note elected to be converted, plus accrued and unpaid interest, at a conversion price equal to 115% of the price set forth on the cover page of this prospectus.

For additional details related to the terms of the 2012 bridge notes and post-IPO notes, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

In the course of normal business operations, we also have agreements with contract service providers to assist in the performance of our research and development and manufacturing activities. We can elect to discontinue the work under these agreements at any time. We could also enter into additional collaborative research, contract research, manufacturing, and supplier agreements in the future, which may require upfront payments and/or long-term commitments of cash.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under SEC rules.

Net Operating Losses

As of December 31, 2011, we had federal net operating loss, or NOL, carryforwards of $93.6 million and state net operating loss carryforwards of $40.7 million, which begin to expire in 2025 and 2013, respectively. As of December 31, 2011, we had federal research and development carryforwards of $4.0 million and state research and development carryforwards of $3.1 million, which began to expire in 2012. Management has evaluated the positive and negative evidence bearing upon the realizability of our deferred tax assets, which are comprised principally of NOL carryforwards and research and development credits, and determined that it is more likely than not we will not recognize the benefits of federal and state deferred tax assets. As a result, we have established a valuation allowance of $64.2 million as of December 31, 2010 and $51.9 million as December 31, 2011.

Our ability to utilize our federal NOLs and federal tax credits is currently limited, and may be limited further, under Section 382 of the Internal Revenue Code. Ownership changes, as defined in Section 382 of the Internal Revenue Code, limit the amount of NOL carryforwards and research and development credit carryforwards we can use each year to offset future taxable income and taxes payable.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS,” or ASU 2011-04. This accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. ASU 2011-04 is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for us is January 1, 2012. As this accounting standard only requires enhanced disclosure, the adoption of this standard did not impact our financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

Our cash and cash equivalents as of December 31, 2011 and June 30, 2012 consisted primarily of cash and money market accounts. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of United States interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on the fair market value of our investment portfolios. Accordingly, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio. The interest rate on our 2012 bridge notes is fixed and therefore not subject to interest rate risk. We do not have any foreign currency or other derivative financial instruments.

We contract with CROs and contract manufacturers globally. We may be subject to fluctuations in foreign currency rates in connection with certain of these agreements. We currently do not hedge our foreign currency exchange rate risk. Transactions denominated in currencies other than U.S. dollars are recorded based on exchange rates at the time such transactions arise. As of June 30, 2012 and December 31, 2011 and 2010, substantially all of our total liabilities were denominated in U.S. dollars.

Inflation generally affects us by increasing our cost of labor and clinical trial costs. We do not believe that inflation has had a material effect on our results of operations during 2010 or 2011 or through the six months ended June 30, 2012.

Business

Overview

We are a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering. Our lead product candidate, omadacycline, is a new broad-spectrum antibiotic being developed for use as a first-line monotherapy for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians. We believe omadacycline will be used in the emergency room, hospital, and community settings. We have designed omadacycline to provide significant advantages over existing antibiotics, including activity against resistant bacteria, broad spectrum of coverage, intravenous, or IV, and oral formulations with once-daily dosing, and a favorable safety and tolerability profile. We believe that it will become the primary antibiotic choice of physicians for use as a first-line monotherapy for acute bacterial skin and skin structure infections, or ABSSSI, community-acquired bacterial pneumonia, or CABP, urinary tract infections, or UTI, and other serious community-acquired bacterial infections.

As with all of our product candidates, omadacycline is a patented new molecular entity that we designed based on our proprietary drug development platform. Using this platform to create chemically diverse and biologically distinct small molecules derived from the tetracycline class of molecules, we have also designed two additional antibacterial product candidates that are in later stage clinical development, and three other product candidates, for multiple sclerosis, or MS, spinal muscular atrophy, or SMA, and rheumatoid arthritis, or RA, that are in preclinical development.

We have successfully completed clinical studies necessary to advance omadacycline into Phase 3 development. We have reached agreement with the U.S. Food and Drug Administration, or FDA, for two separate Special Protocol Assessment, or SPA, agreements, with regard to Phase 3 registration trial designs for omadacycline in both ABSSSI and CABP. A SPA documents the FDA’s agreement that the design and planned analysis of the Phase 3 clinical trial reviewed under the SPA process, if the trial is successfully completed, will support a new drug application, or NDA, submission. A SPA is intended to provide assurance that if the agreed upon clinical trial protocols are followed, the clinical trial endpoints are achieved, and there is a favorable risk-benefit profile, the data may serve as the primary basis for an efficacy claim in support of an NDA. However, SPA agreements are not a guarantee of an approval of a product candidate or any permissible claims about the product candidate, and final determinations of approvability will not be made until the FDA completes its review of the entire NDA.

Under our SPA agreement, we plan to commence a pivotal registration program including two Phase 3 registration trials of omadacycline for the treatment of ABSSSI in the first quarter of 2013. Our two prior randomized clinical trials of omadacycline to date have compared omadacycline to linezolid, marketed by Pfizer Inc. as Zyvox, which, based on 2011 worldwide sales of $1.3 billion, is a leading antibiotic used for the treatment of serious bacterial skin infections. Our Phase 2 trial results, as well as results from a Phase 3 non-registration trial, demonstrate that omadacycline’s clinical response rates and adverse events were comparable to linezolid in serious bacterial skin infections. These clinical trials evaluated both IV and oral forms of omadacycline compared to IV and oral forms of linezolid in 359 patients.

Combined Data from Phase 2 and Phase 3 Non-Registration Trials

	Omadacycline						Linezolid
Population(1)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)	Clinical Success(2) (N)	Total (N)	Clinical Success (%)	Adverse Events (N)		Adverse Events (%)
Intent-to-Treat	156	179	87.2%	102		57%	146	180	81.1%	113		63%
Clinically Evaluable	156	160	97.5%	—	(3)	—	146	155	94.2%	—	(3)	—

Note: The table above shows combined data from our Phase 2 and Phase 3 non-registration trials, neither of which had a sufficient number of patients enrolled to determine statistical non-inferiority.

(1)	An Intent-to-Treat, or ITT, population refers to all enrolled subjects, as defined in the protocol, who received at least one dose of study drug. A Clinically Evaluable, or CE, population refers to all ITT subjects who had a qualifying infection, as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations, and had not received non-study antibiotics.

(2)	Clinical Success refers to the continued improvement or complete resolution of baseline signs and symptoms in the ITT or CE populations, assessed by the clinical investigator 10 to 17 days after the last dose of the study drug. This assessment is known as the test of cure.
(3)	Adverse events are evaluated for all patients who received more than one dose of study drug, and as such, are based on the ITT population.

We believe the timeline to develop omadacycline, and the risk associated with its development, regulatory approval, and commercialization in ABSSSI and CABP, have been minimized as a result of: our plan to simultaneously conduct two Phase 3 registration trials in ABSSSI; our comprehensive set of preclinical and clinical studies; and our SPA agreements with the FDA. Based on our current expectations, we anticipate completing our two ABSSSI trials in mid-2014 and submitting an NDA for the treatment of ABSSSI in late 2014. Furthermore, based on published guidance and our discussions with European regulatory authorities, we believe our currently designed ABSSSI trials will also support the filing for marketing authorization in Europe.

According to The World Market for Anti-Infectives from Kalorama Information, or the Kalorama Report, in 2011, approximately $23 billion was spent on antibiotic drugs worldwide, of which almost $9 billion was spent in the United States. According to the Centers for Disease Control and Prevention, approximately 12 million patients develop bacterial infections that are severe enough to require hospitalization in the United States every year, and the World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade.

Currently available antibiotics to treat ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections have significant limitations for use as a first-line empiric monotherapy, which refers to the use of a single antibacterial agent to begin treatment of an infection before the specific pathogen causing the infection has been identified. These limitations lead to longer hospital stays, greater healthcare costs, and increased morbidity and mortality due to lower cure rates and increased side effects. These limitations include the following:

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lack of both IV and oral formulations of the same drug, which generally requires physicians to either continue IV therapy in a hospital setting or switch the patient to a different oral antibiotic, which carries risks related to side effects and treatment failure;

▪	narrow-spectrum antibacterial activity, which forces physicians to prescribe two or more antibiotics to empirically treat a broad spectrum of potential pathogens;

▪	treatment-limiting adverse events, including in some instances, kidney damage, allergic reactions, or sudden cardiovascular death due to cardiac arrhythmia; and/or

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lack of effectiveness due to growing bacterial resistance in pathogens such as methicillin-resistant Staphylococcus aureus, or MRSA, multi-drug resistant Streptococcus pneumoniae, or MDR-SP, and extended spectrum beta-lactamase-, or ESBL-producing Enterobacteriaceae.

There is not one superior, cost-effective treatment option available for physicians that can overcome all of these limitations, highlighting the urgent need for new antibiotic therapies. It is essential for the treatment of patients with serious community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to more severe and invasive infections or even death. Invasive infections are those that have spread from an initial localized tissue infection, such as ABSSSI, to other tissues throughout the body or bloodstream, and frequently result from ineffective or delayed initial treatment.

Despite the availability of several other drugs for treating patients with ABSSSI and CABP, researchers at the Centers for Disease Control and Prevention estimated that, in 2005, approximately 94,300 patients had an invasive MRSA infection in the United States. These researchers further estimated that, in 2005, there were more than 18,000 in-hospital patient deaths as a result of invasive MRSA infections in the United States, which represents more deaths each year in the United States than those caused by HIV/AIDS, Parkinson’s Disease, emphysema and homicide, according to the Infectious Diseases Society of America.

The important need for new treatment options for serious bacterial infections was highlighted by the passage in July 2012 of the Food and Drug Administration Safety and Innovation Act, which includes the Generating Antibiotic

Incentives Now Act, or the GAIN Act. The GAIN Act is intended to provide incentives for the development of new qualified infectious disease products. Qualified infectious disease products are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus, and multi-drug resistant Gram-negative bacteria. A new drug that is designated as a qualified infectious disease product after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a qualified infectious disease product will receive other regulatory benefits, including priority review by the FDA. We believe that omadacycline will qualify for this designation and intend to request that it be so designated as soon as it is appropriate.

We believe omadacycline will enable reliable cure rates and shorter hospital stays, reducing overall healthcare costs and allowing for completion of therapy with an oral antibiotic at home, and that it will be the primary antibiotic choice of physicians for the treatment of community-acquired bacterial infections due to its:

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availability in both once-daily IV and oral formulations, which enables reliable step-down therapy so that the patient can be discharged from the hospital more quickly to recover at home using an oral formulation of the same antibiotic, thereby reducing overall healthcare costs and the potential for side effects and treatment failure,

▪	broad-spectrum activity against bacteria, which we believe will allow physicians to rely on omadacycline to be effective against nearly every type of community-acquired bacterial infection,

▪	favorable safety and tolerability profile based on our clinical studies in more than 700 patients and subjects to date, and

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ability to overcome bacterial resistance, as our studies have demonstrated that omadacycline is active against common bacterial pathogens, such as MRSA in ABSSSI and CABP, MDR-SP in CABP, and ESBL-producing Enterobacteriaceae in UTI, that are resistant to currently used antibiotics.

We have exclusive, worldwide rights to develop and commercialize omadacycline and continue to explore commercial licensing partnerships in the United States, Europe, Japan and other major or emerging markets around the world. Our patent estate covers omadacycline’s composition of matter, method of production, multiple method of use indications, and formulations. The earliest of these patents is scheduled to expire in 2023 in the United States and 2021 in areas outside the United States, and we may be eligible for patent term extension with respect to omadacycline if it receives regulatory approval. If omadacycline is approved by the European Medicines Agency, or EMA, we expect that omadacycline will qualify for eight years of data exclusivity and an additional two years of marketing exclusivity in the European Union.

Our second most advanced product candidate, PTK-AR01, is a novel, tetracycline-derived compound designed for use in the treatment of acne and rosacea. PTK-AR01 has demonstrated favorable anti-inflammatory activity, narrow-spectrum antibacterial activity relative to other tetracycline-derived molecules, oral bioavailability, and favorable pharmacokinetic, or PK, properties which we believe make it particularly well-suited for the treatment of acne and rosacea in the community setting. We have licensed rights to PTK-AR01 for the treatment of acne and rosacea in the United States to a subsidiary of Warner Chilcott plc, or Warner Chilcott, while retaining rights in the rest of the world. Warner Chilcott is responsible for the clinical development of PTK-AR01 for the treatment of acne in the United States and initiated a Phase 2 clinical trial of this product candidate for this indication in June 2012. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea.

In addition to omadacycline and PTK-AR01, we have advanced a series of product candidates through to proof of concept in animal models. We designed these next generation, tetracycline-derived, new molecular entities using our proprietary drug development platform, and incorporated the recognized immune-modulation, anti-inflammatory, and other properties of the tetracycline class. We believe that, based on our preclinical testing to date, the potential for these small molecule therapies to treat debilitating neurological and inflammatory diseases, such as MS, SMA, RA, and inflammatory bowel disease, or IBD, is promising. In addition, we have an early-

stage program focused on the treatment of Clostridium difficile associated diarrhea, or CDAD, as well as a program focused on important animal health diseases.

The following table summarizes our most advanced product candidates:

(1)	Animal health and other novel research programs not included.
(2)	End-of-Phase 2 meeting completed for ABSSSI and CABP; SPA agreements were received for ABSSSI and CABP in February 2011 and March 2012, respectively.
(3)	Funded through NIH grant and patient advocacy groups.

Our proprietary drug development platform, which is designed to produce novel product candidates to treat a variety of serious human diseases, is grounded in our fundamental expertise in chemistry and biology and our proprietary chemistry techniques. Our tetracycline program is supported by over 50 years of use of tetracycline-based antibacterial products which have demonstrated a favorable safety profile and pharmacology. We maintain an active tetracycline chemistry program and have produced a diverse collection of chemically-distinct, patent-protected, tetracycline-derived compounds with varied and useful properties. The potential of this program is further strengthened by recent recognition that tetracyclines, in addition to having antibacterial activity, can also affect inflammation and immune responses. In addition, our Multiple Adaptation Response, or MAR, program is based on novel discoveries in pathogen genomics, which has allowed us to identify novel small molecules that could act to prevent serious and life threatening infections before they develop.

Our Strengths

We believe that we have the ability to design, develop, and commercialize innovative therapies that address critical unmet clinical needs in a cost effective manner due to our:

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Lead product candidate, omadacycline, which is in a late stage of clinical development, and is supported by a comprehensive preclinical and clinical data set. We believe that omadacycline has the potential to significantly advance the treatment of serious community-acquired bacterial infections such as ABSSSI, CABP, and UTI, and that physicians will choose it as a first-line empiric monotherapy for the treatment of these infections where antibiotic resistance is of concern. Following our End-of-Phase 2 meeting with the FDA regarding omadacycline, we obtained two separate SPA agreements for registration trials in ABSSSI and CABP. We have studied our once-daily IV and oral formulations of omadacycline in over 700 patients and subjects to date, and omadacycline has demonstrated a favorable safety and tolerability profile in our clinical trials. We believe our plan to simultaneously conduct two Phase 3 registration trials in ABSSSI, our comprehensive set of preclinical and clinical studies, and our two SPA agreements with the FDA will minimize the time to develop omadacycline and the risk associated with its development, regulatory approval, and commercialization in ABSSSI and CABP.

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Focus on tetracycline-derived small molecules, providing a strong foundation for designing novel product candidates. We believe the basic tetracycline structure provides us with an ideal basis for developing novel product candidates, including anti-infective, neuroprotective, and anti-inflammatory agents. Tetracycline-based antibacterial medicines have been in use for over 50 years and have a well-established safety and tolerability profile. We believe that this history and clinical experience for tetracycline-derived medicines will facilitate rapid and broad utilization of our novel product candidates by physicians.

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Expertise in chemistry and biology, enabling us to design novel product candidates with desired properties. Our expertise in chemistry and biology, along with our proprietary drug development platform, allow us to modify the basic tetracycline structure to generate novel, improved, and patentable new chemical entities that possess desired properties, such as a modified antibacterial spectrum, the ability to overcome bacterial resistance, improved bioavailability, and targeted activity. For example, in our non-anti-infective programs, we have tailored the activity of our tetracyclines to design product candidates that we believe will address significant unmet needs in MS, SMA, RA, and IBD. In addition, our MAR program is based on novel discoveries in pathogen genomics which has allowed us to design unique small molecules that could act to prevent serious and life threatening infections before they develop.

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Strong intellectual property portfolio, providing us with what we believe to be a significant competitive advantage. We believe we have a comprehensive intellectual property estate which we have achieved through broad, international protection of our proprietary, diverse, and chemically-distinct compounds, novel formulations, and chemistry techniques. As of June 30, 2012, we own or exclusively license in certain fields over 150 patents worldwide with approximately 400 applications pending. Omadacycline is protected by issued composition of matter patents through 2023, with the possibility of exclusivity for up to an additional five-year period in the United States, and additional method of synthesis, polymorph, and use patent applications which, if issued, would provide additional protection of the product candidate through at least 2029. We also believe that the patent life of omadacycline may be further extended through additional studies, additional patents, and review time extensions. We anticipate that our patent applications for our other product candidates, if issued, would have expiration dates ranging from 2021 through 2033.

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Early use of animal models, which is designed to increase predictability and reduce research and development costs. Rather than relying solely on in vitro tests to determine the efficacy of a particular compound, we employ relevant animal models in our drug development process to gain a better understanding of the biological effects of a particular compound to ensure desired pharmacologic properties from the earliest research stages. This approach allows us to make more informed decisions in identifying product candidates with more favorable efficacy and safety potential for patients, thus potentially reducing our overall research and development costs.

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Focus on small molecules, allowing us to manufacture our product candidates at a favorable cost. All of our product candidates are compounds of low molecular weight, commonly referred to as small molecules. Our product candidates are typically manufactured utilizing a three- to four-step synthetic process from readily available, low cost materials. Our experienced manufacturing team plans to continue to further optimize our manufacturing processes for cost efficiency.

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Experienced management team that has a strong track record in the development and commercialization of new medicines. Our management team has extensive experience in the biopharmaceutical industry and key members of our team have played an important role in the development and commercialization of approved antibiotics, including Tygacil, Biaxin, Azactam, and Tobi. This experience has been recognized internationally through various awards, including the following: Walter Gilbert, Ph.D., one of our co-founders and vice chairman, received a Nobel Prize in Chemistry in 1980; Stuart B. Levy, M.D., one of our co-founders, vice chairman, and chief scientific officer, received the 2011 Hamao Umezawa Memorial Award by the International Society of Chemotherapy for work in antimicrobial research and development and the 2012 Abbott-ASM Lifetime Achievement Award for sustained contributions to the microbiological sciences; and Evan Loh, M.D, our chairman of the board and chief medical officer, received the 2006 Heroes of Chemistry Award from the American Chemical Society for his leadership role in the clinical development of Tygacil.

We also believe that the timeline and risks associated with the clinical development of omadacycline may be lessened by regulatory incentives in the United States that are designed to bring additional antibiotic product candidates to market more rapidly. In response to the growing unmet medical need in the area of serious bacterial infections, in July 2012, the United States Congress passed, and President Obama signed, the Food and Drug Administration Safety and Innovation Act, which included the GAIN Act. The GAIN Act is intended to provide incentives for the development of new, qualified infectious disease products. Qualified infectious disease products are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus, and multi-drug resistant Gram-negative bacteria. We believe that omadacycline will qualify for this designation and intend to request that it be so designated as soon as it is appropriate. A new drug that is designated as a qualified infectious disease product after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a qualified infectious disease product will receive priority review and Fast Track designation by the FDA. Fast Track designation is a process that is designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists, an expedited review by the FDA within six months as compared to a standard review time of ten months.

Our Strategy

We aim to be a leading company in the discovery, development, and commercialization of innovative medicines that address serious unmet medical needs, including: infectious diseases, with a focus on treatments for patients with serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians; community-based inflammatory and infectious syndromes, such as acne and rosacea; serious chronic inflammation-related diseases for which current therapies are inadequate, such as RA, MS, and IBD; and SMA, for which we intend to seek orphan drug designation. Our strategy is to:

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Complete the Phase 3 clinical development of omadacycline for ABSSSI and CABP and file for marketing approvals in the United States and Europe. We have two separate SPA agreements with the FDA regarding registration trials of omadacycline in ABSSSI and CABP. Based on our SPA agreement for ABSSSI and interactions with European regulatory agencies, we intend to advance omadacycline into Phase 3 registration trials covered by this agreement in the first quarter of 2013. If the results of these omadacycline trials are positive, we intend to initially file for marketing approvals in the United States and Europe, and then subsequently in other markets around the world. Based on our SPA agreement for CABP, we anticipate initiating the Phase 3 registration trial covered by this agreement, upon securing a partnership or grant funding, or obtaining additional funding beyond the proceeds of this offering. While we do not currently have any plans with respect to additional collaboration partners, we do intend to seek one or more collaborative partnerships to develop and market omadacycline outside of the United States and potentially within the United States in the community market.

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Expand the development of omadacycline to address other antibacterial indications where bacterial resistance to current antibiotics is an important unmet clinical need, including UTI. We believe that omadacycline’s unique product profile provides the opportunity to expand its uses beyond ABSSSI and CABP. We believe that UTI, caused by multi-drug resistant ESBL-producing Enterobacteriaceae, MRSA, and Enterococcus, presents a clinically-important unmet need. Our preclinical and Phase 1 data suggest that omadacycline could have sufficient concentrations in urine to successfully treat UTI. Currently, there are limited marketed oral agents available with a spectrum of activity appropriate for UTI patients with these resistant pathogens.

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Advance the clinical development of our other product candidates, either alone or with strategic partners. We intend to continue to support the clinical development of our other product candidates. Our partner, Warner Chilcott, initiated in June 2012 a Phase 2 clinical trial of our product candidate for the treatment of acne, PTK-AR01. In addition, we intend to advance our preclinical programs for SMA with a patient advocacy group and funding from the National Institutes of Health, or NIH, and to advance our preclinical programs for MS, RA, and IBD through external grant support and collaborations where possible. While we do not currently have any plans with respect to any additional collaboration partners, we do intend to seek one or more collaborative partnerships to develop and market our product candidates in these indications.

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Develop new product candidates to meet key unmet needs in debilitating diseases. We plan to continue to expand our product candidate portfolio by leveraging our expertise in chemistry and biology and our library of tetracycline-derived compounds to discover and develop novel, proprietary product candidates that address unmet needs in debilitating diseases. In particular, in light of the fact that there are clinical studies that suggest that older-generation tetracyclines appear to have a beneficial effect in MS and RA, we have designed and are developing orally-available, non-antibiotic, tetracycline-derived molecules to address these and other chronic inflammatory diseases.

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Retain commercialization rights to our product candidates in certain key markets while identifying partners to expand our global reach. We intend to retain commercialization or co-marketing rights to product candidates for selected antibiotic and other highly concentrated acute-care markets that we can reach with a targeted marketing and sales effort. We also plan to develop partnerships with established pharmaceutical and biotechnology companies that have the development, marketing, and distribution capabilities for products that require a substantial marketing infrastructure and/or expertise, such as diseases that are treated by primary care physicians and in territories outside North America.

The Antibiotics Market and Limitations of Current Therapies

Physicians commonly prescribe antibiotics to treat patients with acute and chronic infectious diseases that are either known, or presumed, to be caused by bacteria. According to the Kalorama Report, in 2011, approximately $23 billion was spent on antibiotic drugs worldwide, of which almost $9 billion was spent in the United States. The World Health Organization has identified the development of worldwide resistance to currently available antibacterial agents as being one of the three greatest threats to human health in this decade. Historically, the majority of life threatening infections resulting from antibiotic resistant bacteria were acquired in the hospital setting. The emergence of multi-drug resistant pathogens in the community setting further emphasizes the need for novel agents capable of overcoming resistance.

Bacteria are often broadly classified as Gram-positive bacteria, including resistant bacteria such as MRSA and MDR-SP; Gram-negative bacteria, including resistant bacteria such as ESBL-producing Enterobacteriaceae; atypical bacteria, including C. pneumoniae and Legionella pneumophila; and anaerobic bacteria, including Bacteroides and Clostridia. Antibiotics that are active against both Gram-positive and Gram-negative bacteria are referred to as having a “broad spectrum,” while antibiotics that are active only against a select subset of Gram-positive or Gram-negative are referred to as having a “narrow spectrum.” Because most currently prescribed antibiotics that have activity against resistant organisms typically cover only Gram-positive bacteria, this prevents their use as a first-line empiric monotherapy treatment of serious infections where Gram-negative, atypical or anaerobic bacteria may also be involved. Based on published studies, rates of infections involving organisms other than Gram-positive bacteria have been found to be as much as 15% in ABSSSI, up to 40% in CABP, and 70% to 90% in UTI.

When a patient comes to the emergency room or hospital for treatment of a serious infection, the physician’s selection of which IV antibiotic to use is often based on the severity of infection, the pathogen believed most likely to be involved, and the probability of a resistant pathogen being present. After initial IV therapy and once the infection begins to respond to treatment, hospitals and physicians face strong pressures to discharge patients from the hospital in order to reduce costs, avoid hospital acquired infections, and improve the patient’s quality of life. In order to transition patients out of the hospital and back home to complete the course of therapy, physicians typically prefer to have the option to prescribe an oral formulation of the same antibiotic.

Antibiotics used to treat ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections must satisfy a wide range of criteria on a cost-effective basis. For example, existing treatment options for ABSSSI, including vancomycin, linezolid, daptomycin, and tigecycline, and for CABP, including levofloxacin, moxifloxacin, azithromycin, ceftriaxone, ceftaroline, and tigecycline, have one or more of the following significant limitations:

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Limited spectrum of antibacterial activity. Since it may take as long as 48 to 72 hours to identify the pathogen(s) causing an infection, and most of the currently available options that cover resistant pathogens are only narrow-spectrum treatments, physicians are frequently forced to initially prescribe two or more antibiotics to treat a broad spectrum of potential pathogens. For example, vancomycin, linezolid, and daptomycin, the most frequently prescribed treatments for certain serious bacterial infections, are narrow-spectrum treatments active only against Gram-positive bacteria. The currently available treatment with a more appropriate spectrum for use as a monotherapy against serious and resistant bacterial infections is tigecycline, but it has other significant limitations, including twice-daily IV dosing and tolerability concerns, such as a high rate of nausea and vomiting.

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Lack of both IV and oral formulations. Of the most common treatments for serious bacterial infections, vancomycin, daptomycin, ceftriaxone, and tigecycline are only available as injectable or IV formulations. The lack of an effective oral formulation of these and many other commonly prescribed antibiotics requires continued IV therapy which is inconvenient for the patient and may result in longer hospital stays and greater cost. Alternatively, switching the patient to a different orally-available antibiotic at the time of hospital discharge carries the risk of new side effects and possible treatment failure. While linezolid is a twice-daily IV and oral therapy, it is a narrow-spectrum treatment that is associated with increasing bacterial resistance, side effects from interactions with other therapies, and other serious safety concerns.

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Safety/tolerability concerns and side effects. Concerns about antibiotic safety and tolerability are among the leading reasons why patients stop treatment and fail therapy. The most commonly used antibiotics, such as vancomycin, linezolid, daptomycin, levofloxacin, moxifloxacin, azithromycin, and tigecycline, are associated with safety and tolerability concerns. Vancomycin, for example, which requires frequent therapeutic monitoring of blood levels and corresponding dose adjustments, is associated with allergic reactions and can cause kidney damage, loss of balance, loss of hearing, vomiting, and nausea in certain patients. Linezolid is associated with bone marrow suppression and loss of vision and should not be taken by patients who are also on many commonly prescribed anti-depressants, such as monoamine oxidase inhibitors and serotonin reuptake inhibitors. Daptomycin has been associated with a reduction of efficacy in patients with moderate renal insufficiency and has a side effect profile that includes muscle damage. Tigecycline is associated with high rates of vomiting and nausea. Levofloxacin and moxifloxacin are associated with tendon rupture. Additionally, a May 2012 article in the New England Journal of Medicine indicated that a small number of patients treated with azithromycin and quinolones, such as levofloxacin or moxifloxacin, may experience sudden death due to cardiac arrhythmia, which is often predicted by a prolongation of QTc. QTc is assessed with an electrocardiogram and is considered a key component of determining risk for sudden cardiac arrhythmia or death.

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Growing bacterial resistance. Bacterial resistance to the most frequently prescribed antibiotics has limited their potential to treat infections, which prevents their use as a first-line empiric monotherapy. MRSA and MDR-SP in the community have posed treatment challenges because of resistance to penicillins (resistance rate up to 100% for both), cephalosporins (100% and 11%, respectively, for ceftriaxone), macrolides (83% and 86%, respectively, for erythromycin/azithromycin), and quinolones (73% and 2%, respectively, for levofloxacin), particularly in ABSSSI and CABP. There have also been recent reports of resistance developing during treatment with daptomycin and concerns about an increasing frequency of strains of Staphylococcus aureus with reduced susceptibility to vancomycin. Additionally, linezolid use has been associated with drug resistance, including reports of outbreaks of resistance among Staphylococcus aureus and Enterococcus strains. The increasing occurrence of multi-drug resistant, ESBL-producing, Gram-negative bacteria in community-acquired UTIs has severely curtailed the oral antibiotic treatment options available to physicians for these UTIs. For example, in a recent survey, 95% and 76% of the ESBL isolates of E. coli found in UTIs, respectively, were resistant to ceftriaxone and levofloxacin.

These limitations can ultimately lead to longer hospital stays, greater healthcare costs, and increased morbidity and mortality due to lower cure rates and increased side effects. While certain antibiotics address some of these criteria, there is not one superior treatment option that satisfies all criteria. It is essential for the treatment of patients with serious community-acquired bacterial infections that physicians prescribe the right antibiotic the first time, as ineffective antibiotics can quickly lead to more severe and invasive infections or even death.

Our Solution

In order to address the limitations of current antibiotics, we have designed omadacycline to be a new broad-spectrum agent for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as ABSSSI, CABP, and UTI, where antibiotic resistance is of concern for treating physicians. We believe omadacycline will enable physicians to prescribe an antibiotic that will result in reliable cure rates and shorter hospital stays through the completion of therapy with an oral antibiotic at home, all of which will reduce overall healthcare costs. Advantages of omadacycline include:

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Availability of once-daily IV and oral formulations. We have studied once-daily IV and oral formulations of omadacycline in more than 700 patients and subjects to date in multiple clinical trials, and we intend to use both of these formulations in our Phase 3 registration trials. The bioequivalence of the IV and oral formulations permits step-down therapy, avoiding the safety and efficacy concerns of switching to a different antibiotic in continuing therapy at home. Our SPA agreements with the FDA will permit us to submit for approval both IV and oral formulations of omadacycline.

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Broad spectrum of antibacterial activity. Omadacycline is active in vitro against all common pathogens found in ABSSSI, such as Staphylococcus aureus, including MRSA, Streptococci (including Group A Streptococci), anaerobic pathogens, and many Gram-negative organisms. For example, our in vitro testing of omadacycline indicates that it is four to eight times more potent than vancomycin against Staphylococcus aureus. Omadacycline is also active in vitro against the key pathogens found in CABP, such as Streptococcus pneumoniae, including MDR-SP, Staphylococcus aureus, Haemophilus influenzae, and atypical bacteria, including Legionella pneumophila. Our data indicate the in vitro activity of omadacycline is eight to 32 times more potent than leading therapies for CABP against Streptococcus pneumoniae. Omadacycline is also one of the few antibiotics active in vitro against ESBL-producing Enterobacteriaceae that cause UTI. We believe omadacycline has the appropriate spectrum coverage to become the primary antibiotic choice of physicians and serve as a first-line empiric monotherapy for ABSSSI, CABP, UTI, and other serious community-acquired bacterial infections.

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Favorable safety and tolerability profile. We have observed omadacycline to be generally well tolerated in studies involving more than 700 patients and subjects. None of these subjects discontinued treatment or experienced a serious adverse event related to omadacycline. We have conducted a thorough QTc study, which is a specific clinical study defined by FDA guidance to assess prolongation of QTc, an indicator of cardiac arrhythmia. This study demonstrated no prolongation of QTc by omadacycline. Further, in clinical studies, omadacycline has demonstrated that it does not adversely affect blood cell production, nor is it metabolized in the liver or anywhere else in the body, thus reducing the likelihood of causing drug-to-drug interactions. Additionally, omadacycline has demonstrated low rates of diarrhea, and we have not observed C. difficile infection, which can frequently occur from the use of broad-spectrum antibiotics.

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Designed to overcome bacterial resistance. We have utilized our proprietary drug development platform to design omadacycline to overcome the two major mechanisms of tetracycline resistance, known as efflux and ribosome protection. Our attempts to generate resistance to omadacycline in the laboratory indicate a low potential for developing resistance. In addition, our testing of thousands of bacterial samples in the laboratory demonstrated that omadacycline was not affected by clinically-relevant mechanisms of resistance to tetracyclines or to other classes of antibiotics.

In addition to its broad spectrum of antibacterial activity and its availability in once-daily IV and oral formulations, omadacycline penetrates tissues broadly, including the lungs, muscle, and kidneys, thereby achieving high concentrations at the sites of infection. Omadacycline is not significantly bound by proteins in the blood, meaning that the majority of omadacycline is available to fight infections in the tissues where they occur. Since omadacycline is eliminated from the body via the kidneys, liver, and intestine in a balanced manner, we believe it can be used in patients with diminished kidney and liver function, without dose adjustment.

Our market research indicates that physicians would prescribe a drug with omadacycline’s profile to treat ABSSSI more than 40% of the time (replacing vancomycin 65% of the time) and CABP more than 25% of the time (replacing both leading regimens, ceftriaxone and azithromycin or a respiratory quinolone, 25% to 30% of the time). We believe these levels of use would establish omadacycline as a primary antibiotic choice for use as a first-line empiric monotherapy to treat serious community-acquired bacterial infections where antibiotic resistance is of concern.

Omadacycline

Overview

Using our proprietary drug development platform, we have designed omadacycline to have significant advantages over existing antibiotics, including broad spectrum of coverage, IV and oral formulations with once-daily dosing, favorable safety and tolerability profile, and activity against resistant bacteria. We have successfully completed all pre-clinical and Phase 1 and Phase 2 clinical trials necessary to advance omadacycline into Phase 3 development. We have studied once-daily IV and oral formulations of omadacycline in over 700 patients and subjects, and omadacycline has demonstrated a favorable clinical response and safety and tolerability profile in our clinical trials. We conducted an End-of-Phase 2 meeting with the FDA in July 2008, and began to progress omadacycline into a Phase 3 clinical trial for the treatment of complicated skin and skin structure infections, or cSSSI.

After we initiated our Phase 3 trial in cSSSI, in March 2010, the FDA notified us that its guidance for the conduct of studies for this indication would be modified. This modification included changes in eligibility criteria, revising the disease indication from cSSSI to ABSSSI and changes in the primary efficacy endpoint for trials in this indication from a test of cure assessment to an early response assessment. A test of cure, or TOC, assessment is a traditional assessment of durability of cure following a certain period after the last dose of an antibiotic. An early response assessment measures the cessation of spread of a bacterial infection, by measuring the size of a skin lesion, and the absence of fever (temperature <38.0oC), both determined at 48 to 72 hours after initiation of antibiotic treatment. With these major modifications, our initial Phase 3 trial design did not align with the FDA’s then-evolving guidance for trials aimed at supporting the approval of an antibiotic for the treatment of ABSSSI. As a result, the Phase 3 trial was terminated after having enrolled 140 of the planned 790 subjects at six U.S. sites.

Phase 3 Registration Study Plans

We have adjusted our proposed Phase 3 clinical trial design for omadacycline to incorporate changes in regulatory guidance from the FDA over the last five years for the development of antibiotics as treatment for both ABSSSI and CABP. Following modification of the FDA’s guidance, we reached agreements with the FDA in the form of the SPA agreements for both the planned ABSSSI trials, for which we received the SPA in February 2011, and a trial in CABP, for which we received the SPA in March 2012.

ABSSSI trials. The two Phase 3 clinical trials of omadacycline for the treatment of ABSSSI are designed to be randomized, controlled, and blinded multi-center studies targeting the enrollment of 790 patients, in which we would compare IV and oral forms of omadacycline to linezolid. We anticipate that these clinical trials will be conducted at over 150 sites, with a significant portion of these sites located in the United States and the remainder located in Canada, Europe, Asia, Africa and Latin America. The clinical trial design contemplates two IV doses of 100 mg of omadacycline on the first day of treatment, followed by one 100 mg IV dose of omadacycline every 24 hours on subsequent days, with a potential switch to one 300 mg oral dose of omadacycline every 24 hours, compared to one 600 mg IV dose of linezolid every 12 hours, with a potential switch to one 600 mg oral dose every 12 hours. The primary endpoint for these studies is non-inferiority of omadacycline compared to linezolid in a modified intent-to-treat, or mITT, population using a 9% non-inferiority margin. A mITT population refers to all subjects enrolled in a trial with a baseline pathogen who receive at least one dose of study drug. The primary endpoint for FDA purposes in these trials will be early response, which refers to the cessation of spread of infection and the absence of fever (temperature <38.0oC), both assessed at 48 to 72 hours after initiation of treatment. For EMA purposes, the primary endpoint will be clinical response at TOC, determined ten to 17 days after the last dose. Secondary endpoints include microbiological response and safety. In addition, drug levels in plasma will be assessed in a subset of the patients enrolled in the trial. Major skin subclasses that will be allowed in the study include cellulitis, wound, and major abscesses with systemic involvement substantially sized (>75 cm2). Patients who have previously taken effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. While all patients will be initiated with IV treatment in a hospital setting, depending on physician assessment, patients may be subsequently discharged to oral therapy for both treatment arms.

CABP trial. The Phase 3 clinical trial of omadacycline for the treatment of CABP, contemplated by our SPA for this indication, is designed to be a randomized, controlled, and double-blinded multi-center study targeting the enrollment of 830 patients, in which we would compare IV and oral forms of omadacycline to moxifloxacin. The clinical trial design contemplates two 100 mg IV doses of omadacycline on the first day of treatment, followed by one 100 mg IV dose of omadacycline every 24 hours on subsequent days, with a potential switch to one 300 mg oral dose of omadacycline every 24 hours, compared to one 400 mg IV dose of moxifloxacin every 24 hours, with a potential switch to one 400 mg oral dose every 24 hours. If fluoroquinolone non-susceptible S. aureus is suspected in patients, one 600 mg IV and oral dose of linezolid every 12 hours may be added to the moxifloxacin treatment. The primary endpoints for the study are non-inferiority of omadacycline compared to moxifloxacin in intent-to-treat, or ITT, and microbiologic ITT, or microITT, populations using 10% and 15% non-inferiority margins, respectively. The ITT population in this trial refers to all randomized patients. A microITT population refers to all ITT patients for whom a pathogen has been identified. The primary endpoint for FDA purposes in these trials will be the improvement in at least two of four patient reported symptoms (cough, sputum production, chest pain, and shortness of breath) without deterioration in any of the four symptoms at 96 to 120 hours after initiation of treatment, which is referred to as early response, and for EMA purposes, the primary endpoint will be clinical response at TOC, determined ten to 17 days after the last dose. Key secondary endpoints include microbiological response, safety, and all-cause mortality. Only patients with bacteria typically associated with CABP, as defined in the protocol for this trial, including S. pneumoniae, H. influenzae, S. aureus, and Legionella, will be included in the microITT population. At least 80% of the patients in the study will be required to have moderate-to-severe CABP, as defined by the protocol. Patients who have previously taken effective antibiotics for the treatment of an infection within 72 hours of receiving the first dose of study medication will be excluded from enrollment. While all patients will be initiated on IV treatment in a hospital setting, depending on physician assessment, patients may be subsequently discharged to oral therapy for both treatment arms. We do not intend to commence this trial until we secure a partnership or additional funding.

Phase 3 Non-Registration Trial in cSSSI

Design. We designed our Phase 3 non-registration trial pursuant to the 1998 FDA guidance on developing antimicrobial drugs for the treatment of cSSSI. Our primary objective of the trial was to establish that omadacycline as a monotherapy was not inferior to linezolid, with or without moxifloxacin, as a treatment for patients with serious skin infections. Following randomization, patients initially received either IV therapy with 100 mg of omadacycline every 24 hours or 600 mg of linezolid every 12 hours. For patients with infections suspected or documented as involving Gram-negative bacteria, the blinded physician had the option of providing patients with additional antibiotic therapy, with patients assigned to the linezolid arm receiving 400 mg of moxifloxacin every 24 hours and patients assigned to omadacycline receiving a placebo, since omadacycline has activity against some of the most common Gram-negative bacteria that commonly cause these infections, to match the dosing regimen of linezolid-treated patients.

Patients who were enrolled in this trial had one of three major infection types: wound infection, cellulitis or major abscess. Enrollment of patients with major abscess was limited to 20% of the total enrollment. Patients were initially treated with the applicable study drug intravenously and then, based on the physician’s assessment of the response of the infection to treatment, patients could be switched to oral therapy. For oral therapy, patients randomized to linezolid received one 600 mg tablet of linezolid every 12 hours, and if treatment for suspected Gram-negative bacteria was still required, one 400 mg tablet of moxifloxacin every 24 hours. Patients randomized to omadacycline received 300 mg of omadacycline (dosed as two 150 mg tablets) every 24 hours, plus placebo where Gram-negative bacteria was suspected. Patients transitioned to oral therapy after receiving an average of 4.8 days of IV therapy. We intended to evaluate our primary hypothesis by analyzing the clinical success rates in ITT and clinically evaluable, or CE, populations. The ITT population in this trial refers to all enrolled subjects who receive more than one dose of study drug, and a CE population refers to all ITT subjects who had a qualifying infection as defined in the protocol, received the study drug for more than five days, had all protocol-defined clinical evaluations, and had not received non-study antibiotics. As a result of the study being terminated ahead of schedule, we did not enroll a sufficient number of patients to determine non-inferiority or superiority.

Patient characteristics. Of the 140 patients that received at least one dose of study drug, 68 were randomized to omadacycline and 72 were randomized to linezolid. Cellulitis was present in 92 of the 140 patients enrolled. The maximal dimension of the infection at baseline exceeded 10 cm for 125 of the 140 patients, and for these patients the mean maximal lesion dimension exceeded 20 cm.

Efficacy. Although we terminated this trial before reaching our enrollment goal, thus precluding any statistical conclusions with regard to non-inferiority, the table below shows the clinical success rates in omadacycline and linezolid-treated patients in the two primary analysis populations—ITT and CE. The overall clinical success rates in the ITT population were between 85% and 90% in both omadacycline- and linezolid-treated patients. In the CE population, the overall clinical success rates were in the mid-90% range for both omadacycline and linezolid-treated patients. These data confirm the favorable comparative activity seen in our Phase 2 trials of omadacycline and we believe this supports proceeding to Phase 3 registration studies.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
Intent-to-Treat	58	68	85.3%	64	72	88.9%
Clinically Evaluable	58	60	96.7%	64	67	95.5%

Note: The table above shows data from our Phase 3 non-registration trial, which did not have a sufficient number of patients enrolled to determine statistical non-inferiority.

We also analyzed subgroups of CE patients defined by the category of complicated skin infection experienced by those patients. The table below shows the clinical success rates at the TOC in CE patients for each of the three major categories of serious skin infections (wound, cellulitis, and major abscess). This analysis showed that for each of the categories of serious skin infection, omadacycline treatment resulted in approximately the same cure rate as linezolid treatment, thus demonstrating consistent activity across the major ABSSSI subtypes that we intend to study in our Phase 3 registration trials.

	Omadacycline			Linezolid
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
All CE Patients at TOC	58	60	96.7%	64	67	95.5%
Wound	13	13	100%	12	13	92.3%
Cellulitis	38	39	97.4%	44	45	97.8%
Major Abscess	7	8	87.5%	8	9	88.9%

Note: The table above shows data from our Phase 3 non-registration trial, which did not have a sufficient number of patients enrolled to determine statistical non-inferiority.

Safety and Tolerability. The overall incidence of adverse events was similar in both treatment groups. There were no significant alterations of cardiovascular, renal or hepatic safety laboratory values. One death occurred in a patient who presented with undiagnosed metastatic lung cancer after being assessed as cured following the TOC visit. Study investigators did not consider any of the serious adverse events reported to be related to either omadacycline or linezolid. The table below shows the adverse events reported by 10% or more of either omadacycline-treated patients or linezolid-treated patients.

	Omadacycline (N = 68)		Linezolid (N = 72)
Adverse Event	N	Patients Reporting AE (%)	N	Patients Reporting AE (%)
Nausea	18	26.5%	19	26.4%
Headache	16	23.5%	5	6.9%
Dizziness	7	10.3%	6	8.3%
Vomiting	6	8.8%	11	15.3%
Diarrhea	3	4.4%	13	18.1%

Post-hoc efficacy analysis. Because we terminated our Phase 3 non-registration trial in response to the FDA’s decision to adjust the primary endpoint of skin infection trials to the early response endpoint, we conducted a post-hoc analysis to assess how lesion size was affected in each of the treatment arms, which is one of the two components of the early response endpoint assessment. We also evaluated the effect on fever, which is the other component of the early response endpoint assessment, and confirmed that patients with fever who were treated with omadacycline experienced reductions in fever as expected, similar to linezolid. As with our Phase 2 study, the protocol required that lesion size be measured by recording the maximal lesion dimension at baseline. We recorded subsequent measurements upon the completion of IV therapy, at the end of therapy, and then again at the TOC. Of the 140 patients in the ITT population, 125 had lesions whose maximal dimension exceeded ten cm (approximately 75 cm2). Of these subjects, the mean size of the infected lesion among omadacycline-treated patients was 20.75 cm. Among linezolid-treated patients, the mean size of the infected lesion was 22.8 cm. The table below shows the percent reduction in the size of the infected lesion for each of these subjects at each of the time points where measurements were taken. In each treatment arm, we saw an increased reduction in lesion size at the end of therapy, at the end of IV therapy, and at TOC. For those subjects, 12 in each treatment group, whom we evaluated within 24 to 72 hours of starting therapy, which corresponds to the new FDA guidance regarding the early response endpoint, there was a mean reduction in maximal dimension that exceeded 60% for both treatment groups. Taken together with the post-hoc analyses we conducted in our Phase 2 study, we believe that this analysis supports a conclusion that lesion size will be reduced at a comparable rate to that observed with linezolid and supports our belief that comparable activity to linezolid at the newly required early response endpoint will be shown in our registration studies.

	Omadacycline (N = 62)		Linezolid (N = 65)
Time of Measurement	N	Reduction in Maximal Dimension (Mean; %)	N	Reduction in Maximal Dimension (Mean; %)
End of IV Therapy (EOIV) for All	59	-60.4%	59	-62.5%
EOIV at 24-72 Hours after Baseline	12	-62.3%	12	-56.8%
End of Therapy	60	-81.3%	61	-86.3%
Test of Cure	60	-92.3%	61	-92.5%

Pharmacokinetics. Pharmacokinetic data from our Phase 3 non-registration trial, together with that collected in our Phase 2 trial indicate that we achieved comparable drug levels in both healthy Phase 1 volunteers and patients with serious skin infections.

Summary. Although we stopped our Phase 3 non-registration trial before we reached our enrollment goal due to the FDA’s decision to adjust the primary endpoint of skin infection trials to the early response endpoint, we believe that the results of the Phase 3 non-registration trial further support our expectation that omadacycline will be well tolerated and effective as a treatment of patients with serious skin infections. Combined with those patients treated in our Phase 2 trial, we have treated a total of 179 patients with skin infections with omadacycline. Further, we believe that data from our post-hoc analyses of the newly required early response endpoint would support omadacycline’s comparable activity to linezolid within the ABSSSI study design in our SPA agreement with the FDA.

Phase 2 Study in cSSSI

Design. We designed a Phase 2 trial with the primary objective of comparing the safety and tolerability of omadacycline to linezolid in patients with cSSSI. Our key secondary objectives involved comparing the efficacy of omadacycline to linezolid and assessing the PK properties of omadacycline.

Following randomization, patients initially received IV therapy with 100 mg of omadacycline every 24 hours or 600 mg of linezolid every 12 hours. For patients with infections suspected or documented as involving Gram-negative bacteria, the blinded physician had the option of providing patients with additional IV antibiotic therapy, with patients assigned to the linezolid group also receiving 2 grams of aztreonam every 12 hours, and patients assigned to the omadacycline group receiving a placebo to match the dosing regimen of linezolid-treated patients. Based on a blinded physician’s assessment of the appropriateness of hospital discharge and continuation of oral therapy, most patients then transitioned to oral therapy. For oral therapy, patients randomized to omadacycline received 200 mg of omadacycline (dosed as two 100 mg capsules) every 24 hours. Patients randomized to linezolid received one 600 mg tablet of linezolid every 12 hours. Patients in both groups received an average of five to six days of oral therapy following an average of 4.3 days of IV therapy.

Patient characteristics. Of the 219 patients that received at least one dose of the study drug in our Phase 2 study, 111 were randomly selected to be treated with omadacycline and 108 were randomly selected to be treated with linezolid. Two-thirds (66.2%, or 145) of the total patients suffered from major abscesses. About 17%, or 38 of the total patients suffered from wound infections, and the majority of these infections (29/38, or 76.3%) were due to traumatic injuries. The mean maximal length of the infections among the total patients was 13.1 cm, and over two-thirds of the patients exhibited moderate to severe reddening of the skin, or erythema; hardness, or induration, of the infected area; and pain at baseline.

Efficacy. We measured clinical responses in two study populations—ITT and CE. The ITT population in this trial refers to all enrolled subjects who receive more than one dose of study drug, and the CE population refers to all ITT subjects who had a qualifying infection and were treated and evaluated as defined in the protocol. The table below summarizes the rates of successful clinical response for each of the two study populations and shows that in both populations the successful clinical response rates in omadacycline-treated patients were comparable to those in linezolid-treated patients.

	Omadacycline			Linezolid			Difference (%)	95% Confidence Interval (CI)(1)
Population	Clinical Success (N)	Total (N)	Clinical Success (%)	Clinical Success (N)	Total (N)	Clinical Success (%)
Intent-to-Treat	98	111	88.3%	82	108	75.9%	12.4%	1.9 to 22.9
Clinically Evaluable	98	100	98.0%	82	88	93.2%	4.8%	-1.7 to 11.3

(1)	The 95% confidence intervals were to be calculated for the difference in success rates between the two treatment groups for each population. If the lower limit of the 95% confidence interval for omadacycline minus linezolid was greater than or equal to -20% for both endpoints, then the hypothesis that omadacycline is non-inferior to linezolid would be supported. If the lower limit of the 95% confidence interval exceeds 0%, then the superiority of omadacycline over linezolid is supported.

Analyses of clinical responses by category of serious infection also showed that favorable outcomes with omadacycline occurred consistently across infection types. For subjects with major abscesses the difference in successful clinical response was 3.6% (95% CI -3.7 to 10.9) favoring omadacycline treatment (98.5% vs. 94.8%) in the CE population. For the next most frequent infection type, wound infections associated with trauma, the difference in successful clinical response was 10.0% (95% CI -13.6 to 33.6), favoring omadacycline treatment (100% vs. 90%) in the CE population. The leading cause of infection was Staphylococcus aureus, the majority of which were MRSA isolates.

Safety and tolerability. There were three serious adverse events reported in this trial—one in an omadacycline-treated patient and two in linezolid-treated patients. The study investigator considered the event in the omadacycline-treated patient, which involved worsening confusion, to be unrelated to the study therapy. Among the 111 omadacycline-treated patients, 46 (41.4%) experienced one or more treatment-emergent adverse events and 24 (21.6%) experienced one or more adverse events assessed as potentially treatment-related. By comparison, among the 108 linezolid-treated patients, 55 (50.9%) experienced one or more treatment-emergent adverse events and 33 (30.6%) experienced adverse events assessed as potentially treatment-related. In both arms of the trial, the most frequently involved organ system was the gastrointestinal tract, with adverse events reported in 21 (18.9%) omadacycline-treated patients and 20 (18.5%) linezolid-treated patients. There were no significant alterations of cardiovascular, renal, or hepatic safety laboratory values. The table below lists ten specific treatment-emergent adverse events which occurred in five or more patients in either treatment group.

	Omadacycline (N = 111)		Linezolid (N = 108)
Adverse Event	N	%	N	%
Nausea	13	11.7%	8	7.4%
Headache	7	6.3%	9	8.3%
Constipation	5	4.5%	2	1.9%
Fatigue	5	4.5%	2	1.9%
Rash / rash erythematous	5	4.5%	2	1.9%
Vomiting	5	4.5%	4	3.7%
Dizziness	4	3.6%	5	4.6%
Alanine aminotransferase increased(1)	3	2.7%	7	6.5%
Aspartate aminotransferase increased(1)	3	2.7%	5	4.6%
Diarrhea	3	2.7%	6	5.6%

(1)	Refers to an elevated level of this specific liver enzyme.

Post-hoc efficacy analysis. In its draft guidance on skin infection trials issued in August 2010, the FDA revised the disease indication to be addressed in these trials from cSSSI to ABSSSI. The primary purpose of this new terminology is to identify infections for clinical registration trials for which a reliable estimate of a treatment effect of antibacterial drug therapy can be determined. This change was made to avoid including patients with mild infections that would not require antibacterial therapy or those with chronic infections, such as diabetic foot infections. The types of infections that are considered appropriate for clinical study primarily include cellulitis, wound infection, major cutaneous abscess, and burn infection. A critical new requirement of the new ABSSSI designation is that the minimum surface area of redness, edema, and/or induration must be >75 cm2.

The adjusted primary endpoint for ABSSSI under the FDA’s draft guidance is based on historical data demonstrating cessation of lesion spread and absence of fever at 48-72 hours after initiation of antibacterial therapy. Assessment of efficacy at this earlier time point is in contrast to the previously recommended primary assessment of efficacy at the TOC endpoint, which was typically 7-14 days after the completion of therapy. In response to the FDA’s decision to adjust the primary endpoint to the early response timepoint, we have conducted a post-hoc analysis to assess a subset of patients from our Phase 2 study in whom cessation of an increase in the size of the infected lesion, measured in only one maximal dimension, and the absence of fever (temperature <38.0oC) had been recorded over the first days of study therapy. Using these data, we retrospectively calculated the early response endpoint, demonstrating that 96.8% (30/31) of omadacycline-treated patients and 94.4% (34/36) of linezolid-treated patients met these two criteria. Among the omadacycline-treated patients, the size of the infected lesion decreased an average of 31.8% relative to pre-treatment, compared to an average reduction of 6.7% among the linezolid-treated patients. The baseline lesion dimensions were large as required in ABSSSI. While our previous Phase 2 and 3 studies were not designed to test statistical significance for these new endpoints, we believe the results of the previous Phase 2 and 3 studies, when considered together, support the hypothesis that omadacycline will demonstrate comparable efficacy to linezolid at the early assessment timepoint.

Pharmacokinetics. We found that omadacycline exposure was similar to that measured in our earlier Phase 1 studies in healthy volunteers. These results are consistent with achieving therapeutic exposures using a once-daily regimen of omadacycline in both the IV and oral formulations.

Summary. In treating patients with serious infections involving the skin and surrounding tissues, IV and oral formulations of omadacycline demonstrated comparable safety, tolerability, and activity to linezolid. Based on this work, we conducted an End-of-Phase 2 meeting with the FDA, and we determined to progress omadacycline into Phase 3 clinical trials for the treatment of cSSSI. Further, we believe that data from our post-hoc analyses of the early response endpoint would support omadacycline’s comparable activity to linezolid within the ABSSSI study design in our SPA agreement with the FDA.

Phase 1 Studies

We assessed omadacycline in 16 single- and multiple-dosing Phase 1 studies for both the IV and oral formulations, involving more than 500 healthy volunteers. The results of these Phase 1 studies showed that omadacycline:

▪	was well tolerated, with no nausea or vomiting in subjects treated with the IV or oral formulations being used in Phase 3 registration trials at the planned therapeutic dose;

▪	was associated with asymptomatic increases in heart rate, that were not evident in Phase 2 and Phase 3 non-registration trials in patients with cSSSI;

▪	was associated with mild reversible increases in alanine aminotransferase, a liver enzyme, at doses above the therapeutic doses used in Phase 2 and Phase 3 non-registration trials;

▪	was bioequivalent in both IV and oral formulations;

▪	had pharmacokinetics sufficient to support convenient once-daily dosing regimens;

▪	had minimal variations in bioavailability among men and women and patients at varying weights and sizes, supporting fixed dose formulations;

▪	did not affect the QT interval as demonstrated in a thorough QTc study;

▪	would not require dosage adjustment in patients with hepatic impairment;

▪	was not metabolized, suggesting a low potential for drug-drug interactions; and

▪	was excreted as active drug with sufficient concentrations in urine to contemplate development for UTI.

From our End-of-Phase 2 meeting with the FDA regarding omadacycline, we have agreement that the preclinical and Phase 1 package for this product candidate is complete. We still plan to conduct several small Phase 1 studies to evaluate exposure levels of omadacycline in patients with impaired kidney function, pediatric patients, and a drug interaction study.

Preclinical Studies

We have conducted preclinical studies to assess the safety of omadacycline, including 13-week IV and oral studies in rats and monkeys to assess for efficacy in animal models of bacterial infections. In vitro and in vivo testing indicated the potential clinical utility of omadacycline in ABSSSI, CABP, and UTI. The table below shows the in vitro activity of omadacycline against a broad range of bacterial pathogens found in ABSSSI, CABP, and UTI, as assessed in independent laboratories using bacteria isolated from clinical specimens.

Clinical bacterial isolate minimum inhibitory concentration, or MIC, data from Phase 3 registration trials will determine the susceptibility or resistance level of omadacycline for the bacteria noted in the following tables. MIC values are indicative of a bacterium’s susceptibility or resistance to a particular antibiotic. A lower MIC value indicates potentially greater potency in vitro. Susceptibility and resistance data from other tetracycline-like compounds provide some guidance with regard to expected results for omadacycline. Historically, with older tetracyclines, MIC values for Gram-positive bacteria were considered susceptible up to 2 ug/mL and for most Gram-negative bacteria up to 4 ug/mL. Traditionally, bacteria considered resistant had MIC values for Gram-positive bacteria of 8 ug/mL and above, while Gram-negative bacteria were considered resistant with MIC values of 16 ug/mL and higher.

In the tables below, the column labeled “Number of Isolates” indicates the number of patients from whom an isolate of the organism was obtained. MIC90 indicates the concentration of drug that inhibits 90% of the pathogens in vitro, while MIC50 indicates the concentration of drug that inhibits 50% of the pathogens in vitro.

Class	Organism	Number of Isolates	MIC50 (µg / mL)	MIC90 (µg / mL)
Gram-positive pathogens	Staphylococcus aureus (MSSA)	52	0.25	0.25
	Staphylococcus aureus (MRSA)	111	0.25	0.25
	Coagulase-negative staphylococci	152	0.25	1.00
	Enterococcus faecalis (VSE)	107	0.25	0.50
	Enterococcus faecalis (VRE)	47	0.12	0.25
	Enterococcus faecium (VSE)	56	0.12	0.12
	Enterococcus faecium (VRE)	100	0.12	0.12
	Streptococcus pneumoniae	104	0.12	0.12
	Streptococcus pneumoniae (PRSP)	51	0.12	0.12
	Streptococcus pyogenes	104	0.12	0.12
	Streptococcus agalactiae	53	0.12	0.25
Gram-negative pathogens	Haemophilus influenzae	105	0.50	1.00
	Moraxella catarrhalis	105	0.25	0.25
	Escherichia coli	203	2.00	4.00
	Klebsiella pneumoniae	204	2.00	8.00
	Acinetobacter baumannii	53	0.25	4.00
Anaerobic pathogens	Bacteroides fragilis	100	1.00	2.00
	Clostridium perfringens	100	1.00	4.00
	Anaerobic Gram-positive cocci	101	0.25	0.50
Atypical pathogens	Legionella pneumophila	25	0.25	0.25
	Chlamydia pneumoniae	5	0.25	0.25

The tables below compare the in vitro activity of omadacycline and various antibiotics for ABSSSI, CABP and UTI pathogens against various strains of bacteria, including those resistant to current antibiotics.

Key Pathogens—ABSSSI

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid		Levofloxacin	Vancomycin	Amox- Clav(1)
Staphylococcus aureus (MRSA) (111)	0.25	>64	(2)	4		>8	1	>8
Staphylococcus aureus (MSSA) (52)	0.25	4		2		2	1	1
Streptococcus pyogenes (104)	0.12	0.03		2		1	0.5	0.015
Escherichia coli ESBL neg. (101)	4	0.12		N/A	(3)	0.06	N/A	16

(1)	Amoxicillin-clavulanic acid.
(2)	“>” indicates the highest concentration tested.
(3)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.

Key Anaerobe Pathogens—ABSSSI

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Cefotaxime	Metronidazole		Clindamycin	Amox- Clav
Anaerobic Gram-positive cocci (101)	0.5	16	>64	(1)	8	16

(1)	“>” indicates the highest concentration tested.

Key Typical Pathogens—CABP

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone	Linezolid		Levofloxacin	Vancomycin	Amox- Clav	Azithromycin
Streptococcus pneumoniae, PRSP (51)	0.12	2	2		1	1	8	>4	(2)
Haemophilus influenzae (105)	1	0.008	N/A	(1)	0.03	N/A	1	4
Moraxella catarrhalis (105)	0.25	1	N/A		0.06	N/A	0.25	0.06

(1)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.
(2)	“>” indicates the highest concentration tested.

Key Atypical Pathogens—CABP

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid	Moxifloxacin		Vancomycin	Amox- Clav	Azithromycin
Legionella pneumophila (25)	0.25	N/A	(1)	N/A	<0.03	(2)	N/A	N/A	0.5

(1)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.
(2)	“<” indicates the lowest concentration tested.

Key Pathogens—UTI

	MIC90 (ug/ml)
Organism (Number of Isolates)	Omadacycline	Ceftriaxone		Linezolid		Levofloxacin	Vancomycin	Amox- clav
Escherichia coli ESBL pos. (102)	4	128		N/A	(3)	>16	N/A	16
Staphylococcus aureus (MRSA) (111)	0.25	>64	(2)	4		>8	1	>8
CoNS, MR (114)(1)	1	>64		2		>8	2	8
Enterococcus species (310)	0.25	>64		4		>8	>32	>8

(1)	CoNS, MR: Coagulase-negative Staphylococcus species (not S. aureus), methicillin resistant.
(2)	“>” indicates the highest concentration tested.
(3)	“N/A” indicates that the antibiotic is not indicated against this organism and/or has no useful therapeutic activity.

PTK-AR01 – Novel Oral Tetracycline for Acne and Rosacea

Overview

PTK-AR01 is a novel next generation tetracycline that we designed specifically for dermatological use. Because dermatology is not our core area of focus, we have licensed U.S. rights to PTK-AR01 for the treatment of acne and rosacea to Warner Chilcott, which funds all development costs for this program. In exchange for license rights, we earn milestone payments upon the achievement of development and regulatory progress, of which more than $20 million remain to be achieved, and a royalty on eventual net sales, if any. We retain commercialization rights outside of the United States, which are available for licensing to other partners in key international markets, such as the European Union and Japan. Warner Chilcott initiated a Phase 2 clinical trial of PTK-AR01 for the treatment of acne in June 2012. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea.

Market

Both acne and rosacea can be disfiguring conditions with significant social and medical costs. According to the Italian Journal of Public Health, the United States market for drugs to treat acne and rosacea is believed to exceed $1 billion annually. In recent years, more than $1.3 billion was spent annually in the United States for various oral formulations of doxycycline or minocycline to treat these conditions.

Acne can affect up to 91% of males and 79% of females during adolescence, and 25% of males and 50% of females into adulthood. Acne lesions primarily affect the face and upper torso/back. While disfiguring when lesions are active, chronic acne can also leave the skin permanently scarred. The social costs to young adults are manifested in increased incidences of depression, anxiety, social disorders, and missed work, and those that suffer from acne are nearly twice as likely to commit suicide as similarly-aged non-acne sufferers. The most common oral treatments prescribed by dermatologists are tetracycline derivatives, which dermatologists widely accept as a first-line therapy for moderate-to-severe acne. A common side effect associated with the use of any broad-spectrum antibacterial agent is gastrointestinal upset and antibiotic associated infections caused by the destruction of the normal bacterial flora. In addition, there is a growing concern and awareness of the development of antibiotic resistant bacteria from the heavy use of broader-spectrum antibiotics, such as the older generation tetracyclines, when broad-spectrum antibacterial therapy is not necessary. Similarly, for patients with severe acne, oral retinoid drugs are the leading option, but these drugs are not universally effective and also carry potentially serious side effects. Therefore, we believe there is an unmet need for an improved tetracycline for this market.

Rosacea affects primarily middle-aged adults, more often women than men, and results in chronic flushing and inflammation of the skin and is prominent on the face. There is no known cure for rosacea, but a number of oral antibiotics and anti-inflammatory drugs have been used to treat it. While a variety of treatments have been employed in the treatment of patients with rosacea, including topical and systemic antibiotics and topical corticosteroids, no treatment has been shown to be consistently effective.

Development

In the treatment of acne and rosacea, a new product that targets a narrower spectrum of bacterial types, including Propionibacterium acnes, which is a key bacterium associated with acne, would offer advantages over the existing therapies, including older tetracycline derivatives. As compared to existing tetracycline being used for the treatment of acne and rosacea, preclinical studies demonstrated that PTK-AR01 has an improved profile including narrow spectrum of antibacterial activity, oral bioavailability, anti-inflammatory activity, and PK properties.

Other Product Candidates

In addition to omadacycline and PTK-AR01, we have advanced a series of product candidates through to proof of concept stage in animal models. We designed these next generation, tetracycline-derived, new molecular entities using our proprietary drug development platform, and incorporated the recognized immune-modulation, anti-inflammatory, and other properties of the tetracycline class.

PTK-MS01—Oral Anti-Inflammatory/Neuroprotective Tetracyclines for Multiple Sclerosis

Market

MS is a chronic, debilitating disease of the central nervous system that currently affects approximately 2.5 million people worldwide. In 2011, drugs prescribed for the treatment of MS generated more than $12.3 billion in sales worldwide. The side effects, injectable-only formulation, and lack of sustained efficacy of current injectable, first-line MS therapies indicate that an unmet need still exists. The recently approved oral therapy, Gilenya, may have the advantage of being more convenient, but concerns about side effects and sustained efficacy still remain. No cure for MS currently exists, and each of the products currently used is approved to help slow or reduce the frequency or severity of debilitating attacks of muscle weakness and dysfunction that characterize MS. To avoid compounding safety risks, drugs that treat MS are typically administered alone, and are minimally active for some patients or can fail to work over time. As such, there remains a need for more effective drugs and combinations of drugs to treat both the symptoms and underlying disease of MS.

Development

We are developing a novel oral small molecule, PTK-MS01, for the treatment of MS. PTK-MS01 is a derivative of minocycline, a member of the tetracycline class of molecules. An increasing body of published information, including clinical studies in humans with relapsing-remitting MS, or RRMS, and animal models of the disease, has demonstrated the potential of oral minocycline for the treatment of MS. The potential of minocycline to treat MS is thought to be due to the anti-inflammatory and neuroprotective properties of the compound and unrelated to its antibacterial activity. The major drawback to the chronic use of minocycline in the treatment of MS when broad-spectrum antibacterial therapy is not necessary is its antibacterial activity which can result in the development of antibiotic resistance and related side effects, such as gastrointestinal intolerability and fungal overgrowth. We have evaluated minocycline and PTK-MS01 using in vitro assays of anti-inflammatory activity and neuroprotection and in animal models that simulate MS. Based on preclinical data, including its overall activity in the various models, favorable oral availability profile, and results from preliminary safety studies and the lack of antibacterial activity in animals, we believe PTK-MS01 has the potential to be a valuable therapy for the treatment of MS. While several past attempts to combine current immunosuppressive agents in RRMS patients have shown positive improvements in efficacy, they have exacerbated the frequency of serious adverse events when compared to single-agent therapy. We believe that the complementary neuroprotective and anti-inflammatory features of PTK-MS01 should enable the compound to be combined with current therapies without increasing serious adverse events. We maintain all commercialization rights to PTK-MS01. PTK-MS01 is in preclinical testing.

PTK-SMA2—Novel Tetracycline for Spinal Muscular Atrophy

Market

SMA is a rare genetic disorder characterized by progressive deterioration of motor neurons in the spinal cord. The most severe and common form, Type 1 SMA, can be a cause of death in infants. Patients with less severe forms, however, can live to adulthood, but continue to suffer from permanent and severe physical disabilities. Currently, no treatment exists for SMA, and potential therapies are still in early stage development. According to the SMA Foundation, approximately 10,000 to 25,000 patients suffer from SMA in the United States. Despite the modestly sized patient populations, we believe that a drug that can provide substantial quality of life or survival advantages can create attractive market opportunities, similar to the commercial experiences in several lysosomal storage disorder indications. Moreover, we expect the SMA market to be readily accessible to a highly concentrated sales force and benefits from a well-organized patient advocacy community.

Development

SMA is caused by a defect in the SMN1 gene, which leaves the patient unable to produce functional SMN protein which is important to motor neuron function. However, humans have a highly related gene, SMN2, which has been the subject of much research since the modulation of this gene might compensate for the defect in the SMN1 gene. The SMN2 gene produces RNA which is responsible for the production of nonfunctional SMN protein. Our approach is to alter the splicing of the sequence of the RNA resulting in the production of functional SMN protein. We believe that a drug capable of increasing the production of the functional SMN protein through the modulation of SMN2 RNA sequences has the potential for disease modification in patients with this disorder.

Through in vitro and whole cell screening of our proprietary library of tetracycline derivatives, we have identified compounds with the ability to modulate SMN2 RNA splicing. Our lead candidate for the treatment of SMA, PTK-SMA2, is a novel small molecule that in animal models of SMA and cultured cells from SMA patients has been shown to alter SMN2 RNA splicing and significantly improve the production of functional SMN protein. PTK-SMA2 was shown to improve survival time and motor neuron function in the most severe mouse model of Type I SMA. Pharmacokinetic studies in animals have shown that PTK-SMA2 achieves significant plasma and tissue levels after IV and intracerebroventricular injection, including in the brain which is the most affected by the disease. Based on these results, we plan to advance PTK-SMA2 into IND-enabling studies.

Over the past several years, Families of SMA, a patient advocacy group, has supported our development of PTK-SMA2, providing us an aggregate of $1.2 million in funding. In addition, with the goal of advancing this program into clinical development, in 2009, we were awarded a five-year, milestone driven grant worth up to $4.7 million from the NIH, and have successfully delivered against annual ongoing requirements. We intend to seek orphan drug designation for PTK-SMA2 in this disease.

PTK-RA01—Oral Tetracycline for Rheumatoid Arthritis/Inflammatory Bowel Disease

Market

RA and IBD are chronic disorders where there remains an unmet need for safer, more effective, and more convenient treatments. For example, in RA, the current leading treatments are biologics which are only available in injectable formulation, can result in immunosuppression and cause other serious side effects. Currently available treatments for IBD disorders, such as prednisone, are not reliably effective, can result in immunosuppression and cause other serious side effects such as weight gain, hypertension, and diabetes.

RA is an autoimmune disease that can affect many different tissues and organs, but principally attacks the joints. In 2011, more than $15.6 billion was spent worldwide on drugs to treat RA.

IBD is a group of inflammatory conditions that affect the colon and small intestine. The most common forms of IBD are Crohn’s disease and ulcerative colitis and symptoms include abdominal pain, vomiting, diarrhea, and bleeding. Based on market research reports, the worldwide market for IBD disorders is expected to reach approximately $5.5 billion in 2012.

Development

Early proof of concept clinical studies suggest that minocycline and doxycycline have activity in patients with RA, but no tetracycline derivative has been approved to treat RA or IBD. We have discovered a novel non-antibacterial tetracycline-derived compound, PTK-RA01, which has shown a favorable oral availability profile and improved anti-inflammatory activity in animal models of RA compared to other tetracycline derivatives. Our pre-clinical studies indicate that PTK-RA01 offers the potential for an improved safety profile compared to currently available biologic treatment options, which are known to be broadly immunosuppressive. In our efforts to understand how this compound works in the various animal models, we have demonstrated that PTK-RA01 modulates autoimmune inflammatory pathways and does not suppress the immune system. In addition to RA, we have explored the utility of PTK-RA01 for the treatment of IBD, given that it is also an important autoimmune-based disease. Using a mouse model of IBD, we have demonstrated efficacy and believe there is the potential to develop a single compound that will be applicable to both RA and IBD indications. We intend to seek a partner for further development in these indications.

Other Research Programs

Multiple Adaptational Response Program for Preventing Infection and Add-On Therapy

We are developing non-tetracycline-derived anti-infective drugs that target virulence, which is the ability of bacteria to cause infection. We believe that anti-virulence drugs could have broad utility in the prevention of bacterial infections in populations that are at risk, such as patients receiving mechanical ventilation, patients with recurring urinary tract infections, individuals at risk after a bioterrorism attack, or individuals in developing nations where diseases like cholera are problematic. Our novel approach focuses on inhibiting a family of transcription factors, which are proteins that control more than 50 different genes, many of which result in virulence. We refer to this related group of transcription factors as the MAR family. In the process of a bacterial cell causing infection in a human host, a large number of genes important to virulence are turned on, thus allowing the bacteria to successfully infect the host. We have demonstrated that inhibition of MAR by deleting the gene or inhibiting the gene function with a small molecule inhibitor reduces or eliminates virulence, thereby preventing infection. We have advanced our MAR program through proof of concept in animal models involving several types of bacteria, including P. aeruginosa, Yersinia Sp., and E. coli, in infections including pneumonia and UTI. These studies have shown that small molecule drugs, which target the MAR pathway, may have the potential to provide protection from lethal bacterial infections. We believe that MAR-targeted drugs offer the potential for both the prevention of infections and as an add-on therapy to currently available antibiotics.

Novel tetracycline for C. difficile infections

Clostridium difficile associated diarrhea, or CDAD, continues to be a complication of antibiotic therapy and has recently become more threatening in the community setting due to expanded use of quinolone and broad -spectrum cephalosporin antibiotics. The normal gut microflora forms a protective barrier known as colonization resistance to minimize intrusion of pathogenic organisms, including the overgrowth of C. difficile. CDAD infection results from the disruption of the normal gut microflora when an antibiotic is taken for an unrelated infection. The initial management of CDAD involves discontinuation of antibiotics to allow the normal gut microflora to restore itself. Although some cases of CDAD will resolve with cessation of antibiotic treatment, current clinical practice dictates that treatment should be directed against C. difficile itself, to avoid the risk of the disease worsening. Currently, the majority of CDAD patients that are treated receive metronidazole or oral vancomycin that remain in the gut, but these antibiotics are increasingly being considered inadequate because of decreased response rates. Further, the recurrence rate of disease following metronidazole therapy is known to be as high as 20% to 30% of patients. While a new treatment option, Dificid, has shown favorable efficacy, safety and somewhat reduced rates of recurrence, development of resistance is always a concern and additional therapies are needed. We have identified oral narrow-spectrum tetracycline-derived compounds that remain in the gut with activity against C. difficile and have conducted proof of concept studies with early leads in a rodent model of CDAD.

Our Drug Development Platform

Our proprietary drug development platform, which is designed to produce novel product candidates to treat a variety of serious human diseases, is grounded in our fundamental expertise in chemistry and biology and our proprietary chemistry techniques. This platform consists of two programs: our tetracycline program and our MAR program.

Our tetracycline program is supported by over 50 years of use of tetracycline-based antibacterial products which have demonstrated a favorable safety and pharmacology profile. We maintain an active tetracycline chemistry program and have produced a diverse collection of chemically-distinct, patent-protected, tetracycline-derived compounds with varied and useful properties. These collections have been developed in pursuit of various structure-and-activity-relationships, or SAR, from our many programs and exploratory syntheses. The potential of this program is further strengthened by recent recognition that tetracyclines, in addition to having antibacterial activity, can also affect inflammation and immune responses. Recognizing this broad range of potential therapeutic activity, we have leveraged our expertise in chemistry and biology to develop novel and proprietary techniques that manipulate the basic tetracycline structure in order to produce novel drugs that could be used to treat a variety of serious human diseases. This expertise allows us to modify the spectrum of antibacterial activity, retain activity against resistant bacteria, completely eliminate antibacterial activity, retain favorable absorption characteristics, enhance compound penetration into certain tissues, avoid various side effects, and to enhance or introduce these or other new properties into our derivatives.

In addition, our MAR program is based on novel discoveries in pathogen genomics, which has allowed us to identify small molecules that could act to prevent serious and life-threatening infections before they develop. Leveraging the same chemistry and biology expertise as in our tetracycline-derivative programs, we have also had success discovering novel small molecules that inhibit MAR.

Our Commercialization Strategy

Assuming approval from regulatory authorities, we intend to market omadacycline as a first-line empiric monotherapy that will be commercialized worldwide for the treatment of serious community-acquired bacterial infections. We retain worldwide commercial rights to omadacycline. In the United States, we plan to either commercialize omadacycline alone or in collaboration with one or more pharmaceutical companies that have established commercial capabilities. We intend to build a commercial organization in the United States to focus on educating hospital-based and other physicians who treat serious community-acquired bacterial infections, nurses, pharmacy directors, and payors about omadacycline. We also plan to develop a commercial strategy that targets institutions with the greatest use of antibiotics for serious community-acquired bacterial infections where antibiotic resistance is of concern for treating physicians.

We will also seek to partner omadacycline in the European Union, which has similarly seen an increase in serious community-acquired bacterial infections. We believe that there is a similar rapidly growing need in other markets throughout the world, including established Asian markets such as Japan, Korea, and Taiwan, as well as emerging markets, such as China, Russia, South America, and India. We envision expansion of omadacycline to these markets through partnerships following the commercialization of omadacycline in the United States.

We have partnered with Warner Chilcott, who will commercialize our product candidate in our acne/rosacea program. With the exception of our SMA program, we would seek to partner our other programs in a similar manner and leverage the existing development and commercialization infrastructure of our partners to commercialize these product candidates. The SMA program is a focused market opportunity where we may commercialize these product candidates either alone or in collaboration with a partner with established commercial capabilities.

Competition

Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical companies, and generic drug companies. We believe that our product candidates offer key potential advantages over competitive products that could enable our product candidates, if approved, to capture meaningful market share from our competitors.

If approved by the FDA, omadacycline will compete with other antibiotics in the serious bacterial skin infection market. These include generic vancomycin, linezolid, sold under the brand name Zyvox by Pfizer Inc., daptomycin, sold under the brand name Cubicin by Cubist Pharmaceuticals, Inc., quinupristin/dalfopristin, sold under the brand name Synercid by Pfizer, Inc., tigecycline, sold under the brand name Tygacil by Pfizer Inc., telavancin, sold as Vibativ by Theravance, Inc., and ceftaroline, sold under the brand name Teflaro by Forest Laboratories, Inc. Further, we expect that product candidates currently in Phase 3 development, or that could enter Phase 3 development in the near future, may represent significant competition if approved. These include ceftobiprole, under development by Basilea Pharmaceutica AG and approved in Canada and Switzerland, radezolid, under development by Rib-X Pharmaceuticals, Inc., tedizolid, under development by Trius Therapeutics, Inc., delafloxacin, under development by Rib-X Pharmaceuticals, Inc., dalbavancin, under development by Durata Therapeutics, Inc., BC-3781, under development by Nabriva Therapeutics AG, JNJ-Q2, under development by Furiex Pharmaceuticals, Inc. and oritavancin, under development by The Medicines Company.

If approved by the FDA, omadacycline will also compete with other antibiotics in the community-acquired pneumonia market. These include azithromycin, sold under the brand names Zithromax and Z-PAK by Pfizer Inc. and available as a generic, clarithromycin, sold under the brand name Biaxin by Abbott Laboratories and available as a generic, moxifloxacin, sold under the brand name Avelox by Bayer AG, levofloxacin, sold under the brand name Levaquin by Johnson & Johnson and available as a generic, tigecycline, sold under the brand name Tygacil by Pfizer Inc., linezolid, sold under the brand name Zyvox by Pfizer Inc., ceftriaxone, sold under the brand name Rocephin by F. Hoffman-La Roche Ltd and available as a generic, and ceftaroline, sold under the brand name Teflaro by Forest Laboratories, Inc. We also are aware of various drugs under development for the treatment of CABP, including BC-3781, under development by Nabriva Therapeutics AG, delafloxacin, under development by Rib-X Pharmaceuticals, Inc., CEM-101, under development by Cempra Holdings, LLC, and JNJ-Q2, under development by Furiex Pharmaceuticals, Inc.

Many of our potential competitors have substantially greater financial, technical, and human resources than we do, as well as greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products, and the commercialization of those products. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any product candidate we may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses of their development and commercialization. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render our product candidates non-competitive or obsolete.

Manufacturing

We do not own or operate current Good Manufacturing Practices, or cGMP, manufacturing facilities for the production of any of our product candidates, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We discover the initial synthesis routes for all our compounds and traditionally helped third-party manufacturers to scale-up and develop these processes, analytical methods, and formulations. All of our product candidates are organic compounds of low molecular weight, commonly referred to as small molecules. They are manufactured in simple synthetic processes from readily available starting materials. We currently rely on a small number of third-party contract manufacturers for all of our required raw materials, drug substance, and finished product for our preclinical research and clinical trials. We do not have long-term agreements with any of these third parties. We also do not have any current contractual relationships for the manufacture of commercial supplies of any of our product candidates after they are approved. If any of our products are approved by any regulatory agency, we intend to enter into agreements with third-party contract manufacturers for the commercial production of those products. We currently employ internal resources to manage our manufacturing contractors and conduct manufacturing process research in a lab-scale pilot facility in our Cambridge, Massachusetts laboratories.

For omadacycline, the manufacturing process has been refined to commercial scale, and we have produced stable IV and oral formulations. We have identified qualified commercial manufacturers, and we intend to use those manufacturers to complete process validation in support of market authorization filing, approval, and launch.

Intellectual Property

The proprietary nature of, and protection for, our proprietary drug development platform, our product candidates, and our discovery programs, processes, and know-how are important to our business. We seek patent protection in the United States and internationally for areas such as composition of matter and the chemistries which allow for the synthesis of novel substituted tetracycline compounds which exhibit significant antibacterial and/or anti-inflammatory activity, and any other technology to which we have rights, where available and when appropriate. Our policy is to pursue, maintain and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions, and improvements that are commercially important to the development of our business. We also rely on trade secrets that may be important to the development of our business.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of our proprietary technologies and compounds, our current and future product candidates and the methods used to develop and manufacture them, as well as successfully defending these patents against third-party challenges. Our ability to stop third parties from making, using, selling, offering to sell, or importing our products and technology depends on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”

Omadacycline

The patent portfolio for omadacycline is directed to cover compositions of matter, formulations, manufacturing methods and methods of use. It includes issued U.S. patents, pending U.S. patent applications, and corresponding foreign national or regional counterpart patents or applications. The patents and patent applications covering omadacycline include patents and patent application owned by us, as well as patents and patent applications owned jointly by us and Tufts University that are subject to a license agreement we have with Tufts. The issued composition of matter patent (U.S. Patent No. 7,553,828), if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, is expected to expire in 2023. We believe that an additional term of up to five years for one of our omadacycline patents may result from the patent term extension provision of the Hatch-Waxman Amendments of 1984, or the Hatch-Waxman Amendments. We expect that the other patents and patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2021 and 2029, excluding any additional term from patent term adjustment or patent term extension.

PTK-AR01

The patent portfolio for our acne and rosacea program is directed to cover compositions of matter and methods of use. The lead compound in this program is disclosed in U.S. Patent Application Nos. 11/963,540 and 11/963,509, and corresponding foreign national or regional counterpart applications. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire in 2027, excluding any additional term from patent term adjustment or patent term extension.

PTK-MS01

The patent portfolio for our multiple sclerosis program is directed to cover compositions of matter and methods of use. The lead compound in this program was first disclosed (but not claimed) in U.S. Patent No. 6,846,939, owned jointly by us and Tufts, and in pending related U.S. Patent Application Nos. 12/351,405, 12/473,955, and 12/547,870. The lead compound is also disclosed in U.S. Patent Application Nos. 10/877,928 and 12/563,923, and corresponding foreign national or regional counterpart applications. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2021 and 2029, excluding any additional term from patent term adjustment or patent term extension.

PTK-SMA2

The patent portfolio for our spinal muscular atrophy program is directed to cover compositions of matter and methods of use. The lead compound in this program is disclosed in U.S. Patent Application No. 61/653,262. We believe that a patent application claiming the lead compound, if issued as a patent, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire in 2033, excluding any additional term from patent term adjustment or patent term extension.

PTK-RA01

The patent portfolio for our rheumatoid arthritis program is directed to cover compositions of matter and methods of use. It includes issued U.S. Patent No. 7,056,902, pending U.S. applications, and corresponding foreign national or regional counterpart applications. The issued composition of matter patent (U.S. Patent No. 7,056,902), if the appropriate maintenance, renewal, annuity or other governmental fees are paid, is expected to expire in 2023. We believe that an additional term of up to five years for one of our patents, may result from the patent term extension provision of the Hatch-Waxman Amendments. We expect that the patent applications in this portfolio, if issued as patents, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2022 and 2029, excluding any additional term from patent term adjustment or patent term extension.

MAR Program

The MAR patent portfolio for small molecule inhibitors of bacterial virulence contains layered protection directed to cover composition of matter and methods of use. It includes issued U.S. Patent No. 7,405,235 and pending U.S. applications (including U.S. Ser. Nos. 11/823,103, 12/057,357, 12/462,405, 12/536,887 and 12/765,528 that disclose lead compounds for this program), and the corresponding foreign applications. The issued composition of matter patent, if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, is expected to expire in 2023, excluding any additional term for patent term extension. We expect that the patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2023 and 2030, excluding any additional term for patent term adjustment or patent term extension. We believe that an additional term of up to five years for one or more of our patents may result from the patent term extension provision of the Hatch-Waxman Amendments.

The MAR patent portfolio also includes patents and patent applications directed to cover methods of identifying additional small molecule inhibitors of bacterial virulence. The majority of these patents and patent applications are being licensed from Tufts University. The issued patents include U.S. Patent Nos. 5,650,321, 5,766,924, 5,817,793, 6,068,972, 6,136,602, 6,346,391, 6,391,545, 6,448,006, 6,485,973, 6,677,133, 7,026,136, 7,075,582, 7,202,339, 8,012,711 and 8,039,221, as well as the corresponding foreign patents. Pending applications include U.S. Ser. Nos. 12/625,003, 13/228,979 and 13/431,713, as well as the corresponding foreign applications. The issued patents, if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, are expected to expire between 2012 and 2023. We expect that the patent applications in this portfolio, if issued, and if the appropriate maintenance, renewal, annuity, or other governmental fees are paid, would expire between 2019 and 2023, excluding any additional term for patent term adjustment or patent term extension.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors, and commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We also seek to preserve the integrity and confidentiality of our data, trade secrets and know-how by maintaining physical security of our premises and physical and electronic security of our information technology systems.

Trademarks

Further, we seek trademark protection in the United States where available and when appropriate. We have registered the service marks PARATEK and PARATEK PHARMACEUTICALS & DESIGN, which we use in connection with our pharmaceutical research and development as well as our product candidates. We have received Notices of Allowance from the United States Patent and Trademark Office and the Canadian Intellectual Property Office for the PARACYCLINE mark which is registered in the European Union and Japan. In addition, we have registered the service mark THE ANTIBIOTIC RESISTANCE COMPANY in the European Union and Japan, which may be used in connection with the research and development of pharmaceuticals, drugs and antibiotics and the test, evaluation research and development of antibiotics, and other pharmaceutical products, respectively.

Collaborations, License Agreements and Other External Sources of Funding

Our commercial strategy is to partner with established pharmaceutical companies to develop and market products for the larger “community” markets, while retaining certain rights to products aimed at concentrated markets, such as hospital-based products, in the United States where we may seek to participate in development and commercialization. As of June 30, 2012, we have obtained $172.7 million in funding from external collaborations and grants. Through our collaborations, we may receive more than $20 million in milestone achievement payments in the coming years as our products progress.

Warner Chilcott

In July 2007, we entered into a collaborative research and license agreement with Warner Chilcott under which we granted Warner Chilcott an exclusive license to research, develop, and commercialize tetracycline products for use in the United States for the treatment of acne and rosacea. Under the terms of the agreement, we and Warner Chilcott are responsible for, and are obligated to use, commercially reasonable efforts to conduct specified development activities for the treatment of acne, and, if requested by Warner Chilcott, we may conduct certain additional development activities to the extent we determine in good faith that we have the necessary resources available for such activities. Warner Chilcott has agreed to reimburse us for our costs and expenses, including third-party costs, incurred in conducting any such development activities.

Under the terms of the agreement, Warner Chilcott is responsible for and is obligated to use commercially reasonable efforts to develop and commercialize tetracycline compounds that are specified in the agreement for the treatment of acne. Warner Chilcott may elect to advance the development of PTK-AR01 for the treatment of rosacea. We have agreed during the term of the agreement not to directly or indirectly develop or commercialize any tetracycline compounds in the United States for the treatment of acne and rosacea, and Warner Chilcott has agreed during the term of the agreement not to directly or indirectly develop or commercialize any tetracycline compound included as part of the agreement for any use other than as provided in the agreement.

Warner Chilcott paid us an upfront fee in the amount of $4 million on the execution date of the agreement. In addition, Warner Chilcott may be required to pay us an aggregate of approximately $25 million upon the achievement of specified development and regulatory milestones, of which $3.4 million has already been paid. Warner Chilcott is also obligated to pay us tiered royalties based on net sales of tetracycline compounds developed under the agreement. Warner Chilcott’s obligation to pay us royalties for each tetracycline compound it commercializes under the agreement expires on the later of the expiration of the last to expire patent that covers the tetracycline compound in the United States and the date on which generic drugs that compete with the tetracycline compound reach a certain threshold market share in the United States.

Either we or Warner Chilcott may terminate the agreement for certain specified reasons at any time after Warner Chilcott has commenced development of any tetracycline compound, including if Warner Chilcott determines that it would not be commercially viable to continue to develop or commercialize the tetracycline compound and/or that it is unlikely to obtain regulatory approval of the tetracycline compound, and, in any case, no backup tetracycline compound is in development or ready to be developed and the parties are unable to agree on an extension of the development program or an alternative course of action. Either we or Warner Chilcott may terminate the agreement at will on 60 days’ notice (unless the breach relates to a payment term, which requires a 30-day notice) in the event of the uncured breach of a material term or upon the bankruptcy of the other party that is not discharged within 60 days. Upon the termination of the agreement by Warner Chilcott for our breach, Warner Chilcott’s license shall continue following the effective date of termination, subject to the payment by Warner Chilcott of the applicable milestone and royalty payments specified in the agreement unless our breach was with respect to certain specified obligations, in which event the obligation of Warner Chilcott to pay us any further royalty or milestone payments shall terminate. Upon the termination of the agreement by us for Warner Chilcott’s breach or the voluntary termination of the agreement by Warner Chilcott, Warner Chilcott’s license under the agreement will terminate.

Tufts University License Agreement

In February 1997, we entered into a license agreement with Tufts University under which we acquired an exclusive license to certain patent applications and other intellectual property of Tufts related to the drug resistance field to develop and commercialize products for the treatment or prevention of bacterial or microbial diseases in humans and animals and for agricultural applications. We subsequently entered into seven amendments to this agreement to include patent applications filed after the effective date of the original license agreement, to exclusively license additional technology from Tufts, to expand the field of the agreement to include disinfectant applications and to change the royalty rate and percentage of sublicense income paid by us to Tufts under our sublicense agreements with specified sublicensees. We are obligated under the agreement to provide Tufts with annual diligence reports and a business plan and to meet certain other diligence milestones. We have the right to grant sublicenses of the licensed rights to third parties, which will be subject to the prior approval of Tufts unless the proposed sublicensee meets a certain net worth or market capitalization threshold. We are primarily responsible for the preparation, filing, prosecution, and maintenance of all patent applications and patents covering the licensed intellectual property licensed to us under the agreement at our sole expense. We have the first right, but not the obligation, to enforce the licensed intellectual property against infringement by third parties.

We issued Tufts 500,000 shares of our common stock on the date of execution of the agreement, and we may be required to make certain payments of up to $300,000 to Tufts upon the achievement by products developed under the agreement of specified development and regulatory approval milestones. We have already made a payment of $50,000 to Tufts for achieving the first milestone following commencement of the Phase 3 non-registration trial for omadacycline. We are also obligated to pay Tufts a minimum royalty in the amount of $25,000 per year if we do not sponsor at least $100,000 of research at Tufts in such year and to pay royalties in the single digits based on net sales of products. In the past, we have opted to satisfy our minimum royalty obligations to Tufts by providing an equivalent amount of sponsored research or receiving a waiver from Tufts with respect to such obligations. We expect that we will satisfy our future minimum royalty obligations by making annual payments of $25,000 to Tufts. If we enter into a sublicense under the agreement, we will be obligated to pay Tufts a percentage of the upfront or maintenance fees paid to us by the sublicensee and the lesser of a percentage of the royalty payments made to us by the sublicensee or the amount of royalty payments that would have been paid by us to Tufts if we had sold the products.

Unless terminated earlier, the agreement will expire at the same time as the last-to-expire patent in our patent rights under the license agreement. Tufts has the right to terminate the agreement upon 30 days’ notice should we fail to make a material payment under the agreement, commit a material breach of the agreement, or if, after we have started to commercialize a product under the agreement, we cease to carry on our business for a period of 90 consecutive days. We have the right to terminate the agreement at any time upon 180 days’ notice to Tufts. Tufts has the right to convert our exclusive license to a non-exclusive license if we do not commercialize a product licensed under the agreement within the specified time period.

NIH Grant Funding

We have also successfully pursued a strategy of funding our research programs with external grant support. We have been able to secure more than $10 million in grant funding from organizations such as the Medicines for Malaria Venture, Families of SMA, and the NIH over recent years. We continue to leverage grant funded research to explore opportunities in new areas of research.

An effort currently benefiting from grant support is our SMA program. Formerly funded by the non-profit patient advocacy group Families of SMA for screening of novel compounds, this program is now funded by an NIH grant. The NIH grant has supported lead and back-up optimization and initiation of IND-enabling preclinical studies.

As we have received funding for our SMA program from the NIH, a funding agency of the United States government, inventions conceived or first actually reduced to practice during the performance of the research project are subject to the rights and limitations of certain federal statutes and various implementing regulations known generally and collectively as the Bayh-Dole Requirements. As a funding recipient, we are subject to certain invention reporting requirements and certain limitations are placed on our assignment of the invention rights. In addition, the federal government retains a non-exclusive, irrevocable, paid-up license to practice the invention and, in exceptional cases, the federal government may seek to take title to the invention.

Past Collaboration—Novartis

In September 2009, we entered into a license and collaboration agreement with Novartis for the co-development and commercialization of omadacycline, which included a $70 million upfront license fee, future development and sales milestone payments, and future royalty payments, depending on the success of omadacycline. Under the agreement, Novartis was to have led development activities for omadacycline, and we were to have co-developed omadacycline and contributed a share of its development expense.

The agreement provided that Novartis would bear the majority of all direct development costs incurred in connection with omadacycline and would assume all responsibility for manufacturing of omadacycline. The agreement provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of omadacycline.

Novartis had the right to terminate the agreement without cause upon providing sixty days’ advance written notice. Novartis provided us with a notice of intent to terminate the agreement on June 29, 2011, and the termination became effective sixty days later. While Novartis terminated the agreement without cause, Novartis indicated that it elected to terminate the agreement due to the then-existing delays and uncertainties we were experiencing at that time in connection with the regulatory pathway for approval of omadacycline in two core indications, ABSSSI and CABP.

In January 2012, we and Novartis entered into a letter agreement, which we refer to as the Novartis Letter Agreement, in which we reconciled shared development costs and expenses and granted Novartis a right of first negotiation with respect to commercialization rights of omadacycline following approval of omadacycline from the FDA, EMA or any regulatory agency, but only to the extent we have not previously granted such commercialization rights for omadacycline to another third party as of any such approval. Pursuant to the reconciliation of development costs and expenses, we agreed to pay Novartis approximately $2.9 million on June 30, 2012, and as of the date hereof, this amount remains outstanding. We are in discussions with Novartis to determine options for repayment of this amount.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, packaging, promotion, storage, advertising, distribution, marketing, and export and import of products such as those we are developing. Our drugs must be approved by the FDA through the NDA process before they may be legally marketed in the United States.

United States Government Regulation

NDA Approval Processes

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or the FDCA, and implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local, and foreign statues and regulation require the expenditure of substantial time and financial resources. Failure to comply with the applicable requirements of the United States at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions, any of which could have a material adverse effect on us. These sanctions could include:

▪	refusal to approve pending applications;

▪	withdrawal of an approval;

▪	imposition of a clinical hold;

▪	warning letters;

▪	product seizures or recalls;

▪	total or partial suspension of production or distribution; or

▪	injunctions, fines, restitution, disgorgement, or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

▪	completion of preclinical laboratory tests, animal studies and formulation studies conducted according to Good Laboratory Practices, or GLPs, or other applicable regulations;

▪	submission to the FDA of an IND, which must become effective before human clinical trials may begin;

▪

performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug for its intended use, conducted in accordance with Good Clinical Practices, or GCPs, which are ethical and scientific quality standards and FDA requirements for conducting, recording and reporting clinical trials to assure that the rights, safety and well-being of trial participants are protected;

▪	submission to the FDA of an NDA;

▪

satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s safety, identity, strength, quality, and purity; and

▪	FDA review and approval of the NDA.

Once a pharmaceutical candidate is identified for development, it enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of the IND. Some preclinical or nonclinical testing may continue even after the IND is submitted. In addition to including the results of the preclinical studies, the IND will also include a protocol detailing, among other things, the objectives of the clinical trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated if the first phase lends itself to an efficacy determination. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, places the IND on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin. A clinical hold may occur at any time during the life of an IND, and may affect one or more specific studies or all studies conducted under the IND.

All clinical trials must be conducted under the supervision of one or more qualified investigators in accordance with GCPs. They must be conducted under protocols detailing the objectives of the trial, dosing procedures, subject selection and exclusion criteria, and the safety and effectiveness criteria to be evaluated. Each protocol and any amendments must be submitted to the FDA as part of the IND, and progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently in other situations, including the occurrence of serious adverse events. An institutional review board, or IRB, at each institution participating in the clinical trial must review and approve the protocol and any amendments before a clinical trial commences or continues at that institution, approve the information regarding the trial and the consent form that must be provided to each trial subject or his legal representative, and monitor the study until completed and otherwise comply with IRB regulations.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

▪

Phase 1. The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution, and elimination. In the case of some products for severe or life-threatening diseases, such as cancer, especially when the product may be inherently too toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

▪

Phase 2. Clinical trials are initiated in a limited patient population intended to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases, and to determine dosage tolerance and optimal dosage.

▪

Phase 3. Clinical trials are undertaken to further evaluate dosage, clinical efficacy, and safety in an expanded patient population at geographically dispersed clinical study sites. These studies are intended to establish the overall risk-benefit ratio of the product and provide an adequate basis for regulatory approval and product labeling.

Phase 1, Phase 2, and Phase 3 testing may not be completed successfully within any specified period, if at all. The FDA or the sponsor may suspend a clinical trial at any time for a variety of reasons, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

During the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before an NDA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and FDA to reach agreement on the next phase of development. Sponsors typically use the End of Phase 2 meeting to discuss their Phase 2 clinical results and present their plans for the pivotal Phase 3 clinical trial that they believe will support approval of the new drug. If this type of discussion occurred, a sponsor may be able to request a Special Protocol Assessment, or SPA, the purpose of which is to reach agreement with the FDA on the design of the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim.

According to FDA guidance for industry on the SPA process, a sponsor which meets the prerequisites may make a specific request for a special protocol assessment and provide information regarding the design and size of the proposed clinical trial. The FDA is supposed to evaluate the protocol within 45 days of the request to assess whether the proposed trial is adequate, and that evaluation may result in discussions and a request for additional information. A SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the drug was identified after the testing began. Also, if the sponsor makes any unilateral changes to the approved protocol, the agreement will be invalidated.

The recently enacted Food and Drug Administration Safety and Innovation Act, or FDASIA, made permanent the Pediatric Research Equity Act, or PREA, which requires a sponsor to conduct pediatric studies for most drugs and biologicals, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original NDAs, BLAs and supplements thereto, must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric studies for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug or biologic is ready for approval for use in adults before pediatric studies are complete or that additional safety or effectiveness data needs to be collected before the pediatric studies begin. After April 2013, the FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation. In our End-of-Phase 2 meeting with the FDA regarding omadacycline, we agreed to initiate an initial pediatric study prior to submission of the NDA because serious and resistant ABSSSI and CABP also occur in children. Omadacycline could be a useful new antibiotic for this patient population. This study is planned for 2013. We intend to request a deferral for children under the age of nine because tetracyclines are known to cause deposits in tooth enamel leading to tooth staining in this population.

Concurrent with clinical trials, companies usually complete additional animal safety studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and the manufacturer must develop methods for testing the quality, purity and potency of the final drugs. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf-life.

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of user fees, but a waiver of such fees may be obtained under specified circumstances. The FDA reviews all NDAs submitted to ensure that they are sufficiently complete for substantive review before it accepts them for filing. It may request additional information rather than accept a NDA for filing. In this event, the NDA must be resubmitted with the additional information. The resubmitted application also is subject to review before the FDA accepts it for filing.

Once the submission is accepted for filing, the FDA begins an in-depth review. NDAs receive either standard or priority review. A drug representing a significant improvement in treatment, prevention or diagnosis of disease may receive priority review. The FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical or other data. Even if such data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective for its intended use and whether its manufacturing complies with cGMP requirements to assure and preserve the product’s safety, identity, strength, quality and purity. The FDA may refer the NDA to an advisory committee for review and recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will inspect the facility or facilities where the product is manufactured and tested.

The FDA may require, as a condition of approval, restricted distribution and use, enhanced labeling, special packaging or labeling, expedited reporting of certain adverse events, pre-approval of promotional materials, restrictions on direct-to-consumer advertising or commitments to conduct additional research post-approval. The FDA will issue a complete response letter if the agency decides not to approve the NDA in its present form. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

Expedited Review and Approval

The FDA has various programs, including Fast Track, priority review, and accelerated approval, which are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Even if a drug qualifies for one or more of these programs, the FDA may later decide that the drug no longer meets the conditions for qualification or that the time period for FDA review or approval will not be shortened. Generally, drugs that may be eligible for these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that offer meaningful benefits over existing treatments. For example, Fast Track is a process designed to facilitate the development, and expedite the review of drugs to treat serious diseases and fill an unmet medical need. Priority review is designed to give drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists, an expedited review within six months as compared to a standard review time of ten months. Although Fast Track and priority review do not affect the standards for approval, the FDA will attempt to facilitate early and frequent meetings with a sponsor of a Fast Track designated drug and expedite review of the application for a drug designated for priority review. Accelerated approval provides an earlier approval of drugs to treat serious diseases, and that fill an unmet medical need based on a surrogate endpoint, which is a laboratory measurement or physical sign used as an indirect or substitute measurement representing a clinically meaningful outcome. As a condition of approval, the FDA may require that a sponsor of a drug receiving accelerated approval perform post-marketing clinical trials.

FDASIA includes the Generating Antibiotic Incentives Now Act, or GAIN Act, which is intended to provide incentives for the development of new qualified infectious disease products. A new drug that is designated as a qualified infectious disease product after a request by the sponsor that is made before an NDA is submitted will be eligible, if approved, for an additional five years of exclusivity beyond any period of exclusivity to which it would have previously been eligible. In addition, a qualified infectious disease product will receive priority review and Fast Track designation. Qualified infectious disease products are defined as antibacterial or antifungal drugs intended to treat serious or life-threatening infections that are resistant to treatment, or that treat qualifying resistant pathogens identified by the FDA. Examples of pathogens that may be designated as a qualifying pathogen include MRSA, vancomycin-resistant Enterococcus and multi-drug resistant Gram-negative bacteria. We believe that omadacycline will qualify for this designation and intend to make a request that it be so designated as soon as it is appropriate.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of FDA approval of the use of our drugs, some of our U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND, and the submission date of an NDA, plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the extension must be applied for prior to expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restoration of patent term for omadacycline beyond its current composition of matter expiration date, depending on the expected length of clinical trials and other factors involved in the submission of the omadacycline NDA.

Market exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement. The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Pediatric Exclusivity

The FDASIA made permanent the Best Pharmaceuticals for Children Act, or BPCA, which provides for an additional six months of marketing exclusivity if a sponsor conducts clinical trials in children in response to a written request from the FDA, or a Written Request. If the Written Request does not include studies in neonates, the FDA is required to include its rationale for not requesting those studies. The FDA may request studies on approved or unapproved indications in separate Written Requests. The issuance of a Written Request does not require the sponsor to undertake the described studies. To date, we have not received any Written Requests.

Post-approval Requirements

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further FDA review and approval. In addition, the FDA may require testing and surveillance programs to monitor the effect of approved products that have been commercialized, and the FDA has the power to prevent or limit further marketing of a product based on the results of these post-marketing programs.

Any drug products manufactured or distributed by us pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things:

▪	record-keeping requirements;

▪	reporting of adverse experiences with the drug;

▪	providing the FDA with updated safety and efficacy information;

▪	drug sampling and distribution requirements;

▪	notifying the FDA and gaining its approval of specified manufacturing or labeling changes;

▪	complying with certain electronic records and signature requirements; and

▪	complying with FDA promotion and advertising requirements.

Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and some state agencies for compliance with cGMP requirements and other laws.

From time to time, legislation is drafted, introduced and passed in Congress that could significantly change the statutory provisions governing the approval, manufacturing and marketing of products regulated by the FDA. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted, or FDA regulations, guidance or interpretations changed or what the impact of such changes, if any, may be.

Recent Changes to the Regulatory Landscape

The analytic approach of the FDA’s Anti-Infective Drugs Division has undergone evolution in recent years, primarily driven by concerns that increasingly less effective antibiotics may have been approved in the last 10 to 15 years. The impact of these changes was a rethinking of how antibiotic efficacy is measured in clinical trials, and a review of the statistical tools used to analyze the data. In March 2009, the FDA published a draft guidance entitled “Guidance for Industry Community-Acquired Bacterial Pneumonia: Developing Drugs for Treatment” and in August 2010, it published a draft guidance entitled “Guidance for Industry Acute Bacterial Skin and Skin Structure Infections: Developing Drugs for Treatment”, or the 2010 Guidance. The purpose of this guidance was to address many of the uncertainties regarding what the FDA expected from sponsors and clinical trials for the indications of ABSSSI and CABP.

The FDA asked sponsors to include additional measurements in their evaluation of efficacy that the FDA believes are more objective and less susceptible to interpretation by investigators. Non-inferiority comparisons of drugs are the standards for antibiotics, and non-inferiority margins are the margins used in the statistical analysis comparing two treatment arms in a study. These are the statistical margins or rules used to distinguish the degree of potential difference between two antibiotics in a study. In September 2010, one month after issuing the 2010 Guidance, the FDA approved Teflaro, the first antibiotic NDA reviewed pursuant to these new endpoints and non-inferiority margins. Our SPA agreements with the FDA for omadacycline include provisions that are consistent with the 2010 Guidance.

Government Regulation of Veterinary Drugs

Drugs that will be used in animals are also subject to regulation by the FDA, and related applications are submitted to FDA’s Center for Veterinary Medicine, or CVM. A new animal drug may not be sold in the United States unless it is the subject of an approved new animal drug application, or a NADA, an abbreviated NADA, or an ANADA, or unless there is a conditional approval, or a CNADA, in effect. A NADA is used to seek approval of a new animal drug and includes any subsequent supplemental applications made to an approval. An ANADA is used to seek approval for a generic new animal drug and includes any subsequent supplements to an approved ANADA. As with drugs for human use, a generic new animal drug is a copy of an approved new animal drug for which patents or other periods of exclusivity are near expiration. A CNADA allows a drug sponsor to legally market a new animal drug intended for a minor use or a minor species after proving it is safe, but before collecting all the necessary effectiveness data that would otherwise be required for a full NADA. The drug sponsor can keep the product on the market for up to five years, while collecting the required effectiveness data, if the FDA approves the sponsor’s annual renewal requests.

Before a NADA for a new drug can be submitted to the FDA, the sponsor must typically conduct clinical trials after submitting a Notice of Claimed Investigational Exemption for a New Animal Drug. Because some animals are used in human food, the FDA may require not only information about the effect of the new drug in treating the animal, but also information about any residues that might remain and later be found in human food products.

After approval, animal drugs and their manufacturers are subject to ongoing regulation by the FDA.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain approval by the comparable regulatory authorities of foreign countries or economic areas, such as the European Union, before we may commence clinical trials or market products in those countries or areas. The approval process and requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from place to place, and the time may be longer or shorter than that required for FDA approval.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicinal products produced by biotechnology or those medicinal products containing new active substances for specific indications such as the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, viral diseases and designated orphan medicines, and optional for other medicines which are highly innovative. Under the centralized procedure, a marketing application is submitted to the European Medicines Agency where it will be evaluated by the Committee for Medicinal Products for Human Use and a favorable opinion typically results in the grant by the European Commission of a single marketing authorization that is valid for all European Union member states within 67 days of receipt of the opinion. The initial marketing authorization is valid for five years, but once renewed is usually valid for an unlimited period. The decentralized procedure provides for approval by one or more “concerned” member states based on an assessment of an application performed by one member state, known as the “reference” member state. Under the decentralized approval procedure, an applicant submits an application, or dossier, and related materials to the reference member state and concerned member states. The reference member state prepares a draft assessment and drafts of the related materials within 120 days after receipt of a valid application. Within 90 days of receiving the reference member state’s assessment report, each concerned member state must decide whether to approve the assessment report and related materials. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

As in the United States, we may apply for designation of a product as an orphan drug for the treatment of a specific indication in the European Union before the application for marketing authorization is made. Orphan drugs in Europe enjoy economic and marketing benefits, including up to 10 years of market exclusivity for the approved indication unless another applicant can show that its product is safer, more effective or otherwise clinically superior to the orphan-designated product.

Reimbursement

Sales of our products will depend, in part, on the extent to which our products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. Decreases in third-party reimbursement for our product candidates or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third-party payors do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, ACA) enacted in March 2010, is expected to have a significant impact on the health care industry. ACA is expected to expand coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare Part D program. We cannot predict the impact of ACA on pharmaceutical companies as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions which has not yet occurred. In addition, although the United States Supreme Court recently upheld the constitutionality of most of the ACA, some states have stated their intentions to not implement certain sections of ACA and some members of Congress are still working to repeal ACA. These challenges add to the uncertainty of the changes enacted as part of ACA.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Facilities

Our headquarters are located in Boston, Massachusetts, where we occupy approximately 15,088 square feet of office space under a lease that expires in 2016. We also occupy approximately 16,135 square feet of office and laboratory space in Cambridge, Massachusetts under a lease that expires in June 2017. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.

Employees

As of June 30, 2012, we had 32 full-time employees, 24 of whom were primarily engaged in research and development activities. A total of 12 employees have an M.D. or Ph.D. degree. None of our employees are represented by a labor union and we consider our employee relations to be good.

Management

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors as of September 1, 2012:

Name	Age	Title
Executive Officers
Dennis P. Molnar	43	President, Chief Executive Officer and Director
Kathryn M. Boxmeyer	37	Vice President, Chief Financial Officer and Treasurer
Beverly A. Armstrong	43	Vice President—Administration, Chief Compliance Officer, General Counsel and Secretary
Sean M. Johnston, Ph.D.	54	Vice President—Manufacturing Operations
Stuart B. Levy, M.D.	73	Chief Scientific Officer,Vice Chairman and Director
Evan Loh, M.D.	53	Chief Medical Officer and Chairman of the Board
S. Ken Tanaka, Ph.D.	60	Vice President—Research & Development

Non-Employee Directors
Walter Gilbert, Ph.D.	80	Vice Chairman and Director
Dennis Purcell	57	Director
Pieter J. Strijkert, Ph.D.	76	Director
Anthony Sun, M.D.	40	Director

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Member of our nominating and governance committee.

The biographies of each of the directors below contain information regarding each person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the board of directors to conclude that the person should serve as a director for the company as of the date of this prospectus.

Executive Officers

Dennis P. Molnar, M.B.A., has been our President and Chief Executive Officer since February 2012. Mr. Molnar was previously our Executive Director of Corporate Development from 2001 to 2005 and our Vice President of Corporate Development from January 2005 to February 2012. Mr. Molnar has 19 years of experience in the pharmaceutical and biotechnology industries working in a variety of capacities, including business development, management, finance, and consulting. From 2000 to 2001, Mr. Molnar was President of JBI Associates, LLC, a software and consulting services firm to hospital pharmacies. From 1998 to 2000, Mr. Molnar served as Director of Finance and Business Development of Magainin Pharmaceuticals Inc. Prior to 1998, he held a series of positions at Bogart Delafield Ferrier, Inc., a strategic management consulting firm to the pharmaceutical and biotech industries from 1993 to 1996. Mr. Molnar received his B.A. from Brown University and his M.B.A. in healthcare management from the Wharton School of Management.

We believe that Mr. Molnar possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Chief Executive Officer, which brings historic knowledge, operational expertise, and continuity to our board of directors, and his more than 19 years of prior executive experience with several biotechnology and pharmaceutical companies.

Kathryn M. Boxmeyer, M.B.A., has been our Vice President, Chief Financial Officer, and Treasurer since March 2011. Prior to that, Ms. Boxmeyer held a series of positions in our Finance department since joining Paratek in 2001, including as our Vice President of Finance from March 2010 to March 2011. Ms. Boxmeyer has over 13 years of experience in the pharmaceutical and biotechnology industries working in finance, business development, and strategy consulting. From 1996 to 1999, Ms. Boxmeyer served as a member of the investment banking team at Raymond James & Associates where she worked as an advisor on the healthcare team, specializing in initial public offerings, follow-on offerings, private placements, mergers and acquisitions, and fairness opinions to companies in the life sciences, medical devices, and healthcare services sectors. Ms. Boxmeyer has also previously been a member of the management consulting group at Mercer Management Consulting. Ms. Boxmeyer received her A.B. from Harvard University and her M.B.A. from the Tuck School of Business at Dartmouth College.

Beverly A. Armstrong, J.D., M.B.A., has been our Vice President—Administration, Chief Compliance Officer, General Counsel, Secretary since January 2005. Prior to that Ms. Armstrong served as our Vice President, Chief Financial Officer, Treasurer, and Secretary from 2000 to 2005. She has also served as Vice President of our subsidiary, Paratek UK Limited, since 2005. Ms. Armstrong has 17 years of experience in finance, law, operations, and advising companies in the healthcare and biotechnology industries. Prior to joining Paratek, Ms. Armstrong served as an advisor to us while at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., a Boston-based law firm, where she specialized in securities offerings, SEC reporting, private equity financings, business plan development, mergers and acquisitions, joint ventures, technology transfer and strategic collaborations for biotechnology, high technology, and healthcare-related companies. Ms. Armstrong started her business career as a member of the investment banking group at Morgan Stanley & Co. Ms. Armstrong is admitted to practice law in Massachusetts and New York and she is a member of the New York and Boston Bar Associations. Ms. Armstrong serves on the Board of Directors of the Kenneth B. Schwartz Center for Compassionate Healthcare, The Alliance for Business Leadership, and other not-for-profit organizations. Ms. Armstrong received her A.B. from Harvard University, her M.B.A. from Harvard Business School, and her J.D. from Harvard Law School.

Sean M. Johnston, Ph.D., has been our Vice President—Manufacturing Operations since April 2003 and has over 25 years of experience in the pharmaceutical industry focusing on process development, manufacturing and operations. Dr. Johnston began his career as a Process Manager for Bristol Myers-Squibb. Prior to joining Paratek, Dr. Johnston served as the Senior Vice President of Operations for Genaera Corporation from 1999 to 2003. At Genaera and other start-up organizations, he managed development, manufacture and analytical activities associated with a range of drug product candidates, including small molecules and biologics in multiple product formulations. He has made regulatory submissions in the United States, Canada, and Europe, and has experience with pre-approval inspections and general inspections by the FDA and other regulatory authorities. Dr. Johnston has also worked with pharmaceutical contract manufacturers, including Lonza and Siegfried Chemicals, where he was responsible for all aspects of commercial and clinical manufacturing, process improvement, technology transfer, and facilities expansion. Dr. Johnston received his B.S., M.B.A. and Ph.D. from the National University of Ireland.

Stuart B. Levy, M.D., has been our Chief Scientific Officer and Vice Chairman of the Board of Directors since co-founding Paratek in 1996. Dr. Levy has over 30 years of research experience on the mechanisms of microbial drug resistance and, among other work, discovered the efflux mechanism of resistance to tetracycline and the mar operon. A pioneer and recognized expert in the field of antibiotic resistance, Dr. Levy is currently the Director of the Center for Adaptation Genetics and Drug Resistance at Tufts University School of Medicine. He holds professorships in the Departments of Molecular Biology and Microbiology and of Medicine. He is a past President of the American Society for Microbiology and serves as the President of the Alliance for Prudent Use of Antibiotics. Dr. Levy earned his B.A. at Williams College and his M.D. at the University of Pennsylvania.

We believe that Dr. Levy possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our Co-Founder, Chief Scientific Officer, and Vice Chairman, which brings historic knowledge, operational expertise and continuity to our board of directors, and his world class expertise, including over 30 years of research, in the fields of antibiotic resistance and the mechanisms of microbial drug resistance.

Evan Loh, M.D., was appointed Chief Medical Officer in June 2012 and has served on and been the Chairman of our board of directors since May 2012. From October 2009 to January 2012, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer. While at Pfizer, Dr. Loh’s responsibilities included scientific, operational, and strategic drug development oversight for all pre-proof of concept development phase programs and leading portfolio prioritization. Prior to joining Pfizer, from January 2007 to October 2009, Dr. Loh was Vice President, Clinical Research & Development at Wyeth, where he was responsible for leadership and strategic oversight of clinical development efforts across multiple therapeutic areas throughout the world. He is the 2006 recipient of the Heroes of Chemistry Award from the American Chemical Society for his leadership role at Wyeth in the clinical development of Tygacil. Dr. Loh served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital.

We believe that Dr. Loh possesses specific attributes that qualify him to serve as a member of our board of directors, including more than 12 years experience in senior executive management roles with large, international pharmaceutical companies.

S. Ken Tanaka, Ph.D., has been our Vice President—Research & Development since 2001. Dr. Tanaka has over 30 years of experience in research and development in the pharmaceutical industry at both large and small pharmaceutical companies. From 1997 to 2001, he worked at PathoGenesis Corp. as its Senior Director of Anti-Infective Drug Evaluation, supervising development efforts and marketing of aerosolized tobramycin. In 1987, Dr. Tanaka joined Schwartz-Pharma to lead their U.S. clinical development effort, and then joined Abbott Laboratories as head of Microbiology in 1991. At Abbott, he was involved in the macrolide, quinolone, and NCE discovery programs as well as the development and marketing support for clarithromycin, temofloxacin, and ABT-773. Prior to that, he worked at E.R. Squibb and Sons, Inc. as a scientist in its monobactam and NCE programs. He received his B.S. from the University of Washington and his Ph.D. from Northwestern University, each in Microbiology, and did his postdoctoral training in Clinical Microbiology at the University of Washington.

Board of Directors

Walter Gilbert, Ph.D., has served on our board of directors since 1996 and is one of our co-founders. Dr. Gilbert served as our chairman of the board from 1996 until May 2012, and currently serves as vice chairman. Dr. Gilbert is currently a Managing Partner of BioVentures Investors, a life-sciences venture capital firm. Dr. Gilbert has had a long track record of experience in the biotechnology industry. He was a co-founder of Biogen, Inc. and CEO from 1981 to 1984; more recently, he was a co-founder of Myriad Genetics, Inc. (NASDAQ: MYGN), a diagnostic testing company, and is currently vice-chairman of Myriad’s Board of Directors. He also previously served on the board of directors of Memory Pharmaceuticals, Inc. (NASDAQ: MEMY). A well-known molecular biologist, he is the Carl M. Loeb University Professor Emeritus, Harvard University. He was awarded a Nobel Prize in Chemistry in 1980 for the development of a method for rapid DNA sequencing.

We believe that Dr. Gilbert possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as our co-founder and vice chairman, which brings historic knowledge and continuity to our board of directors. In addition, because Dr. Gilbert has founded a number of companies and served on several boards of directors of public companies, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Dennis Purcell, M.B.A., has served on our board of directors since October 2009. Mr. Purcell has served as the Senior Managing Partner of Aisling Capital since June 2001 and is responsible for the management of the funds. Prior to joining Aisling Capital, Mr. Purcell served as Managing Director of the Life Sciences Investment Banking Group at Chase H&Q (formerly Hambrecht & Quist, or H&Q) for over five years, and served on the Executive Committee of H&Q. Prior to joining H&Q, Mr. Purcell was a Managing Director in the Healthcare Group at PaineWebber, Inc. Mr. Purcell currently serves as a director of Xanodyne Pharmaceuticals, Inc. Previously he served as a director of Aton Pharmaceuticals, Inc., Auxilium Pharmaceuticals, Inc., Cengent Therapeutics, Inc., and Valentis, Inc. He is also a former member of the Board of Directors of the Biotechnology Industry Organization (BIO)—Emerging Companies Section. He has served as a member of the Advisory Council at Harvard Medical School. Mr. Purcell received his B.A. in Economics from the University of Delaware, and his M.B.A. from Harvard University.

We believe that Mr. Purcell possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience building, investing in, and growing biotechnology companies, and his extensive experience in finance, capital markets, and investing. In addition, because Mr. Purcell has served on many boards of directors, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Pieter J. Strijkert, Ph.D., has served on our board of directors since 1997. He served as a member of the management board of Royal Gist-Brocades NV (Delft) from 1985 until 1995. Dr. Strijkert is currently chairman of the Board of Dynacorts Therapeutics BV, a company focused on treating depression and Crucell BV, a vaccine development company. He previously served as a director of Chiron Corporation, a biopharmaceutical, vaccine and blood testing company, until 2005 when it became a wholly-owned subsidiary of Novartis International AG. He also served as a consultant for Crucell BV from May 2007 until February 2010, when it was acquired by a wholly-owned subsidiary of Johnson & Johnson. He has previously served as a director of deVGen NV (Ghent, Belgium), as chairman of the Supervisory Board of Introgene (Leiden), Pharming BV (Leiden), as chairman of UbiSys NV (Utrecht), as chairman of the Board of the New Drug Research Foundation (The Hague) and as chairman of the Committee “Biotechnology” (Amsterdam). He has previously served as chairman of the Board of International Biosynthetics BV, as chairman of the Board of External Management Partners Holding BV (Staverden), and as a board member of the Association of the Dutch Chemical Industry (VNCI), the Bureau EG-Liaison, the Senior Advisory Group on Biotechnology (Brussels), the ETH in Zurich, Switzerland and the Foundation for the Preservation of the Central Laboratory of the Netherlands Red Cross Blood Transfusion Service. He is also an advisory board member for a number of other institutions, including Eidgenossische Technische Hochschule Institut für Biotechnologie (Zurich). Dr. Stijkert has a M.S. in Microbiology and a Ph.D. from Utrecht University in the Netherlands.

We believe that Dr. Strijkert possesses specific attributes that qualify him to serve as a member of our board of directors, including the perspective and experience he brings as a director of our Company since 1997, which brings historic knowledge and continuity to our board of directors. In addition, because Dr. Strijkert has served on several boards of directors with international pharmaceutical companies, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies and a significant understanding of governance issues.

Anthony Sun, M.D., has served on our board of directors since October 2007. Dr. Sun joined Aisling Capital in 2002 and currently serves as a partner. Previously, Dr. Sun was an Adjunct Instructor of Medicine at the Hospital of the University of Pennsylvania. Dr. Sun currently serves as a director of CeNeRx BioPharma, Inc., Dynova Laboratories, Inc. and HerbalScience, Inc. He was previously on the board of MAP Pharmaceuticals, Inc. Dr. Sun received his B.S. in Electrical Engineering from Cornell University and his M.D. from Temple University School of Medicine. In addition, he is a Board Certified Internist and has an M.B.A. from The Wharton School at the University of Pennsylvania.

We believe that Dr. Sun possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience building, investing in and growing biotechnology companies and extensive experience in finance, capital markets and investing. In addition, because Dr. Sun has served on many boards of directors, we believe he has substantial experience regarding how boards can and should effectively oversee and manage companies, and a significant understanding of governance issues.

Composition of our Board of Directors

Our board of directors currently consists of              members,              of whom are non-employee directors. All of our directors were elected pursuant to the board composition provisions of our stockholders agreement, which provisions will terminate upon the completion of this offering. Upon termination of these provisions, there will be no further contractual obligations regarding the election of our directors.

Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal. There are no family relationships among any of our directors or executive officers.

In accordance with our restated certificate of incorporation and restated bylaws, which will become effective upon the closing of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders commencing with the meeting in 2013, the successors to the directors whose terms then expire will be elected to serve until the third annual meeting following the election. At the closing of this offering, our directors will be divided among the three classes as follows:

▪	the Class I directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2013;

▪	the Class II directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2014; and

▪	the Class III directors will be , and and their terms will expire at the annual meeting of stockholders to be held in 2015.

Our restated certificate of incorporation provides that the authorized number of directors comprising our board of directors shall be fixed in our restated by-laws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that each class will consist of approximately one-third of the directors.

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs.             ,             and             , representing             of our             directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Our board of directors also determined that Messrs.              and             , who comprise our audit committee; Messrs.              and             , who comprise our compensation committee; and Messrs.              and             , who comprise our nominating and governance committee, all satisfy the independence standards for such committees established by the SEC and the NASDAQ Marketplace Rules, as applicable, including, in the case of all the members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Board Composition

Upon completion of our initial public offering, our nominating and governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee and the board of directors will take into account many factors, including the following:

▪	diversity of personal and professional background, perspective, experience, age, gender, ethnicity and country of citizenship;

▪	personal and professional integrity and ethical values;

▪

experience in one or more fields of business, professional, governmental, scientific or educational endeavors, and a general appreciation of major issues facing public companies similar in scope and size to us;

▪	experience relevant to our industry or with relevant social policy concerns;

▪	relevant academic expertise or other proficiency in an area of our operations;

▪	objective and mature business judgment and expertise; and

▪	any other relevant qualifications, attributes or skills.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each committee will, upon the closing of this offering, operate under a charter approved by our board of directors. Following the closing of this offering, copies of each committee’s charter will be posted on the Investor Relations section of our website, which is located at www.paratekpharm.com. The composition and function of each of these committees, as they will exist and operate upon the closing of this offering, are described below.

Audit Committee. Our audit committee is composed of             ,             , and             , and is authorized to:

▪	approve and retain the independent auditors to conduct the annual audit of our books and records;

▪	review the proposed scope and results of the audit;

▪	review and pre-approve the independent auditor’s audit and non-audit services rendered;

▪	approve the audit fees to be paid;

▪	review accounting, financial and disclosure controls with the independent auditors and our financial and accounting staff;

▪	review and approve transactions between us and our directors, officers and affiliates;

▪	recognize and prevent prohibited non-audit services;

▪	establish procedures for complaints received by us regarding accounting matters;

▪	oversee internal audit functions; and

▪	prepare the report of the audit committee required by the SEC rules.

Compensation Committee. Our compensation committee is composed of             ,             , and             , and is authorized to:

▪	review and recommend the compensation arrangements for directors and management, including the compensation for our president and chief executive officer;

▪	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

▪	administer our stock incentive plans; and

▪	prepare the report of the compensation committee if required by the SEC rules.

Nominating and Governance Committee. Our nominating and governance committee is composed of             , and             , and is authorized to:

▪	identify and nominate members of the board of directors;

▪	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

▪	oversee the evaluation of the board of directors and management.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.paratekpharm.com upon completion of this offering. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Limitation of Directors’ and Officers’ Liability and Indemnification

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us. Our restated certificate of incorporation and restated by-laws to be effective upon the completion of this offering provide that we will indemnify and advance expenses to any of our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature. We will repay certain expenses incurred by a director or officer in connection with any civil, criminal, administrative or investigative action or proceeding, including actions by us or in our name. Such indemnifiable expenses include, to the maximum extent permitted by law, attorney’s fees, judgments, fines, ERISA excise taxes, penalties, settlement amounts and other expenses reasonably incurred in connection with legal proceedings. A director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interest.

We will enter into indemnification agreements with each of our non-employee directors and with certain officers. These agreements provide that we will, among other things, indemnify and advance expenses to our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

This limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Executive and Director Compensation

Summary Compensation Table

The following table sets forth the compensation paid or accrued during the fiscal year ended December 31, 2011 to (1) our chief executive officer, and (2) our two other highest paid executive officers as of December 31, 2011. We refer to these officers as our named executive officers.

Name and principal position	Year	Salary	All Other Compensation(1)	Total
Thomas J. Bigger(2)	2011	$420,000	$9,800	$429,800
Former President and Chief Executive Officer

Gary J. Noel, M.D.(3)	2011	330,000	9,800	339,800
Vice President, Chief Medical Officer

Beverly A. Armstrong	2011	295,992	9,800	305,792
Vice President—Administration, General Counsel, Chief Compliance Officer and Secretary

(1)	Represents matching contributions under our 401(k) plan.
(2)	Mr. Bigger left the Company effective February 27, 2012.
(3)	Dr. Noel left the Company effective June 4, 2012.

Narrative to Summary Compensation Table

Terms and Conditions of 2011 Performance-Based Annual Bonus Program

Our named executive officers’ 2011 base salary amounts and bonus targets are set forth in the table below.

Name	2011 Salary	Bonus Target
Thomas J. Bigger	$420,000	$126,000	(1)
Gary J. Noel, M.D.	330,000	82,500	(2)
Beverly A. Armstrong	295,992	73,998	(2)

(1)	Represents 30% of 2011 base salary.
(2)	Represents 25% of 2011 base salary.

Our board of directors may, in its discretion, award bonuses to executive officers from time to time. We have established bonus targets for our executive officers and typically conduct an annual performance review process to serve as the basis for determining eligibility for any such bonuses. Among the key parameters that are the basis for such bonus determinations are our achievement of corporate goals and the achievement of specified goals and objectives by each department and individual. Primarily based upon such performance review process, our management may propose bonus awards to the compensation committee of the board. The compensation committee or the board of directors makes a final determination of bonus awards. We did not achieve the performance goals applicable to each of our named executive officers, and therefore no bonuses were paid for 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of December 31, 2011.

Name and principal position	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(1)		Option exercise price	Option expiration date
Thomas J. Bigger	92,000	0		0.50	5/8/12
	80,000	0		1.00	11/1/16
	150,000	10,000	(2)	2.00	2/20/18

Gary J. Noel, M.D.	46,875	103,125	(3)	2.00	9/10/20

Beverly A. Armstrong	56,250	3,750	(2)	2.00	2/20/18

(1)	All outstanding options are currently exercisable. Upon exercise of any unvested options, we have a lapsing repurchase right with respect to such unvested shares.
(2)	This option to purchase shares of common stock vested in full on February 20, 2012.
(3)	This option to purchase 150,000 shares of common stock vested as to 25% of the shares on September 10, 2011 and vested/vests as to 6.75% of the shares per quarter thereafter. This option ceased to vest as of June 4, 2012 when Dr. Noel left employment with us.

Additional Narrative Disclosure

Potential Payments Upon Termination or Change of Control

Pursuant to our employment agreements with our named executive officers effective as of December 31, 2011, upon the termination of an executive’s employment by us without cause, or if we elect not to renew the executive’s agreement at the end of any term, or upon termination of the executive’s employment by the executive for good reason, the executive has the right to receive his or her base salary then in effect and continuation of benefits for a period equal to the lesser of (i) 12 months subsequent to the date of such termination or (ii) 30 days following the date of his or her commencement of full-time employment with another employer; provided, however, if his or her annual salary with the new employer is less than his or her base salary then in effect with us, then we shall pay the executive the difference between his or her base salary with us and his or her annual salary with the new employer for the balance of such 12-month period following the date of his or her termination by us.

Pursuant to our previous employment agreement with Mr. Bigger and our current employment agreement with Ms. Armstrong, in the event that we pay cash bonuses to our executive officers with respect to the year in which Mr. Bigger’s or Ms. Armstrong’s employment was terminated by us without cause or by Mr. Bigger or Ms. Armstrong with good reason, then Mr. Bigger would have been, and Ms. Armstrong will be, entitled to receive a pro rata cash bonus based on the portion of such year that he or she was employed by us, equal to the amount that the board of directors, in their discretion, would have awarded him or her had the executive’s employment continued through such year. The vesting of all options then held by Mr. Bigger or Ms. Armstrong shall accelerate to the next occurring annual installment of the applicable vesting schedule and would become immediately exercisable. Mr. Bigger was not, and Ms. Armstrong is not, entitled to severance payments or accelerated vesting if we terminate him or her for cause or if he or she resigns without good reason.

For all of our named executive officers, if a change of control occurs and at any time during the 12-month period following the change of control (i) we or our successor terminate the executive’s employment (with or without cause), (ii) we or our successor elect not to renew the executive’s employment agreement, or (iii) the executive terminates his or her employment for good reason, which we collectively refer to clauses (i) through (iii) as triggering events, then the executive has the right to receive severance payments in an amount equal to his or her base salary and benefits then in effect for a period of 12 months subsequent to the date of termination. Upon any triggering event, the executive also has the right to receive a pro rata cash bonus for the portion of the year in which he or she was employed by us or our successor in the amount that the board of directors, in their discretion, would have awarded the executive had his or her employment continued through such 12 month period from the triggering event.

Under our employment agreements with all of our named executive officers, cause includes the employee’s willful misconduct or gross negligence; if the employee is convicted of a felony, either in connection with the performance of his or her obligations to us or which conviction materially adversely affects the employee’s ability to perform such obligations or materially adversely affects our business activities, reputation, goodwill or image; or willful disloyalty, deliberate dishonesty or material uncured breach of fiduciary duty to us or our shareholders. Under the same agreements, good reason includes our failure to perform in any material respects our obligations to the employee under the employment agreement, including, without limitation, any material diminution of the employee’s duties, title, authority, responsibilities (or nature thereof) or reporting level, as they exist on the date of such agreement or as they may have been increased or improved during any term of employment other than due to termination for cause, which failure of performance continues for a period of more than 30 days after notice thereof has been provided by the employee to our board; or any requirement that the employee be principally based at any office or location more than a certain distance from the location designated at the time of employment.

Further, pursuant to the terms of the executive’s option agreements, if a triggering event occurs or if a change of control occurs and an executive continues his or her employment with us or our successor for 12 months following the change of control, then the vesting of all options then held by him or her shall accelerate in full and the executive will have the right to exercise any and all such options.

2012 Compensation

Executive Officers

Mr. Bigger left the Company effective February 27, 2012 and was entitled to receive severance pursuant to his employment agreement. As a condition of employment, Mr. Bigger entered into a confidentiality and noncompetition agreement pursuant to which he has agreed not to compete with us for a period of twelve months after the termination of his employment.

Dr. Noel left the Company effective June 4, 2012. As a condition of employment, Dr. Noel entered into a confidentiality and noncompetition agreement pursuant to which he has agreed not to compete with us for a period of twelve months after the termination of his employment.

Cash Retention Program

Pursuant to our cash retention program with our executive officers and certain key employees, we have agreed to pay our executive officers and certain key employees a cash bonus as an incentive for them to remain employed by us. Unless the executive has voluntarily resigned his or her employment with us or we have terminated the executive for cause, the executive will receive 50% of their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 from any mix of external private equity, internal funding, venture debt and/or licensing/partnering transactions and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000 from any mix of external private equity, internal funding, venture debt and/or licensing/partnering transactions. In August 2012, this plan was amended to state that each eligible employee would earn the first 50% of their bonus on the earlier of August 31, 2012 or the completion of a successful aggregate capital raise of at least $10,000,000, but that this amount would be paid on October 1, 2012.

Additional Agreements with Executive Officers

We have entered into employments agreements with Dennis P. Molnar, our President and Chief Executive Officer, and Kathryn M. Boxmeyer, our Vice President, Chief Financial Officer and Treasurer. Mr. Molnar’s and Ms. Boxmeyer’s annual base salaries are currently $350,000 and $250,000, respectively. Mr. Molnar and Ms. Boxmeyer have the opportunity to earn annual performance bonuses of up to 30% and 25% of his and her base salaries, respectively, in any year, as determined by the board of directors in its discretion, taking into account, among other factors, the executive’s and the Company’s performance. Each executive is also eligible to receive stock grants and stock options from time to time pursuant to the Company’s stock options plans based on the executive’s and the Company’s performance, as determined by the board of directors from time to time.

Upon the termination of Mr. Molnar’s or Ms. Boxmeyer’s employment by us without cause, or if we elect not to renew the executive’s agreement at the end of any term, or upon termination of the executive’s employment by the executive for good reason, the executive has the right to receive the executive’s base salary then in effect and continuation of benefits for a period equal to the lesser of (i) 12 months subsequent to the date of such termination or (ii) 30 days following the date of the executive’s commencement of full-time employment with another employer. If the executive’s annual salary with the new employer is less than the executive’s base salary then in effect with us, then we will only be required to pay the difference between the executive’s base salary with us and the executive’s annual salary with the new employer for the balance of such 12-month period following the date of termination. In the event that we pay cash bonuses to our executive officers with respect to the year in which Mr. Molnar’s or Ms. Boxmeyer’s employment was terminated by us without cause or by Mr. Molnar or Ms. Boxmeyer with good reason, then the executive will be entitled to receive a pro rata cash bonus based on the portion of such year that the executive was employed by us, equal to the amount that the board of directors, in its discretion, would have awarded the executive had the executive’s employment continued through such year. The vesting of all options then held by Mr. Molnar shall accelerate to the next occurring annual installment of the applicable vesting schedule. Mr. Molnar and Ms. Boxmeyer are not entitled to severance payments or accelerated vesting (if applicable) if we terminate the executive for cause or if the executive resigns without good reason.

If a change of control occurs and at any time during the 12-month period following the change of control (i) we or our successor terminate Mr. Molnar’s or Ms. Boxmeyer’s employment (with or without cause), (ii) we or our successor elect not to renew such employment agreement, or (iii) the executive terminates the executive’s employment for good reason, which we collectively refer to clauses (i) through (iii) as triggering events, then Mr. Molnar and Ms. Boxmeyer have the right to receive severance payments in an amount equal to the executive’s base salary and benefits then in effect for a period of 12 months subsequent to the date of termination. Upon any triggering event, Mr. Molnar and Ms. Boxmeyer also have the right to receive a pro rata cash bonus for the portion of the year in which the executive was employed by us or our successor in the amount that the board of directors, in its discretion, would have awarded Mr. Molnar or Ms. Boxmeyer had the executive’s employment continued through such year. In addition, any options held by Mr. Molnar or Ms. Boxmeyer at the time of a triggering event will become fully vested and exercisable.

Compensation of Directors

For the fiscal year ended December 31, 2011, we did not have a director compensation policy in place, nor did we pay any compensation to our non-employee directors for serving on our board of directors other than for reimbursement of reasonable out-of-pocket expenses incurred for attending meetings of our board of directors or any committees thereof.

Our current practice is to grant our continuing non-employee directors options to purchase 10,000 shares of our common stock on an annual basis. The exercise price of these options is equal to the fair market value of a share of our common stock at the time of grant. However, we did not grant our non-employee directors any options to purchase shares of common stock during 2011.

As of December 31, 2011, Dr. Gilbert held options to purchase 50,000, 10,000 and 30,000 shares of our common stock at exercise prices of $0.50, $1.00 and $2.00 per share, respectively. As of December 31, 2011, Dr. Levy, who is also an executive officer but is not a named executive officer, held options to purchase 46,000 and 45,000 shares of our common stock at exercise prices of $0.50 and $2.00 per share, respectively. As of December 31, 2011, Mr. Purcell held options to purchase 10,000 shares of our common stock at an exercise price of $2.00 per share. As of December 31, 2011, Dr. Strijkert held options to purchase 40,000, 10,000 and 30,000 shares of our common stock at exercise prices of $0.50, $1.00 and $2.00 per share, respectively. As of December 31, 2011, Dr. Sun held options to purchase 30,000 shares of our common stock at an exercise price $2.00 per share.

Upon completion of this offering, we will adopt a director compensation policy applicable to all non-employee directors.

Equity Incentive Plans

1996 Employee, Director and Consultant Stock Option Plan, as amended

Our 1996 Employee, Director and Consultant Stock Option Plan, as amended, which we refer to as the 1996 Stock Plan, was adopted by our board of directors and approved by our stockholders in 1996. Under this plan, we may grant incentive stock options, non-qualified stock options and stock grants. A maximum of 4,500,000 shares of common stock were authorized for issuance under the 1996 Stock Plan, and no shares remain available for issuance. Upon adoption of the 2005 Stock Plan (as defined below), all remaining shares available for grant under the 1996 Stock Plan became authorized under the 2005 Stock Plan.

In accordance with the terms of the 1996 Stock Plan, the plan is administered by our board of directors or a committee of our board of directors, which we refer to as the Administrator. The Administrator may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 1996 Stock Plan.

Pursuant to the terms of the 1996 Stock Plan, in the event that we are acquired by another entity through a merger, sale of all or substantially all of our assets or otherwise, then our board of directors, or the board of directors of the surviving entity, must provide that all awards shall be assumed or substituted by the successor entity or may take any one or more of the following actions pursuant to the 1996 Stock Plan, as to outstanding options:

▪

upon written notice to the affected participants, provide that one or more options shall become immediately exercisable in full and that such options must be exercised in whole or in part within a specified number of days and at the end of such period the unexercised options shall terminate; or

▪

provide that one or more options then outstanding shall become immediately exercisable in full and shall terminate in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof.

As of June 30, 2012, 3,385,416 shares have been issued upon the exercise of options and the grant of stock awards under this plan, and 315,000 shares are subject to outstanding options under the 1996 Stock Plan. After completion of this offering, all outstanding stock options granted under the 1996 Stock Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 1996 Stock Plan.

2005 Employee, Director and Consultant Stock Option Plan

Our 2005 Employee, Director and Consultant Stock Option Plan, which we refer to as the 2005 Stock Plan, was adopted by our board of directors and approved by our stockholders in 2005. Under this plan, we may grant incentive stock options, non-qualified stock options, stock grants and other stock based awards. A maximum of 1,500,000 shares of common stock, plus any shares that were available for grant under the 1996 Stock Plan as of the date of adoption and any options cancelled or forfeited under the 1996 Stock Plan after the date of adoption, are authorized for issuance under the 2005 Stock Plan, subject to adjustment due to the effect of any stock split, stock dividend, combination, recapitalization or similar transaction.

In accordance with the terms of the 2005 Stock Plan, the plan is administered by our board of directors or a committee of our board of directors. The Administrator of the 2005 Stock Plan may, with the consent of the affected plan participants, amend outstanding awards consistent with the terms of the 2005 Stock Plan.

Pursuant to the terms of the 2005 Stock Plan, in the event that we (i) are with or acquired by another entity in a merger or (ii) sell all or substantially all of our assets (other than a transaction to merely change the state of incorporation), then our board of directors, or the board of directors of the surviving entity, must provide that all awards shall be assumed or substituted by the successor entity or may take any one or more of the following actions pursuant to the 2005 Stock Plan, as to outstanding options:

▪

upon written notice to the affected participants, provide that one or more options shall become immediately exercisable in full and that such options must be exercised in whole or in part within a specified number of days and at the end of such period the unexercised options shall terminate; or

▪

provide that one or more options then outstanding shall become immediately exercisable in full and shall terminate in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof.

As of June 30, 2012, 216,995 shares have been issued upon the exercise of options and the grant of stock awards under this plan, 1,097,938 shares are subject to outstanding options under the 2005 Stock Plan and 2,484,651 shares are available for future grant under this plan. After completion of this offering, the 2005 Stock Plan will terminate and we will grant no further stock options or other awards under this plan. All outstanding stock options granted under the 2005 Stock Plan as of the date of termination will remain outstanding and subject to their respective terms and the terms of the 2005 Stock Plan.

2012 Employee, Director and Consultant Stock Plan

In                     , 2012, our board of directors approved the 2012 Employee, Director and Consultant Stock Plan, which we refer to as the 2012 Stock Plan, which will become effective upon completion of this offering. Our stockholders approved the 2012 Stock Plan in                     , 2012. The 2012 Stock Plan will expire on                     , 2022. Under our 2012 Stock Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock based awards. There will be              shares of our common stock authorized for issuance under the 2012 Stock Plan.

In addition, the 2012 Stock Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of our common stock available for issuance under the plan on the first day of each fiscal year during the period beginning in fiscal year 2013. The annual increase in the number of shares shall be equal to the lowest of:

▪	shares of our common stock;

▪	% of the number of shares of our common stock outstanding as of such date; and

▪	an amount determined by our board of directors or compensation committee.

The board of directors or the compensation committee will administer the 2012 Stock Plan. In accordance with the provisions of the plan, the board of directors or the compensation committee will determine the terms of options and other awards. The board of directors or the compensation committee will determine:

▪	which employees, directors and consultants shall be granted options and other awards;

▪	the number of shares of our common stock subject to options and other awards;

▪	the exercise price of each option, which generally shall not be less than fair market value on the date of grant;

▪	the schedule upon which options become exercisable;

▪	the termination or cancellation provisions applicable to options;

▪	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

▪	all other terms and conditions upon which each award may be granted in accordance with our plan.

No participant may receive awards for more than              shares of our common stock in any fiscal year.

In addition, our board of directors or compensation committee may, with the consent of the affected plan participants, reprice or otherwise amend outstanding awards consistent with the terms of our plan.

Upon a merger, consolidation or sale of all or substantially all of our assets, our board of directors or any committee to which the board of directors delegates authority, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

▪

provide that outstanding options will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;

▪

provide that the outstanding options and stock awards must be exercised within a certain number of days, either to the extent the options are then exercisable, or at our board of directors’ discretion, any such options being made partially or fully exercisable;

▪

terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in our board of directors’ discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

▪	alter the terms and conditions of other awards, including providing conditions for repurchase, termination or cancellation, issue price and repurchase price; and

▪

terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at our board of directors’ discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

401(k) Plan and Other Benefits

We have a defined contribution retirement plan in which all employees are eligible to participate. Our plan is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees and by us to our plan and income earned on plan contributions are not taxable to employees until withdrawn or distributed from the plan, and so that contributions, including employee salary deferral contributions, will be deductible by us when made. We currently provide matching contributions under this plan. We also contribute to medical, disability and other standard insurance for our employees.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information. Any purchase or sales by our directors and executive officers, including pursuant to a 10b5-1 plan, will be subject to the terms of the lock-up agreements described under “Underwriting”.

Certain Relationships and Related Person Transactions

Since January 1, 2009, we have engaged in the following transactions, in which the amount involved exceeded $120,000 and in which any director, executive officer or holder of more than 5% of our voting securities, whom we refer to as our principal stockholders, or affiliates or immediate family members of our directors, executive officers and principal stockholders had or will have a material interest. We believe that all of these transactions were on terms as favorable as could have been obtained direct or indirect from unrelated third parties.

Some of our directors are affiliated with our principal stockholders as indicated in the table below:

Director	Affiliation with Principal Stockholder
Dennis Purcell	Mr. Purcell is a managing member of Aisling Capital Partners II, LLC, which is the general partner of Aisling Capital Partners II, LP, which is in turn the general partner of Aisling Capital II, LP, one of our principal stockholders. Mr. Purcell is also one of the members of the investment committee of Aisling Capital Partners, LP, the general partner of Aisling Capital II, LP.

Anthony Sun	Dr. Sun is one of the members of the investment committee of Aisling Capital Partners, LP, the general partner of Aisling Capital II, LP, one of our principal stockholders.

2009 Promissory Notes

In August 2009, we entered into a non-convertible note purchase agreement, or the 2009 note purchase agreement, with certain individuals and entities, including Aisling Capital II, L.P., or Aisling, D.E. Shaw Valence Portfolios, L.L.C., or D.E. Shaw, and Omega Fund III, L.P., or Omega Fund, which are our principal stockholders; Dr. Walter Gilbert, one of our co-founders and vice chairman of the board of directors; Kenneth J. Novack and Dr. Pieter J. Strijkert, two of our directors; Beverly A. Armstrong and Dr. Sean M. Johnston, two of our executive officers; and John Dunphy, our former chief financial officer.

Pursuant to the 2009 note purchase agreement, we issued promissory notes, or the 2009 notes, in an aggregate principal amount of $4.7 million. All borrowings under the 2009 note purchase agreement were unsecured. Pursuant to the terms of the 2009 notes, on the date that was 364 days following the date of issuance of each note, unless such date was extended by the written consent of holders of more than 50% of the aggregate principal amount outstanding under the 2009 notes, we were required to repurchase such note in an amount equal to 300% of the outstanding principal amount of each note, plus interest at a rate of 10% per year.

In October 2009, we repurchased the original borrowing amount of $4.7 million, plus $9.4 million, plus accrued interest of $82,214.

Certain of these 2009 notes were purchased by our principal stockholders, officers and directors in the amounts set forth below and we repurchased such promissory notes in the amounts set forth below:

Name of Beneficial Owner	Original Principal Amount of Debt	Total Repurchase Amount of Debt
Aisling Capital II, LP	$615,473	$1,857,211
D.E. Shaw Valence Portfolios, L.L.C(1)	369,284	1,114,327
Omega Fund III, L.P. and its affiliates(2)	365,429	1,102,695
Walter Gilbert, Ph.D.	1,000,000	3,017,534
Kenneth J. Novack	125,000	377,192
Beverly A. Armstrong	185,000	558,244
Sean M. Johnston, Ph.D.	125,000	377,192
Pieter J. Strijkert, Ph.D.	250,000	754,384
John P. Dunphy(3)	200,000	603,507

(1)	D.E. Shaw Valence Portfolios, L.L.C., or D.E. Shaw, is no longer a holder of 5% of our securities, as of February 2012.
(2)	One of our directors, Otello Stampacchia, is affiliated with Omega Fund III, L.P.
(3)	Mr. Dunphy served as our Chief Financial Officer until January 2010.

2012 Promissory Notes and Post-IPO Promissory Notes

2012 Bridge Notes

In February and March 2012, we entered into a note purchase agreement, or the March 2012 note purchase agreement, with certain individuals and entities, including Aisling, D.E. Shaw and Omega Fund, which are current and former principal stockholders; Dr. Walter Gilbert, one of our co-founders and vice chairman of the board of directors; Phase4 Ventures III LP, an entity affiliated with one of our directors, Naveed Siddiqi; and Kenneth J. Novack and Dr. Pieter J. Strijkert, two of our directors.

Pursuant to the 2012 note purchase agreement, we issued promissory notes, or the March bridge notes, with an aggregate principal amount of $5.8 million, which we refer to as the March 2012 note financing. All borrowings under the March 2012 note purchase agreement are unsecured. As part of the March 2012 note financing, on March 21, 2012, the holders of two-thirds of the shares of our Series C preferred stock, Series D preferred stock, Series F preferred stock and Series H preferred stock, collectively, our investor preferred stock, and holders of a majority of the Series H preferred stock, elected to convert all preferred stock to common stock effective upon the close of business on the day immediately preceding the second closing. Simultaneous with the completion of the second closing of the March 2012 note financing and in accordance with the terms of the note purchase agreement, the convertible preferred stockholders who purchased at least their pro rata share of March bridge notes converted their shares back to their respective series of convertible preferred stock and retained the rights and privileges of their respective preferred stock class. In the event that the preferred stockholders did not purchase at least their pro rata share of the March bridge notes, those stockholders continued to hold common stock. Upon the completion of the transaction, 6,021,290 shares of convertible preferred stock that were converted into 6,474,501 shares of common stock upon the close of business on March 21, 2012 remained outstanding as shares of common stock.

In October 2012, we entered into a note and stock purchase agreement, or the October note purchase agreement, with certain individuals and entities, including                     . Pursuant to the October note purchase agreement, we agreed to issue not less than $3.0 million and up to $5.0 million aggregate principal amount of promissory notes, which we refer to as the October bridge notes. We refer to this financing as our October bridge note financing. We have issued $             million of the October bridge notes. As part of the October bridge note financing, we and the holders of the March bridge notes agreed to exchange all March bridge notes for notes with substantially similar terms as the October bridge notes, except that the holders of the March bridge notes are not entitled to receive upfront or deferred bridge shares, each of which are described below under “—Bridge Shares.” We collectively refer to the March bridge notes and October bridge notes as the 2012 bridge notes.

Pursuant to the terms of the 2012 bridge notes, upon a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of us, other than a merger or consolidation of us in a transaction in which our shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction or a sale of all or substantially all of our assets, the 2012 bridge notes become due and payable and we are required to repurchase each note in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year.

Upon certain liquidity events, including the license, transfer or assignment of all or a material portion of our assets or intellectual property, a public offering or any other alternative financing other than a reorganization defined above, the board determines that we have sufficient cash on hand to repurchase the 2012 bridge notes and to fund our working capital and funding needs for our clinical trials and related activities for at least 180 days, then we are required to repurchase each note in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note if such repurchase occurs before August 13, 2013, or the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year if the repurchase occurs after August 13, 2013. In such instance, if we only have sufficient cash to repurchase a portion of the 2012 bridge notes, they shall be repurchased on a pro rata basis.

The 2012 bridge notes may also be repurchased by us at any time with approval by our board of directors and consent from the holders of more than 50% of the outstanding 2012 bridge notes, in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year. The 2012 bridge notes do not have a contractual maturity date. Additionally, if the board approves any other private financing that is completed prior to this offering, each holder of 2012 bridge notes shall be entitled to convert such holder’s investment in the 2012 bridge notes, including the outstanding principal amount plus accrued and unpaid simple interest at 10.0% from the date of issuance, into the security that is issued as part of such private financing on terms and conditions no less favorable to the other investors participating in such private financing. All holders of the October bridge notes who elect to convert their notes, however, will forfeit all of their upfront bridge shares, as well as the right to receive any deferred bridge shares.

Certain of these 2012 bridge notes were purchased by our principal stockholders, officers and directors in the following amounts:

Name of Beneficial Owner	February/March Original Principal Amount of Debt	October Original Principal Amount of Debt
Aisling Capital II, LP	$902,718
D.E. Shaw Valence Portfolios, L.L.C	541,631
Omega Fund III, L.P.(1) and its affiliates	535,976
Walter Gilbert, Ph.D.	1,000,000
Kenneth J. Novack	445,000
Phase4 Ventures III LP(2)	315,123
Pieter J. Strijkert, Ph.D.	250,000

(1)	One of our directors, Otello Stampacchia, is affiliated with Omega Fund III, L.P.
(2)	One of our directors, Naveed Siddiqi, is affiliated with Phase4 Ventures III LP.

Post-IPO Bridge Notes

Upon the completion of this offering, all of the 2012 bridge notes will be exchanged for notes with revised repurchase and conversion terms, which we refer to as the post-IPO notes. Pursuant to the terms of the post-IPO notes, we will be obligated to repurchase all post-IPO notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year upon the earlier to occur of (i) a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of us (other than a merger or consolidation of us in a transaction in which our shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction) or a sale of all or substantially all of our assets, or (ii) approval of any of our product candidates, including omadacycline, for any indication by the FDA, the EMA or the equivalent regulatory agencies in at least two European countries. Additionally, we may choose to repurchase the post-IPO notes in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year prior to the events described in (i) or (ii) above if, after one or more specified liquidity events as described below, such repurchase is permitted under any existing loan documents and our board of directors determines in good faith that (A) none of the proceeds of this offering will be used to effect such repurchase and (B) we have sufficient cash to fund our general operating needs through the completion of the two planned Phase 3 registration studies for ABSSSI and an additional 12 months thereafter. To effect this early repurchase, one or more liquidity events must have occurred, which include, among other things, a license or a public offering other than this offering. In addition, any holder of post-IPO notes may convert all or a portion of the then outstanding principal amount and any unpaid accrued interest of the post-IPO notes into shares of common stock in an amount equal to 150% of the principal amount of the post-IPO note elected to be converted, plus accrued and unpaid interest, at a conversion price equal to 115% of the price set forth on the cover page of this prospectus.

Bridge Shares

As an incentive to stockholders to participate in the October bridge note financing, each October bridge note holder was entitled to receive up to four shares of our common stock for each $1.00 of bridge notes purchased, with one-third of such shares, which we refer to as the upfront bridge shares, issued upon the purchase of the October bridge notes, and the remaining two-thirds of such shares, which we refer to as the deferred bridge shares, to be issued upon the completion of this offering, so long as the completion of the offering occurs prior to April     , 2013. We have issued              upfront bridge shares and upon completion of this offering, we will issue              deferred bridge shares.

The upfront bridge shares, the deferred bridge shares and any shares issued upon the conversion of the post-IPO notes are entitled to certain registration rights under our Third Amended and Restated Investor Rights Agreement, dated as of October 19, 2007, as amended. See “Description of Capital Stock—Registration Rights” for information relating to these rights.

Agreements with Stockholders

In connection with the Series H convertible preferred stock financing, we entered into the Third Amended and Restated Investor Rights Agreement, dated as of October 19, 2007, with certain of our stockholders, including our principal stockholders and their affiliates. This agreement will terminate immediately prior to completion of this offering, other than the portions of the Third Amended and Restated Investor Rights Agreement relating to registration rights, which will continue in effect following completion of this offering and entitle the holders of such rights to have us register their shares of our common stock for sale under certain circumstances. We have also entered into an Investor Rights Agreement with the holders of our Series A Preferred Stock. See “Description of Capital Stock—Registration Rights.”

Director and Executive Officer Compensation

Please see “Executive and Director Compensation” for information regarding compensation of directors and executive officers.

We have entered into employment agreements with our executive officers. For more information regarding certain provisions of our agreements with our named executive officers for the fiscal year ended December 31, 2011, see “Executive and Director Compensation—Additional Narrative Disclosure.”

Indemnification Agreements

We will enter into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements and our restated certificate of incorporation and restated by-laws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See “Management—Limitation of Directors’ and Officers’ Liability and Indemnification.”

Policy for Approval of Related Person Transactions

Pursuant to the written charter of our audit committee that will be in effect upon completion of this offering, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our board of directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

In reviewing and approving such transactions, the audit committee shall obtain, or shall direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chair of the audit committee in some circumstances. No related party transaction shall be entered into by us prior to the completion of these procedures.

The audit committee or its chair, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chair determines in good faith to be necessary in accordance with principles of Delaware law generally applicable to directors of a Delaware corporation. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the audit committee shall participate in any review, consideration or approval of any related party transaction with respect to which the member or any of his or her immediate family members has an interest.

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2012, before and after the completion of this offering by:

▪	each of our named executive officers;

▪	each of our directors;

▪	all of our current directors and executive officers as a group; and

▪	each stockholder known by us to beneficially own more than five percent of our common stock on an as converted basis.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of August 31, 2012, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The column entitled “Percentage of common stock beneficially owned—Before offering” is based on a total of 37,149,448 shares of our common stock outstanding as of August 31, 2012 assuming the conversion of all outstanding shares of our preferred stock into an aggregate of 20,572,536 shares of our common stock upon the completion of this offering.

The column entitled “Percentage of common stock beneficially owned—After offering” is based on             shares of our common stock to be outstanding after this offering, including the             shares of our common stock that we are selling in this offering.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o Paratek Pharmaceuticals, Inc., 75 Kneeland Street, Boston, MA 02111.

	Number of Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Beneficial Owner		Before Offering	After Offering
Directors and Executive Officers
Dennis P. Molnar(1)	365,000	1.0%
Thomas E. Bigger(2)	473,572	1.3%
Gary J. Noel, M.D.(3)	56,250	*
Beverly A. Armstrong(4)	383,500	1.0%
Stuart B. Levy, M.D.(5)	3,427,083	9.2%
Walter Gilbert, Ph.D.(6)	3,140,000	8.4%
Evan Loh, M.D.(7)	162,500	*
Dennis Purcell(8)	4,923,171	13.2%
Pieter J. Strijkert, Ph.D.(9)	210,000	*
Anthony Sun, M.D.(8)	4,923,171	13.2%
All current executive officers and directors as a group (11 persons)(10)	13,348,254	34.7%

Five Percent Stockholders
Aisling Capital II, LP(11)	4,923,171	13.2%
Société Générale	2,769,903	7.5%
Omega Fund III, L.P.(12)	2,899,313	7.8%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.
(1)	Consists of 125,000 shares of common stock and options to purchase 240,000 shares of common stock which are exercisable within 60 days of August 31, 2012.

(2)	Consists of 473,572 shares of common stock. Mr. Bigger left his employment with us in February 2012.
(3)	Consists of options to purchase common stock which are exercisable within 60 days of August 31, 2012. Dr. Noel left his employment with us in June 2012.
(4)	Consists of 286,000 shares of common stock and options to purchase 97,500 shares of common stock which are exercisable within 60 days of August 31, 2012.
(5)	Consists of 1,138,333 shares of common stock and options to purchase 63,750 shares of common stock which are exercisable within 60 days of August 31, 2012 held directly by Dr. Levy, 1,025,000 shares of common stock held by Dr. Levy’s wife, and 1,200,000 shares of common stock held pursuant to an irrevocable trust for the benefit of Dr. Levy’s children (the “Levy Trust”). Dr. Levy holds voting and investment power over the shares of common stock held by his wife and the Levy Trust pursuant to powers of attorney. Dr. Levy disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(6)	Consists of 1,035,000 shares of common stock and options to purchase 80,000 shares of common stock which are exercisable within 60 days of August 31, 2012 held directly by Dr. Gilbert, 1,025,000 shares of common stock held by Dr. Gilbert’s wife, and 1,000,000 shares of common stock held by Dr. Gilbert’s children. Dr. Gilbert holds voting and investment power over the shares of common stock held by his wife and children pursuant to powers of attorney. Dr. Gilbert disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.
(7)	Consists of options exercisable within 60 days of August 31, 2012.
(8)	See footnote 11 below.
(9)	Consists of 140,000 shares of common stock and options to purchase 70,000 shares of common stock which are exercisable within 60 days of August 31, 2012.
(10)	See footnotes 1, 4 through 9 and 11. Also includes 20,000 and 192,000 shares of common stock beneficially owned by Kathryn M. Boxmeyer and S. Ken Tanaka, Ph.D., respectively, and options to purchase 160,000, 252,500 and 112,500 shares of common stock held by Kathryn M. Boxmeyer, Sean M. Johnston, Ph.D. and S. Ken Tanaka, Ph.D., respectively, which are exercisable within 60 days following August 31, 2012.
(11)	Consists of securities directly held by Aisling Capital II, LP (“Aisling”), which are deemed to be beneficially owned by Aisling Capital Partners II, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners II, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Aisling GP, Aisling Partners, and the Managers may share voting and dispositive power over the shares owned of record by Aisling. The address for Aisling GP, Aisling Partners, and the Managers is 888 Seventh Avenue, 30th Floor, New York, NY 10106. The amount reported above also includes options to purchase 10,000 and 30,000 shares of common stock held by Mr. Purcell and Dr. Sun, respectively, which are exercisable within 60 days of August 31, 2012. See footnote 8.
(12)	Consists of 1,846,075 shares held directly by Omega Fund III, L.P. (“Omega III”) and 1,053,238 shares held directly by K/S Danish BioVenture. Omega Fund III GP, L.P. (“Omega III GP LP”) is the general partner of Omega III. Omega Fund III G.P., Ltd. (“Omega III GP Ltd”) is the general partner of Omega III GPLP. Omega Fund Management Limited (“Omega Management”) is the sole shareholder of Omega III GP Ltd. Sigma Holding Limited (“Sigma”) is the sole shareholder of Omega Management. Otello Stampacchia (“Stampacchia”) is the sole shareholder of Sigma. Sharon Alvarez (“Alvarez”) and Kevin Brennan (“Brennan”) are directors of each of (i) Omega III GP Ltd, (ii) Omega Management, and (iii) Sigma. Alvarez and Brennan have shared voting and investment power over the shares held by Omega III. Danish BioVenture General Partner ApS (“Danish BioVenture GP”) is the general partner of K/S Danish BioVenture. The sole shareholder of Danish BioVenture GP is Life Sciences Holdings SPV I Fund L.P. (“Life Sciences Holdings”). The general partner of Life Sciences Holdings is LS Holdings SPV I GP, LP (“LS Holdings”). The general partner of LS Holdings is LS Holdings SPV I GP, Ltd. (“LS Holdings Ltd.”). Omega Fund Management Limited (“Omega Management”) is the sole shareholder of LS Holdings Ltd. Sigma Holding Limited (“Sigma”) is the sole shareholder of Omega Management. Stampacchia, Renee Aguiar-Lucander (“Aguiar-Lucander”), Richard Lim (“Lim”) and Anne-Mari Paster (“Paster”) are directors of Danish BioVentures GP. Alvarez and Brennan have shared voting and investment power over the shares held by K/S Danish BioVenture. The address for Omega Management is 1 Royal Plaza, Royal Avenue, St. Peter Port, Guernsey, GY1 2HL

Description of Capital Stock

The following is a summary of our capital stock and provisions of our restated certificate of incorporation and restated by-laws, as they will be in effect upon the closing of this offering. For more detailed information, please see our restated certificate of incorporation and restated by-laws, which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part. The descriptions of our capital stock reflect changes to our capital structure that will occur upon the closing of this offering.

Upon completion of this offering, we will be authorized to issue              shares of common stock, $.001 par value per share, and              shares of preferred stock, $.001 par value per share. Assuming the conversion of our preferred stock, as of June 30, 2012, we had 37,149,448 shares of common stock outstanding held of record by 207 stockholders, and there were outstanding options to purchase 1,412,938 shares of common stock and outstanding warrants to purchase 195,327 shares of common stock. All of our outstanding shares of preferred stock will automatically convert into shares of common stock upon the closing of this offering.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Elections of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Except as otherwise required by law or the NASDAQ Marketplace Rules, all other matters voted on by stockholders at a meeting shall be determined by a majority of the votes cast affirmatively or negatively for such action. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. We have no present plans to issue any shares. The issuance of preferred stock or the issuance of rights to purchase such shares, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change of control of us or an unsolicited acquisition proposal.

Warrants

On March 26, 2009, we issued a warrant to purchase 195,327 shares of our Series H Convertible Preferred Stock at an exercise price of $4.10 per share. The warrant is immediately exercisable and expires on March 26, 2016. Prior to this offering, this warrant is exercisable for our Series H Convertible Preferred Stock; however, upon completion of this offering, this warrant will be exercisable for shares of our common stock. This warrant also allows the holder to convert the warrant into shares of capital stock pursuant to a net exercise provision. If this warrant is not exercised prior to its expiration date and the fair market value of our Series H Convertible Preferred Stock is greater than $4.10 per share at the time of expiration, subject to adjustment for stock splits and other events, this warrant will be automatically exercised for shares of our Series H Convertible Preferred Stock or such shares of our capital stock in which our Series H Convertible Preferred Stock convert pursuant to the net exercise provisions contained in this warrant. This warrant also provides for anti-dilution protection through adjustments to the exercise price upon the issuance of shares of our common stock at a price less than the exercise price, excluding shares of our common stock issuable upon exercise of options, warrants, conversion of convertible securities, stock splits in connection with this offering or other distributions on our securities.

Promissory Notes

For a description of our outstanding promissory notes, see “Certain Relationships and Related Person Transactions—2012 Promissory Notes and Post-IPO Promissory Notes.”

Registration Rights

Pursuant to our investor rights agreements, certain holders of our capital stock will be entitled to registration rights following this offering. These registration rights are subject to certain conditions and limitations, including the lock-up agreements, as described under the heading “Shares eligible for future sale—Lock-up agreements.” All expenses incurred in connection with registrations effected pursuant to an exercise of these rights will be borne by us.

As part of our October bridge note financing, we entered into an amendment with the holders under the Third Amended and Restated Investor Rights Agreement, dated as of October 19, 2007, as amended, to provide that the upfront bridge shares, the deferred bridge shares and any shares issued upon the conversion of the 2012 bridge notes or the post-IPO notes will be entitled to demand registration rights, piggyback registration rights and shelf registration rights, as described below. The shares of our common stock entitled to registration rights referenced below includes                      upfront bridge shares and                      deferred bridge shares, but do not reflect any shares issuable upon conversion of the 2012 bridge notes or the post-IPO notes.

Demand Rights. Beginning 180 days after the effective date of the registration statement of which this prospectus forms a part, the holders of                      shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants will be entitled to certain demand registration rights. If holders of at least 40% of the then outstanding shares request a registration we will be required to register their shares under the Securities Act, subject to specified limitations and conditions set forth in the investor rights agreement. We may be required to effect up to three such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration. We will not be required to effect such a registration unless the aggregate offering price of the shares to be registered is expected to be at least $5 million.

Piggyback Rights. If at any time after this offering we propose to register any of our equity securities under the Securities Act, other than in connection with (i) a registration relating solely to our stock option plans or other employee benefit plans, or (ii) a registration relating solely to a business combination or merger involving us, the holders of                      shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants are entitled to notice of such registration and are entitled to include their common stock in the registration.

Shelf Registration Rights. In addition, the holders of                      shares of common stock and 195,327 shares of common stock issuable upon the exercise of outstanding warrants will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We will not be required to effect such a registration unless the reasonably anticipated aggregate offering price of the shares to be registered is at least $1,000,000 and we will only be required to effect one such registration in any six-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration on Form S-3.

Pursuant to the terms of the investor rights agreement containing each of the demand, piggyback and shelf registration rights noted above, none of the holders party to such agreement that are deemed to be non-affiliate holders under the Securities Act will be entitled to registration rights once such holder’s shares are eligible for resale pursuant to Rule 144 under the Securities Act.

Additional Shelf Registration Rights. The holders of our Series A Preferred Stock and Series B Preferred Stock, including all such shares converted into our common stock in March 2012, also entered into separate investor rights agreements in connection with their initial purchase of preferred stock whereby such holders are entitled to similar shelf registration rights as those described above under “- Shelf Registration Rights.” Pursuant to these agreements, after completion of this offering, the holders of                  shares of common stock, of which                  shares of common stock are also included in the totals above in “—Demand Rights,” “—Piggyback Rights” and “—Shelf Registration Rights,” will have the right to cause us to register these shares on a Form S-3, provided that we are eligible to use this form. We may be required to effect up to one such registration for each investor rights agreement upon request by the holders of at least 33 1/3% of each class of Series A Preferred Stock and Series B Preferred Stock, respectively. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration. Pursuant to the terms of these investor rights agreements none of the holders of shares of common stock referenced in this paragraph will be entitled to registration rights once such holder’s shares are eligible for resale pursuant to Rule 144 under the Securities Act.

Delaware Law and Certain Charter and Bylaw Provisions

Certain provisions of (1) Delaware law, (2) our restated certificate of incorporation which is to be effective upon completion of this offering and (3) our restated bylaws which are to be effective upon completion of this offering as discussed below, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. As a result, it is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of Paratek. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to reduce our vulnerability to an unsolicited acquisition proposal.

Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporations Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Classified Board of Directors; Removal of Directors for Cause. Our restated certificate of incorporation provides that our board of directors will be divided into three classes as nearly equal in number as possible. Each year the stockholders will elect the members of one of the three classes to a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation, removal, death or disability. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the board of directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our restated by-laws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than days nor more than      days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the day prior to the meeting and not later than the later of (1) the      day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated by-laws. If it is determined that business was not properly brought before a meeting in accordance with our by-law provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the directors.

No Stockholder Action by Written Consent. Our restated certificate of incorporation does not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-Majority Stockholder Vote required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least     % of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Delaware Law and Certain Charter and By-law Provisions” or to reduce the number of authorized shares of common stock or preferred stock. This     % stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. A     % vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock will be                         .

Stock Market Listing

We intend to list our common stock on the NASDAQ Global Market under the symbol “PRTK”.

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our common stock, and a liquid public trading market for our common stock may not develop or be sustained after this offering. If a public market does develop, future sales of significant amounts of our common stock, including shares issued upon exercise of outstanding options or warrants, or the anticipation of those sales, could adversely affect the public market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities. We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “PRTK”.

Upon the closing of this offering, we will have outstanding an aggregate of              shares of common stock, assuming no exercise by the underwriters of their over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares of our common stock purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below.

The remaining shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act and we expect that all of these shares will be subject to a 180-day lock-up period under the lock-up agreements as described below. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, such as Rule 144 or Rule 701.

Subject to the lock-up agreements described below and the provisions of Rule 144 under the Securities Act, these restricted securities will be available for sale in the public market as follows:

Date Available for Resale	Shares Eligible for Sale	Comment
Date of prospectus		Shares sold in the offering and shares that can be sold under Rule 144 that are not subject to a lock-up

180 days after date of prospectus (as such period may be extended as described below)		Lock-up released; shares can be sold under Rule 144

Rule 144

Affiliate Resales of Shares

Affiliates must generally comply with Rule 144 if they wish to sell in the public market any shares of our common stock, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of this offering, and the shares of common stock that our preferred stock will be converted into, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

In general, subject to the lock-up agreements described below, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate of ours at any time during the three months immediately before a sale, can sell shares of our common stock in compliance with the following requirements of Rule 144.

Holding period: If the shares are restricted securities, an affiliate must have beneficially owned the shares of our common stock for at least six months.

Manner of sale: An affiliate must sell its shares in “broker’s transactions” or certain “riskless principal transactions” or to market makers, each within the meaning of Rule 144.

Limitation on number of shares sold: An affiliate is only allowed to sell within any three-month period an aggregate number of shares of our common stock that does not exceed the greater of:

▪	one percent of the number of the total number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; and

▪

the average weekly trading volume in our common stock on the stock exchange where our common stock is traded during the four calendar weeks preceding either (i) to the extent that the seller is required to file a notice on Form 144 with respect to such sale, the date of filing such notice, (ii) date of receipt of the order to execute the transaction by the broker or (iii) the date of execution of the transaction with the market maker.

Current public information: An affiliate may only resell its restricted securities to the extent that adequate current public information, as defined in Rule 144, is available about us, which, in our case, means that we have been subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for a period of at least 90 days prior to the date of the sale and we have filed all reports with the SEC required by those sections during the preceding twelve months (or such shorter period that we have been subject to these filing requirements).

Notice on Form 144: If the number of shares of our common stock being sold by an affiliate under Rule 144 during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then the seller must file a notice on Form 144 with the SEC and the stock exchange on which our common stock is traded concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Shares

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock for at least six months, is, subject to the lock-up agreements described below, entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors, other than our affiliates, who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of the registration statement of which this prospectus is a part in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 144.

Registration Rights

Upon completion of this offering, the holders of              shares of common stock, which includes              upfront bridge shares and              deferred bridge shares, and 195,327 shares of common stock issuable upon the exercise of outstanding warrants, will be entitled to various rights with respect to the registration of these shares under the Securities Act. Subject to the lock-up agreements described below, registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon registration, except for shares held by affiliates. See “Description of Capital Stock—Registration Rights.”

Stock Options

As of June 30, 2012, options to purchase a total of 1,412,938 shares of common stock were outstanding and exercisable.              of the shares subject to options are subject to lock-up agreements. An additional 2,484,651 shares of common stock were available for future option grants under our stock plans.

Upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering all shares of common stock subject to outstanding options or other awards issued or issuable pursuant to our stock plans. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under Form S-8 will be freely tradable, except to the extent that the shares are subject to vesting restrictions with us or the lock-up agreements described below.

Warrants

As of June 30, 2012, we had outstanding warrants to purchase 195,327 shares of our Series H preferred stock issuable at an exercise price of $4.10 per share, which will convert into common stock warrants upon the closing of this offering. Subject to the lock-up agreements described below, any shares purchased pursuant to these warrants will be “restricted shares” and may be sold in the public market only if they are registered under the Securities Act or qualify for an exemption from such registration.

Lock-up Agreements

We, each of our directors and executive officers and holders of all of our outstanding shares of common stock have agreed that, without the prior written consent of the representatives, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus, subject to extension in specified circumstances, offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to do the same.

The lock-up restrictions, specified exceptions and the circumstances under which the 180-day lock-up period may be extended are described in more detail under “Underwriting.”

Material U.S. Federal Tax Considerations for Non-U.S. Holders

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of shares of our common stock by a non-U.S. holder. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust other than:

▪	an individual who is a citizen or resident of the United States;

▪

a corporation, or other organization treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States;

▪	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

▪

a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

A modified definition of non-U.S. holder applies for U.S. federal estate tax purposes (as discussed below).

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated or proposed thereunder and current administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of state, local or non-U.S. taxes, or, except as explicitly addressed herein, U.S. federal taxes other than income and estate taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax considerations that may be applicable to particular non-U.S. holders, such as:

▪	insurance companies;

▪	tax-exempt organizations;

▪	financial institutions;

▪	brokers or dealers in securities;

▪	regulated investment companies;

▪	pension plans;

▪	controlled foreign corporations;

▪	passive foreign investment companies;

▪	corporations that accumulate earnings to avoid U.S. federal income tax;

▪	certain U.S. expatriates;

▪	persons subject to the alternative minimum tax;

▪	persons in special situations;

▪	persons that have a “functional currency” other than the U.S. dollar;

▪	persons that acquire our common stock as compensation for services; and

▪	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are transparent for U.S. federal income tax purposes. A partner in a partnership or other transparent entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of shares of our common stock through a partnership or other transparent entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Dividends

If we pay distributions of cash or property with respect to shares of our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles and will be subject to withholding as described in the paragraphs below. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in its shares of our common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below under the heading “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock.” Any distribution described in this paragraph would also be subject to the discussion below in “-Foreign Account Tax Compliance Act.”

Subject to the exceptions described below, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on shares of our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we intend not to withhold any U.S. federal income tax on the distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States, and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. To obtain this exemption, a non-US holder must provide us with a properly executed original and unexpired IRS Form W-8ECI properly certifying such exemption. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

A non-U.S. holder of shares of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the discussion below in “—Foreign Account Tax Compliance Act,” a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

▪

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a non-U.S. corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

▪

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the amount by which such non-U.S. holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition; or

▪

we are or were a “U.S. real property holding corporation” during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” (within the meaning of the Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on shares of our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding is not required. Subject to the discussion below under “—Foreign Account Tax Compliance Act,” non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) or otherwise subject to an exemption in order to avoid backup withholding at the applicable rate (currently 28% through December 31, 2012, and thereafter set to increase to 31%) with respect to dividends on shares of our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to the U.S. federal withholding tax, as described above in “—Dividends,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the payment of the proceeds of a disposition of shares of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or non-U.S., unless the holder certifies that it is a non-U.S. person (as defined in the Code) and satisfies certain other requirements, or otherwise establishes an exemption. For information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker and dispositions otherwise effected through a non-U.S. office generally will not be subject to information reporting. Generally, backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected through a non-U.S. office of a U.S. broker or non-U.S. office of a non-U.S. broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Foreign Account Tax Compliance Act

Legislation enacted in March 2010, commonly referred to as FATCA, generally will impose a U.S. federal withholding tax of 30% on payments to certain non-U.S. entities (including certain intermediaries), including dividends on and the gross proceeds from a sale or other disposition of our common stock, unless such persons comply with a complicated U.S. information reporting, due diligence, disclosure and certification regime. This new regime and its requirements are different from, and in addition to, the certification requirements described elsewhere in this discussion. As currently proposed, the FATCA withholding rules would apply to certain payments, including dividend payments on our common stock, if any, paid after December 31, 2013, and to payments of gross proceeds from the sale or other dispositions of our common stock paid after December 31, 2014. Although administrative guidance and proposed regulations have been issued, regulations implementing the new FATCA regime have not been finalized and the exact scope of these rules remains unclear and potentially subject to material changes. Prospective investors should consult their own tax advisors regarding the possible impact of these rules on their investment in our common stock, including any investment in our common stock made through another entity.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of such non-U.S. holder’s death will be included in the individual’s gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise. Generally, amounts included in the taxable estate of decedents on or before December 31, 2012 are subject to U.S. federal estate tax at a maximum rate of 35%. However, the maximum U.S. federal estate tax rate is scheduled to increase to 55% with respect to the taxable estate of decedents dying after December 31, 2012.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of shares of our common stock, including the consequences of any proposed changes in applicable laws.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Leerink Swann LLC are acting as joint book-running managers of this offering and the representatives of the underwriters. We will enter into an underwriting agreement with the representatives on behalf of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC
Leerink Swann LLC

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

▪	receipt and acceptance of our common stock by the underwriters, and

▪	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an option to buy up to an aggregate of              additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Sales of shares made outside the United States may be made by affiliates of the underwriters. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

	No exercise	Full exercise
Per share	$	$
Total

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $        .

No Sales of Similar Securities

We, each of our directors and executive officers and holders of all of our common stock have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to do the same. These restrictions will be in effect for a period of 180 days after the date of this prospectus, subject in each case to extension in the circumstances described in the paragraph below. At any time, the representatives may, in their sole discretion, release some or all of the securities held by our executive officers, directors and the other holders of our common stock from these lock-up agreements which, in the case of executive officers and directors, shall be with notice.

Notwithstanding the foregoing, and to the extent the rules of the Financial Industry Regulatory Authority, Inc. relating to such extensions remain in effect, if during the last 17 calendar days of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall, unless waived by the representatives, continue to apply until the date that is 15 calendar days plus three business days after the date of the issuance of the earnings release.

Indemnification

We agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ Global Market Listing

We are applying to list our common stock on the NASDAQ Global Market under the symbol “PRTK.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

▪	stabilizing transactions;

▪	short sales;

▪	purchases to cover positions created by short sales;

▪	imposition of penalty bids; and

▪	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

▪	the information set forth in this prospectus and otherwise available to the representatives;

▪	our history and prospects and the history of, and prospects for, the industry in which we compete;

▪	our past and present financial performance and an assessment of our management;

▪	our prospects for future earnings and the present state of our development;

▪	the general condition of the securities markets at the time of this offering;

▪	the recent market prices of, and the demand for, publicly-traded common stock of generally comparable companies; and

▪	other factors deemed relevant by the underwriters and us.

Affiliations

Certain of the underwriters and their affiliates may in the future from time to time provide investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries, for which they may in the future receive customary fees and expenses.

Notice to Investors

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area (EEA) that has implemented the Prospectus Directive (each, a relevant member state), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

▪	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

▪

by the Managers to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Bookrunners for any such offer; or

▪	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in Australia

This offering memorandum is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or its professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This offering memorandum does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this offering memorandum is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to prospective investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (1) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (2) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to prospective investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore (SFA). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (2) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

▪

by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

▪	for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

▪

to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

▪	where no consideration is given for the transfer; or

▪	where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

Notice to prospective investors in Switzerland

The Prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (CO) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to prospective investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Legal Matters

The validity of the shares of common stock offered by us in this offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts and for the underwriters by Ropes & Gray LLP, Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and certain attorneys and investment funds affiliated with the firm collectively own an aggregate of 1,265,941 shares of our common stock and 2012 bridge notes with an aggregate principal amount of $                     million.

Experts

The financial statements as of December 31, 2011 and December 31, 2010 and for each of the two years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find Additional Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will become subject to the periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of the SEC referred to above.

Paratek Pharmaceuticals, Inc.

Index to Financial Statements

December 31, 2010 and 2011

and

June 30, 2011 and 2012 (unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Paratek Pharmaceuticals, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, statements of convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Paratek Pharmaceuticals, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has insufficient capital resources available as of December 31, 2011 to fund planned operations through 2012, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 10, 2012

Paratek Pharmaceuticals, Inc.

Balance Sheets

	December 31,		June 30, 2012
	2010	2011	Actual	Pro Forma

			(Unaudited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$19,529,135	$2,457,515	$3,315,562	$3,315,562
Accounts receivable	403,733	—	—	—
Unbilled receivables	530,809	234,862	30,802	30,802
Prepaid expenses and other current assets	701,518	94,283	297,646	297,646
Deferred financing costs	—	—	604,467	604,467
Restricted cash	—	257,288	—	—

Total current assets	21,165,195	3,043,948	4,248,477	4,248,477
Fixed assets, net	649,469	389,136	274,403	274,403
Restricted cash, long-term	257,288	—	166,728	166,728
Other assets	342,885	371,378	430,477	430,477

Total assets	$22,414,837	$3,804,462	$5,120,085	$5,120,085

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$518,795	$653,855	$1,764,413	$1,764,413
Accrued expenses	3,791,716	4,845,415	6,045,181	6,045,181
Accrued rent	95,744	55,385	41,475	41,475
Deferred revenue	23,872,349	190,668	190,668	190,668
Nonconvertible note	—	—	1,337,422	1,337,422
Other current liabilities	—	—	1,343,344	1,343,344
Derivative liability	—	—	6,646,251	6,646,251

Total current liabilities	28,278,604	5,745,323	17,368,754	17,368,754
Deferred revenue, long-term	30,333,104	532,280	436,946	436,946
Accrued rent, long-term	302,138	297,601	123,219	123,219
Other liabilities	346,261	357,024	415,747	415,747
Convertible preferred stock warrants	759,146	79,989	69,407	—

Total liabilities	60,019,253	7,012,217	18,414,073	18,344,666

Commitments and contingencies (Note 14)
Convertible preferred stock	125,786,798	125,786,798	80,565,143	—
Stockholders’ deficit
Common stock, $.001 par value, 70,000,000 shares authorized, 9,754,473, 9,978,223, 16,576,912 and 37,149,448 issued and outstanding at December 31, 2010 and 2011, and June 30, 2012 (unaudited) and June 30, 2012 (pro forma, unaudited), respectively	9,754	9,978	16,577	37,150
Additional paid-in capital	2,740,737	3,179,945	48,515,240	129,129,217
Accumulated deficit	(166,141,705)	(132,184,476)	(142,390,948)	(142,390,948)

Total stockholders’ deficit	(163,391,214)	(128,994,553)	(93,859,131)	(13,224,581)

Total liabilities, convertible preferred stock and stockholders’ deficit	$22,414,837	$3,804,462	$5,120,085	$5,120,085

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Statements of Operations

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Revenue
Research and development revenue	$24,687,866	$52,252,413	$9,839,083	$2,572,831
Grant revenue	1,082,584	1,040,325	315,447	248,124

Total revenue	25,770,450	53,292,738	10,154,530	2,820,955

Operating expenses
Research and development	20,800,537	16,695,261	9,093,772	8,281,854
General and administrative	4,289,054	3,327,210	1,691,510	2,538,948

Total operating expenses	25,089,591	20,022,471	10,785,282	10,820,802

Operating income (loss)	680,859	33,270,267	(630,752)	(7,999,847)

Other income and expenses
Interest income	19,696	4,956	4,186	589
Interest expense	—	—	—	(1,365,187)
Other income	831,292	682,006	666,862	10,582
Other expense	(7,767)	—	—	(852,609)

Income (loss) from operations before income taxes	1,524,080	33,957,229	40,296	(10,206,472)
Provision (benefit) for income taxes	—	—	—	—

Net income (loss)	$1,524,080	$33,957,229	$40,296	$(10,206,472)

Basic net income (loss) per share available to common stockholders	$(0.92)	$2.37	$(0.52)	$(1.00)

Diluted net income (loss) per share available to common stockholders	$(0.92)	$0.91	$(0.52)	$(1.00)

Weighted average common shares used in calculating basic net income (loss) per share available to common stockholders	9,724,634	9,934,889	9,891,688	13,618,519

Weighted average common shares used in calculating diluted net income (loss) per share available to common stockholders	9,724,634	37,422,921	9,891,688	13,618,519

Proforma net income (loss) per share available to common stockholders—basic (unaudited)		$0.90		$(0.30)

Proforma net income (loss) per share available to common stockholders—diluted (unaudited)		$0.89		$(0.30)

Weighted average shares used to compute proforma net income (loss) per share available to common stockholders—basic (unaudited)		36,981,926		34,191,055

Weighted average shares used to compute proforma net income (loss) per share available to common stockholders—diluted (unaudited)		37,422,921		34,191,055

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Statements of Convertible Preferred Stock and Stockholders’ Deficit

	Series A-H Convertible Preferred Stock	Common stock		Additional Paid-in Capital	Receivable from issuance of common stock	Accumulated Deficit	Total Stockholders’ Deficit
		Shares	Amount
Balance at December 31, 2009, as revised	$125,786,798	9,690,222	$9,690	$2,193,761	$(120,000)	$(167,665,785)	$(165,582,334)
Issuance of common stock under stock option plan	—	64,251	64	92,341	120,000	—	212,405
Stock-based compensation expense	—	—	—	454,635	—	—	454,635
Net income	—	—	—	—	—	1,524,080	1,524,080

Balance at December 31, 2010	125,786,798	9,754,473	9,754	2,740,737	—	(166,141,705)	(163,391,214)
Issuance of common stock under stock option plan		223,750	224	133,527			133,751
Stock-based compensation expense				305,681			305,681
Net income						33,957,229	33,957,229

Balance at December 31, 2011	125,786,798	9,978,223	9,978	3,179,945	—	(132,184,476)	(128,994,553)
Issuance of common stock under stock option plan (unaudited)		124,188	124	62,251	—		62,375
Stock-based compensation expense (unaudited)				57,864			57,864
Conversion of convertible preferred stock to common stock (unaudited)	(45,221,655)	6,474,501	6,475	45,215,180			45,221,655
Net loss (unaudited)						(10,206,472)	(10,206,472)

Balance at June 30, 2012 (unaudited)	$80,565,143	16,576,912	$16,577	$48,515,240	$—	$(142,390,948)	$(93,859,131)

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Statements of Cash Flows

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income (loss)	$1,524,080	$33,957,229	$40,296	$(10,206,472)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	646,146	313,332	176,724	123,940
(Gain) loss on disposal of fixed assets	7,767	(2,850)	(4,000)	(13,804)
Stock-based compensation expense	454,635	305,681	152,217	57,864
Gain on mark to market on convertible preferred stock warrants	(97,854)	(679,157)	(666,862)	(10,582)
Noncash interest expense	—	—	—	1,365,187
Loss on nonconvertible note issuance	—	—	—	492,957
Loss on mark to market on nonconvertible notes	—	—	—	359,652
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(407,719)	607,235	404,437	(121,529)
Accounts and unbilled receivables	1,715,193	699,680	307,839	204,060
Accounts payable	(84,597)	107,742	(232,000)	1,103,133
Accrued expenses	(998,945)	1,140,940	1,375,735	536,164
Accrued rent	89,570	(44,896)	(22,448)	(188,292)
Other liabilities and other assets	—	(14,730)	(14,730)	1,343,344
Deferred revenue	(13,694,714)	(53,482,505)	(11,216,821)	(95,334)

Net cash used in operating activities	(10,846,438)	(17,092,299)	(9,699,613)	(5,049,712)

Cash flows from investing activities
Purchase of fixed assets	(439,400)	(114,072)	(111,188)	(8,884)
Sale of fixed assets	—	4,000	4,000	13,804
(Increase) decrease in restricted cash	(157,517)	—	—	90,560

Net cash (used in) provided by investing activities	(596,917)	(110,072)	(107,188)	95,480

Cash flows from financing activities
Proceeds from issuance of common stock	127,250	130,751	130,751	62,000
Proceeds from nonconvertible note issuance	—	—	—	5,793,642
Payments of nonconvertible note issuance costs	—	—	—	(43,363)

Net cash provided by financing activities	127,250	130,751	130,751	5,812,279

Net change in cash and cash equivalents	(11,316,105)	(17,071,620)	(9,676,050)	858,047

Cash and cash equivalents
Beginning of period	30,845,240	19,529,135	19,529,135	2,457,515

End of period	$19,529,135	$2,457,515	$9,853,085	$3,315,562

Supplemental disclosure of noncash financing activities
Deferred initial public offering costs included in accrued expenses	—	—	—	$604,467
Nonconvertible note issuance costs in accounts payable and accrued expenses	—	—	—	$66,238

The accompanying notes are an integral part of these financial statements.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

1.	Nature of the Business

Paratek Pharmaceuticals, Inc. (the “Company”) is a Delaware corporation and has its principal place of business in Boston, Massachusetts. The Company was incorporated in July 1996. The Company is a pharmaceutical company focused on the discovery, development, and commercialization of innovative medicines that are designed to save lives and alleviate suffering.

The Company has incurred cumulative net losses since its inception and expects to incur additional operating losses in the foreseeable future as the Company continues its product development programs. The Company is subject to a number of risks similar to other companies in the biotechnology industry, including rapid technological change, uncertainty of market acceptance of products, uncertainty of regulatory approval, competition from substitute products and larger companies, customers’ reliance on third-party reimbursement, the need to obtain additional financing, compliance with government regulations, protection of proprietary technology, dependence on third parties, product liability concerns, and dependence on key individuals.

The accompanying financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. However, the Company has incurred significant losses and does not have product sales. As of December 31, 2011 and June 30, 2012, the Company had cash and cash equivalents of $2,457,515 and $3,315,562, respectively. Present capital resources are not sufficient to fund the Company’s planned operations for a twelve month period from December 31, 2011, and therefore, raise substantial doubt about the Company’s ability to continue as a going concern. The Company will, during the remainder of 2012, require significant additional funding to continue operations. Failure to receive additional funding could cause the Company to cease operations, in part or in full. The financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Management of the Company is currently pursuing a financing to raise the additional capital needed to continue planned operations. In the event that the Company is unable to complete a sufficient public offering in a timely manner, the Company would need to pursue other financing alternatives during the remainder of 2012, which could include a private financing, bridge financing or collaboration agreements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into additional collaborative arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. Arrangements with collaborators or others may require the Company to relinquish rights to certain of its technologies or product candidates. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs or future commercialization efforts, which could adversely affect its business prospects.

2.	Summary of Significant Accounting Policies

Unaudited Interim Financial Data

The accompanying unaudited June 30, 2012 balance sheet, the statements of operations and cash flows for the six months ended June 30, 2011 and June 30, 2012, and the statements of convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2012 and the related interim information contained within the notes to the financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all of the information and the disclosures required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) for complete financial statements. In the opinion of management, the unaudited interim

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

financial statements reflect all adjustments, consisting of normal and recurring adjustments, necessary for the fair statement of the Company’s financial position at June 30, 2012 and results of its operations and its cash flows for the six months ended June 30, 2011 and 2012. The results for the six months ended June 30, 2012 are not necessarily indicative of the Company’s future results.

Unaudited Pro Forma Balance Sheet and Pro Forma Income (Loss) Per Share Available to Common Stockholders

On June 13, 2012, the Company’s Board of Directors authorized the management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. The unaudited pro forma balance sheet as of June 30, 2012 reflects the anticipated conversion of all Series A, Series C, Series D, Series F and Series H convertible preferred stock outstanding as of that date into 20,572,536 shares of common stock, occurring immediately prior to the anticipated closing of the Company’s proposed initial public offering. In addition, the unaudited pro forma balance sheet as of June 30, 2012 reflects the impact of the reclassification of warrants to purchase convertible preferred stock into warrants to purchase common stock immediately prior to the anticipated closing of the Company’s proposed initial public offering.

Unaudited pro forma net income (loss) per share available to common stockholders is computed using the weighted-average number of common shares outstanding after giving effect to the pro forma effect of the conversion of all convertible preferred stock during the year ended December 31, 2011 and the six months ended June 30, 2012 into shares of the Company’s common stock as if such conversion had occurred at the beginning of the period presented. The numerator in the pro forma basic and diluted net income (loss) per share available to common stockholders calculation has been adjusted to remove gains and losses resulting from remeasurements of the outstanding convertible preferred stock warrant liabilities through June 30, 2012, as these warrants will be converted into warrants to purchase anticipated common stock immediately prior to the anticipated closing of the Company’s proposed initial public offering.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Segment and Geographic Information

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment and the Company operates in only one geographic segment.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. The Company places its cash in an accredited financial institution and this balance is above federally insured

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

amounts. The Company has no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements. For the years ended December 31, 2010 and 2011, Novartis represented 93% and 99% of research and development revenues, respectively. As of December 31, 2010 and 2011, Novartis represented 67% and 0% and the NIH represented 30% and 85% of accounts and unbilled receivable, respectively. In addition, Warner Chilcott represented 14% of accounts and unbilled receivable as of December 31, 2011. For the six months ended June 30, 2011, Novartis represented 98% of research and development revenue. For the six months ended June 30, 2012, Warner Chilcott represented 88%, of revenue. As of June 30, 2012, Warner Chilcott and a receivable from a sublessee represented 38% and 62% of accounts and unbilled receivable, respectively.

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks, money market funds and cash invested temporarily in various instruments with maturities of three months or less at the time of purchase.

Deferred Financing Costs

The Company capitalizes certain legal, accounting and other fees that are directly associated with in-process equity financings as current assets until such financings occur. After occurrence, depending on the type of equity financing, these costs will be recorded in equity or mezzanine equity, net of proceeds received. As of June 30, 2012, the Company recorded deferred financing costs of $604,467 within deferred financing costs on the accompanying balance sheet in contemplation of a 2012 equity financing.

Fixed Assets

Fixed assets are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the related assets, which range from three to ten years. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the term of the respective lease on a straight-line basis. Upon sale or retirement, the asset cost and related accumulated depreciation are removed from the respective accounts, and any related gain or loss is reflected in results of operations. Repair and maintenance costs are expensed as incurred.

Convertible Preferred Stock

Preferred Stock is initially recorded at the proceeds received, net of issuance costs and value allocated to warrants, where applicable.

Convertible Preferred Stock Warrants

The Company accounts for free standing warrants as liabilities at their fair value. The Company measures the fair value at the end of each reporting period and records the change to other income (expense).

Accumulated Other Comprehensive Income (Loss)

U.S. GAAP establishes standards for reporting and displaying a full set of general purpose financial statements to be expanded to include the reporting of comprehensive income, which includes net income and other comprehensive income. For all periods presented the comprehensive income (loss) was equal to the net income (loss).

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

Other Income (Expense)

The Company records gains and losses on the change in fair value of convertible preferred stock warrants, the recognition of federal and state sponsored tax incentives and other one-time income or expense-related items in other income (expense) on the Company’s statement of operations.

Revenue Recognition

The Company enters into product development agreements with collaborators for the research and development of therapeutic products. The terms of these agreements may include nonrefundable signing and licensing fees, funding for research, development and manufacturing, milestone payments and royalties on any product sales derived from collaborations. The Company assesses these multiple elements in accordance with the Financial Accounting Standards Board, or (“FASB”), Accounting Standards Codification (“ASC”), Revenue Recognition, in order to determine whether particular components of the arrangement represent separate units of accounting.

In January 2011, the Company adopted new authoritative guidance on revenue recognition for multiple element arrangements. This guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence are not available. Deliverables under the arrangement will be separate units of accounting provided that a delivered item has value to the customer on a stand-alone basis and if the arrangement does not include a general right of return relative to the delivered item and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The Company also adopted guidance that permits the recognition of revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the milestone meets certain criteria and is considered to be substantive. As such, the Company plans to recognize revenue in the period in which the milestone is achieved, only if the milestone is considered to be substantive based on the following criteria:

a.	The milestone is commensurate with either of the following:

i.	The vendor’s performance to achieve the milestone.

ii.	The enhancement of the value of the delivered item or items as a result of a specific outcome resulting from the vendor’s performance to achieve the milestone.

b.	The milestone relates solely to past performance.

c.	The milestone is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement.

The Company did not enter into any significant multiple element arrangements or materially modify any of its existing multiple element arrangements during the year ended December 31, 2011 or the six months ended June 30, 2012.

The Company recognized upfront license payments as revenue upon delivery of the license only if the license had stand-alone value and the fair value of the undelivered performance obligations could be determined. If the fair value of the undelivered performance obligations could be determined, such obligations were accounted for separately as the obligations were fulfilled. If the license was considered to either not have stand-alone value or have stand-alone value but the fair value of any of the undelivered performance obligations could not be

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

determined, the arrangement was accounted for as a single unit of accounting and the license payments and payments for performance obligations were recognized as revenue over the estimated period of performance.

Whenever the Company determined that an arrangement should be accounted for as a single unit of accounting, the Company determined the period over which the performance obligations would be performed and revenue would be recognized. If the Company could not reasonably estimate the timing and the level of effort to complete our performance obligations under the arrangement, then revenue under the arrangement was recognized on a straight-line basis over the period that the Company expected to complete its performance obligations, which is reassessed at each subsequent reporting period.

The Company’s collaboration agreements may include additional payments upon the achievement of performance-based milestones. As milestones are achieved, a portion of the milestone payment, equal to the percentage of the total time that the Company has performed the performance obligations to date over the total estimated time to complete the performance obligations, multiplied by the amount of the milestone payment, is recognized as revenue upon achievement of such milestone. The remaining portion of the milestone will be recognized over the remaining performance period. Milestones that are tied to regulatory approval are not considered probable of being achieved until such approval is received. Milestones tied to counterparty performance are not included in the Company’s revenue model until the performance conditions are met.

To date, the Company has not received any royalty payments or recognized any royalty revenue. The Company will recognize royalty revenue upon the sale of the related products, provided there are no remaining performance obligations under the arrangement.

The Company records deferred revenue when payments are received in advance of the culmination of the earnings process. This revenue is recognized in future periods when the applicable revenue recognition criteria have been met.

Government research grants that provide for payments to the Company for work performed are recognized as revenue when the related expense is incurred. The Company’s government grant payments are nonrefundable and contain no repayment obligations.

Research and Development Expenses

Research and development expenses are charged to expense as incurred. Research and development expenses consist of the costs incurred in performing research and development activities, including personnel-related costs, stock-based compensation, facilities, research-related overhead, clinical trial costs, contracted services, manufacturing, license fees and other external costs. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received rather than when the payment is made.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as components of income tax expense. To date, the Company has not taken any uncertain tax positions or recorded any reserves, interest or penalties.

Stock-Based Compensation

The Company expenses the fair value of employee stock options over the vesting period. Compensation expense is measured using the fair value of the award at the grant date, net of estimated forfeitures. The fair value of each stock-based award is estimated using the Black-Scholes option valuation model and is expensed straight-line over the vesting period.

Fair Value Measurements

Financial instruments, including cash and cash equivalents, unbilled receivables, accounts receivable, accounts payable, and accrued expenses are carried on the financial statements at amounts that approximate fair value. Fair values are based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates, reflecting varying degrees of perceived risk.

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of a mutual fund. The mutual fund is managed by a financial institution with a strong credit rating. Accordingly, this investment is subject to minimal credit and market risks.

The following tables present information about the Company’s financial assets and liabilities that have been measured at fair value as of December 31, 2010 and 2011 and indicate the fair value hierarchy of the valuation inputs utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or other inputs that are observable market data. Fair values determined by Level 3 inputs utilize unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

Descriptions	December 31, 2010	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Mutual Fund	$342,885	$—	$342,885	$—

Liabilities
Convertible preferred stock warrants	$759,146	$—	$—	$759,146

Descriptions	December 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Mutual Fund	$371,378	$—	$371,378	$—

Liabilities
Convertible preferred stock warrants	$79,989	$—	$—	$79,989

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

Descriptions	June 30, 2012 (Unaudited)	Quoted Prices in Active Markets (Level 1)	Significant other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Mutual Fund	$415,747	$—	$415,747	$—

Liabilities
Convertible preferred stock warrants	$69,407	$—	$—	$69,407
Derivative liability	6,646,251	—	—	6,646,251

	$6,715,658	$—	$—	$6,715,658

As of December 31, 2010 and 2011 and June 30, 2012, the fair values of the mutual fund is determined through market observable sources and are classified as Level 2. The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivables, unbilled receivables, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate fair value due to their short-term maturities. The fair value of the convertible preferred stock warrants was determined using the Black-Scholes option valuation model. The quantitative information associated with the fair value measurement of the Company’s Level 3 inputs related to the convertible preferred stock warrants include the fair value per share of the underlying convertible preferred stock, the remaining contractual term of the warrants, risk-free interest rate, expected dividend yield, and expected volatility of the price of the underlying preferred stock. The table below quantifies the inputs used as of June 30, 2012.

June 30, 2012 (Unaudited)
Series H
Remaining contractual term (in years)	3.71
Risk-free interest rate	0.55%
Expected dividend yield	0%
Expected volatility	72%

The fair value of the derivative liability related to the nonconvertible notes was determined using a probability adjusted discounted cash flow model. The quantitative information associated with the fair value measurement of the Company’s Level 3 inputs related to the derivative liability include the probabilities of an event requiring repurchase of the nonconvertible notes, which range from 10% to 30%, the estimated date of repurchase, which ranges three months to 18 months, and a discount rate of 25%.

The following table provides a rollforward of the fair value of the convertible preferred stock warrants categorized as Level 3 instruments, for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012:

	Convertible Preferred Stock Warrants	Derivative Liability
Balance at December 31, 2009	$857,000	$—
Unrealized gain included in other income	(97,854)

Balance at December 31, 2010	759,146	—
Unrealized gain included in other income	(679,157)

Balance at December 31, 2011	79,989	—
Unrealized gain included in other income	(10,582)
Fair value ascribed as a derivative liability		6,286,599
Unrealized loss included as expense		359,652

Balance at June 30, 2012 (Unaudited)	$69,407	$6,646,251

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs” (“ASU 2011-04”). This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This ASU is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011, which for the Company is January 1, 2012. The adoption of this standard did not have a material impact on the Company’s financial position or results of operations.

3.	Revision of Prior Period Financial Statements

The Company has reclassified convertible preferred stock amounts from stockholders’ deficit to mezzanine, and reclassified the issuance costs associated with the convertible preferred stock from additional paid in capital and accumulated deficit to convertible preferred stock within the mezzanine section of the balance sheet in accordance with Regulation S-X Rule 5-02.28.

The Company has also identified certain convertible preferred stock warrants that were originally accounted for as equity. The convertible preferred stock warrants are convertible into shares of mezzanine classified preferred stock, and in accordance with ASC 480, the convertible preferred stock warrants should have been accounted for as liabilities with the changes in the fair value of the convertible preferred stock warrants recorded in the statement of operations as other income (expense). These errors impacted reporting periods beginning in the year ended December 31, 2004 and subsequent periods through December 31, 2009.

In evaluating whether the Company’s previously issued financial statements were materially misstated due to the misclassification of the convertible preferred stock warrants, the Company considered the guidance in (ASC) Topic 250, Accounting Changes and Error Corrections, ASC Topic 250-10-S99-1, Assessing Materiality, and ASC Topic 250-10-S99-2, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. The Company concluded these errors were not material, individually or in the aggregate, to any of the prior reporting periods, and therefore, restatements of previously issued financial statements were not required. However, the cumulative error would be material in the year ended December 31, 2010, if the entire correction was recorded in the year ended December 31, 2010 and would have impacted comparisons to prior and future periods.

As such, the reclassifications to the stockholders’ deficit section of the balance sheet in accordance with Regulation S-X Rule 5-02.28 and the effect of the revision for these corrections as of December 31, 2009 is reflected herein and is presented below as originally reported and after revision.

	December 31, 2009, As Reported	Adjustments	December 31, 2009, As Revised
Accumulated deficit	$(170,314,339)	$2,648,554	$(167,665,785)
Additional paid in capital	1,191,145	1,002,616	2,193,761
Convertible preferred stock	130,294,968	(4,508,170)	125,786,798

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

4.	Net Income (Loss) Per Share Available to Common Stockholders

Basic net income (loss) per share available to common stockholders is calculated by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net income (loss) per share available to common stockholders is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method or the as if converted method, as applicable. For purposes of this calculation, convertible preferred stock, stock options and convertible preferred stock warrants are considered to be common stock equivalents and are only included in the calculation of diluted net income (loss) per share available to common stockholders when their effect is dilutive.

The following table presents the computation of basic and diluted net income (loss) per share available to common stockholders and pro forma net income (loss) per share available to common stockholders:

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Net Income (Loss) Per Share Available to Common Stockholders
Numerator
Net income (loss)	$1,524,080	$33,957,229	$40,296	$(10,206,472)
Less: Unaccreted dividends on convertible preferred stock	(10,448,609)	(10,448,611)	(5,181,366)	(3,364,315)

Net income (loss) available to common stockholders—basic	(8,924,529)	23,508,618	(5,141,070)	(13,570,787)
Add: Unaccreted dividends on convertible preferred stock	—	10,448,611	—	—

Net income (loss) available to common stockholders—diluted	(8,924,529)	33,957,229	(5,141,070)	(13,570,787)

Denominator
Weighted-average common shares—basic	9,724,634	9,934,889	9,891,688	13,618,519
Effect of dilutive securities
Convertible preferred stock	—	27,047,037	—	—
Stock options	—	440,995	—	—

Weighted-average common shares diluted	9,724,634	37,422,921	9,891,688	13,618,519
Net income (loss) per share available to common stockholders—basic	$(0.92)	$2.37	$(0.52)	$(1.00)

Net income (loss) per share available to common stockholders—diluted	$(0.92)	$0.91	$(0.52)	$(1.00)

Pro Forma Net Income (Loss) Per Share
Available to Common Stockholders (unaudited)
Numerator
Net income (loss)		$33,957,229		$(10,206,472)
Less: Pro forma adjustment to reverse the mark-to market adjustment related to the convertible preferred stock warrant liability		(679,157)		(10,582)

Net income (loss) used to compute pro forma net income (loss) per share available to common stockholders		$33,278,072		$(10,217,054)

Denominator
Weighted-average number of common shares used in net income (loss) per share available to common stockholders—basic		9,934,889		13,618,519
Plus: Pro forma adjustments to reflect assumed weighted-average effect of conversion of convertible preferred stock		27,047,037		20,572,536

Weighted average shares used to compute proforma net income (loss) available to common stockholders—basic		36,981,926		34,191,055

Effect of dilutive securities
Proforma adjustment to reflect stock options		440,995		—

Weighted-average shares used to compute proforma net income (loss) per share available to common stockholders—diluted		37,422,921		34,191,055

Pro forma net income (loss) per share available to common stockholders—basic		$0.90		$(0.30)
Pro forma net income (loss) per share available to common stockholders—diluted		$0.89		$(0.30)

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

The following common stock equivalents of potentially dilutive securities have been excluded from the computation of diluted weighted-average shares outstanding as of December 31, 2010 and 2011, and the six months ended June 30, 2011 and 2012 as they would be anti-dilutive:

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
Stock options	2,540,501	1,128,437	2,318,063	1,412,938
Convertible preferred stock	27,047,037	—	27,047,037	20,572,536
Convertible preferred stock warrants	405,800	405,800	405,800	195,327

5.	License and Collaboration Agreements

Warner Chilcott

On July 2, 2007, the Company signed a Collaborative Research and License Agreement (the “CRL Agreement”) with a subsidiary of Warner Chilcott plc (“Warner Chilcott”). The CRL Agreement provides Warner Chilcott with an exclusive patent license in the U.S. for the research, development, and commercialization of a tetracycline derived treatment for acne and rosacea. The CRL Agreement provides that during the research period of the collaboration, the Company and Warner Chilcott will seek to identify for clinical development a novel tetracycline derivative discovered by the Company. Thereafter, Warner Chilcott will be responsible for the U.S. development and commercialization of compounds arising from the research portion of the collaboration. Under the terms of the CRL Agreement, the Company received a $4,000,000 upfront payment and funding for the research portion of the collaboration, and may be eligible to receive future milestone payments of up to aggregate amounts of approximately (i) $4,000,000 upon the achievement of clinical milestones; (ii) $5,000,000 upon the achievement of regulatory milestones; and (iii) $12,000,000 upon the achievement of commercialization milestones, and tiered royalties based on a percentage of U.S. net product sales ranging from the mid single digits to low double digits. The Company retained rights to all products covered by the CRL Agreement outside of the U.S.

The Company determined whether the performance obligations under this collaboration could be accounted for separately or as a single unit of accounting. The Company determined that the license, participation on steering committees and research and development services performance obligations during the research period of the CRL Agreement represented a single unit of accounting. As the Company cannot reasonably estimate its level of effort, the Company recognizes revenue from the upfront payment, milestone payment and research and development services payments using the contingency-adjusted performance model over the expected development period. The development period was completed in June 2010. Under this model, when a milestone was earned or research and development services are rendered, revenue is immediately recognized on a pro-rata basis in the period the milestone was achieved or services were delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion was recognized on a straight-line basis over the remaining development period. The Company has determined that each potential future clinical, regulatory and commercialization milestone is substantive. In making this determination, pursuant to ASC 605-28-50-2, the Company considered and concluded that each individual milestone: (i) relates solely to the past performance of the intellectual property to achieve the milestone; (ii) is reasonable relative to all of the deliverables and payment terms in the arrangement; and (iii) is commensurate with the enhanced value of the intellectual property as a result of the milestone achievement.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

During 2007, the Company received $4,000,000 as an upfront payment associated with the CRL Agreement. During 2010, the Company received $1,000,000 as a milestone payment associated with the CRL Agreement. For the year ended December 31, 2010, the Company recognized revenue of $1,422,003, related to these upfront, milestone and research services payments. For the year ended December 31, 2011 and six month period ended June 30, 2011, the Company did not recognize revenue related to the upfront, milestone and research services payments.

In May 2012, the Company received $2,400,000 as a milestone payment related to the CRL Agreement and recognized this as revenue in the six month period ended June 30, 2012. As the Company’s obligations under this arrangement have been completed, all future milestones, which are all considered substantive, will be recognized as revenue when achieved.

Novartis

On September 18, 2009, the Company signed a Collaborative Development, Manufacture and Commercialization License Agreement (the “Novartis Agreement”) with Novartis. The Novartis Agreement provided Novartis with a global, exclusive patent license for the development, manufacturing and marketing of the Company’s distinct novel, broad-spectrum oral and intravenous antibiotic, omadacycline. Under the Novartis Agreement, Novartis was to have led development activities for omadacycline, and the Company was to have co-developed and contributed a share of the development expense. Under the terms of the Novartis Agreement, the Company was entitled to receive an upfront payment, milestone payments relating to the product during the development and commercialization periods and royalties on worldwide sales.

The Company determined whether the performance obligations under this collaboration including the license, participation on steering committees, and research and development services could be accounted for separately or as a single unit of accounting. The Company determined that the performance obligations represented a single unit of accounting. As the Company could not reasonably estimate its level of effort over the collaboration, the Company recognized revenue from the upfront payment, milestone payment and research and development service payments using the contingency-adjusted performance model over the expected development period, which was originally estimated to be 3.5 years from the effective date of the Novartis Agreement. Under this model, when a milestone was earned or research and development services were rendered, revenue was immediately recognized on a pro-rata basis in the period the milestone was achieved or services were delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion was recognized on a straight-line basis over the remaining development period.

During 2009, the Company received $70,000,000 as an upfront payment associated with the Novartis Agreement. During 2010, the Company received $10,000,000 as a milestone payment related to the Novartis Agreement. In August 2011, the Novartis Agreement was terminated and the Company has no future obligations under the Novartis Agreement. As a result of termination of the Novartis Agreement, the Company recognized the remaining deferred revenue related to the Novartis Agreement in 2011. For the years ended December 31, 2010 and 2011, the Company recognized revenue of $22,897,040 and $51,868,213, respectively, and had deferred revenue at December 31, 2010 and 2011 of $53,291,838 and $0, respectively, related to these upfront, milestone and research services payments. For the six month periods ended June 30, 2011 and 2012, the Company recognized revenue of $9,645,698 and $0, respectively, and had no deferred revenue at June 30, 2012.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

6.	Fixed Assets, Net

Fixed assets consist of the following:

	December 31,		June 30,
	2010	2011	2012

			(unaudited)
Laboratory equipment	$4,353,641	$2,258,178	$2,248,649
Office equipment	576,763	207,222	207,222
Computer equipment	627,959	364,744	372,858
Computer software	447,321	447,321	447,321
Automobile	39,736	39,736	39,736
Leasehold improvements	262,777	357,293	357,293
Construction in progress	87,241	—	—

Gross fixed assets	6,395,438	3,674,494	3,673,079
Less: Accumulated depreciation	(5,745,969)	(3,285,358)	(3,398,676)

Net fixed assets	$649,469	$389,136	$274,403

Depreciation and amortization for the years ended December 31, 2010 and 2011 was $646,146 and $313,332, respectively. Depreciation and amortization was $176,724 and $123,940 for the six months ended June 30, 2011 and 2012, respectively.

During 2010, the Company retired fixed assets of $6,536,417 with accumulated depreciation of $6,528,650. This resulted in a loss on retirement of $7,767. During 2011, the Company retired fixed assets of $2,775,093 with accumulated depreciation of $2,773,942, which resulted in a net gain on retirement of $2,850 due to proceeds received of $4,000. During the six months ended June 30, 2011, the Company retired fixed assets of $2,771,577 with accumulated depreciation of $2,771,577, which resulted in a net gain on retirement of $4,000 due to proceeds received of $4,000. During the six months ended June 30, 2012, the Company retired fixed assets of $10,623 with accumulated depreciation of $10,623, which resulted in a net gain on retirement of $13,804 due to proceeds received of $13,804.

7.	Accrued Expenses

Accrued expenses consist of the following:

	December 31,		June 30,
	2010	2011	2012

			(Unaudited)
Accrued legal costs	$838,917	$1,379,002	$1,814,596
Accrued contract research	2,430,764	3,136,571	3,030,635
Accrued other	522,035	329,842	1,199,950

	$3,791,716	$4,845,415	$6,045,181

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

8.	Nonconvertible Notes—Related Party (Unaudited)

In February and March 2012, the Company issued nonconvertible notes (the “2012 Notes”) to certain individuals and entities in the original aggregate principal amount of $5,793,642. The holders of the 2012 Notes include officers, employees and directors of the Company, making the 2012 Notes related party in nature. Pursuant to the terms of the 2012 Notes, upon a reorganization, which is defined as a capital reorganization of the common stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares), a consolidation or merger of the Company, other than a merger or consolidation of the Company in a transaction in which the Company’s shareholders immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction or a sale of all or substantially all of the Company’s assets, the 2012 Notes become due and payable and the Company is required to repurchase each note in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year.

Upon certain liquidity events, including the license, transfer or assignment of all or a material portion of the Company’s assets or intellectual property, a public offering or any other alternative financing other than a reorganization defined above, the board determines that the Company has sufficient cash on hand to repurchase the 2012 Notes and to fund the Company’s working capital and funding needs for the Company’s clinical trials and related activities for at least 180 days, then the Company is required to repurchase such notes at an amount equal to the outstanding principal amount of such notes, plus an amount equal to (i) 150% of the outstanding principal amount of each note if such repurchase occurs before August 13, 2013, or (ii) 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year if the repurchase occurs after August 13, 2013. In such instance, if the Company only has sufficient cash to repurchase a portion of the 2012 Notes, they shall be repurchased on a pro rata basis. The 2012 Notes may also be repurchased by the Company at any time with approval by the Board of Directors and consent from the holders of more than 50% of the outstanding 2012 Notes, in an amount equal to the outstanding principal amount of such notes, plus 150% of the outstanding principal amount of each note, together with simple interest at a rate of 10.0% per year. The 2012 Notes do not have a contractual maturity date.

The purchase agreement pursuant to which the 2012 Notes were issued included a provision which required the existing convertible preferred stockholders to participate in the offering of the 2012 Notes based on their pro rata share of the $5,000,000 offering amount. On March 21, 2012, pursuant to a vote of certain preferred stockholders, all convertible preferred stock was converted to common stock effective upon the close of business on the day immediately preceding the second closing of the 2012 Notes financing. The convertible preferred stockholders who contributed at least their pro rata share converted back to their respective series of convertible preferred stock and retained the rights and privileges of their respective preferred stock class. See Note 9 below for these rights and preferences. In the event that the convertible preferred stockholders did not contribute their pro rata share, these stockholders continued to hold common stock. Upon the completion of the transaction, 6,021,290 shares of convertible preferred stock that were converted into 6,474,501 shares of common stock remained outstanding as shares of common stock. This conversion is reflected in Note 9.

The redemption features of the 2012 Notes, which are described above as the reorganization of the Company or the occurrence of a liquidity event, represent embedded derivatives. The embedded derivatives were recorded at a fair value of $6,286,599 upon the closing of the transaction within the derivative liability line on the balance sheet. As the fair value of the derivative liability exceeded the proceeds of the 2012 Notes, the difference of $492,957 between the fair value of the derivative liability and the proceeds from the 2012 Notes was recorded as a charge to other expense in the six months ended June 30, 2012. The derivative liability will be marked to market each reporting period with the change in fair value recorded in other income and expense. For the six

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

month period ending June 30, 2012, the Company recorded other expense of $359,652 related to the remeasurement of the derivative liability.

As the fair value of the derivative liability exceeded the proceeds of the 2012 Notes, the 2012 Notes were initially recorded at $0. The fair value of the debt was determined using unobservable inputs and therefore is consider Level 3. The 2012 Notes are being accreted as interest expense to a face value of $5,793,642 based on management’s best estimate of when a transaction, as described above, requiring the repurchase of the 2012 Notes, will occur. Management’s best estimate of the accretion period is 16 months as of June 30, 2012. For the six months ended June 30, 2012, the Company recorded $1,337,422 as non-cash interest expense.

A summary of the accounting associated with the 2012 Notes is as follows (Unaudited):

Proceeds received during the six months ended June 30, 2012	$5,793,642
Less: Fair value ascribed as a derivative liability	(6,286,599)
Add: Charge for fair value of the derivative liability in excess of the proceeds received	492,957

Carrying value of the 2012 Notes	—
Accretion of the 2012 Notes during the six months ended June 30, 2012	1,337,422

2012 Notes carrying value at June 30, 2012	$1,337,422

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

9.	Convertible Preferred Stock

The following is a summary of the Company’s convertible preferred stock:

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference	Liquidation Preference (Per Share)	Conversion Price (Per Share)
As of December 31, 2010
Series A	1,500,000	1,500,000	$1,471,924	$2,991,836	$1.99	$1.00
Series B	755,835	755,835	11,816,026	22,325,918	29.54	9.93
Series C	5,100,500	5,100,500	18,850,460	37,734,098	7.40	4.00
Series D	6,390,866	6,390,866	30,286,670	52,655,079	8.24	4.75
Series E	928,249	928,249	9,440,330	13,843,401	14.91	10.17
Series F	2,630,914	947,347	4,188,362	6,830,435	7.21	4.75
Series G	1,229,105	1,229,105	12,500,000	17,313,699	14.09	10.17
Series H	9,937,251	9,741,924	37,233,026	49,493,481	5.08	4.10

	28,472,720	26,593,826	$125,786,798	$203,187,947

As of December 31, 2011
Series A	1,500,000	1,500,000	$1,471,924	$3,111,836	$2.07	$1.00
Series B	755,835	755,835	11,816,026	23,285,918	30.81	9.93
Series C	5,100,500	5,100,500	18,850,460	39,366,258	7.72	4.00
Series D	6,390,866	6,390,866	30,286,670	55,084,221	8.62	4.75
Series E	928,249	928,249	9,440,330	14,598,627	15.73	10.17
Series F	2,630,914	947,347	4,188,362	7,190,517	7.59	4.75
Series G	1,229,105	1,229,105	12,500,000	18,313,699	14.90	10.17
Series H	9,937,251	9,741,924	37,233,026	52,685,481	5.41	4.10

	28,472,720	26,593,826	$125,786,798	$213,636,557

As of June 30, 2012 (Unaudited)
Series A	1,500,000	1,150,000	$1,128,475	$2,432,549	$2.12	$1.00
Series B	755,835	—	—	—	—	—
Series C	5,100,500	3,513,000	12,983,368	27,705,426	7.89	4.00
Series D	6,390,866	5,664,009	26,842,054	49,919,855	8.81	4.75
Series E	928,249	—	—	—	—	—
Series F	2,630,914	754,499	3,337,129	5,859,839	7.77	4.75
Series G	1,229,105	—	—	—	—	—
Series H	9,937,251	9,491,028	36,274,117	52,875,169	5.57	4.10

	28,472,720	20,572,536	$80,565,143	$138,792,838

There has been no convertible preferred stock carrying value activity for the years ended December 31, 2010 and 2011. For the six months ended June 30, 2012, in conjunction with the issuance of nonconvertible notes as described in Note 8, certain convertible preferred stock converted to common stock as certain stockholders did not participate in the 2012 Notes financing.

The rights and preferences at December 31, 2011 of the Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stock (collectively the “Preferred Stock”) are as follows:

Voting Rights

Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stockholders are entitled to vote together with all other classes and series of stock as a single class on all matters,

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

except those matters requiring a separate class vote, and are entitled to the number of votes equal to the number of shares of common stock into which each share of the applicable Series of Preferred Stock is then convertible.

Dividends

Shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stock accrue cumulative dividends at a rate of 8% per annum. Such cumulative dividends shall be paid only upon liquidation, dissolution, winding-up of the Company, or a consolidation, merger of the Company or a sale of substantially all of the assets of the Company. As of December 31, 2011, no dividends have been declared or paid by the Company.

Liquidation Preference

The holders of Series H convertible preferred stock are entitled to be paid an amount equal to the greater of (i) $4.10 per share of Series H convertible preferred stock, plus all accrued but unpaid dividends or (ii) the amount per share of Series H convertible preferred stock that the holder would have been entitled to if such holder had converted such shares of Series H convertible preferred stock into common stock immediately prior to such liquidation event, first out of the assets of the Company available for distribution to the holders of the Company’s capital stock of all classes subject to the payment in full of all amounts required to be distributed to the holders of any other class of stock of the Company ranking on liquidation prior and in preference to the Series H convertible preferred stock, but before payment or distribution of any assets to the holders of any other class or series of the Company’s capital stock designated as junior to the Series H convertible preferred stock. The holders of Series A, Series B, Series C, Series D, Series E, Series F and Series G convertible preferred stock are then entitled to be paid out together from the remaining assets of the Company available for distribution to the holders of the Company’s capital stock, an amount equal to the issuance price of each Series of convertible preferred stock, plus all accrued or declared but unpaid dividends. At June 30, 2012, following the conversion of certain convertible preferred stock into common stock as part of the 2012 note financing, there are no shares of Series B, Series E, or Series G convertible preferred stock outstanding.

Conversion

Each share of convertible preferred stock is convertible into common stock at any time by dividing its issuance price by the conversion price, which is equal to the issuance price for Series A, Series C, Series D, Series E, Series F, Series G and Series H convertible preferred stock, and is $9.93 for Series B at December 31, 2011 and 2010, and is subject to antidilution adjustment. At June 30, 2012, following the conversion of certain convertible preferred stock into common stock as part of the 2012 Note financing, there are no shares of Series B, Series E, or Series G convertible preferred stock outstanding. Upon the closing of a sale of shares of common stock in a public offering all outstanding shares of each Series of preferred stock shall be automatically converted into shares of common stock at the then effective conversion price provided minimum proceeds of $40 million and a price per share of not less than $6.14 are received by the Company.

10.	Convertible Preferred Stock Warrants

As of December 31, 2010 and 2011, the Company had 210,473 warrants outstanding with a weighted-average exercise price of $4.75 to purchase Series F convertible preferred stock (the “Series F warrants”). On June 30, 2012, the Series F convertible preferred stock warrants expired unexercised. As of December 31, 2010 and 2011, and June 30, 2012, the Company had 195,327 warrants outstanding with a weighted-average exercise price of $4.10 to purchase Series H convertible preferred stock (the “Series H warrants”).

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

For the years ended December 31, 2010 and 2011, the Company recorded other income related to the remeasurement of the Series F warrants of $74,649 and $262,320, respectively. For the years ended December 31, 2010 and 2011, the Company recorded other income related to the remeasurement of the Series H warrants of $23,205 and $416,837, respectively. For the six months ended June 30, 2011 and 2012, the Company recorded other income related to the remeasurement of the Series F warrants of $261,220 and $34, respectively. For the six months ended June 30, 2011 and 2012, the Company recorded other income related to the remeasurement of the Series H warrants of $405,642 and $10,548, respectively.

11.	Stock-Based Compensation

In December 1996, the Board of Directors approved the 1996 Stock Option Plan (the “1996 Plan”). Under the 1996 Plan, as amended, options to purchase 4,500,000 shares of common stock were approved for grant. Under the 1996 Plan, the Company may grant incentive or nonqualified stock options. On September 29, 2000, the Board of Directors approved amendments to the 1996 Plan to include grants of restricted stock awards. Generally, stock options and restricted stock awards are granted at no less than fair market value as determined by the Board of Directors expire no later than ten years from the date of grant and vest over various periods not exceeding five years.

Under the terms of the 1996 Plan, as amended, the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value of the common stock on the date of grant.

In September 2000, the Board of Directors approved amendments to the 1996 Plan to allow for the early exercise of unvested stock options, subject to certain restrictions including the ability of the Company to repurchase such shares upon an option holder’s termination of employment with the Company if such shares have not yet vested. As a result of this amendment, all options outstanding are exercisable.

In October 2005, the Board of Directors approved the 2005 Stock Option Plan (the “2005 Plan”). Under the 2005 Plan, options to purchase 1,500,000 shares of common stock were approved for grant. In addition, all remaining shares available for grant under the 1996 Plan became authorized for issuance under the 2005 Stock Plan. In April 2012, the Board of Directors approved an increase of options available for grant under the 2005 Plan by 1,500,000 shares. Under the 2005 Plan, the Company may grant incentive or nonqualified stock options. Under the terms of the 2005 Plan the exercise price of incentive stock options granted must not be less than 100% (110% in certain cases) of the fair market value for the common stock on the date of grant. Generally, stock options and restricted stock awards are granted at no less than fair market value, expire no later than ten years from grant, and vest over numerous periods not exceeding four years. The 2005 Plan allows for the early exercise of unvested stock options, subject to certain restrictions including the ability of the Company to repurchase such shares upon an option holder’s termination of employment with the Company if such shares have not yet vested.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

A summary of stock option activity for the years ended December 31, 2010 and 2011 and six month period ended June 30, 2012 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding

Balances at December 31, 2009	2,328,815	$1.18
Granted	313,500	2.00
Exercised	(64,251)	1.44
Forfeited	(37,563)	0.60

Balances at December 31, 2010	2,540,501	1.28	5.4	$1,822
Granted	3,500	2.00
Exercised	(223,750)	0.60
Forfeited	(305,438)	0.87

Balances at December 31, 2011	2,014,813	1.42
Granted (unaudited)	—	—
Exercised (unaudited)	(124,188)	0.50
Forfeited (unaudited)	(477,687)	1.46

Balances at June 30, 2012 (unaudited)	1,412,938	$1.49

Exercisable, December 31, 2011	2,014,813	$1.42	5.0	$128

Exercisable, June 30, 2012 (unaudited)	1,412,938	$1.49	4.4	$72

Vested and expected to vest, December 31, 2011	1,995,233
Vested and expected to vest, June 30, 2012 (unaudited)	1,408,823

At December 31, 2010 and 2011 and June 30, 2012, 2,540,501, 2,014,813, and 1,412,938 stock options were exercisable, respectively, and 205,026, 506,964, and 2,484,651 stock options were available for grant, respectively. Of the total options exercisable at December 31, 2010, 2011 and June 30, 2012, 2,032,928, 1,792,742 and 1,374,906, respectively, were vested and 507,573, 222,071 and 38,032, respectively, were subject to further vesting provisions. At December 31, 2010, 2011 and June 30, 2012, the Company had 2,438, 188 and no shares exercised by employees, respectively, which were still subject to certain vesting restrictions. The shares are released from the restrictions ratably over the remaining vesting periods.

The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock of $2.00 per share at December 31, 2010 and $0.73 per share at December 31, 2011 and June 30, 2012 and the exercise price of the underlying options.

The total intrinsic value of stock options exercised was $19,750 and $312,250 for the years ended December 31, 2010 and 2011, respectively and $28,520 for the six months ended June 30, 2012.

The weighted-average grant-date fair value of grants of stock options was $1.26 per share and $1.29 per share for the years ended December 31, 2010 and 2011, respectively. No stock options were granted in the six months ended June 30, 2012.

Stock-based compensation expense is estimated as of the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which generally represents the vesting period. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

expected term and expected volatility are based on comparable companies from a representative peer group based on industry and market capitalization. The risk- free interest rate is the yield currently available on U.S. Treasury zero-coupon issues with a remaining term approximating the expected term used as the input to the Black-Scholes model. The relevant data used to determine the value of the stock option grants is as follows:

	Years Ended December 31,
	2010	2011
Weighted average risk-free interest rate	1.7%	2.1%
Expected term in years	5.4	5.9
Expected volatility	74%	72%
Expected dividends	0.0%	0.0%

For all grants, the amount of stock-based compensation expense recognized has been adjusted for estimated forfeitures of awards for which the requisite service is not expected to be provided. Estimated forfeiture rates are developed based on the Company’s analysis of historical forfeiture data.

The Company recognizes the associated compensation expense on a straight-line basis over the vesting periods of the awards, net of estimated forfeitures. The following table presents stock-based compensation expense included in the Company’s statement of operations.

	Years Ended December 31,		Six Months Ended June 30,
	2010	2011	2011	2012

			(Unaudited)	(Unaudited)
General and administrative expense	$287,109	$134,860	$68,360	$28,353
Research and development expense	167,526	170,821	83,857	29,511

Total stock-based compensation expense	$454,635	$305,681	$152,217	$57,864

Total unrecognized stock-based compensation expense for all stock-based awards was $512,877, $223,381 and $40,221 at December 31, 2010 and 2011 and June 30, 2012, respectively. These amounts will be recognized over a weighted-average period of 2.4, 2.1 years and 1.6 years, respectively.

12.	Income Taxes

There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The reported amount of income tax expense for the years differs from the amount that would result from applying domestic federal statutory tax rates to pretax losses primarily because of changes in valuation allowance.

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows:

	Year Ended December 31,
	2010	2011
Federal statutory rate	34.00%	35.00%
State taxes, net of Federal benefit	3.64%	5.29%
Permanent differences	(11.29)%	(0.05)%
Change in tax rate	22.33%	(4.07)%
Change in valuation allowance	(48.65)%	(36.27)%
Other	(0.03)%	0.10%

	0.00%	(0.00)%

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

Significant components of the Company’s net deferred tax asset at December 31, 2010 and 2011 are as follows:

	2010	2011
Deferred Tax Assets
Net operating losses	$33,234,963	$34,912,606
Accrued expenses	156,945	142,183
Tax credit carryforwards	6,004,646	6,004,924
Depreciation and amortization	(18,932)	31,288
Capitalized research and development	6,208,712	10,346,497
Deferred revenue	18,503,605	291,204
Other	152,090	195,703

Total gross deferred tax asset	64,242,029	51,924,405
Valuation allowance	(64,242,029)	(51,924,405)

Net deferred tax asset	$—	$—

The change in the valuation allowance against the deferred tax assets in the years ended December 31, 2010 and 2011 was as follows:

(in thousands)	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
December 31, 2010	$68,877,123	$18,316,688	$(22,951,782)	$64,242,029
December 31, 2011	$64,242,029	$9,026,471	$(21,344,095)	$51,924,405

As of December 31, 2011 the Company had federal and state net operating loss carryforwards of $93,609,978 and $40,702,917, respectively, which begin to expire in 2025 and 2013, respectively. Approximately $101,088 of the federal and state net operating loss carryforwards relate to deductions from stock option compensation and is tracked separately and not included in the Company’s deferred tax asset in accordance with FASB ASC Topic 718, Stock Compensation. The future benefit from these deductions will be recorded as a credit to additional paid-in capital when realized. As of December 31, 2011, the Company had federal and state research and development tax credits carryforwards of $3,967,068 and $3,087,660, respectively, which begin to expire in 2012.

Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards and research and development credits. Under the applicable accounting standards, management has considered the Company’s history of losses and concluded that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets. Accordingly, a full valuation allowance of $64,242,029 and $51,924,405 has been established at December 31, 2010 and 2011, respectively.

Utilization of the net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively.

The Company adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes—an interpretation of ASC 740, on January 1, 2009. ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with ASC 740, Income Taxes , and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company concluded that there are no significant uncertain tax positions requiring recognition in the financial statements.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The Company is currently undergoing a federal tax examination for the year ended December 31, 2009. The resolution of tax matters is not expected to have a material effect on the Company’s financial statements. The earliest tax years that remain subject to examination by jurisdiction is 2008 for both federal and Massachusetts. However, to the extent the Company utilizes net operating losses from years prior to 2009, the statute remains open to the extent of the net operating losses utilized. The Company’s policy is to record interest and penalties related to income taxes as part of the tax provision. There was no interest or penalties pertaining to uncertain tax positions in 2010 and 2011.

In October 2010, the Company received grants totaling $733,438 under the Federal Qualifying Therapeutic Discovery Projects program as provided for under section 48D of the Internal Revenue Code, enacted as part of the Patient Protection and Affordable Care Act of 2010. The Company received the entire credit during 2010 and recognized $733,438 as other income related to these grants for the year ended December 31, 2010.

13.	Related Party Transaction

Deferred Compensation

During 1999, a supplemental retirement plan was established for a Company executive. The Company will accrue a portion of the employee’s base salary until retirement or termination of employment. The amounts accrued are invested in publicly traded mutual funds and the executive is fully vested at all times. As of December 31, 2010 and 2011 and June 30, 2012, $342,885, $371,378 and $415,747, respectively, was held as an investment which is included in other assets on the accompanying balance sheet.

14.	Commitments and Contingencies

The Company has four operating leases for laboratory and office space. The Company amended the first lease agreement to include additional facilities and to extend lease terms on certain space, utilizing the terms of the original lease agreement on three separate occasions. Accordingly, the future minimum lease obligations under these noncancelable leases are as follows:

Years Ended December 31,	Lease Obligations
2012	$2,675,426
2013	2,860,564
2014	1,038,052
2015	1,054,187
2016	1,070,320
Thereafter	258,830

Under terms of the Company’s lease agreements, as amended, payments escalate during the life of the leases. The Company has recorded an accrued rent liability of $397,882, $352,986 and $164,694 at December 31, 2010 and 2011 and June 30, 2012, respectively, to account for these leases on a straight-line basis over the life of the lease.

In January 2012, the Company entered into a new lease agreement for laboratory and offices. The future minimum lease obligation associated with this agreement has been included within the lease obligation table above.

Paratek Pharmaceuticals, Inc.

Notes to Financial Statements—(Continued)

December 31, 2010 and 2011 (Information as of June 30, 2012

and for the Six Months Ended June 30, 2011 and 2012 is Unaudited)

In June 2012, the Company terminated one of its operating leases prior to the contractual termination date. As a result of the early termination, the Company will be required to pay the landlord an aggregate of $1,615,357 through monthly payments until May 2013. This amount was recorded as rent expense in the six months ended June 30, 2012. As of June 30, 2012, the Company’s remaining obligation was $1,343,344, which is recorded within other current liabilities on the balance sheet.

Net rent expense recorded by the Company for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012 was $3,248,221, $3,667,221, $1,856,654 and $2,926,757, respectively.

In April 2012, the Board of Directors approved a $500,000 pool for a cash retention plan in order to retain key employees of the Company. The terms of the plan state that eligible employees will receive 50% of their bonus on the earlier of August 31, 2012 and the completion of a successful aggregate capital raise of at least $10,000,000 and the remaining 50% on the completion of a successful aggregate capital raise of at least $10,000,000. In August 2012, this plan was amended to state that each eligible employee would earn the first 50% of their bonus on the earlier of August 31, 2012 or the completion of a successful aggregate capital raise of at least $10,000,000, but that this amount would be paid on October 1, 2012.

15.	Subsequent Events

Subsequent events have been evaluated through September 24, 2012, the date the accompanying financial statements were issued.

In July 2012, the Board of Directors granted a total of 1,500,000 options under the 2005 Plan to certain employees and officers of the Company at an exercise price of $0.73 per share.

Until                     , (25 days after commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various costs and expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered hereby. All of the amounts shown are estimated except the SEC Registration Fee, the Nasdaq Global Market Listing Fee and the FINRA Filing Fee.

SEC Registration Fee		$10,544
Nasdaq Global Market Listing Fee		125,000
FINRA Filing Fee		15,500
Printing and Engraving Fees
Legal Fees and Expenses
Accounting Fees and Expenses
Blue Sky Fees and Expenses
Transfer Agent and Registrar Fees
Miscellaneous

Total	$

Item 14. Indemnification of Directors and Officers.

Our restated certificate of incorporation provides that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of Paratek Pharmaceuticals, Inc. or is or was serving as an officer or director of another entity at our request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. Our restated certificate of incorporation provides that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to us of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If we do not pay a proper claim for indemnification in full within 60 days after we receive a written claim for such indemnification, our restated certificate of incorporation and our restated bylaws authorize the claimant to bring an action against us and prescribe what constitutes a defense to such action.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article             of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

▪	from any breach of the director’s duty of loyalty to us or our stockholders;

▪	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

▪	under Section 174 of the Delaware General Corporation Law; and

▪	from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Additionally, reference is made to the underwriting agreement filed as Exhibit 1.1 hereto, which provides for indemnification by the underwriters of Paratek Pharmaceuticals, Inc., our directors and executive officers and persons who control Paratek Pharmaceuticals, Inc., under certain circumstances, against certain liabilities arising in connection with such offering.

Item 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have sold the following securities that were not registered under the Securities Act. The following information gives effect to a             -for-             split of our common stock to be effected prior to the completion of this offering.

(a) Issuances of Warrants, Notes and Capital Stock

1)	In March 2009, in connection with a line of credit that we obtained from MidCap Financial LLC (“MidCap”), we issued a warrant to MidCap to purchase up to 195,327 share of Series H Preferred Stock at an exercise price of $4.10 per share, for a term of seven years. Upon completion of this offering, this warrant will be exercisable for 195,327 shares of our common stock.

2)	In connection with our Series F Convertible Preferred Stock Financing in 2004, we issued warrants to purchase 231,353 shares of Series F Preferred Stock at an exercise price of $4.75 per share to 32 accredited investors. Between May 19, 2009 and June 10, 2009, warrants to purchase 21,935 shares of Series F Preferred Stock were exercised for gross proceeds of $104,218. The remaining warrants to purchase 209,418 shares of Series F Preferred Stock expired unexercised in June 2009.

3)	In August 2009, we issued an aggregate of $4.7 million of promissory notes to 36 accredited investors. These promissory notes were repurchased in 2009.

4)	In February and March 2012, we issued an aggregate of $5.8 million of promissory notes to 45 accredited investors (the “March 2012 Note Financing”). We and the holders of these notes amended the terms of such notes in October 2012.

5)	In connection with our March 2012 Note Financing, 6,021,290 shares of various series of our preferred stock were converted into an aggregate of 6,474,501 shares of our common stock.

6)	In October 2012, we issued an aggregate of $ million of promissory notes to accredited investors (the “October 2012 Note Financing”). As part of the October 2012 Note Financing, we issued initial bonus shares and will be obligated to issue additional shares upon completion of this offering so long as the offering occurs prior to April , 2013.

The sale and issuance of the securities described in paragraphs 1, 2, 3 and 4 above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder. The recipients of securities in these transactions represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about us or had, through their relationship with us, adequate access to such information. For the transaction identified in paragraph 5 above, we relied on Section 3(a)(9) of the Securities Act.

(b) Certain Grants and Exercises of Stock Options

The sale and issuance of the securities described below were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701.

Pursuant to our stock plans, we have issued options to purchase an aggregate of 6,679,011 shares of common stock as of June 30, 2012. Of these options:

▪	options to purchase 1,663,662 shares of common stock have been repurchased, canceled or lapsed without being exercised;

▪	options to purchase 3,602,411 shares of common stock have been exercised; and

▪	options to purchase a total of 1,412,938 shares of common stock are currently outstanding, at a weighted average exercise price of $1.49 per share.

On July 25, 2012, we issued options to employees to purchase an additional 1,500,000 shares of common stock with an exercise price of $ 0.73 per share.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index on page II-5 for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit index is incorporated herein by reference.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on                     , 2012.

PARATEK PHARMACEUTICALS, INC.

By:
Dennis P. Molnar President and Chief Executive Officer

Power of Attorney

We, the undersigned officers and directors of Paratek Pharmaceuticals, Inc., hereby severally constitute and appoint Dennis P. Molnar and Kathryn M. Boxmeyer, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Paratek Pharmaceuticals, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Dennis P. Molnar	President, Chief Executive Officer and Director (principal executive officer)	, 2012

Kathryn M. Boxmeyer	Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	, 2012

Walter Gilbert, Ph.D.	Director	, 2012

Stuart B. Levy, M.D.	Director	, 2012

Evan Loh, M.D.	Director	, 2012

Dennis Purcell	Director	, 2012

Pieter J. Strijkert, Ph.D.	Director	, 2012

Anthony Sun, M.D.	Director	, 2012

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1.1*	Third Amended and Restated Certificate of Incorporation of the Registrant, as amended.

3.1.2*	Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Registrant.

3.2*	Form of Restated Certificate of Incorporation of the Registrant to be filed with the Secretary of State of the State of Delaware upon completion of this offering.

3.3†	By-laws of the Registrant.

3.4*	Form of Restated By-laws of the Registrant to be effective upon completion of this offering.

4.1*	Form of Common Stock Certificate.

4.2†	Investor Rights Agreement by and between the Registrant and each of the Purchasers of Series A Preferred Stock, dated as of July 14, 1998.

4.3†	Investor Rights Agreement by and between the Registrant and Glaxo Group Limited, dated as of June 30, 1999.

4.4*	Third Amended and Restated Investor Rights Agreement by and among the Registrant, and the Holders of Registrant’s Series C, Series D, Series F, and Series H Preferred Stock, and the Founders, dated October 19, 2007, as amended.

4.5†	Warrant to Purchase Stock issued by the Registrant to MidCap Financial LLC, dated March 26, 2009.

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant, with respect to the legality of securities being registered.

10.1.1@†	1996 Stock Plan, as amended.

10.1.2@†	Form of Non-Qualified Stock Option Agreement granted under the Registrant’s 1996 Stock Plan, as amended.

10.1.3@†	Form of Incentive Stock Option Agreement granted under the Registrant’s 1996 Stock Plan, as amended.

10.2.1@†	2005 Employee, Director and Consultant Stock Plan, as amended.

10.2.2@†	Form of Non-Qualified Stock Option Agreement granted under the Registrant’s 2005 Employee, Director and Consultant Stock Plan, as amended.

10.2.3@†	Form of Incentive Stock Option Agreement granted under the Registrant’s 2005 Employee, Director and Consultant Stock Plan, as amended.

10.3.1@*	2012 Employee, Director and Consultant Equity Incentive Plan.

10.3.2@*	Form of Stock Option Agreement granted under the 2012 Employee, Director and Consultant Equity Incentive Plan.

10.3.3@*	Form of Restricted Stock Agreement granted under the 2012 Employee, Director and Consultant Equity Incentive Plan.

10.4@*	Employment Agreement by and between the Registrant and Dennis P. Molnar.

10.5@*	Employment Agreement by and between the Registrant and Kathryn M. Boxmeyer.

10.6@*	Employment Agreement by and between the Registrant and Stuart B. Levy, M.D.

10.7@*	Employment Agreement by and between the Registrant and Beverly A. Armstrong.

10.8@*	Employment Agreement by and between the Registrant and Evan Loh, M.D.

10.9@*	Employment Agreement by and between the Registrant and S. Ken Tanaka, Ph.D.

10.10@*	Employment Agreement by and between the Registrant and Sean M. Johnston, Ph.D.

10.11@†	Employment Agreement by and between the Registrant and Thomas Bigger, dated September 16, 1999 as amended.

10.12@†	Employment Agreement by and between the Registrant and Gary J. Noel, M.D., dated August 16, 2010.

Exhibit Number	Description of Exhibit

10.13@†	Deferred Compensation Agreement by and between the Registrant and Stuart B. Levy, M.D., dated January 16, 2000.

10.14@†	Form of Cash Retention Program Agreement with the Registrant’s Executive Officers.

10.15@*	Director Compensation Policy.

10.16†	Assignment, Assumption, Amendment and Consent by and between the Registrant and King Real Estate Corporation for sixth floor at 75 Kneeland Street, Boston, Massachusetts, dated September 1, 2001, as amended.

10.17†	Lease Agreement by and between the Registrant and Alexandria Real Estate Equities, LLC for facilities at 99 Erie Street, Cambridge, Massachusetts.

10.18#	License Agreement by and between the Registrant and Tufts University, dated as of February 1, 1997, as amended.

10.19#	Collaborative Research and License Agreement by and between the Registrant and Warner Chilcott Company, Inc, dated July 2, 2007.

10.20†	Form of Note issued in March 2012 Note Financing.

10.21	Form of Note issued in October 2012 Note Financing.

10.22	Form of Post-IPO Note.

21.1†	Subsidiaries of the Registrant.

23.1*	Consent of PricewaterhouseCoopers, LLP.

23.2*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1).

24.1*	Powers of Attorney (see signature page to this filing).

99.1*	Confidential Draft Registration Statement submitted August 10, 2012.

†	Previously submitted.
*	To be filed by amendment.
#	Confidential treatment requested for portions of this exhibit.
@	Denotes management compensation plan or contract.

Exhibit 10.18

[Execution Copy]

TUFTS UNIVERSITY LICENSE AGREEMENT

This Agreement is made and entered into as of February 1, 1997 (“the Effective Date”), by and between Paratek Pharmaceuticals, Inc., a Delaware corporation having an address of P.O. Box 1525, Boston, Massachusetts 02117-1525 (“Licensee”) and Tufts University, a/k/a Trustees of Tufts College, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having a principal office at Medford, Massachusetts 02155 (“Tufts”).

WHEREAS, Tufts possesses certain know-how, inventions and intellectual property in the field of drug resistance;

WHEREAS, Tufts, acting through Dr. Stuart Levy, (the “Principal Investigator”) wishes to and is prepared to conduct additional research in this field under a Sponsored Research Agreement of even date herewith;

WHEREAS, Licensee is prepared to provide support to Tufts for such research by the Principal Investigator, providing it receives certain license rights under inventions, biological materials, and/or know-how developed in the research under the terms of this License Agreement; and

WHEREAS, Tufts wishes to have such inventions, biological materials, and/or know-how perfected and marketed in order that products resulting therefrom might be available for public use and benefit.

NOW THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto mutually agree as follows:

ARTICLE I - DEFINITIONS.

1.1. “Patent Rights” shall mean rights owned or controlled by Tufts which arise under United States or foreign patents or patent applications as described in Exhibit A or any patents issuing from said applications that cover inventions which were discovered or developed at Tufts by Dr. Stuart Levy, alone or in conjunction with others, or which are discovered or developed in the Field of Use pursuant to the Sponsored Research Agreement of even date herewith (the “Research Agreement”), including any divisions, continuations, continuations-in-part, re-examinations, extensions, renewals, or reissues thereof.

1.2. “Technology” shall mean the trade secret, know-how, and other proprietary, non-public information relating to the “Field of Use” and necessary or useful for practicing the Patent Rights that was discovered or developed at Tufts by Dr. Stuart Levy, alone or in

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

conjunction with others, or is discovered or developed pursuant to the Research Agreement and that has been revealed to Licensee pursuant to the Research Agreement or that may hereafter be revealed to Licensee pursuant to the requirements of this Agreement or the Research Agreement. The Technology shall not include the Patent Rights but shall include any non-public information included in patent applications if and when it is subsequently deleted therefrom before the patent is issued.

1.3. “Confidential Technology” shall mean all Technology, and all information in or concerning patent applications included in the Patents, provided, however, that Licensee need not keep confidential any information that:

(a) at the date of its disclosure by Tufts to Licensee was known to Licensee as documented in Licensee’s files and is revealed to Tufts within thirty (30) days after Tufts’ disclosure to Licensee; or

(b) at the date of disclosure by Tufts to Licensee was, or thereafter becomes, through no fault of Licensee, publicly known through publication or so widely known and used that it can be said to be generally available to the public.

1.4. “Field of Use” shall mean the prophylaxis, treatment or prevention of bacterial or microbial diseases or medical conditions in humans or animals or agriculture using (i) tetracycline derivatives or other compounds which affect tetracycline resistance or (ii) compounds based on knowledge of the MAR operon or (iii) compounds involving novel genes which affect antibiotic resistance or microbial infectivity and which are derived from studies of the MAR operon or (iv) compounds that affect any such genes.

1.5. “License Period” shall mean collectively the respective periods commencing on the Effective Date and ending (unless sooner terminated) upon the later of the expiration of the last to expire of the Patent Rights (treating pending applications as issued patents for so long as they are pending) and fifteen (15) years from the Effective Date.

1.6. “Licensed Products” shall mean all products that are within or made by a process within the Field of Use and that embody or are made in accordance with or using or are based upon or derived from any aspect of the Patent Rights or the Technology.

1.7 “Gross Sales” shall mean the gross sales of Licensed Products subject to royalty under this Agreement billed to customers by Licensee and its Subsidiaries, less the following:

(a) [***];

(b) [***]; and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(c) [***].

Gross Sales shall also include and be deemed to have been made with respect to any Licensed Products used by Licensee or any Subsidiary, for its own commercial purposes, or transferred to any third-party for less than the transferee is then charging in normal arms-length sales transactions; and Gross Sales in all such cases shall be deemed to have been made at the prices therefor at which such Licensed Products are then being sold to the customers of such user or transferor (or of Licensee, if a Subsidiary is a user but not a seller) in arms-length sales transactions.

In the event that a Licensed Product under this Agreement is sold in combination with another active ingredient or component having independent therapeutic effect or diagnostic utility, then “Gross Sales,” for purposes of determining royalty payments on the combination, shall be calculated using one of the following methods:

(e)	By multiplying the Gross Sales of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty paying period in question, of the Licensed Product sold separately, and B is the gross selling price, during the royalty period in question, of the other active ingredients or components sold separately; or

(f)	In the event that no such separate sales are made of the Licensed Product or any of the active ingredients or components in such combination package during the royalty paying period in question, Gross Sales, for the purposes of determining royalty payments, shall be calculated using the above formula where A is the reasonably estimated commercial value of the Licensed Product sold separately and B is the reasonably estimated commercial value of the other active ingredients or components sold separately. Any such estimates shall be made in good faith by Licensee and reported to Tufts with the reports to be provided to Tufts pursuant to Section 3.7 hereof.

1.8. “Subsidiary” shall mean any corporation, partnership, or other business organization that directly or indirectly controls, is controlled by, or is under common control with Licensee. For the purpose of this Agreement, “control” shall mean the holding directly or indirectly of fifty percent (50%) or more of the voting stock or other ownership interest of the corporation or other business organization invoiced.

1.9. “Territory” shall mean the world.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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ARTICLE II - GRANT; SUBLICENSES.

2.1. Grant. Subject to the terms and conditions hereinafter set forth, Tufts hereby grants to Licensee, to the extent that it lawfully may, a royalty-bearing, exclusive license to practice the Patent Rights and use the Technology in the Territory, only for the purpose of developing, making, using, and selling Licensed Products (the “License”). The License shall exist as such an exclusive, royalty-bearing license during and will terminate as such at the end of the License Period, unless sooner terminated as hereinafter provided. If the License does not terminate before the end of the License Period, then the License to use the Technology shall continue in effect thereafter without limitation of time as an exclusive, fully-paid-up license subject to termination only as provided in Article IX.

2.2. Reserved Rights. During the License Period, Tufts shall have no right to use the Patent Rights or Technology to make, use, or sell Licensed Products for commercial purposes, but Tufts reserves to itself (a) the right at all times to practice the Patent Rights and to use the Technology, and to make and use Licensed Products for research purposes within Tufts, and (b) all other rights not granted to Licensee, including the rights to use and permit the use of Patent Rights and Technology for any purpose not in conflict with the provisions of the License.

2.3. Sublicenses. Licensee shall also have the right to grant to its Subsidiaries or other sublicensees, exclusive or non-exclusive sublicenses under the License during the License Period; provided, however, and Licensee agrees that:

(a) the terms and conditions of each sublicense shall be consistent with the terms and conditions of this Agreement and shall contain, among other things (by way of example but not limitation), provisions substantially similar to and consistent with: the “Gross Sales” definition; Article III (providing, among other things, that royalties shall be paid to Licensee in amounts at least equal to those of Article III hereof, so that Licensee may in turn pay those royalties to Tufts); Article V; Section 7.1 (so that no representations or warranties inconsistent with that Article shall be extended to or by any sublicensee); Article IX, but the sublicense must terminate not later than the end of the License Period, or earlier if the License terminates earlier for any reason; Article XI; and Article XII.

(b) each sublicense shall provide that the obligations to Tufts of Sections 3.8, 3.9, 3.10, 7.1, 8.1, 8.5, and 9.2, and Articles V, XI, and XII of this Agreement shall be binding on the sublicensee and be enforceable both by Tufts and the Licensee.

(c) if a proposed sublicensee is either (i) a Subsidiary or (ii) a company engaged in the development, manufacture or distribution of health care products with a net worth or market capitalization of at least $50 million, no approval of Tufts shall be required for the proposed sublicense: in all other cases, the sublicense may not be granted without Tufts’ prior written approval (which may not be unreasonably withheld or delayed);

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(d) Licensee shall furnish to Tufts a true and complete copy of each sublicense agreement and each amendment thereto, promptly after the sublicense or amendment has been agreed upon;

(e) no Subsidiary or other sublicensee shall have the right to further license, sublicense, or assign its rights without the prior approval of Licensee; and

(f) no sublicense shall relieve Licensee of any of its obligations hereunder, and Licensee shall be responsible for the acts or omissions of its Subsidiaries and sublicensees and for compliance by them with their obligations, and Licensee shall take all steps necessary to enforce that compliance to the extent required to allow Licensee to fully comply with all of its obligations under this agreement.

2.4 During the term of this Agreement and so long as neither Licensee nor any Subsidiary or sublicensee is in default with respect to any payment due to Tufts hereunder, Tufts will not assert its rights under any Patent Rights to prevent any party from using or selling any quantity of Licensed Product on which a royalty has been paid hereunder.

ARTICLE III - PAYMENTS; RECORDS.

3.1. License Fee. As partial consideration for the licenses granted hereunder, Licensee agrees to issue to Tufts and its designees, within thirty (30) days of the Effective Date, 500,000 shares of Licensee’s Common Stock, par value $0.001 per share, pursuant to the terms of a Stock Subscription and Right of First Refusal Agreement.

3.2. Milestone Payments. Licensee agrees to pay to Tufts the following nonrefundable milestone payments:

Milestone	Payment Amount

Commencement of First Phase III	50,000
Clinical Trials in The United States

[***]	[***	]

[***]	[***	]

3.3 Minimum Royalties. Licensee agrees to pay to Tufts a minimum royalty payment of Twenty-Five Thousand Dollars ($25,000) in each twelve-month period commencing on each anniversary of the Effective Date if during such period Licensee is not sponsoring at least One Hundred Thousand Dollars ($100,000) in research at Tufts. Minimum royalty payments shall be creditable against royalties due under Section 3.4 during the same twelve-month period.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.4. Running Royalties. Licensee agrees to pay to Tufts royalties of:

(a) [***] percent ([***]%) of the Gross Sales of Licensed Products, the making, using, or selling of which infringes (were it not for the License) at least one claim in an issued, unexpired and non-lapsed patent included in the Patent Rights; or

(b) [***]percent ([***]%) of the Gross Sales of Licensed Products that do not fall within the clause (a), above, but the manufacture, use or sale of which would infringe (were it not for the License) at least one claim in a pending application included in the Patent Rights, if such claim were to issue.

3.5 Sublicense Royalties. For each sublicense granted by Licensee, Licensee shall pay to Tufts (a) [***] percent ([***]%) of that portion of any sublicense issue fees or license maintenance fees received by Licensee which are reasonably attributable to sublicenses of rights granted to Licensee hereunder, and (b) the lesser of (i) [***] percent ([***]%) of any royalty payments received under such sublicense with respect to the Gross Sales by the sublicensee of Licensed Products covered by a claim contained in an issued Patent Right or a claim included in a pending application covering a Patent Right on a country-by-country basis or (ii) the royalty which would be due if Licensee, rather than the sublicensee, had sold the Licensed Product. Funds received by Licensee from a sublicensee for research conducted by Licensee, achievement of product development-related performance milestones, or for equity investments in Licensee will not be subject to any royalties hereunder.

3.6 Royalty Reductions. In the event Licensee or a sublicensee of Licensee incurs expenses in judicial or administrative proceedings based upon allegations of infringement by Licensee or sublicensee of third-party patents or know-how solely or primarily as a result of the sale of Licensed Products, Licensee may withhold up to [***] percent ([***]%) of the royalties due hereunder for the calendar year in which the expenses are incurred, and apply the same toward reimbursement of its expenses in connection therewith.

3.7. Statements; Payments. After the first commercial sale of a Licensed Product, Licensee shall, within sixty (60) days after the last days of March, June, September, and December in each year or portion thereof during the License Period, and within sixty (60) days after the end of the License Period, provide Tufts with a statement accounting for the Gross Sales of Licensed Products by Licensee, its Subsidiaries, and its sublicensees and all amounts described in Section 3.5, all for the immediately preceding three (3) month period or portion thereof, accompanied by payment for the full amount of royalties due under this Article III for that period or portion thereof. Each such statement shall be certified by the Chief Financial Officer of Licensee as being true, correct, and complete.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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3.8. Currencies. All payments to be paid to Tufts shall be computed and made in United States Dollars, and Licensee shall use best efforts to convert royalty payments payable on Gross Sales in any country to United States Dollars; provided, however, that if conversion to and transfer of such Dollars cannot be made by Licensee, its Subsidiaries, or its sublicensees in any country for any reason, Licensee may pay such sums in the currency of the country in which such Gross Sales are made, deposited in Tufts’ name in a bank designated by Tufts in any such country. The rate of exchange of local currencies to U.S. Dollars shall be at the rate of exchange prevailing at the Bank of Boston (or such other bank in Boston, Massachusetts or New York, New York as Tufts may designate in writing from time to time), for currencies of the amounts involved, as such rate is stated for the first business day after the end of the period with respect to which the royalties are due.

3.9. Records; Audits. Licensee shall keep (and cause to be kept) and maintain complete and accurate records of Gross Sales of the Licensed Products by Licensee, its Subsidiaries, and its sublicensees, in accordance with generally accepted accounting procedures. Such records shall be accessible to independent certified public accountants selected by Tufts and reasonably acceptable to Licensee, by audits conducted not more than once a year during the License Period and for one year after the termination thereof, at any reasonable times during business hours, for the purpose of verifying Gross Sales and any royalties due thereon. Such accountants shall disclose to Tufts only information relating to the accuracy of the records kept and the payments made, and shall be under a duty to keep confidential any other information obtained from such records. Licensee, its Subsidiaries, and its sublicensees shall not be required to retain such records for more than three (3) years after the close of any calendar quarter-year. No period shall be subject to audit under this Section more than once as to any entity being audited.

3.10. Substantial Underpayment. If any such audit reveals that the aggregate of royalties paid during any four consecutive calendar quarters was more than five percent (5%) less than the amount that should have been paid, then the reasonable expenses of the audit shall be borne by Licensee, which shall pay those expenses within thirty (30) days after demand therefore by Tufts accompanied by the accountants’ statement therefor.

ARTICLE IV - TECHNOLOGY DISCLOSURE; PATENT PROSECUTION.

4.1. Demonstration. Within ninety (90) days of the Effective Date, Tufts representative(s) having knowledge of the Technology and Patent Rights will disclose them to Licensee personnel generally competent in the Field of Use, at the premises of Tufts, or, if mutually agreed, at the premises of Licensee. Such disclosure shall be scheduled at the mutual convenience of Tufts and Licensee and shall be made in such ways as the parties mutually agree seems most likely to enable those Licensee personnel to learn the Technology and Patent Rights.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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4.2. Written Disclosure. Tufts may elect to prepare and furnish to Licensee one or more written descriptions of the Technology and Patent Rights or portions thereof. Licensee agrees to review the written descriptions promptly after receiving them and indicate in writing to Tufts whether there are any details or aspects with which Licensee does not concur. Absent a sufficiently detailed objection by Licensee, those written descriptions will be deemed binding on the parties for all purposes under this Agreement as to the description of the Technology and Patent Rights so described.

4.3. Availability. Tufts shall perform its obligations under Sections 4.1 and 4.2 for no additional consideration. Tufts shall not be obligated to devote any particular amount of time to the performance of those obligations as long as Tufts makes its knowledgeable personnel available to competent Licensee personnel as stated above, and devotes the amount of time reasonably required to teach the necessary Technology to those Licensee personnel. Licensee agrees to make those personnel available for instruction within the time period and otherwise as stated in Section 4.1.

4.4. Patent Prosecution. Commencing on the Effective Date, Licensee shall have the responsibility to apply for, seek prompt issuance of, and maintain while the License is in effect, the Patent Rights in the United States, in the foreign countries listed on Exhibit B hereto and in the foreign countries selected by Licensee and Licensee will keep Tufts informed of the foregoing on a current basis. Upon Tufts’ request, Licensee will file and prosecute patent applications corresponding to the Patent Rights in any one or more other countries, to the extent commercially reasonable. Tufts shall cooperate fully with Licensee and provide all such information and data and execute any documents reasonably required in order to allow Licensee to conduct such prosecution and Tufts shall have the opportunity to provide substantive review and comment on any such filing or prosecution. The choice of patent counsel shall be reasonably acceptable to Tufts.

4.5. Patent Expenses. Licensee shall pay all costs associated with the preparation, filing, prosecution, and maintenance of all patent applications filed and patents obtained, which are included in the Patent Rights.

4.6 Abandonment. In the event that Licensee desires to abandon any patent or patent application within the Patent Rights in any country, Licensee shall provide Tufts with reasonable prior written notice of such intended abandonment or decline of responsibility, and Tufts shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant Patent Rights. If Licensee decides to abandon an issued patent (and all filed applications therefor) throughout the world, or if Licensee determines not to file and prosecute in at least one country a patent application that Tufts has requested Licensee to file, then in any such event such patent and patent applications shall not thereafter be included in “Patent Rights”, and the non-public information included in (or that would be included in) such patent and applications shall not thereafter be included in “Technology”. If Licensee decides to abandon an issued patent (or a filed application therefor) in any country, or if Licensee declines to file

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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and prosecute a patent application in a country as requested by Tufts herein, then in any such event each such country shall no longer be included in the “Territory” for purposes of the claims covered by the relevant patent or patent application or for purposes of the non-public information included in (or that would be included in) such patent or application.

ARTICLE V - CONFIDENTIALITY.

5.1. Limitations on Use, Disclosure. Licensee agrees to treat as confidential, and to use and disclose only in furtherance of this Agreement, all Confidential Technology disclosed to it by Tufts. Licensee agrees that it will exercise every reasonable precaution to prevent the unauthorized disclosure of Confidential Technology by any of its directors, officers, employees, or agents to other parties, other than to Subsidiaries and to Licensee sublicensees. Any Confidential Technology disclosed to Subsidiaries or sublicensees shall be disclosed on the basis of and subject to the confidentiality provisions of this Agreement.

5.2. Cessation. Any information which is Confidential Technology at the date of disclosure thereof to Licensee shall cease to be Technology, and Licensee, its Subsidiaries, and its sublicensees shall be released from the provisions of Section 5.1 as to such information on the date when, through no act or omission on the part of Licensee, its Subsidiaries, or its sublicensees, such information becomes (a) publicly known by way of a single publication in which such Confidential Technology is disclosed in reasonable detail, (b) so widely known and used in combination that it can be said to be generally available to the public or (c) is subsequently rightfully obtained without restriction on use or disclosure from sources other than Tufts having no confidential obligation in favor of Tufts.

5.3. Time Limit. The provisions of this Article V shall continue to apply to any information which is Confidential Technology for so long as it shall remain such, notwithstanding any termination of this Agreement or the License or expiration of the License Period, provided, however, that the obligations of confidentiality under this Article shall in any event expire and cease to exist ten years from the Effective Date.

ARTICLE VI - DILIGENCE.

Licensee agrees to use its best efforts to effect introduction of Licensed Products into the United States commercial market as soon as practical, consistent with sound and reasonable business practices and judgments. Prior to the first commercial sale of a Licensed Product, Licensee shall provide annual reports of such efforts to Tufts within sixty (60) days of each anniversary of the Effective Date. Tufts shall have the right, at any time after eighteen (18) months from the Effective Date, to terminate the License and Tufts’ obligations under this Agreement if Licensee, within ninety (90) days after written notice from Tufts of such intended termination, fails to provide written evidence that Licensee has commercialized or is actively attempting to commercialize Licensed Products. Evidence that Licensee has, within eighteen months after the Effective Date, (i) delivered to Tufts a business plan, (ii) taken all reasonable

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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steps to prosecute and maintain the Patent Rights in accordance with the provisions of Section 4.4 hereof, (iii) made payment of all research support under the Sponsored Research Agreement between the parties of even date herewith and (iv) raised a total of $2 million through venture capital investors or strategic partners shall be deemed, in and of itself, a sufficient showing of such active attempts to commercialize Licensed Products during such period. Thereafter, evidence that Licensee has achieved the following milestones as scheduled below shall be deemed, in and of itself, a sufficient showing of such active attempts to commercialize Licensed Products through such date:

(i)	raised a total of $5 million through venture capital investors or strategic partners within three (3) years of the Effective Date; and

(ii)	filed an IND for a Licensed Product in the United States within five (5) years of the Effective Date.

Tufts shall not unreasonably withhold its assent to any revision of such milestones whenever requested in writing by Licensee and supported by evidence of technical difficulties or delays that the parties could not have reasonably avoided.

Notwithstanding the foregoing, Tufts shall have the right at any time after ten (10) years from the Effective Date to convert the License hereunder to non-exclusive if Licensee, its Subsidiaries, or its sublicensees have not by the time of such conversion sold Licensed Products into the United States market.

If at any time Licensee decides to discontinue all programs relating to the MAR operon or all programs relating to tetracycline derivatives, Licensee shall give notice of such intent to Tufts and Tufts shall have the option to terminate the License granted hereunder solely with respect to such discontinued programs on thirty days notice to Licensee. Upon any such termination, responsibility for the prosecution and maintenance of any Patent Rights on the discontinued programs shall revert to Tufts.

ARTICLE VII - REPRESENTATIONS, WARRANTIES, AND LIMITATIONS.

7.1 Tufts Disclaimer. TUFTS MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE), AND ASSUMES NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE PATENTS OR TECHNOLOGY OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE, OR OTHER DISPOSITION BY TUFTS, LICENSEE, OR ANYONE ELSE, OF LICENSED PRODUCT(S) OR ANY OTHER PRODUCTS OF SERVICES (INCLUDING, WITHOUT LIMITATION, PRODUCTS MADE BY TUFTS, AND TUFTS SERVICES, THAT ARE OR WERE FURNISHED TO LICENSEE AT ANY TIME BEFORE, ON, OR AFTER THE Effective

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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Date), EXCEPT ONLY AS EXPRESSLY STATED BELOW IN THIS ARTICLE VII. Without limitation of the foregoing generality, nothing contained herein or in any disclosure of the Patents or Technology made by or on behalf of Tufts shall be construed as extending any representation or warranty with respect to the Patents or Technology or Licensed Products or the results to be obtained by the use of the Patents or Technology or any Licensed Products, or that anything made, used, or sold by use of the Patents or Technology or any part thereof, alone or in combination, will be free from infringement of patents of third parties. TUFTS SHALL NOT BE LIABLE TO LICENSEE, ITS SUBSIDIARIES, ITS SUBLICENSEES, OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHERWISE), FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER EXTRAORDINARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, PATENTS, THE TECHNOLOGY, THE LICENSED PRODUCTS, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED BY TUFTS, EVEN IF TUFTS HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

Licensee agrees that all warranties, if any, in connection with the sale or other disposition of any Licensed Products (or any products made by Tufts and furnished at any time to Licensee) by Licensee, its Subsidiaries, or its sublicensees will be made by them and will not directly or impliedly obligate Tufts.

7.2 Tufts Representations. Notwithstanding the first sentence of Section 7.1, Tufts:

(a) Represents that Tufts is a corporation organized and existing under the laws of the Commonwealth of Massachusetts and has the power and authority to enter into this Agreement.

(b) Represents that Tufts has taken all necessary action to authorize its execution and delivery of this Agreement by the representatives of Tufts who carried out such execution and delivery, and to authorize the performance by Tufts of its obligations hereunder.

(c) Represents that execution and delivery of this Agreement and its performance by Tufts will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which Tufts is a party or by which it is bound.

7.3. Licensee Representations. Licensee represents and warrants to Tufts that:

(a) Licensee is a corporation organized and existing under the laws of Delaware and has the power and authority to enter into this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(b) Licensee has taken all necessary action to authorize its execution and delivery of this Agreement by the representatives of Licensee who carried out such execution and delivery, and to authorize the performance by Licensee of its obligations hereunder.

(c) Execution and delivery of this Agreement and its Agreement and its performance by Licensee will not result in any breach or violation of, or constitute a default under, any agreement, instrument, judgment, or order to which Licensee is a party or by which it is bound.

ARTICLE VIII - INDEMNITY; INSURANCE; INFRINGERS.

8.1. Indemnity. Licensee agrees to exonerate, indemnify, and hold harmless Tufts, its trustees, officers, employees, and agents, from all costs, expenses (including attorneys’ fees), interest, losses, obligations, liabilities, and damages paid or liability for which is incurred by any of said parties (“Losses”), and which arise out of or are in connection with or are for the purpose of avoiding any and all claims, demands, actions, causes of action, suits, appeals, and proceedings (“Claims”), all whether groundless or not, or the settlement thereof, based on any actual or alleged injuries, damages, or liability of any kind whatsoever (including, without limitation, personal injury, death, property damage, breach of warranty, or breach of contract) arising, directly or indirectly, out of any one or more of: any breach of Licensee of its representations, warranties, or agreements hereunder; or out of any manufacture, marketing, possession, use, sale, or other disposition of Licensed Products or products furnished by Tufts to Licensee in connection herewith or in connection with the Research Agreement (whether same occurs during or after the License or during or after the License Period) by Licensee, its Subsidiaries, its sublicensees, or anyone claiming by, through, or under any of them; or any acquisition, possession, disclosure, or use of the Patents or Technology, or any thereof, by Licensee, its Subsidiaries, its sublicensees, or anyone claiming by, through, or under any of them or the presence of Licensee’s or its Subsidiaries’ or sublicensee’s officers, agents, employees, invitees or property on Tufts’ premises.

8.2. Defense; Settlement. Licensee shall defend and control negotiation of settlement of any Claim, with counsel of Licensee’s choosing approved in advance by Tufts, which approval shall not be unreasonably withheld. Tufts agrees to cooperate fully in the defense of any Claim and may participate in the defense with counsel of Tufts’ choosing, such separate counsel to be at Tufts’ expense unless a conflict of interest exists between Licensee and Tufts with respect to the defense, in which case Tufts’ separate counsel shall be at Licensee’s expense. Any settlement by which Tufts would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of Tufts, which may be withheld in the sole discretion of Tufts without relieving Licensee of any of its indemnification or other obligations hereunder.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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8.3. Insurance. Not later than thirty (30) days before the time when Licensee, any Subsidiary, or any Licensee sublicensee shall, on a commercial basis, make, use, or sell any Licensed Products or any products furnished to Licensee by Tufts at any time (before, on or after the Effective Date) in connection herewith or in connection with the Research Agreement, and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such manufacture, marketing, possession, use, sale or other disposition of any Licensed Products or the aforesaid products furnished by Tufts (whether same occurs or exists during or after the existence of the License or during or after the License Period), Licensee will at Licensee’s expense, obtain and maintain in full force and effect, comprehensive general liability insurance, including product liability insurance, protecting Tufts against all claims, suits, obligations, liabilities, and damages, based upon or arising out of actual or alleged bodily injury, personal injury, death, or any other damage to or loss of persons or property, caused by any such manufacture, marketing, possession, use, sale, or other disposition. Such insurance policy or policies shall be issued by companies rated by A. M. Best as A VIII or better (or other companies acceptable to Tufts), shall name Tufts as an additional named insured, shall have limits of at least one million dollars ($1,000,000) per occurrence with an aggregate of three million dollars ($3,000,000), shall be non-cancelable except upon thirty (30) days prior written notice to Tufts, and shall provide that as to any loss covered thereby and also by any policies obtained by Tufts itself, Licensee’s policies shall provide primary coverage for Tufts and Tufts’ policies shall be considered excess coverage for Tufts.

8.4. Certificates: Policies. Licensee will forthwith after the obtaining of such insurance required by Section 8.3, obtain and deliver to Tufts certificates of and copies of, and at all times thereafter deliver without further demand replacement certificates and copies of, all such insurance policies that are in force and effect. As requested by Tufts but in no event more than once per calendar year, Licensee will furnish to Tufts a complete list, statement, and description of all insurance called for in this Article, together with certificates and copies of policies for each insurance company issuing any thereof, that such insurance in is full force and effect, that all premiums have been paid, and that such insurance will not be canceled except upon thirty (30) days prior written notice to Tufts.

8.5. Infringers. Each party shall inform the other promptly in writing of any alleged infringement of the Patent Rights in the Field of Use by a third party, including all details then available. Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements, and Tufts agrees that Licensee may join Tufts as a plaintiff at the expense of Licensee. In any infringement action commenced solely by Licensee, all expenses of Licensee shall first be reimbursed and all recovery for infringement shall be shared [***]% to Tufts and [***]% to Licensee. Licensee shall indemnify Tufts against any order for costs or other payments that may be made against Tufts in such proceedings.

If Licensee has not taken legal action or been successful in obtaining cessation of the infringement, within one-hundred eighty (180) days of written notification from Tufts of such infringement, or if Licensee elects not to continue prosecuting any legal action against an

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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infringer, Tufts shall have the right, but shall not be obligated, to prosecute at its own expense any such infringement. Tufts may join Licensee as a plaintiff in any such infringement suit at Tufts’ expense. In any such action by Tufts, all expenses of Tufts shall first be reimbursed and all recovery for infringement shall be shared [***]% to Tufts and [***]% to Licensee.

No settlement, consent judgment or other voluntary final disposition of any suit may be entered into without the consents of Tufts and Licensee, which consents shall not be unreasonably withheld or delayed.

In any infringement suit that either party brings to enforce the Patent Rights, the other party shall at the request and expense of the party bringing the suit, cooperate in all reasonable respects, including, to the extent possible, obtaining the testimony of its employees and making available physical evidence in the possession of that party.

Licensee shall have the exclusive right in accordance with the provisions of Section 2.2, to sublicense any alleged infringer in the Territory for the Field of Use, for future use of the Patent Rights.

8.6 Declaratory Judgment. If any declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee, Tufts shall have the right at its election made within sixty (60) days after commencement of that action, to intervene and take over the sole defense of the action at its expense.

ARTICLE IX - LICENSE TERMINATION.

9.1. Events. The License granted hereunder may be terminated by Tufts pursuant to Article VI or one of the following subsections:

(a) Material Default. If Licensee shall fail after thirty (30) days written notice from Tufts to pay to Tufts any royalties or other payments and payable hereunder, or shall fail in any material way to perform any other agreement required to be performed by Licensee under this Agreement, or if any Subsidiary or sublicensee shall be in material breach of any conditions or obligations affecting Tufts and compliance with which Licensee is responsible for hereunder, or if any representation or warranty of Licensee contained in this Agreement shall prove to have been inaccurate or misleading in any material way when made (referred to collectively and individually as a “material default”), then, without limitation of and in addition to any and all other rights and remedies available to Tufts with respect to such material default, Tufts may terminate the License and Tufts’ obligations hereunder by written notice to Licensee at any time after the expiration of such thirty (30) day notice period if Licensee has not cured the material default and the effects thereof before Tufts gives such notice of termination to Licensee, unless Licensee commences arbitration proceedings hereunder to contest such material default, in which event Tufts’ right to terminate the License shall be stayed until such arbitration proceedings shall have been completed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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(b) Cessation of Business. If Licensee shall have commenced to carry on the business of selling any Licensed Products (either directly or through any Subsidiary or sublicensee) and shall at any time thereafter cease for a consecutive period of ninety (90) days to carry on such business actively (either directly or through any Subsidiary or sublicensee), other than as a result of fire or other casualty or governmental action taken in the absence of Licensee’s fault, Tufts may at any time thereafter while that state of affairs continues, terminate the License by written notice to Licensee.

9.2 Licensee shall have the option at any time to terminate this License upon one-hundred and eighty (180) days’ written notice to Tufts.

9.3. Effects. Upon termination of the License for any reason, nothing herein shall be construed to release Licensee from any obligations hereunder except those of Article VI, but all rights of Licensee and its Subsidiaries and its sublicensees to make, use, or sell Licensed Products, or to practice the Patents and use the Technology, shall cease immediately, except that Licensee, its Subsidiaries, and its sublicensees may after the effective date of such termination sell all Licensed Products that they may have on hand at the date of termination, and may complete manufacture of Licensed Products then in the process of manufacture, and sell them, provided that they pay all royalties due thereon with respect to Gross Sales, as provided in this Agreement.

ARTICLE X - NOTICE.

Any notice or communication required to be given hereunder in writing shall be given by registered or certified mail, return receipt requested, or delivered by courier, return receipt requested, charges and postage prepaid, addressed to the parties, respectively, at the following addresses:

In the case of Tufts to:

Joseph J. Byrne, Ph.D.

Associate Provost for Research

Tufts University

136 Harrison Avenue

Boston, MA 02111

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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with a copy to:

Mason (Skip) Irving, III

Vice President, Commercial Development

Massachusetts Biotechnology Research Institute

One Innovation Drive

Worcester, MA 01605

with a second copy to:

Mary Lee Jacobs, Esq.

General Counsel

Tufts University

Ballou Hall

Medford, MA 02155

or in the case of Licensee to:

Walter Gilbert

Acting Chief Executive Officer

Paratek Pharmaceuticals, Inc.

P.O. Box 1525

Boston, MA 02117-1525

with a copy to:

Jeffrey M. Wiesen, Esq.

Mintz, Levin, Cohn, Ferris,

  Glovsky & Popeo P.C.

One Financial Center

Boston, MA 02111

or at such other respective substitute addresses as the addressee may designate in writing to the other party.

ARTICLE XI - NON-USE OF NAMES.

Licensee, its subsidiaries and its sublicensees agree that it will not use the name “Tufts University,” or any variant thereof, or identify Tufts or any portion of Tufts, or any inventor of any of the Patents or Technology, as a party to this Agreement, or as a participant in inventing the inventions of the Patents or creating the Technology, including, without limitation, in any advertising or promotional sales literature, without the prior express written consent of Tufts, which consent may be withheld or withdrawn by Tufts in its complete and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

16

uncontrolled discretion for any reason whatsoever and at any time or times. However, notwithstanding the foregoing, Tufts will make no objection to any proper reference by Licensee to published technical publications by such inventors or creators; and, subject to the confidentiality requirements hereof, Tufts will make no objection to Licensee’s making such disclosures as in the reasonable opinion of legal counsel are required as a matter of law and such general disclosures of this Agreement as may be desired by Licensee for purposes of grant solicitations from governmental authorities or as reasonably necessary (as reasonably determined by Licensee) for the purposes of obtaining financing for Licensee or as reasonably necessary (as reasonably determined by Licensee) for the conduct of its business, other than advertising or sales promotion. Licensee shall impose and enforce the requirements of this Article on its Subsidiaries and sublicensees.

ARTICLE XII - COMPLIANCE WITH LAWS.

12.1. Export Controls. The Export Control Regulations of the U. S. Department of Commerce prohibit, except under special validated license, the exportation from the United States of technical data relating to certain commodities (listed in the Regulations), unless the exporter has received certain written assurance from the foreign importer. In order to facilitate the exchange of technical information under this Agreement, Licensee therefore hereby agrees and gives its assurance to Tufts that Licensee will not, unless any required prior authorization is obtained from the U. S. Office of Export Control, re-export directly or indirectly any technical data received from Tufts under this Agreement and will not export directly the Licensed Products or such technical data to any country listed on either the Commodity Control List or Militarily-Critical Technologies List. Tufts makes no representation as to whether any such license is required or, if one is required, as to whether it will be issued by the U. S. Department of Commerce.

12.2. Other Laws. In addition to the foregoing export control requirements, Licensee agrees that it, its Subsidiaries, and its sublicensees will comply with all applicable mandatory or permissive patent marking laws, rules, and regulations and comply with all other laws, rules, and regulations of all governmental authorities applicable to any of their activities contemplated by this Agreement, and will comply with all necessary and desirable practices in connection and compliance with safety recommendations of trade associations or governmental authorities.

ARTICLE XIII - MISCELLANEOUS PROVISIONS.

13.1. Assignment. Licensee shall not assign the License or this Agreement without the prior written consent of Tufts, which consent shall not be unreasonably withheld; provided, however, that Licensee, without such consent, may assign all of its rights hereunder to a wholly-owned Subsidiary or to the acquiring party in connection with the transfer of all or substantially all of its business and assets to an acquiring party or in the event of its merger or consolidation with that acquiring party, if and only if the assignee shall assume all obligations

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

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of Licensee under this Agreement. However, no assignment or other transfer by Licensee shall relieve Licensee of any obligations hereunder and Licensee shall continue to be primarily and jointly and severally liable (along with such assignee or other transferee) for the performance of all obligations of Licensee and such assignee or other transferee hereunder.

13.2. Independent Contractors. The parties hereto shall be independent contractors with respect to each other, and nothing contained herein shall be construed as constituting either of them as the agent, principal, employee, servant, joint venturer, or partner of the other for any purpose whatsoever.

13.3 Governing Law. This Agreement shall be governed by and construed in accordance with Massachusetts law, without regard to its conflict of laws principles.

13.4. Sole Agreement. This Agreement and any Exhibits annexed hereto (each of which is hereby made part hereof by this reference), and any other documents which may be expressly incorporated by reference herein, constitute the entire and only agreement between the parties concerning the subject matter hereof; and all prior negotiations, representations, warranties, agreements, and understandings related thereto are superseded hereby.

13.5. Severability. If any provision of this Agreement shall to any extent be found to be invalid or unenforceable, the remainder of this Agreement shall-not be affected thereby, and any such invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the fullest extent permitted by law.

13.6. Headings. Headings of Articles, Sections, and subsections included herein are for convenience of reference only and shall not be used to construe this Agreement.

13.7. Financial Confidentiality. Both parties agree to keep the financial terms of this Agreement confidential.

ARTICLE XIV - ARBITRATION.

14.1. Arbitration. Subject to Section 14.2 below, all disputes, controversies, or differences which may arise between the parties out of or in relation to or in connection with this Agreement, or for the breach thereof, which cannot be resolved by mutual agreement, shall be finally settled by arbitration to be held in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “Association”) as the Rules then exist, in Boston, Massachusetts, with the following deviations from the Rules. The arbitrators shall consist of one Tufts nominee, one Licensee nominee, and a third person jointly selected by those two nominees. The party requesting arbitration shall designate its nominee in the request, which shall be addressed to the Association with a simultaneous copy to the other party. If the other party shall fail within thirty (30) days of the request for arbitration to nominate the second arbitrator or if the two arbitrators are unable to agree upon the third

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

18

arbitrator within thirty (30) days after selection of the second arbitrator, then in either case the arbitration panel will be completed according to the Rules. Both legal and equitable remedies shall be available to the arbitrators. The award of a majority of the arbitration panel shall be final and binding on the parties hereto and shall be enforceable in any court having jurisdiction. Tufts and Licensee each irrevocably consent and submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.

14.2. Judicial Relief. Claims, disputes, or controversies concerning the validity, infringement, construction, or effect of any patent including, without limitation, any patent licensed hereunder, shall be resolved in any court having jurisdiction thereof, and the parties submit to the jurisdiction of the United States District Court for the District of Massachusetts. In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, infringement, construction, or effect of any patent licensed hereunder, the arbitrators shall assume the validity of all claims as set forth in such patent. In any case, the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such an issue, unless an order staying such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, infringement, construction, or effect of any patent licensed hereunder in any proceeding to enforce any arbitration award hereunder in any proceeding otherwise arising out of any such arbitration award. Nothing in Section 14.1 shall be construed to waive any rights or timely performance of any obligations existing under this Agreement. Moreover, each party acknowledges that appropriate cases (as determined by the courts of competent jurisdiction) of a violation by either party of any of the provisions of this Agreement may entitle the other party to equitable judicial relief, and this relief shall be available in addition to, and shall not be unavailable by reason of, the arbitration provisions of Section 14.1, above. Such equitable judicial relief may be by temporary restraining orders, preliminary and permanent injunctions, and such other equitable relief as any court of competent jurisdiction may deem just and proper.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

19

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this License Agreement to be effective as of the Effective Date.

TUFTS UNIVERSITY			PARATEK PHARMACEUTICALS, INC.

By:	/s/ Steven S. Manos	By:	/s/ Walter Gilbert
	Signature		Signature

Steven S. Manos

	Typed Name		Typed Name

Executive Vice President

	Title		Title

3/19/97			4/23/97

	Date		Date

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

20

EXHIBIT A

TO

LICENSE AGREEMENT

BETWEEN

TUFTS UNIVERSITY AND PARATEK PHARMACEUTICALS, INC.

Existing Patent Rights (Including Existing Applications)

I.	Issued Patents: (See attached Patent Summary)

“Patent Rights” shall also include the patents to be applied for pursuant to the terms of the License Agreement after the Effective Date, after such applications are made.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

21

Patent Summary

Stuart B. Levy, Ph.D.

January 1997

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

22

EXHIBIT B

List of Foreign Countries in which Patents are to be Filed.

United States

Canada

Japan

  Europe (Germany, Belgium, France, Italy, Spain and United Kingdom)

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

22

TUFTS UNIVERSITY — PARATEK PHARMACEUTICALS, INC.

AMENDMENT NO. 1

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Exhibit A is hereby amended to include:

•	Provisional patent application “[***]”, Filed [***]

•	Patent application “[***]”, Filed [***]

Section 1.4. “Field of Use” is hereby replaced by the following:

1.4. “Medical Field of Use” shall mean the prophylaxis, treatment or prevention of bacterial or microbial diseases or medical conditions in humans or animals or agriculture through the direct administration of (i) tetracycline derivatives or other compounds which affect tetracycline resistance or (ii) compounds based on knowledge of the MAR operon or (iii) compounds involving novel genes which affect antibiotic resistance or microbial infectivity and which are derived from studies of the MAR operon or (iv) compounds that affect any such genes.

“Disinfectant Field of Use” shall mean the use of compositions, including but not limited to disinfectants and soaps, in any manner other than the direct administration to humans or animals or agriculture, to kill or reduce the growth rate of microorganisms, where such compositions include (i) tetracycline derivatives or other compounds which affect tetracycline resistance or (ii) compounds based on knowledge of the MAR operon or (iii) compounds involving novel genes which affect antibiotic resistance or microbial infectivity and which are derived from studies of the MAR operon or (iv) compounds that affect any such genes.

“Field of Use” shall mean the Medical Field of Use and Disinfectant Field of Use, collectively.

Section 1.7. Third paragraph is hereby amended to read: “In the event that a Licensed Product in the Medical Field of Use under this Agreement is sold…”

Section 3.4 Running Royalties is hereby replaced by the following:

3.4. Running Royalties.

For the Medical Field of Use, Licensee agrees to pay to Tufts royalties of:

(a) [***] percent ([***]%) of the Gross Sales of Licensed Products, the making, using, or selling of which infringes (were it not for the License) at least one claim in an issued, unexpired and non-lapsed patent included in the Patent Rights; or

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1

(b) [***] percent ([***] %) of the Gross Sales of Licensed Products that do not fall within the clause (a), above, but the manufacture, use or sale of which would infringe (were it not for the License) at least one claim in a pending application included in the Patent Rights, if such claim were to issue.

For the Disinfectant Field of Use, Licensee agrees to pay to Tufts royalties of:

[***] percent ([***]%) of the Gross Sales of Licensed Products, the making, using, or selling of which infringes (were it not for the License) at least one claim in an issued, unexpired and non-lapsed patent included in the Patent Rights or would infringe (were it not for the License) at least one claim in a pending application included in the Patent Rights, if such claim were to issue.

Section 3.5. Sublicense Royalties is hereby replaced by the following:

3.5. Sublicense Fees and Royalties. For each sublicense granted by Licensee, Licensee shall pay to Tufts [***] percent ([***]%) of that portion of any sublicense issue fees or license maintenance fees received by Licensee which are reasonably attributable to sublicenses of rights granted to Licensee hereunder. Funds received by Licensee from a sublicensee for research conducted by Licensee, achievement of product development-related performance milestones, or for equity investments in Licensee will not be subject to any fees hereunder.

For the Medical Field of Use, for each sublicense granted by Licensee, Licensee shall pay to Tufts the lesser of (i) [***] percent ([***]%) of any royalty payments received under such sublicense with respect to the Gross Sales by the sublicensee of Licensed Products covered by a claim contained in an issued Patent Right or a claim included in a pending application covering a Patent Right on a country-by-country basis or (ii) the royalty which would be due, pursuant to Section 3.4, if Licensee, rather than the sublicensee, had sold the Licensed Product.

For the Disinfectant Field of Use, for each sublicense granted by Licensee, Licensee shall pay to Tufts the lesser of (i) [***] percent ([***]%) of any royalty payments received under such sublicense with respect to the Gross Sales by the sublicensee of Licensed Products covered by a claim contained in an issued Patent Right or a claim included in a pending application covering a Patent Right on a country-by-country basis or (ii) the royalty which would be due, pursuant to Section 3.4, if Licensee, rather than the sublicensee, had sold the Licensed Product.

All other provisions of the Agreement remain unchanged and in full force and effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

2

	TUFTS UNIVERSITY	PARATEK PHARMACEUTICALS, INC.

By:	/s/ Philip G. Salem	By:	/s/ George C. Hillman
	(signature)		(signature)

	Philip G. Salem		George C. Hillman

	Name		Name

	Senior Director, University Development		Executive Vice President

	Title		Title

	12/23/97		12/29/97

	Date		Date

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TUFTS UNIVERSITY — PARATEK PHARMACEUTICALS, INC.

AMENDMENT NO. 2

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Exhibit A is hereby amended to include:

•	Patent application entitled: “[***]” Continuation in Part of U.S. patent No.: [***], Filed [***], Notice of Allowance [***].

•	Provisional patent application entitled: “[***]”, Serial No.: [***], Filed [***]

•	Patent application jointly owned with [***], entitled: “[***]”, Serial No.: [***], Filed [***]

•	Provisional patent application entitled: “[***]”, Serial No.: [***], Filed [***]

•	Patent application entitled: “[***]”, Serial No.: [***], Filed [***]

•	Patent application entitled: “[***]”, U.S. patent No. [***], Issued [***], Divisional Application of U.S. patent No. [***]

All other provisions of the Agreement remain unchanged and in full force and effect.

	TUFTS UNIVERSITY	PARATEK PHARMACEUTICALS, INC.

By:	/s/ Margaret Newell	By:	/s/ George C. Hillman

	(signature)		(signature)

	Margaret Newell		George C. Hillman

	Name		Name

	Executive Vice President and Associate Provost for Research		Chief Operating Officer

	Title		Title

	7/31/98		7/31/98

	Date		Date

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TUFTS UNIVERSITY - PARATEK PHARMACEUTICALS, INC

AMENDMENT NO. 3

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Exhibit A and all amendments and modifications are deleted and replaced in their entirety by the attached Exhibit A. Tufts’ ownership interests in all patents, patent applications and disclosures listed in the attached Exhibit A are hereby incorporated into the License Agreement dated February 1, 1997.

All other provisions of the Agreement as amended remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to be effective as of the last date of signature below.

TUFTS UNIVERSITY		PARATEK PHARMACEUTICALS, INC.

By:	/s/ Margaret Newell	By:	/s/ George Hillman
	Margaret Newell, Associate Provost for Research		George Hillman, Executive Vice President

Date:	6/3/99	Date:	6/3/99

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment #3 - Exhibit A

PATENT SUMMARY AS OF MAY 27, 1999

Stuart B. Levy, M.D.

Compositions and Methods Related to Antibiotic Resistance

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment #3 - Exhibit A

PATENT SUMMARY AS OF MAY 27, 1999

Stuart B. Levy, M.D.

Compositions and Methods Related to Antibiotic Resistance

[***]	[***]
[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment #3 - Exhibit A

PATENT SUMMARY AS OF MAY 27, 1999

Stuart B. Levy, M.D.

TETRACYLINE

[***]	[***]
[***]	[***]
[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment #3 - Exhibit A

PATENT SUMMARY AS OF MAY 27, 1999

Stuart B. Levy, M.D.

COMPOSITIONS AND METHODS RELATED TO ANTIBIOTIC RESISTANCE

DISCLOSURES

[***]	[***]
[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment #3 - Exhibit A

PATENT SUMMARY AS OF MAY 27, 1999

Stuart B. Levy, M.D.

TETRACYCLINE DISCLOSURES

[***]
[***]	[***]
[***]
[***]
[***]
[***]
[***]
[***]
[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Amendment #3 - Exhibit A

PATENT SUMMARY AS OF MAY 27, 1999

Stuart B. Levy, M.D.

TETRACYCLINE DISCLOSURES (continued)

[***]
[***]
[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TUFTS UNIVERSITY - PARATEK PHARMACEUTICALS, INC

AMENDMENT NO. 4

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Exhibit A and all amendments and modifications are deleted and replaced in their entirety by the attached Exhibit A. Tufts’ ownership interests in all patents, patent applications and disclosures listed in the attached Exhibit A are hereby incorporated into the License Agreement dated February 1, 1997. Exhibit A shall hereafter be updated on an annual basis. Each new Exhibit A shall be dated and appended hereto and by such action replace all prior versions of Exhibit A.

All other provisions of the Agreement as amended remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to be effective as of the last date of signature below.

TUFTS UNIVERSITY		PARATEK PHARMACEUTICALS, INC.

By:	/s/ Margaret Newell	By:	/s/ George Hillman
Margaret Newell, Associate Provost for Research			George Hillman, Executive Vice President

Date:	8/9/00	Date:	8/14/00

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Updated August 8, 2000	Exhibit A
CONFIDENTIAL ATTORNEY-CLIENT PRIVILEGED PARATEK PHARMACEUTICALS, INC. PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]		[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]		[***]	[***]	[***]
[***]		[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]		[***]	[***]	[***]	[***]
[***]		[***]	[***]	[***]
[***]		[***]	[***]	[***]
[***]		[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]		[***]	[***]	[***]
[***]		[***]		[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]		[***]	[***]	[***]	[***]
[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET

Docket No.	Serial No./ Patent No.	Title and Description	Inventors and/or Contributors	Filing date/ Issue date	Status
(Firm of Record)			(Owners)

[***]	[***]	[***]	[***]	[***]	[***]
[***]
[***]		[***]			[***]
[***]		[***]			[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET (FOREIGN)

Docket No.	Region/ Country	Appln. No./ Patent No.	Title and Description	Appln. Date/ Grant date	Status
(Firm of Record)

[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]			[***]	[***]	[***]
[***]			[***]	[***]	[***]
[***]			[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

CONFIDENTIAL

ATTORNEY-CLIENT PRIVILEGED

PARATEK PHARMACEUTICALS, INC.

PATENT STATUS SHEET (FOREIGN)

Docket No.	Region/ Country	Appln. No./ Patent No.	Title and Description	Appln. Date/ Grant date	Status
(Firm of Record)

[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]		[***]		[***]
[***]	[***]		[***]		[***]
[***]	[***]		[***]		[***]
[***]	[***]		[***]		[***]
[***]	[***]		[***]		[***]
[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TUFTS UNIVERSITY - PARATEK PHARMACEUTICALS, INC

AMENDMENT NO. 5

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Exhibit A and all amendments and modifications are deleted and replaced in their entirety by the attached Exhibit A. Tufts’ ownership interests in all patents, patent applications and disclosures listed in the attached Exhibit A are hereby incorporated into the License Agreement dated February 1, 1997. Exhibit A shall hereafter be updated on an annual basis. Each new Exhibit A shall be dated and appended hereto and by such action replace all prior versions of Exhibit A.

All other provisions of the Agreement as amended remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to be effective as of the last date of signature below.

TUFTS UNIVERSITY		PARATEK PHARMACEUTICALS, INC.

By:	/s/ Margaret Newell	By:	/s/ George Hillman
Margaret Newell		George Hillman
Associate Provost for Research		Executive Vice President

Date:	9/10/01	Date:	9/10/01

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

PATENT SUMMARY

L&C Docket No.	Title	Application No.	Patent No.	Filing date	Issue Date	Status

[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

L&C Docket No.	Title	Application No.	Patent No.	Filing date	Issue Date	Status

[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

L&C Docket No.	Title	Application No.	Patent No.	Filing date	Issue Date	Status

[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

L&C Docket No.	Title	Application No.	Patent No.	Filing date	Issue Date	Status

[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TUFTS UNIVERSITY - PARATEK PHARMACEUTICALS, INC

AMENDMENT NO. 6

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Exhibit A and all amendments and modifications are deleted and replaced in their entirety by the attached Exhibit A. Tufts’ ownership interests in all patents, patent applications and disclosures listed in the attached Exhibit A are hereby incorporated into the License Agreement dated February 1, 1997. Exhibit A shall hereafter be updated on an annual basis. Each new Exhibit A shall be dated and appended hereto and by such action replace all prior versions of Exhibit A.

All other provisions of the Agreement as amended remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to be effective as of the last date of signature below.

TUFTS UNIVERSITY		PARATEK PHARMACEUTICALS, INC.

By:	/s/ Margaret Newell	By:	/s/ George Hillman
George Hillman
Executive Vice President

Date:	12/11/02	Date:	12/11/02

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]		[***]	[***]	[***]
[***]	[***]	[***]		[***]	[***]	[***]
[***]	[***]			[***]	[***]	[***]
[***]	[***]			[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]					[***]
[***]	[***]	[***]				[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Filing Date	Issue Date	Status
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

TUFTS UNIVERSITY — PARATEK PHARMACEUTICALS, INC.

AMENDMENT NO. 7

TO LICENSE AGREEMENT DATED FEBRUARY 1, 1997

Section 3.4 Running Royalties is hereby replaced by the following:

3.4 Running Royalties.

For the Medical Field of Use, Licensee agrees to pay to Tufts royalties of:

(a) [***] percent ([***]%) of the Gross Sales of Licensed Products, the making using, or selling of which infringes (were it not for the License) at least one claim in an issued, unexpired and non-lapsed patent included in the Patent Rights; or

(b) [***]percent ([***]%) of the Gross Sales of Licensed Products that do not fall within clause (a), above, but the manufacture, use, or sale of which would infringe (were it not for the License) at least one claim in a pending patent application included in the Patent Rights, if such claim were to issue.

For the Disinfectant Field of Use, Licensee agrees to pay to Tufts royalties of:

[***] percent ([***]%) of the Gross Sales of Licensed Products, the making using, or selling of which infringes (were it not for the License) at least one claim in an issued, unexpired and non-lapsed patent included in the Patent Rights or would infringe (were it not for the License) at least one claim in a pending patent application included in the Patent Rights, if such claim were to issue.

Section 3.5 Sublicense Royalties is hereby replaced by the following:

3.5 Sublicense Fees and Royalties.

For the Medical Field of Use, Licensee agrees to make the following payments to Tufts:

(a) Sublicense Fees. For the Medical Field of Use, for each sublicense granted by Licensee, Licensee shall pay to Tufts [***] percent ([***]%) of that portion of any sublicense issue fees or license maintenance fees received by Licensee that are reasonably attributable to sublicenses of rights granted to Licensee hereunder. Funds received by Licensee from a sublicensee for research conducted by Licensee, achievement of product development-related performance milestones, or for equity investments in Licensee will not be subject to any fees hereunder.

(b) Sublicense Royalties. For the Medical Field of Use, for each sublicense granted by Licensee, Licensee shall pay to Tufts the lesser of (i) [***] percent ([***]%) of any royalty payments received under such sublicense with respect to sales by the sublicensee of Licensed Products covered by a claim contained in an issued Patent Right or a claim included in a pending application covering a Patent Right on a country-by-country basis or (ii) the royalty which would be due, pursuant to Section 3.4, if Licensee, rather than the sublicensee, had sold the Licensed Product.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

For the Disinfectant Field of Use, Licensee agrees to make the following payments to Tufts:

(c) Sublicense Fees. For the Disinfectant Field of Use, for each sublicense granted by Licensee, Licensee shall pay to Tufts [***]percent ([***]%) of that portion of any sublicense issue fees or license maintenance fees received by Licensee that are reasonably attributable to sublicenses of rights granted to Licensee hereunder. Funds received by Licensee from a sublicensee for research conducted by Licensee, achievement of product development-related performance milestones, or for equity investments in Licensee will not be subject to any fees hereunder.

(d) Sublicense Royalties. For the Disinfectant Field of Use, for each sublicense granted by Licensee, Licensee shall pay to Tufts the lesser of (i) [***] percent ([***]%) of any royalty payments received under such sublicense with respect to sales by the sublicensee of Licensed Products covered by a claim contained in an issued Patent Right or a claim included in a pending application covering a Patent Right on a country-by-country basis or (ii) the royalty which would be due, pursuant to Section 3.4, if Licensee, rather than the sublicensee, had sold the Licensed Product.

ARTICLE VI — DILIGENCE clause (ii) of the fifth sentence is hereby amended to read:

(ii) filed an IND for a Licensed Product in the United States within seven (7) years of the Effective Date.

ARTICLE VI — DILIGENCE Third paragraph is hereby amended to read: “Notwithstanding the forgoing, Tufts shall have the right at any time after twelve (12) years from the Effective Date to convert the License…”

Exhibit A and all amendments and modifications are deleted and replaced in their entirety by the attached Exhibit A. Tufts’ ownership interests in all patents, patent applications and disclosures listed in the attached Exhibit A are hereby incorporated into the License Agreement dated February 1, 1997. Exhibit A shall hereafter be updated on an annual basis. Each new Exhibit A shall be dated and appended hereto and by such action replace all prior versions of Exhibit A.

All other provisions of the Agreement as amended remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment to be effective as of the last date of signature below.

TUFTS UNIVERSITY		PARATEK PHARMACEUTICALS

By:	/s/ Margaret Newell	By:	/s/ Thomas J. Bigger
Margaret Newell		Thomas J. Bigger
Associate Provost for Research		President and Chief Executive Officer

Date:	7/1/03	Date:	6/17/03

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]			[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]			[***]		[***]

[***]	[***]			[***]		[***]

[***]	[***]			[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (TET)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]			[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]		[***]		[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]					[***]

[***]	[***]	[***]				[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

EXHIBIT A

CONFIDENTIAL

Patent Summary (MAR)

L&C Docket No.	Title	Application No.	Patent No.	Billing Date	Filing Date	Status
[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

[***]	[***]	[***]		[***]		[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.19

Execution Copy

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

between

WARNER CHILCOTT COMPANY, INC.

and

PARATEK PHARMACEUTICALS, INC.

July 2, 2007

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

List of Exhibits and Schedules

Exhibit A	Development Plan
Exhibit B	Tufts License Agreement

Schedule 1	Lead Candidate List
Schedule 2	Backup Compound List
Schedule 3	Joint Press Release

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This Collaborative Research and License Agreement (this “Agreement”) is made and entered into as of July 2, 2007 (the “Effective Date”) between Paratek Pharmaceuticals, Inc., a Delaware corporation with offices at 75 Kneeland Street, Boston, MA 02111 (“Paratek”), and Warner Chilcott Company, Inc., a corporation organized and existing under the laws of Puerto Rico with offices at Union Street, Road 195 Km 1.1, Fajardo, PR 00738 (“WCCI”). Each of WCCI and Paratek is sometimes referred to individually herein as a “Party” and WCCI and Paratek are sometimes collectively referred to herein as the “Parties.”

WITNESSETH:

WHEREAS, Paratek has developed expertise in the design, synthesis and characterization of novel and improved classes of tetracycline derived compounds for use as human pharmaceuticals and owns or otherwise controls certain technology related thereto;

WHEREAS, WCCI has developed expertise in the development and commercialization of human pharmaceuticals and is engaged in the development and commercialization of pharmaceutical compounds for the treatment, prevention, and diagnosis of acne vulgaris and rosacea; and

WHEREAS, both Parties desire to enter into a development program with the objective of having WCCI develop and commercialize tetracycline derived compounds for the treatment of acne vulgaris and rosacea.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1: DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered a Lead Candidate or Product, but only if and to the extent that such serious untoward medical occurrence is required under Applicable Law, rules or regulations to be reported to the FDA or any other Regulatory Authority.

1.2 “Affiliate” means any corporation, firm, partnership or other entity, which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control” means ownership, directly or through one or more Affiliates, of (a) fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or (b) fifty percent (50%) or more of the equity interests in the case of any other type of legal entity or status as a general partner in any partnership, or (c) any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.3 “Alliance Manager” means the person appointed by each Party to serve as such Party’s principal coordinator and liaison for the conduct of the Backup Compound Research Programs and the Development of Lead Candidates and Products. The Alliance Manager appointed by WCCI is referred to as the “WCCI Alliance Manager,” and the Alliance Manager appointed by Paratek is referred to as the “Paratek Alliance Manager.”

1.4 “Annual Net Sales” means the aggregate Net Sales during a particular Calendar Year.

1.5 “Applicable Law” means all Federal, state, local national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, national securities exchanges or securities listing organizations that may be in effect from time to time during the term and applicable to a particular activity hereunder.

1.6 “Backup Compounds” means the Paratek Compounds that are listed on the Backup Compound List attached hereto as Schedule 2, as amended from time to time.

1.7 “Backup Compound Research Plan” means the written plan describing the research activities to be carried out by each Party during each Contract Year during the Backup Compound Research Program Term in conducting the Backup Compound Research Program pursuant to this Agreement, as such written plan may be amended, modified or updated. Each Backup Compound Research Plan shall be prepared by, or at the direction of, the Alliance Managers and approved by the JSC as soon as practicable after WCCI determines to conduct research on, or to identify, any Backup Compound pursuant to Section 3.5 and shall be attached to the minutes of the meeting of the JSC at which such plan was approved by the JSC.

1.8 “Backup Compound Research Program” means the collaborative research program conducted by Paratek and WCCI for the purpose of identifying or further researching or developing Backup Compounds pursuant to Article 3 of this Agreement and reflected in the Backup Compound Research Plans.

1.9 “Backup Compound Research Program Term” means the date of approval by the JSC of a Backup Compound Research Plan and shall continue for such period as the Parties shall mutually agree in the Backup Compound Research Plan, subject to earlier termination upon termination or expiration of this Agreement pursuant to Article 10 hereof.

1.10 “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.11 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.12 “Clinical Trials” means, collectively, any Phase I Clinical Trial, Phase II Clinical Trial, and/or Phase III Clinical Trial.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.13 “Clinical Trial Data” means all data, results and information produced in the conduct by or on behalf of WCCI of any Clinical Trials.

1.14 “Commercialization” or “Commercialize” means, with respect to a Product, any and all activities directed to the pre-marketing, marketing, detailing, promotion, distribution and sale of such Product after the date of filing of an NDA with respect to such Product. When used as a verb, “Commercializing” means to engage in Commercialization and “Commercialized” shall have a corresponding meaning.

1.15 “Commercially Reasonable Efforts” or “Commercially Reasonable” means the efforts and resources comparable to those undertaken by [***], as applicable, [***] of similar products that are not subject to this Agreement, taking into account the [***].

1.16 “Commercially Reasonable Justification” means, with respect to WCCI’s obligations to use Commercially Reasonable Efforts, the [***]or [***]of (a) [***] (such as a [***], or [***], by [***]) that could be [***] to [***] and [***] and/or [***]; (b) [***]; (c) [***]; (d) [***] with respect to the [***] (including, without limitation, a [***]) that is [***]; or (e) [***] with respect to [***].

1.17 “Commercialization Regulatory Approval” means, with respect to any Product, the Regulatory Approval required by Applicable Laws in the Territory to sell such Product for use in the Field in such Territory. “Commercialization Regulatory Approval” shall include, without limitation, the approval of any NDA, sNDA or other Drug Approval Application.

1.18 “Confidential Information” means (a) with respect to Paratek, all tangible embodiments of Paratek Technology, (b) with respect to WCCI, all tangible embodiments of WCCI Technology and (c) with respect to each Party, (i) all tangible embodiments of Joint Technology and (ii) with respect to a Party (the “receiving Party”), all information and Technology which are disclosed by the other Party or any of its Affiliates (the “disclosing Party”) to the receiving Party hereunder or to any of its employees, consultants, Affiliates or sublicensees, whether orally, visually, in writing or by way of any other media, that if disclosed in tangible form is marked “confidential,” or if disclosure is not in tangible form, the disclosing Party has notified the receiving Party at the time of disclosure that such disclosure is confidential and summarized such disclosure in writing, marking the summary “confidential” and submitting it to the receiving Party (or, if applicable, to such of the receiving Party’s Affiliates or sublicensees to whom disclosure has been made) within thirty (30) days of the disclosure; provided, however, that the term “Confidential Information” shall not mean or include any such Technology or information, or any portion thereof, that (A) as of the date of productions development or disclosure is known to the receiving Party, its Affiliates or sublicensees, as demonstrated by credible written documentation, other than by virtue of a prior confidential disclosure by the disclosing Party to such receiving Party or any of its Affiliates or sublicensees; (B) as of the date disclosure is in, or subsequently enters, the public domain, through no fault or omission of the receiving Party or any of its Affiliates or sublicensees; (C) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the disclosing Party; or (D) is independently developed by or for the receiving

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Party, its Affiliates or its sublicensees without reference to or reliance upon any Confidential Information of the disclosing Party as demonstrated by credible written documentation. For purposes of clarity, any technical or financial information of a disclosing Party disclosed at any meeting of the JSC, or disclosed through an audit report shalt constitute Confidential Information of such disclosing Party.

1.19 “Contract Year” means the period beginning on the Effective Date and ending on the first anniversary thereof, and each succeeding twelve (12) month period thereafter.

1.20 “Control” or “Controlled” means (a) with respect to Technology (other than Proprietary Materials) and/or Patent Rights, the possession by a Party or any of its Affiliates of the ability to grant a license or sublicense of such Technology and/or Patent Rights as provided herein without violating the terms of any legally binding agreement between such Party or any of its Affiliates and, any Third Party, and (h) with respect to Proprietary Materials, the possession by a Party or any of its Affiliates of the ability to supply such Proprietary Materials to the other Party as provided herein without violating the terms of any legally binding agreement between such Party or any of its Affiliates and, any Third Party.

1.21 “Derived” means obtained, developed, created, synthesized, designed, derived or resulting from, based upon, containing, incorporating or otherwise generated from (whether directly or indirectly, or in whole or in part).

1.22 “Development” or “Develop” means, with respect to a Lead Candidate and/or Product, all clinical and other activities set forth in the applicable Development Plan undertaken to obtain Regulatory Approval of such Lead Candidate and/or Product in the Territory in accordance with this Agreement. When used as a verb, “Developing” means to engage in Development and “Developed” shall have a corresponding meaning.

1.23 “Development Plan” means the written plan describing the Development activities to be carried out during each Contract Year with respect to the Lead Candidates as such written plan may be amended, modified or updated. The initial Development Plan, which will describe the Development activities to be carried out during the first Contract Year is attached hereto as Exhibit A. Each amendment and/or update to the Development Plan shall be set forth in a written document prepared by, or at the direction of, the Alliance Managers and approved by the JSC, shall specifically state that it is an amendment, modification or update to the Development Plan and shall be attached to the minutes of the meeting of the JSC at which such amendment, modification or update was approved by the JSC. Without limiting the nature or frequency of any other amendments, modifications or updates of the Development Plan that may be approved by the JSC, the Development Plan shall be updated at least once prior to the end of each Contract Year to describe the Development activities to be carried out during the next Contract Year in conducting the Development pursuant to this Agreement.

1.24 “Development Timelines” means the written schedule of the Development activities to be performed and the Development milestones to be achieved, for each Lead Candidate by WCCI during each Contract Year during the Term. The initial Development Timelines applicable to the Lead Candidates until an IND is filed with respect to a Product shall

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

be included as part of the initial Development Plan to be attached hereto as Exhibit A. Any amendment and/or update to the Development Timelines shall be set forth in a written document prepared by, or at the direction of, the Alliance Managers and approved by the JSC and shall be attached to the minutes of the meeting of the JSC at which such amendment, modification or update is approved by the JSC. For purposes of clarity, the term Development Timelines shall include, collectively, the Phase II Development Timelines, the NDA Development. Timelines and the Launch Development Timelines.

1.25 “Drug Approval Application” means any application for Regulatory Approval required before commercial sale or use of a Product as a drug or to treat a particular indication in a regulatory jurisdiction in the Territory, including without limitation: (a) an NDA and any counterpart of an NDA in the Territory; and (b) all supplements and amendments that may be filed-with respect to the foregoing.

1.26 “Effective Date” means the date set forth in the preamble of this Agreement.

1.27 “Excluded Indications” means any self-limited or other infectious conditions other than acne vulgaris and rosacea, including without limitation impetigo, uncomplicated and complicated skin and skin structure infections and other non-infectious inflammatory skin conditions.

1.28 “Executive Officers” means the Chief Executive Officer of WCCI (or an executive officer of WCCI. designated by such Chief Executive Officer) and the Chief Executive Officer of Paratek (or an executive officer of Paratek designated by such Chief Executive Officer).

1.29 “External Preclinical Activity Costs” means the costs or expenditures incurred by Paratek (or for its account by an Affiliate) in connection with the engagement by Paratek or such Affiliate of any Third Party Laboratory to conduct any Development activities.

1.30 “FDA” means the United States Food and Drug Administration or any successor regulatory agency.

1.31 “FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended.

1.32 “Field” means the treatment of acne vulgaris and rosacea. For purposes of clarity, the Field shall not include any Excluded Indications.

1.33 “First Commercial Sale” means, with respect to any given Product, the date of the first commercial transfer or disposition for value to a Third Party of such Product by WCCI, an Affiliate of WCCI or a Sublicensee.

1.34 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party or such Party’s Affiliates of any of its obligations hereunder, and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution,

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.35 “Full-Time Equivalent” or “FTE” means the equivalent of the work of a full-time scientist based upon a total of 1,880 hours per year of scientific work. For purposes of clarity, the portion of an FTE year devoted by a scientist to Development activities shall be determined by dividing: (a) the number of hours during any twelve-month period devoted by such employee to the Development activities by (b) 1,880.

1.36 “FTE Rate” means [***] US Dollars (US $[***]) per year, subject to increase no more than once annually by the percentage increase, if any, in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics.

1.37 “GLP” means current good laboratory practice standards promulgated or endorsed by the FDA, including those procedures expressed or implied in the Regulatory Filings made with respect to a Product with the FDA.

1.38 “GIVIP” means current good manufacturing practices under Title 21 of the United States Code of Federal Regulations, as amended from time to time.

1.39 “ICH Guidelines” means the applicable guidelines of the International Conference on Harmonization of Technical Requirements for the Registration of Pharmaceuticals for Human Use.

1.40 “IND” means an Investigational New Drug Application (as defined in the FDA, and the regulations promulgated thereunder) that is required to be filed with the FDA before beginning clinical testing of a Product in human subjects, or any successor application or procedure.

1.41 “Initiation” means, with respect to any clinical trial, the first date that a human subject is dosed in such clinical trial.

1.42 “Joint Patent Rights” means Patent Rights that contain one or more claims that cover Joint Technology.

1.43 “Joint Technology” means any Program Invention that is (a) conceived or first reduced to practice jointly by or on behalf of both WCCI (or any of its Affiliates) and Paratek (or any of its Affiliates) or (b) conceived or first reduced to practice by or on behalf of one Party or any of its Affiliates as a result of its use in any material respect of the Technology of the other Party or any of its Affiliates.

1.44 “Lead Candidate” means up to ten (10) Paratek Compounds that are listed on the Lead Candidate List attached hereto as Schedule 1, as amended from time to time.

1.45 “Licensed Patent Rights” means any Paratek Patent Rights or Joint Patent Rights that (a) contain one or more claims that cover any Backup Compound, Lead Candidate or Product or (b) are necessary or useful for WCCI to exercise the licenses granted to it pursuant to Sections 7.2.1.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.46 “Licensed Technology” means any Paratek Technology that (a) relates to any Backup Compound, Lead Candidate or Product and (b) is necessary or useful for WCCI to exercise the licenses granted to it pursuant to Sections 7.2.1.

1.47 “NDA” means a New Drug Application, as defined in the FDCA and applicable regulations promulgated thereunder.

1.48 “Net Sales” means the gross amount billed by WCCI or its Affiliates or Sublicensees to Third Parties in the Territory for sales of each Product during the period in which royalties are payable hereunder less the following deductions from such gross amounts to the extent actually applied or taken: (a) [***]; (b) [***]; (c) [***]; (d) [***]; (e) [***] and (f) [***]. In addition, Net Sales hereunder are subject to the following:

(a) In the case of any sale or other disposal of a Product by WCCI or any of its Affiliates to any WCCI Affiliate or Sublicensee for resale, the Net Sales shall be calculated as above on the value charged or invoiced on the first arm’s length sale to a Third Party who is not an Affiliate or Sublicensee. For purposes of clarification, amounts received by WCCI and its Affiliates for the sale of Products among WCCI and its Affiliates and Sublicensees for resale shall not be included in the computation of Net Sales hereunder.

(b) In the event of a sublicense as to any Products, Net Sales will be calculated with respect to sales of Products by the Sublicensee, except for sales by a Sublicensee to another Sublicensee for resale. For purposes of clarification, amounts received by WCCI and its Affiliates and Sublicensees for the sale of Products among WCCI and its Affiliates and Sublicensees for resale shall not be included in the computation of Net. Sales hereunder.

(c) Use of Products in clinical or pre-clinical trials or other research or development activities or disposal of Products for purposes of a commercially reasonable sampling program shall not give rise to any deemed sale for purposes of this definition.

(d) In the event that a Product is sold as a component of a combination or bundled product that consists of Product together with another therapeutically active product for the same indication, then Net Sales shall be determined by multiplying the Net Sales of the combination or bundled product by the fraction A/(A+B) where A equals the average selling price of such Product sold separately in finished form and B equals the aggregate average selling price of the relevant other product(s) sold separately in finished form, in each case during the same royalty reporting period and in similar volumes. In the event that no separate sale of either Product or the relevant other product is made during the applicable royalty reporting period in similar volumes and in the relevant country in which the sale of the combination or bundled product was made, then Net Sales shall be determined by multiplying the Net Sales of the combination or bundled product by a fraction (C/(C+D)), where C equals the fair market value of Product and D equals the fair market value of the relevant other product(s), in each case determined by good faith negotiation of the Parties. If the Parties cannot agree on such fair

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

market value, the matter will be resolved in accordance with Article 13. If the relevant other product is sold separately in finished form and Product is not, then Net Sales shall be determined by multiplying the Net Sales of the combination or bundled product by the fraction (E – B)/E, where E equals the average selling price of the combination or bundled product in the Territory.

(e) If WCCI or its Affiliates or Sublicensees effect a sale or other disposal of a Product to a customer in the Territory other than in an arm’s length transaction (except as may be otherwise set forth in clauses (a) through (d) above), the Net Sales of that Product shall be deemed to be “the fair market value” of such Product (i.e., the value that would have been derived had said Product been sold as a separate product to a similar customer in the Territory in an arm’s length transaction at the time of such transaction).

1.49 “Paratek Background Technology” means any Technology that is useful in the Field and that is Controlled by Paratek as of the Effective Date and/or during the Term, including any such Technology that is conceived or first reduced to practice during the Term by employees of, or consultants to, Paratek without the use in any material respect of any WCCI Technology, WCCI Program Technology or Joint Technology.

1.50 “Paratek Competitive Compound” means any Paratek Compound (including any Abandoned Compound) (a) that Paratek develops or commercializes itself for use in the Field and/or (b) to which Paratek grants any Third Party the right to develop or commercialize for use in the Field. For purposes of clarity, any Paratek Compound that is developed or commercialized by Paratek or any Third Party for rosacea pursuant to Section 3.7 shall not be deemed to be a Paratek Competitive Compound for purposes of this Agreement.

1.51 “Paratek Compound” means any Tetracycline Compound that is Controlled by Paratek or any of its Affiliates at any time during the Term.

1.52 “Paratek Internal Costs” means the aggregate costs incurred by Paratek in connection with its performance of (a) its tasks and obligations set forth in the Backup Compound Research Plan and/or (b) any Development activities. For purposes of clarity, Paratek Internal Costs (a) shall be determined by Paratek on an FTE basis and (b) shall not include any External Preclinical Activity Costs.

1.53 “Paratek Patent Rights” means any Patent Rights that contain one or more claims that cover Paratek Technology.

1.54 “Paratek Program Technology” means any Program Invention conceived or first reduced to practice by employees, contractors or consultants of Paratek or any of its Affiliates, alone or jointly with Third Parties, without the use in any material respect of any WCCI Technology or Joint Technology.

1.55 “Paratek Technology” means, collectively, Paratek Background Technology and Paratek Program Technology.

1.56 “Paratek Total Cost” means the sum of the External Preclinical Activity Costs and the Paratek Internal Costs.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.57 “Party” means Paratek or WCCI.

1.58 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and priority rights) in the Territory, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof.

1.59 “Phase I Clinical Trial” means a human clinical trial in any country which provides for the introduction into humans of a Lead Candidate or Product with the purpose of determining human toxicity, metabolism, absorption, elimination and other pharmacological action as more fully defined in 21 C.F.R. 312.21(a).

1.60 “Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Lead Candidate or Product for a particular indication or indications in patients with the disease or indication under study, as more fully defined in 21 C.F.R. 312.21(b), and to establish an appropriate dose for use in a Phase III Clinical Trial.

1.61 “Phase III Clinical Trial” means a pivotal human clinical trial in the Territory the results of which could be used to establish safety and efficacy of a Lead Candidate or Product as a basis for an NDA submitted to an applicable Regulatory Authority, as more fully defined in 21 C.F.R. 312.21(c).

1.62 “Product” means any pharmaceutical composition, compound or product that consists of, incorporates, is comprised of, or is otherwise Derived from, a Lead Candidate for use in the Field, including different salts, formulations, combinations, other presentations or Pharmaceutical Alternatives (as defined in the 22nd edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services). For purposes of clarity, the term “Derived from” for purposes of this definition shall not refer to any compound that (a) is generated from any Tetracycline Compound that is not a Lead Candidate; (b) is being developed for any use outside of the Field; and/or (c) constitutes a new compound with a different chemical structure.

1.63 “Product Trademark” means any trademark and trade name, whether or not registered, and any trademark application, renewal, extension or modification thereto used for Products in the Territory, together with all goodwill associated therewith.

1.64 “Program Invention” means any Technology (including, without limitation, any new and useful process, method of manufacture or composition of matter) that is conceived or first reduced to practice (actively or constructively) in the conduct of the Backup Compound Research Program or in connection with the Development of any Lead Candidate or Product.

1.65 “Proprietary Materials” means any tangible chemical, biological or physical research materials (including, without limitation, molecules, compounds and other chemical

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

compositions) that are furnished by or on behalf of one Party or any of such Party’s Affiliates to the other Party or any of such other Party’s Affiliates in connection with this Agreement, regardless of whether such materials are specifically designated as proprietary by the transferring Party.

1.66 “Regulatory Approval” means any approval, product and establishment license, registration or authorization of any Regulatory Authority necessary for the manufacture, use, importation, export, reimbursement, marketing, promotion and sale by WCCI of a Product in the Territory. “Regulatory Approval” shall include, without limitation, approval of any NDA or any other Drug Approval Application.

1.67 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, reimbursement, or clinical testing and/or sale of a Product.

1.68 “Regulatory Filings” means, collectively, any and all INDs, establishment license applications and drug master files, Drug Approval Applications, applications for designation of a Product as an “Orphan Product(s)” under the Orphan Drug Act or any other similar filings (including any comparable foreign filings), and all data contained therein, as may be required by any Regulatory Authority for the Development, manufacture or Commercialization of a Product.

1.69 “Sublicensee” means any Third Party to which WCCI, any WCCI Affiliate or any other Third Party grants a sublicense of some or all of the rights granted to WCCI under Section 7.2.1 hereof in accordance with Section 7.2.2 hereof.

1.70 “Technology” means and includes all inventions, discoveries, improvements, trade secrets, works of authorship, and proprietary methods and materials (including, without limitation, Proprietary Materials), whether or not patentable or otherwise protectable under copyright, trade secrecy of similar laws, including but not limited to (a) samples of, methods of production or use of, and structural and functional information pertaining to, chemical compounds, proteins or other biological substances and (b) data, designs, formulations, techniques and know-how (including any negative results).

1.71 “Territory” means the United States and its territories and possessions.

1.72 “Tetracycline Compound” means a [***] or [***] that consists of, incorporates, is comprised of, or is otherwise derived from any [***] (such as, but not limited to, [***] and [***]), including (a) [***]; (b) [***] in which one or several [***] have been replaced by [***], such as (but not limited to) [***], and [***] or any [***] of such [***]; (c) [***] in which one or several [***] have been chemically opened and/or removed producing [***], or [***] with or without functional or reactive chemical groups; and (d) [***] or structures in which one or several suitable [***] have been used to [***], which can be either [***] to the [***] to form a [***], or directly attached to the [***] via a [***]. For purposes of this definition, a [***] or

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***] shall be deemed to be derived from a [***] if (i) the person deriving such [***] or [***] has actual knowledge that such [***] or [***] has been derived from a [***] or (ii) an analysis of the [***] of such [***] or [***] by any person that is reasonably skilled in the art would lead such person to conclude that such [***],[***] or [***] has been derived from a [***] or [***] or [***] ([***] to [***]).

1.73 “Third Party” means any person or entity other than WCCI and Paratek and their respective Affiliates.

1.74 “Third Party Laboratory” means any Third Party contract research organization and/or laboratory engaged by a Party to provide Development activities.

1.75 “Tufts IP Infringement” means an Infringement of Patent Rights in the Field of Use as the terms “Patent Rights” and “Field of Use” are defined in the Tufts License Agreement.

1.76 “Tufts License Agreement” means the license agreement dated as of February 7, 1997, as amended, by and between Paratek and the Trustees of Tufts, a copy of which is attached hereto as Exhibit B, as the same may be amended from time to time in accordance with the provisions of Section 7.4.

1.77 “Valid Claim” means a claim in an issued, unexpired patent within the Paratek Patent Rights or Joint Patent Rights that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding.

1.78 “WCCI Background Technology” means any Technology that is useful in the Field and that is Controlled by WCCI as of the Effective Date and/or during the Term, including any such Technology that is conceived or first reduced to practice during the Term by employees of, or consultants to, WCCI without the use in any material respect of any Paratek Technology, Licensed Technology or Joint Technology.

1.79 “WCCI Patent Rights” means any Patent Rights that contain one or more claims that cover WCCI Technology.

1.80 “WCCI Program Technology” means (a) any Program Invention conceived or first reduced to practice by employees, contractors or consultants of WCCI or any of its Affiliates, alone or jointly with Third Parties, without the use in any material respect of any Paratek Technology or Joint Technology and (b) any Clinical Trial Data.

1.81 “WCCI Technology” means, collectively, WCCI Background Technology and WCCI Program Technology.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section

AAA	13.1.2
Abandoned Compound	3.6.1
Acquiror	14.9
Additional Compound	3.6.2
Additional Compound Notification	3.6.2
Chair	2.2
Code	7.2.4
Diligence Failure Notice	3.9.3(a)
Discontinued Product	5.3.1
Filing Party	9.1.2
Generic Product	7.5.3
Infringement	9.2.1(a)
Infringement Notice	9.2.1(a)
Indemnified Party	12.3
Indemnifying Party	12.3
IND Milestone Date	2.2
JSC	2.1
Launch Development Timelines	2.2
Licensed Product	12.8.1
Losses	12.1
NDA Development Timelines	2.2
Paratek Diligence Obligation	3.9.1
Paratek Indemnities	12.2

Definition	Section

Patent Coordinator(s)	8.3
Phase II Development Timelines	2.2
Recipient Party	3.11
Rosacea Option Notice	3.7
Royalty Term	7.5.3
Term	10.1
Termination Event	10.2.2
Transferring Party	3.11
Tufts	7.3
WCCI Diligence Failure	3.9.3(a)
WCCI Indemnities	12.1

ARTICLE 2: GOVERNANCE

2.1 Establishment and Function of JSC. Paratek and WCCI shall establish a Joint Steering Committee (the “JSC”) to plan, administer and monitor the Backup Compound Research Program and the Development. The JSC shall approve all Backup Compound Research

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Plans and Development Plans, review and monitor the progress of the Backup Compound Research Program and the Development, and recommend necessary adjustments to the Backup Compound Research Program and the Development as the research and/or Development activities thereunder take place.

2.2 Composition; Responsibilities. The JSC will be comprised of three (3) representatives of Paratek and three (3) representatives of WCCI and will continue in effect throughout the Term. Each Party will designate its JSC representatives within thirty (30) days of the Effective Date and shall have the right to replace any of its JSC representatives from time to time by giving prior notice of such replacement to the other Party. The JSC will be chaired by one of the WCCI designated representatives during the Term (the “Chair”). During the period commencing on the Effective Date and continuing until the payment by WCCI of the milestone payment associated with the filing of an IND with respect to a Product pursuant to Section 5.3.1 (the “IND Milestone Date”), the JSC will (a) meet at least four (4) times per Calendar Year and (b) be responsible for (i) reviewing the efforts of the Parties in the conduct of the Backup Compound Research Program, if any, and the Development activities, (ii) reviewing and approving the Backup Compound Research Plans, if any, the Development Plan and/or any amendments, modifications and updates to any such Backup Compound Research Plan and Development Plan, (iii) addressing such other matters as either Party may bring before the JSC, (iv) determining the Development Timelines applicable to the Development of any Lead Candidate during the period from (A) the IND Milestone Date with respect to such Lead Candidate or Product to the completion of Phase II Clinical Trials with respect to such Lead Candidate or Product (the “Phase II Development Timelines”), (B) the Initiation of Phase III Clinical Trials with respect to such Lead Candidate or Product to the filing of an NDA with respect to such Lead Candidate or Product (the “NDA Development Timelines”) and (C) the filing of an NDA with respect to such Lead Candidate or Product to the First Commercial Sale of a Product Derived from such Lead Candidate or Product (the “Launch Development Timelines”) and (v) performing such other tasks and undertaking such other responsibilities as may be set forth in this Agreement, including, without limitation, the responsibilities set forth in Article 3 hereof. The JSC shall determine the Phase II Development Timelines, the NDA Development Timelines and the Launch Development Timelines promptly upon the substantial completion of the material Development activity specified in the immediately preceding Development Timeline. Following the IND Milestone Date (a) at Paratek’s request, which shall not be made more frequently than twice per Calendar Year, the JSC will meet for the sole purpose of serving as a forum for WCCI to update Paratek as to clinical Development and Commercialization progress with respect to Lead Candidates and Products, (b) each Party may continue to exercise its right under this Section 2.2 to replace its JSC representatives from time to time by giving prior notice of such replacement to the other Party and (c) each Party may continue to exercise its right under Section 2.3.2 hereof to have representatives of such Party or of its Affiliates who are not members of the JSC attend JSC meetings as observers at the invitation of such Party with the approval of the other Party, which shall not be unreasonably withheld. At each such meeting of the JSC after the IND Milestone Date, the representatives of WCCI on the JSC shall provide an update to the JSC as to WCCI’s general strategy for the Development and Commercialization of each Product in the Field, including, without limitation, to the extent applicable, (i) an update to each Development Plan concerning the applicable Development Timelines for the Development of each Lead Candidate and Product and Regulatory Filings with respect thereto in

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

the Field in the Territory, (ii) an update concerning the anticipated timelines on a region-by region basis for the commercial launch of each Product and (iii) sales forecast guidance for each Product in the Field in the Territory. If there is a material change in such timelines or guidance after any such meeting, WCCI will promptly notify Paratek thereof.

2.3 Meetings.

2.3.1 Schedule of Meetings. Within sixty (60) days of the Effective Date, the JSC shall meet and shall establish a schedule of times for meetings, taking into account, without limitation, the planning needs of the Development and the obligations of the JSC to consult and/or render decisions on matters before it. Meetings shall also be convened upon the determination of any JSC representative, by written notice thereof to the remaining representatives of the JSC, that a meeting of the JSC is required to discuss and/or resolve any matter or matters with respect to the Backup Compound Research Program and/or the Development. In any event, prior to the IND Milestone Date, any Paratek representative to the JSC may call a meeting of the JSC not more than once each Calendar Quarter and after the IND Milestone Date, may call a meeting not more than twice per Calendar Year. Meetings shall be held at the offices of WCCI or another mutually agreed upon location; provided, however, that the Parties may mutually agree to meet by teleconference or video conference or may act by a written memorandum signed by each JSC representative or its designee.

2.3.2 Quorum; Voting; Decisions. At each JSC meeting, at least two (2) members designated by each Party shall constitute a quorum. Each JSC member shall have one vote on all matters before the JSC; provided, that, the member or members of each Party present at a JSC meeting shall have the authority to cast the votes of any of such Party’s members on the JSC who are absent from the meeting. Except as otherwise provided in Section 2.4 hereof, all decisions of the JSC shall be made by majority vote of the members. Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, the Chair shall cause the JSC to take the action in the requested time period by calling a special meeting or by action without a formal meeting by written memorandum signed by the Chair and one of the other Party’s members. Representatives of each Party or of its Affiliates who are not members of the JSC may attend JSC meetings as non-voting observers at the invitation of either Party with the approval of the other Party, which shall not be unreasonably withheld.

2.3.3 Minutes. The JSC shall keep accurate minutes of its deliberations, which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the members of the JSC within a reasonable time not to exceed ten (10) days after the meeting. The Chair shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be edited by the Chair and shall be issued in final form within a reasonable time not to exceed twenty (20) days after the meeting only with the approval of both Alliance Managers, as evidenced by their signatures on the minutes.

2.3.4 Expenses. Paratek and WCCI shall each bear all expenses of their respective JSC members related to their participation on the JSC and attendance at JSC meetings.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.4 JSC Decisions. The JSC members shall use reasonable efforts to reach agreement on any and all matters. In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JSC, then, subject to the remainder of this Section 2.4, the Chair of the JSC shall have the right to make the final decision on such matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties. Notwithstanding the foregoing, the unanimous approval of all JSC members shall be required for any of the following matters: (a) any change to the Development Plan or any Backup Compound Research Plan that would require Paratek to incur material additional costs and expenses to perform research or hire additional personnel or develop capabilities that Paratek does not have at such time; (b) the adoption of, or change to, any patent strategy with respect to Joint Technology; (c) the determination of the Phase II Development Timelines, NDA Development Timelines and the Launch Development Timelines and (d) any change to any such Development Timelines that would result in such Development Timeline being delayed in excess of six (6) months. If the JSC fails to reach unanimous agreement on any of the matters set forth above in the foregoing sentence, then the matter shall be referred by any member thereof to the Executive Officers for resolution by good faith negotiations within thirty (30) days after notice thereof is received.

ARTICLE 3: DEVELOPMENT; BACKUP COMPOUND RESEARCH PROGRAM

3.1 Development. Each Party shall be primarily responsible for those tasks and obligations in connection with the Development that are assigned to it pursuant to this Article 3 and the Development Plan. The initial Development Plan shall be attached hereto as Exhibit A.

3.2 Management of Development. Paratek and WCCI will each appoint an Alliance Manager on the Effective Date. Each Party will have the right, upon written notice to the other Party, to designate a different Alliance Manager. The Alliance Managers will be members of the JSC, will jointly oversee the conduct of the Development until the later of the IND Milestone Date and the expiration of the Backup Compound Research Program Term. Following such date, the Alliance Managers will continue to meet either in person or telephonically for the purpose of serving as a forum for WCCI to update Paratek as to Development and Commercialization progress with respect to Lead Candidates and/or Products. In connection therewith, WCCI shall provide the Paratek Alliance Manager with the updates described in Section 3.3.2; provided, that, in providing each such update, WCCI shall be entitled to omit discussion of Confidential Information of WCCI that WCCI reasonably determines to be materially sensitive. If there is a material change in such timelines or guidance in between such updates, WCCI will endeavor to notify Paratek thereof through the Alliance Managers. The role and responsibilities of the Paratek Alliance Manager and the WCCI Alliance Manager shall terminate on the later of the termination of the Term and the date on which no Lead Candidate or Product is being Developed.

3.3 Records; Reports.

3.3.1 Record Keeping. Paratek and WCCI shall each maintain records in sufficient detail and in accordance with GLP and as will properly reflect all work performed and results achieved in the performance of their respective activities in connection with the

15

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Development of Lead Candidates and the conduct of the Backup Compound Research Program (including all data in the form required under any applicable governmental regulations) in a manner appropriate for purposes of supporting the filing of potential patent applications. Paratek and WCCI shall each provide the other the right to inspect and copy such records to the extent reasonably required for the exercise of its rights or the performance of its obligations under this Agreement; provided, that, such records shall be Confidential Information of the disclosing Party and subject to Article 6 hereof.

3.3.2 Development Updates. WCCI shall keep the Paratek Alliance Manager regularly informed of the progress of the conduct of Development activities under this Agreement. Without limiting the generality of the foregoing, WCCI shall, at least once per Calendar Quarter (a) provide updates to the Paratek Alliance Manager in reasonable detail regarding the status of the conduct of all Development activities and shall present to the Paratek Alliance Manager all data and results generated in connection with such activities, and (b) provide the Paratek Alliance Manager with such additional information regarding the conduct of such Development activities that it has in its possession as may be reasonably requested from time to time by the Paratek Alliance Manager.

3.4 Information Exchange. Scientists at Paratek and WCCI shall cooperate in the performance of the Development and, subject to any confidentiality obligations to Third Parties, shall exchange information and materials as necessary to carry out the Development. The Parties expect that such exchange of information and materials may involve short-term on-site visits by scientists of one Party to the facilities of the other Party.

3.5 Paratek Development Activities. If WCCI wishes Paratek to conduct research as part of the Backup Compound Research Program or any Paratek Development activities as part of the Development, other than the research or Development activities specified in the Development Plan, it shall provide Paratek with written notice, which notice shall describe in reasonable detail the research or Development activities it wishes Paratek to conduct and the estimated budget and timeframe applicable thereto. Upon receipt of such notice, Paratek will determine in good faith whether it has the resources available, and whether in its sole discretion it wishes, to conduct the Backup Compound Research Program and/or the Development activities. To the extent Paratek agrees to conduct the Backup Compound Research Program and/or the Development activities, it shall provide WCCI with written notice of same, which notice shall include an estimate of the Paratek Total Cost applicable thereto and the Alliance Managers will prepare and execute a Backup Compound Research Plan and/or an amendment to the Development Plan to reflect the research or Development activities, as the case may be, and such estimated Paratek Total Cost applicable thereto. All such research and/or Development activities will be conducted at WCCI’s sole cost and expense.

3.6 Abandoned Compounds; Additional Compounds.

3.6.1 Abandoned Compounds. If, at any time and from time to time during the Term, the JSC determines in good faith that further Development and/or Commercialization, as the case may be, of any Backup Compound, Lead Candidate or Product in accordance with the provisions of this Agreement has ceased to be scientifically, technically or commercially viable,

16

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

it will promptly provide written notice thereof to Paratek (each, an .”Abandoned Compound”). Following an Abandoned Compound designation or at any time a Lead Candidate or Product otherwise becomes an Abandoned Compound pursuant to any of the other provisions of this Agreement (a) Paratek or any of its Affiliates may thereafter proceed with development and commercialization of such Abandoned Compound for any and all uses outside of the Field, either alone or in conjunction with Third Parties; (b) all licenses granted by Paratek to WCCI with respect to such Abandoned Compound shall immediately terminate; provided, that, any. abandonment by WCCI pursuant to this Section 3.6.1 shall not constitute a breach of this Agreement; and (c) WCCI may, in its discretion, designate a Backup Compound to replace such Lead Candidate (which shall be reflected in an amendment to Schedule 1 hereto) in the Development, whereupon the JSC shall promptly direct the Alliance Managers to prepare an amendment to the Development Plan to describe the activities to be conducted, and the applicable Development Timelines, with respect to such Lead Candidates.

3.6.2 Additional Compounds. If, at any time during the Term, Paratek reasonably determines in good faith that a Paratek Compound is potentially more suitable for Development and Commercialization than the then specified Lead Candidates (such compound, an “Additional Compound”), Paratek shall promptly inform WCCI (the “Additional Compound Notification”) of such determination and WCCI shall have the right to designate such Additional Compound as a Lead Candidate hereunder (which shall be reflected in an amendment to Schedule 1 hereto), it being understood that WCCI must notify Paratek in writing of such designation within forty-five (45) days of receipt of the Additional Compound Notification in order to exercise its rights under this Section 3.6.2. For the avoidance of doubt, Paratek shall have no obligation under this Section 3.6.2 to engage in research activities it would not otherwise conduct in the ordinary course of its research and development with respect to Paratek Compounds.

3.7 Rosacea Development Option. If at any time during the period commencing on the Effective Date and continuing until the Initiation of a Phase III Clinical Trial with respect to a Product, WCCI determines in good faith that it intends to use Commercially Reasonable Efforts to Develop one or more Lead Candidates for rosacea, WCCI shall give written notice to the JSC specifying such Lead Candidate (the “Rosacea Option Notice”). On or before ninety (90) days from the date of receipt of the Rosacea Option Notice, WCCI shall prepare, for approval by the JSC pursuant to Section 2.2, a Development Plan covering the Development of such Lead Candidate for rosacea. Notwithstanding the foregoing, if WCCI fails to provide the Rosacea Option Notice within the period described in this Section 3.7 or the JSC fails to approve a Development Plan for such Lead Candidate for rosacea in accordance with Section 2.2, the grant to WCCI of the right to Develop and Commercialize Products for rosacea under this Agreement shall convert to a non-exclusive right and Paratek shall thereafter have the unencumbered right to grant one or more Third Parties the non-exclusive right to develop and commercialize any Paratek Compound that is not a Backup Compound, Lead Candidate or Product for rosacea.

3.8 Exclusive Periods.

3.8.1 Development of Lead Candidates. During the period commencing on the Effective Date and continuing for so long as WCCI is Developing at least one Lead Candidate in

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

accordance with its obligations under Section 3.9.2, (i) Paratek and its Affiliates shall not grant any rights (whether by license or otherwise) to any Third Party to any Backup Compound or Lead Candidate in the Territory that has not become an Abandoned Compound, and (ii) Paratek and its Affiliates shall not research, develop or commercialize any Backup Compound or Lead Candidate in the Territory that has not become an Abandoned Compound in collaboration with, at the request of, or for the benefit (in whole or in part) of any Third Party (other than pursuant to non-commercial collaborations in accordance with Section 7.1.3 hereof).

3.8.2 Commercialization of Products. During the period commencing on the Effective Date and continuing for so long as WCCI is Commercializing a Product in accordance with its obligations under Section 3.9.2, (i) Paratek and its Affiliates shall not grant any rights (whether by license or otherwise) to any Third Party to such Product in the Territory (including, without limitation, any rights to the Lead Candidate from which such Product is Derived) and (ii) Paratek and its Affiliates shall not research, develop or commercialize such Product in the Territory (including, without limitation, any rights to the Lead Candidate from which such Product is Derived) in collaboration with, at the request of, or for the benefit (in whole or in part) of any Third Party.

3.9 Due Diligence.

3.9.1 Paratek Obligations. Paratek agrees that it will (a) undertake the responsibilities assigned to it, as set forth in this Article 3 and in the Development Plan and any Backup Compound Research Plan, if any; including, but not limited to, the dedication of resources to such efforts as set forth in the Development Plan and such Backup Compound Research Plan; and (b) use Commercially Reasonable Efforts to perform the activities assigned to Paratek in this Article 3 and in the Development Plan and such Backup Compound Research., Plan in a professional and timely manner (collectively, the “Paratek Diligence Obligation”). Paratek may satisfy its obligations under this Section 3.9.1 either itself or through Paratek Affiliates and/or Third Party Laboratories.

3.9.2 WCCI Obligations. WCCI agrees that it will (a) use Commercially Reasonable Efforts to undertake those responsibilities assigned to it, as set forth in this Article 3 and in the Development Plan in a professional and timely manner; (b) use Commercially Reasonable Efforts to Develop Lead Candidates for Commercialization as a Product in the Field in the Territory in accordance with the Development Timelines; and (c) use Commercially Reasonable Efforts to Develop and Commercialize at least one Product in the Field in the Territory. WCCI may satisfy its obligations under this Section 3.9.2 either itself or through WCCI Affiliates, Sublicensees and/or contract research organizations. For the avoidance of doubt, WCCI shall be deemed to have satisfied its obligations under this Section 3.9.2 if it uses Commercially Reasonable Efforts to Develop and Commercialize a Product solely with respect to an acne indication until such time as the JSC approves a Development Plan with respect to rosacea in accordance with Section 3.7.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

3.9.3 Breach of WCCI Diligence Obligation.

(a) Paratek may provide WCCI with written notice of any material breach by WCCI of its covenants set forth in Section 3.9.2 hereof that is not caused by Paratek’s failure to meet a Paratek Diligence Obligation pursuant to Section 3.9.1 above (a “WCCI Diligence Failure”), at any time Paratek reasonably believes a WCCI Diligence Failure has taken place. Such written notice (a “Diligence Failure Notice”) shall set forth in reasonable detail the nature of the alleged failure and shall request written justification, in the form of detailed reasons, that would support the proposition that WCCI is meeting such diligence obligations. in such event, WCCI shall provide such written justification to Paratek within thirty (30) days after such Diligence Failure Notice is given and shall identify any Commercially Reasonable Justification applicable thereto. If Paratek does not receive a Commercially Reasonable Justification from WCCI within such thirty (30) day period or if Paratek and WCCI are not able to resolve any disagreement with respect to a WCCI Diligence Failure within sixty (60) days after WCCI’s receipt of the Diligence Failure Notice, then either Paratek or WCCI, acting alone, may at any time following WCCI’s receipt of such Diligence Failure Notice by delivery to the. other Party of a written notice indicating such Party’s election to have the disagreement resolved by arbitration, cause the matter to be submitted to binding arbitration under Section 13.1.2 hereof; provided that (i) the arbitrators shall be entitled to review and resolve only whether or not a WCCI Diligence Failure occurred during the applicable reporting period of time that is the subject of such disagreement, and (ii) the arbitrators shall be individuals who are knowledgeable in the field of the development, manufacture, and sale of drugs and drug products, and shall have no current or prior business relationships with Paratek, WCCI or any of their respective Affiliates.

(b) If the arbitrator determines that a WCCI Diligence Failure occurred, then Paratek’s sole and exclusive remedy shall be, on a Product-by-Product basis as to the Product with respect to which such WCCI Diligence Failure occurred to (i) terminate any or all of the licenses and rights granted under Section 7.2.1 hereof and the restrictions of Sections 3.8 and 7.1.1, or (ii) convert the licenses and rights granted under any or all of Section 7.2.1 from exclusive licenses to non-exclusive licenses and terminate the restrictions of Sections 3.8 and 7.1.1, in either case only as such licenses and rights apply to such Product, which termination and/or conversion, as the case may be, shall be at the discretion of Paratek and he effective sixty (60) days after Paratek gives written notice to WCCI specifying the remedy that Paratek is electing to exercise under this Section 3.9.3.

(c) The Parties agree that Paratek’s sole and exclusive remedy, with respect to a WCCI Diligence Failure shall be as set forth in this Section 3.9.3, and Paratek shall not bring, commence, continue or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with a WCCI Diligence Failure except as set forth in this Section 3.9.3.

3.10 Compliance with Laws. Each Party agrees to carry out all work assigned to such Party in the Backup Compound Research Plan and the Development Plan as well as all Development and Commercialization obligations hereunder in compliance with all Applicable Laws. For the avoidance of doubt, each activity performed by a Party under the Development Plan or Backup Compound Research Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval

19

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Application, shall comply in all material respect with ICH Guidelines (or other comparable regulation and guidance of any Regulatory Authority in the Territory), and, if and as applicable, the regulations and guidance of the FDA that constitute GLP and GMP.

3.11 Supply of Proprietary Materials. From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Development and/or the Backup Compound Research Program. In connection therewith, the Recipient Party hereby agrees that (a) it and its Affiliates shall not use such Proprietary Materials for any purpose other than exercising any rights granted to it or reserved by it hereunder or for performing its obligations hereunder; (b) it and its Affiliates shall use such Proprietary Materials only in compliance with all Applicable Law; (c) it and its Affiliates shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except as expressly permitted hereby and except in connection with the exercise of any rights granted to the Recipient Party or reserved by it hereunder; (d) as between the Transferring Party and the Receiving Party, the Transferring Party shall retain full ownership of all such Proprietary Materials, subject to any licenses granted by the Transferring Party to the Recipient Party pursuant to this Agreement; and (e) upon the expiration or termination of this Agreement, the Recipient Party shall, at the instruction of the Transferring Party, either destroy or return any such Proprietary Materials which are not the subject of the grant of a continuing license hereunder. In addition, each of Paratek and WCCI agrees that, during the Term, neither Party nor any of their respective Affiliates shall transfer to any Third Party, without the approval of the other Party, any Proprietary Materials that constitute or are part of Joint Technology.

ARTICLE 4: COMMERCIALIZATION OF PRODUCTS

4.1 Commercialization of Products. Subject to the remainder of this Article 4, WCCI shall have the sole right and responsibility for all aspects of Commercializing Products in the Territory.

4.2 Compliance. WCCI shall perform its obligations described in Section 4.1 in good scientific manner and in compliance with all Applicable Laws.

4.3 Information; Updates. WCCI shall keep Paratek regularly informed of the progress of its efforts to Commercialize Products in the Field in the Territory, by providing periodic updates which shall summarize WCCI’s efforts to Commercialize Lead Candidates and Products in the Field and identify the Regulatory Filings and Drug Approval Applications with respect to such Lead Candidates and Products that WCCI or any of its Affiliates or Sublicensees have filed; provided, that, in providing each such update, WCCI shall be entitled to omit discussion of Confidential Information of WCCI that WCCI reasonably determines to be materially sensitive.

4.4 Product Recalls. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Product, or in the event WCCI reasonably believes that an event, incident or circumstance has occurred that may result in the need for a recall, market withdrawal or other corrective action regarding a Product, WCCI shall promptly

20

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

advise Paratek thereof by telephone or facsimile. Following such notification, WCCI shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in the Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided, that, WCCI shall keep Paratek regularly informed regarding any such recall, market withdrawal of corrective action. WCCI shall bear all expenses of any such recall, market withdrawal or corrective action (including, without limitation, expenses for notification, destruction and return of the affected Product and any refund to customers of amounts paid for such Product).

4.5 Adverse Event Information. WCCI shall provide notice to Paratek of any Adverse. Events that occur during the Term, including without limitation, all filings made with Regulatory Authorities with respect to Adverse Events promptly after making such filings. WCCI shall make available to Paratek for review and copy at Paratek’s expense, upon reasonable request, all Adverse Event information and product complaint information relating to Lead Candidates and Products as compiled, prepared and filed by WCCI with the FDA or similar Regulatory Authorities in the normal course of business in connection with the Development, Commercialization or sale of any Lead Candidates or Products. Paratek acknowledges and agrees that such information shall be the Confidential Information of WCCI and subject to the provisions of Article 6 hereof.

4.6 Manufacture of Products for Commercial Sale. Unless otherwise agreed to by the Parties, WCCI shall have the sole obligation and responsibility for the manufacture of all Products (including without limitation the active pharmaceutical ingredient in any Product) for commercial sale.

ARTICLE 5: CONSIDERATION AND FUNDING

5.1 Upfront Fee. As reimbursement for research conducted by Paratek, WCCI hereby agrees to pay Paratek a non-refundable, non-creditable fee in the amount of Four Million U.S. Dollars (US $4,000,000) payable in immediately available funds on the Effective Date.

5.2 R&D Reimbursement. In consideration of the conduct by Paratek of (a) any activities under the Backup Compound Research Program agreed to by Paratek and/or (b) any Development activities under the Development agreed to by Paratek, WCCI shall reimburse Paratek for one hundred percent (100%) of the Paratek Total Cost incurred by Paratek as part of such activities. Paratek shall invoice WCCI on a quarterly basis with respect to such Paratek Total Cost within fifteen (15) days of end of each Calendar Quarter and WCCI shall pay all such invoices within thirty (30) days of receipt of each such invoice.

21

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.3 Development Milestone Payments.

5.3.1 Milestones. In further consideration of the grant of the rights and licenses by Paratek hereunder, WCCI will make the following nonrefundable, non-creditable (other than as provided in this Section 5.3.1) milestone payments to Paratek within [***] ([***])[***] after the achievement by WCCI and/or WCCI’s Affiliates and Sublicensees of each such milestone event for each Product:

Milestone Event	Milestone Payment
[***]	$	[***	]
[***]		[***	]
[***]	$	[***	]
[***]	$	[***	]
[***]	$	[***	]

For the avoidance of doubt, WCCI shall only be obligated to make each milestone payment set forth in this Section 5.3.1 upon the first occurrence of the milestone event relating to such payment for a given Product and shall have no obligation to make any milestone payment as a result of any subsequent filing, clinical trial initiation, NDA filing or Regulatory Approval with respect to an alteration of the dosage, formulation or any other variation of such Product, so long as such Product continues to be Derived from the same Lead Candidate. In addition, if the JSC determines to discontinue Development of a Product (the “Discontinued Product”), then WCCI shall he entitled to deduct the amount of all milestone payments made with respect to the Discontinued Product from any milestone payments that become due hereunder with respect to the next Product that is Developed by WCCI that achieves the applicable milestones.

5.3.2 Determination That Payments Are Due. WCCI shall provide Paratek with prompt written notice upon its achievement of each of the milestones set forth in Section 5.3.1 of this Agreement. In the event that, notwithstanding the fact that WCCI has not given any such notice, Paratek believes any such milestone payment is due, it shall so notify WCCI in writing, and shall provide to WCCI the data and information demonstrating that the conditions for payment have been achieved. Within thirty (30) days of its receipt of such notice, WCCI shall review the data and information and shall certify in writing whether or not the conditions for payment have been achieved. Any negative determination shall be accompanied by a detailed explanation of the reasons therefor. Any dispute under this Section 5.3.2 that relates to whether or not a milestone has been achieved shall be submitted to arbitration under Article 13 of this Agreement.

5.4 Payments. All payments made by WCCI to Paratek hereunder shall be made by wire transfer to the account specified below, or such other account as specified in writing by Paratek from time to time:

Bank Name:	[***]
Bank Address:	Boston, MA
Account Name:	Paratek Pharmaceuticals, Inc.
Account Number:	[***]

22

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

ARTICLE 6: TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY; NON-SOLICITATION

6.1 Confidentiality

6.1.1 Confidentiality Obligations. Paratek and WCCI each recognize that the other Party’s Confidential Information constitute highly valuable and proprietary confidential information and materials. Paratek and WCCI each agrees that during the Term and for an additional five (5) years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and Sublicensees to keep confidential, all Confidential Information of the other Party, and to limit the use of the Confidential Information of the other Party to those purposes permitted under this Agreement. Each receiving Party shall take such action, and shall cause its Affiliates and Sublicensees to take such action, to preserve the confidentiality of the disclosing Party’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using a level of care that shall not under any circumstances be less than reasonable care. Each receiving Party, upon the request of the disclosing Party, will return all the Confidential Information and Proprietary Materials disclosed or transferred to it by the disclosing Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of such request or, if earlier, the termination or expiration of this Agreement; provided, however, that the receiving Party may retain Confidential Information of the disclosing Party relating to any license which survives such termination and one copy of all other Confidential Information may be retained in inactive archives solely for the purpose of establishing the contents thereof.

6.1.2 Limited Disclosure. Paratek and WCCI each agree that any disclosure of the disclosing Party’s Confidential Information to any officer, employee, consultant, agent, Affiliate or sublicensee of a receiving Party, as the case may be, shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to persons who are bound by written confidentiality obligations (including such provision as contained in employment agreements) to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Paratek and WCCI each further agree not to disclose or transfer the disclosing Party’s Confidential Information to any Third Party under any circumstance without the prior written approval from the disclosing Party, except as otherwise expressly permitted by this Agreement. Notwithstanding, the foregoing, each receiving Party may disclose information to the extent such disclosure is reasonably necessary to (a) file and prosecute Patent Rights which are filed or prosecuted in accordance with the provisions of this Agreement, (b) file, prosecute or defend litigation in accordance with the provisions of this Agreement or (c) comply with Applicable Law, regulations or court orders; provided, however, that if a receiving Party is required to make any such disclosure of a disclosing Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the disclosing Party of such disclosure requirement and will use reasonable efforts to assist such disclosing Party in efforts to secure confidential treatment of such information required to be disclosed. The Parties hereby agree that a copy of this Agreement may be provided by Paratek to Tufts pursuant to Paratek’s obligations under the Tufts License Agreement.

23

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.1.3 Employees and Consultants. Paratek and WCCI each hereby represents that all of its employees, and all of the employees of its Affiliates, and any consultants to such Party or its Affiliates, in any case that participate in the activities of the Backup Compound Research Program and/or the Development and Commercialization and who shall have access to Confidential Information of the other Party or any of its Affiliates shall be bound by written obligations (including such provision as contained in employment agreements) to maintain such information in confidence and not to use such information except as expressly permitted herein. Each Party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

6.2 Publicity. Neither Party nor any of its Affiliates may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded or (b) to any investors, prospective investors, lenders and other potential or current financing sources who are obligated to keep such information confidential. In the event that such disclosure is required under clause (a) as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to endeavor to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will publicly issue a joint press release, in the form of Schedule 3 attached hereto, with respect to this Agreement and the Parties relationship hereunder. Once such press release or any other written statement is approved for disclosure by both Parties, either Party or any of such Party’s Affiliates, may make subsequent public disclosure of the contents of such statement without the further approval of the other Party. Additionally, from time to time, the Parties may make additional press releases with regard to events occurring under this Agreement, including achievement of milestones, with the prior written consent of both Parties.

6.3 Prohibition on Solicitation. Without the written consent of the other Party, neither Party nor its Affiliates shall, during the Term of this Agreement or for a period of one (1) year following the expiration or termination of the Term, whichever is shorter, solicit any employee of such Party or its Affiliates who participated in the Backup Compound Research Program and/or the Development activities. This provision shall not restrict either Party or its Affiliates from advertising employment opportunities in any manner that does not directly target the other Party or its Affiliates.

ARTICLE 7: EXCLUSIVITY; LICENSE GRANTS; ROYALTIES

7.1. Exclusivity During the Term.

7.1.1 Paratek Restrictions. During the Term, Paratek, for itself and its Affiliates, agrees not to directly or indirectly (a) undertake any research, development, manufacturing, marketing, promotion, sale or other commercialization of any Tetracycline Compound for use in the Field and in the Territory or (b) grant any license or other rights to any Third Party to research, develop, manufacture, market, sell, promote or otherwise commercialize any Tetracycline Compound for use in the Field and in the Territory.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.1.2 WCCI Restrictions. During the Term, WCCI agrees that, except pursuant to and as permitted by this Agreement, neither WCCI nor its Affiliates shall, either itself or directly or indirectly with or through any WCCI Affiliate or any Third Party, undertake any research, development, manufacturing, marketing, promotion, sale or other commercialization of any product containing a Paratek Compound for any use other than the Development and Commercialization of Products in the Field in accordance with this Agreement.

7.1.3 Non-Commercial Collaboration. Notwithstanding the foregoing, with the prior written consent of the other Party, each Party or any of such Party’s Affiliates may enter into agreements with academic, research, or other non-commercial institutions with the goal of advancing the collaboration between the Parties hereunder; provided that the terms of such agreements provide that such academic, research or other non-commercial institutions do not acquire any exclusive intellectual property rights out of or in connection with the work research and development activities performed under such agreements.

7.2 Development and Commercialization Licenses.

7.2.1 License to WCCI in the Field. Subject to the terms of this Agreement, including, without limitation, Sections 3.7 and 3.9 hereof, Paratek hereby grants (and hereby agrees to cause any of its Affiliates that Controls Licensed Technology, Licensed Patent Rights and/or any interest in Joint Technology or Joint Patent Rights to grant) to WCCI (a) an exclusive (even as to Paratek and its Affiliates, except as provided below, and subject to Section 3.7) royalty-bearing license, including the right to grant sublicenses as provided in Section 7.2.2 below, under Licensed Technology and Licensed Patent Rights and Paratek’s interest in Joint Technology and Joint Patent Rights, (i) to research, have researched, Develop, have Developed, manufacture and have manufactured Lead Candidates and Backup Compounds that are not Abandoned Compounds in the Field and in the Territory in accordance with this Agreement; and (ii) to research, have researched, Develop, have Developed, manufacture, have manufactured, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import, have imported, otherwise Commercialize and otherwise have Commercialized Products in the Field and in the Territory and (b) an exclusive (even as to Paratek and its Affiliates) royalty-free license, including the right to grant sublicences as provided in Section 7.2.2 below, to research, have researched, develop, have developed, manufacture and have manufactured Paratek Competitive Compounds in the Field and in the Territory. For the avoidance of doubt, Paratek grants no right or license under the Licensed Technology or Licensed Patent Rights or Paratek’s interest in Joint Technology and Joint Patent Rights to WCCI or its Affiliates to make derivatives of any Backup Compounds, or to commercialize such derivatives, unless any such derivatives become Lead Candidates and/or unless any such derivative would be deemed to have been Derived from a Product for purposes of Section 1.62. WCCI hereby grants Paratek a non-exclusive, worldwide, royalty-free license under the Licensed Technology and Licensed Patent Rights and Paratek’s interest in Joint Technology and Joint Patent Rights solely to perform its obligations under the Backup Compound Research Program, if any, and/or to conduct the Paratek Development activities set forth in the Development Plan with respect to Lead Candidates, if any.

25

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.2.2 Right to Sublicense. Subject to the provisions of Sections 7.2.1 and 2.3(e) of the Tufts License Agreement, if and to the extent applicable, WCCI shall have the right to (a) extend to its Affiliates, the rights and licenses granted to it under Section 7.2.1 and (ii) grant to Third Parties sublicenses under the rights and licenses granted to it under Section 7.2.1; provided, that, (A) WCCI shall have obtained the prior written approval of Paratek, which approval shall not be unreasonably withheld, delayed or conditioned; (B) it shall be a condition of any such extension or sublicense that such Affiliate or Third Party agrees to be bound by all of the applicable terms and conditions of this Agreement (including without limitation Article 6 hereof) and (C) WCCI shall provide written notice to Paratek of any such extension or sublicense no more than thirty (30) days after such execution, and upon Paratek’s request, provide copies to Paratek of each such executed extension or sublicense. If WCCI, or a Sublicensee, grants a sublicense to a Sublicensee or extends rights to its Affiliates, WCCI shall be deemed to have guaranteed that such Sublicensee or Affiliate will fulfill all of obligations under this Agreement applicable to such Affiliate or Sublicensee; provided, however, that WCCI shall not be relieved of its obligations pursuant to this Agreement as a result of such sublicense or extension of rights.

7.2.3 License to Paratek Outside the Territory. Upon the request of Paratek, the Parties agree to enter into good faith negotiations with respect to the terms of a license agreement containing royalty provisions and other customary terms, pursuant to which WCCI and its Affiliates would grant to Paratek an exclusive license (even as to WCCI and its Affiliates) (including the right to grant sublicenses, under WCCI Technology (including, without limitation, all Clinical Trial Data) and WCCI Patent Rights and WCCI’s interest in Joint Technology and Joint Patent Rights, to research, have researched, Develop, have Developed, manufacture, have manufactured, use, have used, sell, distribute for sale, have distributed for sale, offer for sale, have sold, import, have imported, otherwise Commercialize and otherwise have Commercialized Products, for any and all uses (including, without limitation any and all uses within the Field) outside the Territory, it being understood that Paratek will covenant in any such license agreement to use Commercially Reasonable Efforts to prevent any such Products from being imported into the Territory for resale by any Third Party without WCCI’s prior written consent. WCCI shall cause its Affiliates not to grant any rights (whether by license or otherwise) to any Third Party, or otherwise to take any other action, that would impair or adversely affect the ability of such Affiliates to grant to Paratek a license in accordance with this Section 7.2.3.

7.2.4 Bankruptcy. All the negative covenants set forth in Sections 3.8 and 7.1 hereof and the licenses and rights to licenses granted under or pursuant to Section 7.2 hereof by Paratek to WCCI or by WCCI to Paratek are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), and any such equivalent law in the United States, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that WCCI or Paratek, as a covenantee and licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and any such equivalent law, and that upon commencement of a bankruptcy proceeding by or against Paratek or WCCI, as the case may be, under the Code, WCCI or Paratek, as applicable, shall be entitled to a complete duplicate of or complete access to, any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to WCCI (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by WCCI,

26

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

unless Paratek (or the bankruptcy trustee) elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of WCCI upon written request therefor. The foregoing is without prejudice to any rights WCCI may have arising under the Code or other Applicable Law.

7.3 Tufts License Agreement. Paratek entered into the Tufts License Agreement with the Trustees of Tufts College (“Tufts”) that may cover intellectual property rights that are inter alia claiming methods of synthesis for Lead Candidates. Paratek hereby grants to WCCI an exclusive royalty-free sublicense under the license granted to Paratek pursuant to the Tufts License Agreement solely to the extent such sublicense is required by WCCI in order to exercise the license granted to WCCI pursuant to Section 7.2 of this Agreement, without infringing any of the patent rights licensed to Paratek by Tufts. Without limiting the generality of the foregoing, WCCI and Paratek hereby acknowledge and agree that the provisions of Sections 3.8, 3.9, 3.10, 7.1, 8.1, 8.5 and 9.3 and Articles V, XI, and XII of the Tufts License Agreement shall be binding upon WCCI, as a sublicensee under the Tufts License Agreement and such provisions shall be fully enforceable for all purposes related thereto both by Tufts and Paratek. Paratek shall be responsible for any and all payments and royalties due to Tufts under the Tufts License Agreement. Paratek shall perform all of its obligations under the Tufts License Agreement in accordance with the terms therein, and shall not take any action that would cause or result in the termination of the Tufts License Agreement. Paratek shall not amend, modify, or enter into any agreement contemplating the amendment or modification, of the Tufts License Agreement if such amendment or modification would adversely affect WCCI’s rights under this Agreement. Notwithstanding anything to the contrary in this Agreement, WCCI agrees that it shall not use the name “Tufts University” or any variant thereof, or identify Tufts or any portion of Tufts as a beneficiary of this Agreement without the prior express written consent of Tufts, which may be withheld or withdrawn by Tufts in its complete and uncontrolled discretion.

7.4 No Other Rights. WCCI shall receive no rights to utilize Paratek Technology, or rights with respect to use of Paratek Technology, except as expressly set forth herein. Paratek shall receive no rights to utilize WCCI Technology, or rights with respect to use of WCCI Technology, except as expressly set forth herein.

7.5 Payment of Royalties; Royalty Rates; Accounting and Records.

7.5.1 Payment of Royalties on Products. In further consideration of the grant of the rights and licenses by Paratek hereunder, WCCI shall pay Paratek a royalty based on aggregate Annual Net Sales of all Products sold by WCCI, its Affiliates and its Sublicensees, at the following incremental rates:

Annual Net Sales	Royalty Rate
Annual Net Sales up to $[***]	[***	]%

Portion of Annual Net Sales above $[***] and up to $[***]	[***	]%

Portion of Annual Net Sales above $[***]	[***	]%

27

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

7.5.2 Know-How Royalty Rates. If a Product is not covered by a Valid Patent Claim in the Territory, WCCI shall pay Paratek royalties at [***] percent ([***]%) of the applicable rates specified in Section 7.5.1 until expiration of the Royalty Term applicable to such Product. The Parties hereby acknowledge and agree that royalties that are payable for a Product during the Royalty Term for which no Patent Rights exist shall be in consideration of (a) Paratek’s expertise and know-how concerning the research, manufacture and Development of Compounds in the Field, including development activities conducted prior to the Effective Date; (b) the disclosure by Paratek to WCCI of results obtained in by Paratek in it performance of activities with respect to the Development; and (c) the licenses granted to WCCI hereunder with respect to Licensed Technology and Joint Technology that are not within the claims of any Patent Rights Controlled by Paratek.

7.5.3 Royalty Term. WCCI shall pay royalties with respect to each Product on a Product-by-Product basis during the period (such period, the “Royalty Term”) commencing on the date of First Commercial Sale of such Product in the Territory and continuing for so long as Products are sold in the Territory until the later of the date on which (a) there is no Valid Claim that is included in the Licensed Patent Rights or Joint Patent Rights that cover such Product in the Territory and (b) sales of Generic Products by any Third Party in the Territory are equal to at least [***] percent ([***]%) of WCCI’s unit-based market share of the Product in the Territory (as measured by prescriptions or other similar information available in the Territory). For purposes of this Section 7.5.3, a “Generic Product” means a pharmaceutical product that contains the same active ingredient as a Product and that is an AB Rated equivalent (as defined in the 22nd edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services) to the Product.

7.5.4 Payment Dates and Reports. The royalty payments shall be paid by WCCI within forty-five (45) days after the end of each Calendar Quarter in which such Net Sales are made and royalties are owed hereunder. Each such payment shall be made in United States Dollars and shall be accompanied by a report showing the Net Sales of each Product sold by WCCI, any WCCI Affiliate or any Sublicensee, in the Territory, the applicable royalty rate for such Product, and a calculation of the amount of royalty.

7.5.5 Records; Audit Rights. WCCI and its Affiliates and Sublicensees shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by WCCI and its Affiliates and Sublicensees of each Product, in sufficient detail to allow the accruing royalties to be determined accurately. Paratek shall have the right for a period of three (3) years after receiving any such report or statement to appoint at its expense an independent certified public accountant (bound by written confidentiality obligations no less protective than those set forth in Article 6 hereof) reasonably acceptable to WCCI to inspect the relevant records of WCCI and its Affiliates and Sublicensees to verify such report or statement. WCCI and its Affiliates and Sublicensees shall each make its records available for inspection by such independent certified public accountant during their regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Paratek, solely to verify the accuracy of the reports and payments. Such inspection right shall not be exercised by Paratek more than once in any Calendar Year nor more than once with respect to sales of any Product in any given period. Paratek agrees to hold in strict confidence, and in accordance with

28

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Article 6 hereof, all information concerning such payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Paratek to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The results of each inspection, if any, shall be binding on both Parties, absent manifest error. Paratek shall pay for such inspections, except that in the event there is any upward adjustment in the aggregate royalties, payable for any Calendar Year shown by such inspection of more than five percent (5%) of the amount paid, WCCI shall pay for the reasonable costs of such inspection.

7.5.6 Overdue Royalties. All royalties payments not paid within the time period set forth in this Article 7 shall bear interest at a rate of one percent (1%) per month from the due date until paid in full; provided, that, in no event shall such annual rate exceed the maximum interest rate permitted by law in regard to such payments. Such royalty or milestone payment when made shall be accompanied by all interest so accrued.

7.5.7 Withholding Taxes. All payments made or required to be made by WCCI hereunder shall be reduced by the amount of any taxes (including withholding taxes to the extent applicable), duties, levies, fees or charges imposed thereon, provided, that, WCCI complies with its obligations set forth below in this Section 7.5.7 prior to making any payment to Paratek hereunder. WCCI shall make (or cause to be made) any applicable withholding payments due on behalf of Paratek and shall promptly provide (or cause to be provided) Paratek with written documentation of any such payment sufficient to satisfy the requirements of the United States Internal Revenue Service relating to an application by Paratek for a foreign tax credit for such payment.

ARTICLE 8: INTELLECTUAL PROPERTY RIGHTS

8.1 Disclosure of Program Inventions. Each Party shall promptly provide the other Party with written notice concerning all Program Inventions that are conceived, made or developed by employees or consultants of either of them or their Affiliates, alone or jointly with employees or consultants of the other Party or its Affiliates.

8.2 Ownership.

8.2.1 Paratek Intellectual Property Rights. Paratek shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Paratek Technology and Paratek Patent Rights, with full rights to license or sublicense, subject to the obligations and licenses to WCCI as set forth herein. Without limiting the foregoing and subject to the licenses and other rights granted to WCCI pursuant to this Agreement, Paratek shall be the sole owner of all Patent Rights, all trade secret rights, all know-how and any other intellectual property rights in the Paratek Technology, including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the Paratek Technology or any products that consist of, or incorporate, any Paratek Technology.

8.2.2 WCCI Intellectual Property Rights. WCCI shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all WCCI

29

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Technology and WCCI Patent Rights, with full rights to license or sublicense, subject to the obligations and licenses to Paratek as set forth herein. Without limiting the foregoing, and subject to the licenses and other rights granted to Paratek pursuant to this Agreement, WCCI shall be the sole owner of all Patent Rights, all trade secret rights, all know-how and any other intellectual property rights in the WCCI Technology including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the WCCI Technology or any products that consist of, or incorporate, any WCCI Program Technology.

8.2.3 Joint Technology Rights. WCCI and Paratek shall jointly own all Joint Technology and Joint Patent Rights and hereby agree that (a) subject to the rights of, and the licenses granted to, WCCI by Paratek under this Agreement (including, without limitation, under Section 7.2 hereof) and subject to the obligations of Paratek under this Agreement (including, without limitation, Sections 3.8 and 7.1.1 hereof), Paratek may use or license or sublicense to any Affiliate or Third Party all such Joint Technology and Joint Patent Rights, and (ii) WCCI may use or license or sublicense to any Affiliate or Third Party all such Joint Technology and Joint Patent Rights.

8.3 Patent Coordinators. Within thirty (30) days of the Effective Date, Paratek and WCCI shall each appoint a patent coordinator (each, a “Patent Coordinator” and collectively, the “Patent Coordinators”), reasonably acceptable to the other Party, who shall serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement. Each Party may replace its Patent Coordinator at any time by notice in writing to the other Party.

8.4 Inventorship. In case of a dispute between Paratek and WCCI over inventorship, the Parties, with the advice of the Patent Coordinators, shall make the determination of the inventor(s) by application of the standards contained in United States patent law. If the Parties cannot resolve the dispute, it shall be resolved by independent patent counsel, not otherwise engaged by either of the Parties or any of their respective Affiliates, selected by the Patent Coordinators. Expenses of such independent patent counsel shall be shared equally by the Parties.

ARTICLE 9: FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

9.1 Patent Filing, Prosecution and Maintenance. The JSC shall determine the jurisdictions within the Territory in which patent applications will be filed with respect to Joint Patent Rights. Subject to the foregoing, the responsibility for filing, prosecution and maintaining Patent Rights shall be as follows:

9.1.1 Patent Filing. During the Term and thereafter during any period of time during which WCCI shall have a license under this Agreement to Paratek Patent Rights or to Joint Patent Rights, with respect to any Patent Rights arising hereunder:

(a) Paratek, at its sole expense and acting through patent attorneys or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights relating to the Paratek Technology. At Paratek’s request, WCCI shall reasonably cooperate with and assist Paratek, at Paratek’s expense, in connection with such activities.

30

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) WCCI, at its sole expense and acting through patent attorneys or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Patent Rights relating to the WCCI Technology. At WCCI’s request, Paratek shall reasonably cooperate with and assist WCCI, at WCCI’s expense, in connection with such activities.

(c) Except as expressly provided in Article 11 hereof, neither Party makes any warranty with respect to the validity, perfection or dominance of any patent or other proprietary right or with respect to the absence of rights in Third Parties which may be infringed by the manufacture or sale of any Product. Each Party agrees to bring to the attention of the other Party any patent or patent application it discovers applicable to the subject matter of this Agreement, which relates to the rights of either Party under this Agreement.

(d) Unless the Parties otherwise agree, (i) Paratek, acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of Joint Patent Rights outside of the Territory; and (ii) WCCI, acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of Joint Patent Rights within the Territory. The Parties shall share equally the control and the fees of counsel and the other costs and expenses related to patents and patent applications claiming inventions that are Joint Technology. Should one Party desire not to share in the control, filing, prosecution or maintenance of any such patent or patent applications or shall fail to bear its share of the costs and expenses of filing, prosecuting or maintaining any such patent or patent applications (and, in the case of such failure, if such failure is not cured within thirty (30) days after receipt of written notice of such failure from the participating Party), the non-participating Party hereby assigns (or shall cause to be assigned) to the other Party all right, title and interest in and to such patent or patent application, and the Joint Technology claimed therein, and the participating Party shall gain sole control of the filing, prosecution or maintenance of such patents or patent applications, which shall be deemed to be the Technology of such participating Party.

9.1.2 Information and Cooperation. Each Party responsible for filing patents and any Patent Rights (other than with respect to WCCI Technology) described in this Agreement (the “Filing Party”) shall keep the other Party regularly informed of the status of the Patent Rights for which it is responsible in accordance with this Article 9 (other than with respect to WCCI Technology). The Filing Party shall provide the other Party with (a) copies of all filings and correspondence with the patent offices, administrative boards or courts which the Filing Party sends or receives in connection with filing, prosecution, maintenance and defense of the Patent Rights for which it is responsible (other than with respect to WCCI Technology), and (b) copies of filings and correspondence referred to in the foregoing clause (a) sufficiently in advance of the due date so as to give the other Party sufficient time to comment and shall give good faith consideration to the other Party’s comments. The Filing Party shall seek the advice of the other Party with respect to strategy for the Patent Rights for which it is responsible (other than with respect to WCCI Technology) and shall give reasonable consideration to any suggestions or recommendations of the other Party concerning the preparation, filing, prosecution, maintenance and defense of such Patent Rights.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.1.3 Abandonment. If Paratek decides to abandon or to allow to lapse any of the Paratek Patent Rights in the Territory, Paratek shall inform WCCI of such decision promptly and, in any event, a reasonable amount of time prior to any applicable deadline that may be necessary to establish or preserve such Paratek Patent Rights. WCCI shall have the right to assume responsibility for continuing the prosecution of such Paratek Patent Rights and paying any required fees to maintain such Paratek Patent Rights in the Territory or defending such Paratek Patent Rights, in each case at WCCI’s sole expense and through patent counsel of its choice. WCCI shall not become an assignee of such Paratek Patent Rights as a result of its assumption of such responsibility under this Section 9.1.3 and such Paratek Patent Rights shall remain subject to this Agreement. Upon transfer of Paratek’s responsibility for prosecuting, maintaining and defending any of the Paratek Patent Rights to WCCI under this Section 9.1.3, Paratek shall promptly deliver to WCCI copies of all necessary files related to the Paratek Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for WCCI to assume such prosecution, maintenance and defense.

9.2 Legal Action.

9.2.1 Actual or Threatened Infringement.

(a) In the event either Party or any of such Party’s Affiliates becomes aware of any possible infringement or unauthorized possession, knowledge or use of any Technology that is the subject matter of this Agreement, including any Joint Technology, in connection with the discovery, research, development, manufacture, use, sale import or commercialization of (i) a Paratek Compound in the Field, or (ii) a Lead Candidate or Product within or outside of the Field (collectively, an “Infringement”), that Party shall promptly notify the other Party and provide it with full details (an “Infringement Notice”).

(b) WCCI shall have the first right and option, but not the obligation, to prosecute or prevent an Infringement as WCCI will consider appropriate. If WCCI does not commence an action to prosecute, or otherwise take steps to prevent or terminate the Infringement within one hundred eighty (180) days from any Infringement Notice, then, except with respect to WCCI Technology, Paratek shall have the right and option to take such action as Paratek will consider appropriate to prosecute or prevent such Infringement unless (i) the Infringement is a Tufts IP Infringement, in which case Tufts shall have the right and option to take such action as Tufts will consider appropriate to prosecute or prevent such Infringement or (ii) the provisions of Section 9.2.1(c) below shall not permit Paratek to prosecute or prevent such Infringement. Any and all recoveries from any action for infringement shall be shared as follows: (1) if such Infringement is a Tufts IP Infringement and WCCI is prosecuting such action for Infringement, Tufts shall be paid [***] percent ([***]%) of any and all such recoveries, net of costs incurred by WCCI for prosecuting the action, and WCCI shall retain the remaining balance and such remaining balance (net of costs incurred by WCCI for prosecuting the action) shall be treated as Net Sales, subject to the payment of royalties to Paratek in accordance with this

32

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Agreement; (2) if such Infringement is a Tufts IP Infringement and Paratek is prosecuting such action for Infringement, Tufts shall be paid [***] percent ([***]%) of any and all such recoveries, net of costs incurred by Paratek for prosecuting the action, and the net balance remaining (net of costs incurred by Paratek for prosecuting the action) shall be retained by Paratek and [***] between Paratek and WCCI, respectively; (3) if such Infringement is a Tufts IP Infringement and Tufts is prosecuting such action for Infringement, Tufts shall be entitled to retain from such recoveries an amount equal to the costs incurred by Tufts in prosecuting such action plus [***] percent ([***]%) of the remaining balance, and the balance remaining after payment of all amounts due to Tufts shall be retained by WCCI and treated as Net Sales; (4) if such Infringement is not a Tufts IP Infringement and WCCI is prosecuting such action for Infringement, such recoveries shall be allocated first, to reimburse WCCI and Paratek for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) and then WCCI shall treat and all such recoveries as Net Sales for purposes of this Agreement, subject to the payment of royalties to Paratek in accordance with this Agreement; and (5) if such Infringement is not a Tufts IP Infringement and Paratek is prosecuting such action for Infringement, such recoveries shall be allocated first, to reimburse WCCI and Paratek for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses) and the balance shall be [***] between Paratek and WCCI, respectively. If either of WCCI or Paratek determines that it is necessary for the other Party or any of its Affiliates to join any such suit, action or proceeding, the necessary Party shall, upon written notice from the prosecuting Party, execute (or cause to be executed) all papers and perform such other acts as may be reasonably required in the circumstances; provided, however, neither Party nor such Party’s Affiliates shall be required to transfer any right, title or interest in or to any property to any other Party or any Third Party to confer standing on a Party hereunder.

(c) Notwithstanding anything in Section 9.2.1(b) express or implied to the contrary, but subject to the provisions of Section 10.2.5(b)(iii), in no event shall Paratek have the right to prosecute or prevent the Infringement of or relating to (i) WCCI Patent Rights or WCCI Technology or (ii) Paratek Patent Rights, Joint Patent Rights, Paratek Technology or Joint Technology to the extent they pertain solely to Products, Lead Candidates or rights that have been licensed exclusively to WCCI pursuant to Section 7.2.1. Nothing in this Section 9.2.1(c) is intended to limit the rights of Tufts under the Tufts License Agreement and WCCI hereby acknowledges that Tufts may have the right under the Tufts License Agreement to prosecute or prevent an Infringement that Paratek does not have the right to prosecute or prevent by virtue of the provisions of this Section 9.2.1(c).

(d) In any action under this Section 9.2.1, the Parties and their respective Affiliates shall fully cooperate with and assist each other. No suit under this Section 9.2.1 may be settled without the approval of the JSC provided, however, any settlement by which Tufts would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of Tufts, which may be withheld in the sole discretion of Tufts without relieving WCCI or Paratek, as the case may be, of any of its indemnification or other obligations hereunder to Tufts.

33

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.2.2 Defense of Claims.

(a) In the event that any action, suit or proceeding is brought against Paratek or WCCI or any Affiliate or sublicensee of either Party alleging the infringement of the Technology or intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of a Product or use of WCCI Technology, Paratek Technology or Joint Technology in the discovery, Development, Commercialization, manufacture, use, sale, offer for sale, or importation of a Product, then WCCI shall have the sole right and obligation to defend itself and Paratek in such action, suit or proceeding at its sole expense, unless such action, suit or proceeding alleges that the infringement arises from or otherwise pertains to the use of Paratek Technology by Paratek or WCCI to synthesize, generate, make and develop Paratek Compounds, Lead Candidates or Products in which case WCCI shall have the right (but not the obligation) to defend Paratek in such action, suit or proceeding at its sole expense. Paratek shall have the right to separate counsel at its own expense in any action, suit or proceeding being defended by WCCI pursuant to this Section 9.2.2(a). The Parties and their respective Affiliates shall cooperate with each other in the defense of any such suit, action or proceeding. The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other a copy of each communication relating to the alleged infringement. Neither Party nor such Party’s Affiliates shall compromise, settle or otherwise dispose of any such suit, action or proceeding which involves the other’s Technology or Patent Rights without the other Party’s advice and prior consent if such compromise, settlement or other disposition would impair any rights retained by such other Party or any of its Affiliates to use such Technology or Patent Rights, provided that the Party not defending the suit shall not unreasonably withhold its consent to any settlement. If the defending Party agrees that the other Party or any of its Affiliates should institute or join any suit, action or proceeding pursuant to this Section 9.2.2(a), the defending Party may at its expense, join the other Party or any of its Affiliates as a party to the suit, action or proceeding, and the Party or Affiliate so joined shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit, action or proceeding.

(b) To the extent that the allegation of infringement is based principally on the use of Joint Technology, such expenses shall be borne equally by the Parties.

(c) If as a consequence of such action, suit or proceeding by a Third Party claiming that the discovery, development, manufacture, use or sale of a Product infringes such Third Party’s intellectual property rights, the Parties shall examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this Agreement and on possible modifications thereto; provided, however, no action will be taken without the agreement of both Parties.

ARTICLE 10: TERMINATION

10.1 Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of this Article 10 (the “Term”).

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.2 Termination. This Agreement may be terminated at any time by either Party as follows:

10.2.1 Unilateral Right to Terminate During the Term. WCCI may terminate this Agreement for convenience effective on the last day of each of the first and second Contract Year, provided that WCCI delivers written notice of termination to Paratek at least ninety (90) days prior to such effective date of termination.

10.2.2 Unilateral Right to Terminate After the Term. If at any time on and after the date on which WCCI has commenced Development of a Product (a) WCCI reasonably determines that (i) it would not be commercially viable to continue to Develop and Commercialize such Product and/or obtain Commercialization Regulatory Approval with respect to such Product and (ii) WCCI is unlikely or unable to obtain Commercialization Regulatory Approval with respect to such Product (each, a “Termination Event”), (b) no Backup Compound is ready to be Developed by WCCI and (c) the Parties have not agreed to extend the Development Plan to conduct Development activities with respect to such Backup Compound pursuant to Section 3.5, WCCI shall provide the JSC with written notice which shall describe the Termination Event in reasonable detail. The JSC shall meet as soon as practicable thereafter to determine the additional actions, if any, to be undertaken by the Parties to fulfill the purposes of this Agreement. If the JSC fails to meet or the Parties are otherwise unable to agree upon any such course of action within ninety (90) days of the date of WCCI’s Termination Event notice, then either Party shall have the right to terminate this Agreement by providing written notice of termination within ten (10) days after the expiration of such 90-day period.

10.2.3 Termination for Breach. In the event that either Party defaults or breaches any material term of this Agreement on its part to be performed or observed, the other Party shall have the right to terminate this Agreement (a) by giving thirty (30) days’ written notice to the defaulting Party in the case of a breach of any payment term of this Agreement and (b) by giving sixty (60) days’ written notice to the defaulting Party in the case of any other breach; provided, however, that in the case of a default or breach capable of being cured, if the said defaulting Party shall cure the said default or breach within such notice period after the said notice shall have been given, then the said notice shall not be effective; and provided, further that the provisions of this Section 10.2.3 shall not apply to any material breach of this Agreement arising from a WCCI Diligence Failure (it being understood that Paratek’s sole and exclusive remedies upon any material breach of this Agreement arising from a WCCI Diligence Failure are set forth in Sections 3.9.3).

10.2.4 Termination for Insolvency. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act of has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

10.2.5 Consequences of Terminations Under Section 10.2.1. In the event of the termination of this Agreement by WCCI pursuant to Section 10.2.1:

(a) all rights and licenses granted by one Party to the other hereunder shall immediately terminate;

35

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(b) each Party shall within thirty (30) days of the termination date, destroy, or at the other Party’s request return, all of such other Party’s Confidential Information (other than with respect to maintaining one (1) archival copy of such Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement) and shall provide such Party with certification that all such Confidential Information have been destroyed or returned to such Party as appropriate;

(c) the rights and obligations of the Parties and their respective Affiliates provided in Sections 3.11, 7.5.5, 10.2.5, 10.2.8, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 14.2 and Articles 1 and 6 hereof shall survive such termination; and

(d) except as expressly set forth in this Section 10.2.5 and Section 10.2.8 hereof, all other rights and obligations under this Agreement shall terminate.

10.2.6 Consequences of Terminations Under Sections 10.2.2. In the event of the termination of this Agreement by either Party pursuant to Sections 10.2.2:

(a) The licenses granted to WCCI and its Affiliates pursuant to Section 7.2.1 and 7.2.2 hereof and the restrictions on Paratek and its Affiliates pursuant to Sections 3.8 and 7.1.1 shall immediately terminate.

(b) WCCI shall be deemed to have granted to Paratek, as of the date of termination, an exclusive (even as to WCCI), worldwide, royalty-free license, with the right to sublicense, in the Field under the WCCI Program Technology, the WCCI Patent Rights as they pertain to WCCI Program Technology, WCCI’s interest in Joint Technology and Joint Patent Rights, and the Product Trademarks to develop, have developed, commercialize, make, have made, use, sell, have sold, offer for sale, distribute for sale, import and have imported those Lead Candidates and Products being Developed or Commercialized by WCCI as of the date of termination.

(c) Each Party shall within thirty (30) days of the termination date, destroy, or at the other Party’s request return, all of such other Party’s Confidential Information (other than with respect to maintaining one (1) archival copy of such Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement) and shall provide such other Party with certification that all such Confidential Information have been destroyed or returned to such other Party as appropriate.

(d) WCCI shall, within thirty (30) days of the termination date, at the request of Paratek, assign (if assignable under its terms) to Paratek for no additional consideration (other than Paratek’s assumption of WCCI’s obligations) all of WCCI’s rights and obligations under any then-existing agreement with any Third Party that contains any sublicense to such Third Party of any of the rights licensed by Paratek to WCCI pursuant to this Agreement. Paratek shall indemnify and hold harmless WCCI against any and all Third Party claims, damages, losses, liabilities, costs and expenses arising out of events occurring after the assignment incurred or suffered by WCCI in connection with any such agreement assigned to Paratek pursuant to this Section 10.2.6(d) or in connection with any dispute between such Third Party and Paratek as a result of any action taken or not taken by Paratek.

36

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(e) If WCCI is manufacturing, or having manufactured, Lead Candidates or Products on the date of termination, (1) WCCI shall supply, or have supplied, Paratek with those of such Lead Candidates or Products, as applicable, that Paratek may reasonably request until the earlier of (A) the date on which Paratek or its designee validates a manufacturing process for such Lead Candidates or Products, it being understood that Paratek shall use Commercially Reasonable Efforts to complete such validation as promptly as practicable and (B) the date that is thirty six (36) months following such termination, pursuant to a transition plan to be agreed upon by the Parties promptly following such termination, (2) Paratek shall pay WCCI [***], for the supply of Lead Candidate or Product, as applicable and (3) WCCI shall provide to Paratek or its designee all information in its possession with respect to the manufacture of Lead Candidate or Product, as applicable. Any and all costs and expenses that WCCI shall incur to Third Party contract manufacturers as a result of complying with the provisions of this Section 10.2.6(e) shall be paid by Paratek. WCCI shall have no liability or otherwise be responsible for any action taken or not taken by any Third Party contract manufacturer of WCCI or for any Lead Candidate or Products supplied by a Third Party pursuant to this Section 10.2.6(e). Paratek shall indemnify and hold harmless WCCI against any and all Third Party claims, damages, losses, liabilities, costs and expenses incurred or suffered by WCCI in connection with Lead Candidates or Products supplied pursuant to this Section 10.2.6(e) or any action taken or not taken by Paratek in connection with such Lead Candidates or Products.

(f) Unless prohibited by any Regulatory Authority or under Applicable Laws, WCCI shall promptly (A) transfer to Paratek all of its right, title and interest in all Regulatory Filings and Regulatory Approvals then in its name for all Lead Candidates and Products identified as of the date of termination and all material aspects of Confidential Information Controlled by it as of the date of termination relating to such Regulatory Filings and Regulatory Approvals, (B) notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership, (C) deliver to Paratek all correspondence between WCCI and such Regulatory Authorities relating to such Regulatory Filings and Regulatory Approvals and (D) transfer control to Paratek of all clinical trials being conducted as of the date of termination which relate to the Products and continue to conduct such trials until the earlier of (Y) completion of the transfer and (Z) six (6) months from the termination effective date. Any and all costs and expenses that WCCI shall incur to third parties as a result of complying with the provisions of this Section 10.2.6(b)(vii) shall be paid by Paratek, and any and all internal costs and expenses that WCCI incurs in complying with its obligations under Clause D of this Section 10.2.6(e) shall be paid by Paratek. WCCI shall have no liability or otherwise be responsible for clinical trials that WCCI continues to conduct pursuant to this Section 10.2.6(e), and Paratek shall indemnify and hold harmless WCCI against any and all Third Party claims, damages, losses, liabilities, costs and expenses (“Trial Claims”) incurred or suffered by WCCI in connection with such clinical trial except to such extent the Trial Claims are attributable to WCCI’s gross negligence or willful misconduct.

37

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(g) the rights and obligations of the Parties and their respective Affiliates provided in Sections 3.11, 7.5.5, 10.2.6, 10.2.8, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 14.2 and Articles 1 and 6 hereof shall survive such termination.

(h) Except as expressly set forth in this Section 10.2.6 and Section 10.2.8 hereof, all other rights and obligations under this Agreement shall terminate.

10.2.7 Consequences of Terminations Under Sections 10.2.3 or 10.2.4. In the event of the termination of this Agreement by either Party pursuant to Sections 10.2.3 or 10.2.4:

(a) If WCCI is the Party giving notice of termination, the following shall apply:

(i) WCCI and its Affiliates shall continue to have the licenses granted pursuant to Section 7.2.1 hereof, subject to its continued payment of the applicable milestone and royalty payments with respect thereto as set forth in Sections 5.3.1 and 7.5.1 hereof, and the restrictions on Paratek and its Affiliates pursuant to Sections 3.8 and 7.1 shall remain in effect in accordance with the respective terms thereof; provided that if such termination is a result of a breach by Paratek of its obligations under Sections 3.8 or 7.1.1 then Paratek shall be deemed to have granted to WCCI as of such termination date an exclusive, fully paid up, perpetual, royalty-free license pursuant to Section 7.2.1 without further obligation to continue to make any milestone or royalty payments hereunder;

(ii) all rights and licenses granted to Paratek and its Affiliates by WCCI and its Affiliates pursuant to this Agreement shall immediately terminate;

(iii) Paratek shall within thirty (30) days of the termination date, destroy, or at WCCI’s request return, all of WCCI’s Confidential Information (other than with respect to maintaining one (1) archival copy of such Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement) and any Proprietary Materials of WCCI, and shall provide WCCI with certification by an officer of Paratek that all such Confidential Information and Proprietary Materials have been destroyed or returned to WCCI, as appropriate;

(iv) the rights and obligations of the Parties and their respective Affiliates provided in Sections 3.11, 7.5.5, 10.2.7, 10.2.8 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 14.2 and Articles 1 and 6 hereof shall survive such termination; and

(v) except as expressly set forth in this Section 10.2.7(a) and Section 10.2.8 hereof, all other rights and obligations under this Agreement shall terminate.

(b) If Paratek is the Party giving notice of termination, then the following shall apply:

(i) The licenses granted to WCCI and its Affiliates pursuant to Sections 7.2.1 and 7.3.1 hereof and the restrictions on Paratek and its Affiliates pursuant to Sections 3.6.3 and 7.1.1 shall immediately terminate.

38

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii) WCCI shall be deemed to have granted to Paratek, as of the date of termination, an exclusive (even as to WCCI), worldwide, royalty-free license, with the right to sublicense, in the Field under the WCCI Program Technology, the WCCI Patent Rights as they pertain to WCCI Program Technology, WCCI’s interest in Joint Technology and Joint Patent Rights, and the Product Trademarks to develop, have developed, commercialize, make, have made, use, sell, have sold, offer for sale, distribute for sale, import and have imported those Lead Candidates and Products being Developed or Commercialized by WCCI as of the date of termination.

(iii) Each Party shall within thirty (30) days of the termination date, destroy, or at the other Party’s request return, all of such other Party’s Confidential Information (other than with respect to maintaining one (1) archival copy of such Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations under this Agreement), and shall provide such other Party with certification that all such Confidential Information have been destroyed or returned to such other Party as appropriate.

(iv) WCCI shall, within thirty (30) days of the termination date, at the request of Paratek, assign (if assignable under its terms) to Paratek for no additional consideration (other than Paratek’s assumption of WCCI’s obligations) all of WCCI’s rights and obligations under any then-existing agreement with any Third Party that contains any sublicense to such Third Party of any of the rights licensed by Paratek to WCCI pursuant to this Agreement. Paratek shall indemnify and hold harmless WCCI against any and all Third Party claims, damages, losses, liabilities, costs and expenses arising out of events occurring after the assignment incurred or suffered by WCCI in connection with any such agreement assigned to Paratek pursuant to this Section 10.2.7(b)(iv) or in connection with any dispute between such Third Party and Paratek as a result of any action taken or not taken by Paratek.

(v) If WCCI is manufacturing, or having manufactured, Lead Candidates or Products on the date of termination, (1) WCCI shall supply, or have supplied, Paratek with those of such Lead Candidates or Products, as applicable, that Paratek may reasonably request until the earlier of (A) the date on which Paratek or its designee validates a manufacturing process for such Lead Candidates or Products, it being understood that Paratek shall use Commercially Reasonable Efforts to complete such validation as promptly as practicable and (B) the date that is thirty six (36) months following such termination, pursuant to a transition plan to be agreed upon by the Parties promptly following such termination, (2) Paratek shall pay WCCI [***], for the supply of Lead Candidate or Product, as applicable and (3) WCCI shall provide to Paratek or its designee all information in its possession with respect to the manufacture of Lead Candidate or Product, as applicable. Any and all costs and expenses that WCCI shall incur to Third Party contract manufacturers as a result of complying with the provisions of this Section 10.2.7(b)(v) shall be paid by Paratek. WCCI shall have no liability or otherwise be responsible for any action taken or not taken by any Third Party contract manufacturer of WCCI or for any Lead Candidate or Products supplied by a Third Party pursuant to this Section 10.2.7(b)(v). Paratek shall indemnify and hold harmless WCCI against any and all Third Party claims, damages, losses, liabilities, costs and expenses incurred or suffered by WCCI in connection with Lead Candidates or Products supplied pursuant to this Section 10.2.7(b)(v) or any action taken or not taken by Paratek in connection with such Lead Candidates or Products.

39

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

(vi) Unless prohibited by any Regulatory Authority or under Applicable Laws, WCCI shall promptly (A) transfer to Paratek all of its right, title and interest in all Regulatory Filings and Regulatory Approvals then in its name for all Lead Candidates and Products identified as of the date of termination and all material aspects of Confidential Information Controlled by it as of the date of termination relating to such Regulatory Filings and Regulatory Approvals, (B) notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership, (C) deliver to Paratek all correspondence between WCCI and such Regulatory Authorities relating to such Regulatory Filings and Regulatory Approvals and (D) transfer control to Paratek of all clinical trials being conducted as of the date of termination which relate to the Products and continue to conduct such trials until the earlier of (Y) completion of the transfer and (Z) six (6) months from the termination effective date. Any and all costs and expenses that WCCI shall incur to third parties as a result of complying with the provisions of this Section 10.2.7(b)(vii) shall be paid by Paratek, and any and all internal costs and expenses that WCCI incurs in complying with its obligations under Clause D of this Section 10.2.7(b)(vii) shall be paid by Paratek. WCCI shall have no liability or otherwise be responsible for clinical trials that WCCI continues to conduct pursuant to this Section 10.2.7(b)(vii), and Paratek shall indemnify and hold harmless WCCI against any and all Trial Claims incurred or suffered by WCCI in connection with such clinical trial except to such extent the Trial Claims are attributable to WCCI’s gross negligence or willful misconduct.

(vii) the rights and obligations of the Parties and their respective Affiliates provided in Sections 3.11, 7.5.5, 10.2.7, 10.2.8, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 14.2 and Articles 1 and 6 hereof shall survive such termination.

(viii) Except as expressly set forth in this Section 10.2.7(b) and Section 10.2.8 hereof, all other rights and obligations under this Agreement shall terminate.

10.2.8 No Impairment of Accrued or Matured Claims. Termination or expiration of this Agreement for any reason shall be without prejudice to any claim either Party may have against the other Party, either at law or in equity that was accrued or matured prior to such termination or expiration.

ARTICLE 11: REPRESENTATIONS AND WARRANTIES

11.1 Representations and Warranties of Both Parties. Paratek and WCCI each represents and warrants to the other, as of the Effective Date, as follows:

11.2.3 Tufts License Agreement. As of the Effective Date, the Tufts License Agreement is in full force and effect and Paratek is not in breach or default in the performance of its obligations under the Tufts License Agreement. To the knowledge of Paratek, there has been no breach, default or non-compliance of Paratek under the terms of the Tufts License Agreement. There have been no amendments or other modification to the Tufts License Agreement, except as have been disclosed to WCCI in writing. Paratek has the requisite right under the Tufts License Agreement to grant to WCCI a sublicense of Paratek’s rights under the Tufts License Agreement and to grant to WCCI the licenses under Section 7.3 of this Agreement with respect to all of the intellectual property rights of Tufts licensed to Paratek pursuant to the Tufts License Agreement.

40

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2.4 Litigation. As of the Effective Date, there is no litigation pending or, to the knowledge of Paratek, threatened, against Paratek with respect to Paratek Patent Rights existing as of the Effective Date.

11.3 Additional Representations and Warranties of WCCI. WCCI represents and warrants to Paratek as follows:

11.3.1 No Infringement. As of the Effective Date, to the knowledge of WCCI, the use of WCCI Technology in connection with the Backup Compound Research Program and in the manner contemplated under this Agreement does not infringe the intellectual property rights of any Third Party.

11.3.2 Litigation. As of the Effective Date, there is no litigation pending or, to the knowledge of WCCI, threatened, against WCCI with respect to WCCI Patent Rights existing as of the Effective Date that WCCI uses in the conduct of the Development.

ARTICLE 12: INDEMNIFICATION

12.1 Indemnification of WCCI by Paratek. Subject to the provisions of this Article 12, Paratek shall indemnify, defend and hold harmless WCCI and its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the “WCCI Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the WCCI Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of Third Parties or Affiliates of Paratek, including without limitation personal injury and product liability matters and claims of suppliers and Paratek employees (except in cases where such claims, suits, actions, demands or judgments result from a breach of this Agreement, or negligence or willful misconduct, on the part of WCCI or its Affiliates or any of their respective employees, agents, contractors and Sublicensees) arising out of (a) any actions of Paratek or its Affiliates or any of their respective employees, agents, contractors and sublicensees in the performance of the Backup Compound Research Program or the Development Plan, (b) the breach of any representation or warranty of Paratek under Article 11 hereof, or (c) the breach of any covenant, agreement or obligation of Paratek under this Agreement.

12.2 Indemnification of Paratek by WCCI. Subject to the provisions of this Article 12, WCCI shall indemnify, defend and hold harmless Paratek and its Affiliates and their respective directors, officers, employees, agents, contractors and their respective successors, heirs and assigns (the “Paratek Indemnitees”), against any Losses incurred by or imposed upon the Paratek Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of Third Parties or Affiliates of WCCI, including without limitation personal injury and product liability matters and claims of suppliers and WCCI employees (except in cases where such claims, suits, actions, demands or judgments result from a breach of

41

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

this Agreement, or negligence or willful misconduct, on the part of Paratek or its Affiliates or any of their respective employees, agents, contractors and sublicensees), arising out of (a) any actions of WCCI or its Affiliates or any of their respective employees, agents, contractors and Sublicensees in the performance of the Backup Compound Research Program or the Development or Commercialization of Lead Candidates or Products, (b) the breach of any representation or warranty of WCCI under Article 11 hereof, (c) the breach of any covenant, agreement or obligation of WCCI under this Agreement, (d) the Development, testing, production, manufacture, promotion, import, Commercialization or use by WCCI or any of its Affiliates or Sublicensees of any Product which is manufactured or sold by WCCI or by an Affiliate, Sublicensee, distributor or agent of WCCI (other than Paratek or its Affiliates, contractors, agents or sublicensees), or (e) the use of any Product referred to in the foregoing clause (d) by any end-user customer that acquires such Product directly or indirectly from WCCI or any Affiliate, Sublicensee, distributor or agent of WCCI (other than Paratek or its Affiliates, contractors, agents or sublicensees). Notwithstanding anything express or implied in the foregoing provisions of this Section 12.2, WCCI shall not indemnify any of the Paratek Indemnitees from any Losses incurred by or imposed upon the Paratek Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of Third Parties or Affiliates of Paratek asserting that the use of the Paratek Technology or the practice of the licenses granted by Paratek under the Paratek Patent Rights and/or the Paratek Technology hereunder, or any portion thereof, in accordance with the terms and conditions of this Agreement, infringe the Technology or intellectual property rights of Third Parties or Affiliates of Paratek.

12.3 Conditions to Indemnification. A Paratek Indemnitee or a WCCI Indemnitee, as applicable, seeking indemnification under this Article 12 (the “Indemnified Party”) shall give prompt notice of the claim to the WCCI or Paratek as the applicable indemnifying party (the “Indemnifying Party”). Provided that the Indemnifying Party is not contesting the indemnity obligation, the Indemnified Party shall (a) permit the Indemnifying Party to control and dispose of any such claims, actions, suits or demands relating to such claim (except for claims, actions, suits or demands subject to the provisions of Section 9.2.2 to the extent that Section 9.2.2 otherwise provides); provided, that, the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to Parties being indemnified under this Article 12 and provided, further, that the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); and (b) cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought under this Article 12. The Indemnified Party shall have the right to participate in all legal proceedings, at the Indemnified Party’s sole cost and expense, giving rise to the right of indemnification.

12.4 Contribution. In the event that there is a claim from a Third Party against either or both Parties with respect to any matter as to which each Party has an indemnification obligation to the other Party pursuant to Section 12.1 or Section 12.2, as applicable, then, in lieu of the indemnification provisions of Section 12.1 and 12.2 hereof, either Party shall have a right of contribution against the other Party or both Parties shall have a right of contribution against each other such that the Losses incurred and suffered by both Parties and their respective

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Affiliates in connection with the matter that is subject to such Third Party claim are shared by both Parties in proportion to the degree of fault of the Parties and their respective Affiliates in causing or giving rise to such matter.

12.5 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY NOR SUCH PARTY’S AFFILIATES MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

12.6 Limited Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARATEK NOR WCCI WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. FOR PURPOSES OF THIS SECTION 12.6, IT IS HEREBY UNDERSTOOD AND AGREED THAT ANY INDEMNIFICATION OR CONTRIBUTION CLAIM BY EITHER PARTY AGAINST THE OTHER PARTY UNDER SECTION 12.1, SECTION 12.2 OR SECTION 12.4, AS APPLICABLE, WITH RESPECT TO AMOUNTS OWED, PAID OR REQUIRED TO BE PAID BY AN INDEMNIFIED PARTY TO A THIRD PARTY SHALL NOT BE LIMITED BY VIRTUE OF THIS SECTION 12.6.

12.7 TUFTS DISCLAIMER. EACH OF THE PARTIES ACKNOWLEDGES THAT TUFTS MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE), AND ASSUMES NO RESPONSIBILITIES WHATSOEVER, WITH RESPECT TO THE PATENTS OR TECHNOLOGY OR THE USE THEREOF, OR THE MANUFACTURE, POSSESSION, USE, MARKETING, SALE, OR OTHER DISPOSITION BY TUFTS, THE PARTIES, OR ANYONE ELSE, OF LICENSED PRODUCT(S) OR ANY OTHER PRODUCTS OF SERVICES (INCLUDING, WITHOUT LIMITATION, PRODUCTS MADE BY TUFTS, AND TUFTS SERVICES, THAT ARE OR WERE FURNISHED TO A PARTY AT ANY TIME BEFORE, ON, OR AFTER THE EFFECTIVE DATE), EXCEPT ONLY AS EXPRESSLY STATED BELOW IN THIS SECTION 12.7. Without limitation of the foregoing generality, nothing contained herein or in any disclosure of the Patents or Technology (as the terms “Patent Rights” and “Technology” are defined in the Tufts License Agreement) made by or on behalf of Tufts shall be construed as extending any representation or warranty with respect to the Patents or Technology or Products or the results to be obtained by the use of the Patents or Technology or any Products, or that anything made, used, or sold by use of the Patents or Technology or any part thereof, alone or in combination, will be free from infringement of patents of third parties. TUFTS SHALL NOT BE LIABLE TO EITHER PARTY, ITS SUBSIDIARIES, ITS SUBLICENSEES, OR ANY OTHER PARTY, REGARDLESS OF THE FORM OR THEORY OF ACTION (WHETHER CONTRACT, TORT, INCLUDING NEGLIGENCE, STRICT

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

LIABILITY, OR OTHERWISE), FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER EXTRAORDINARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, PATENTS, THE TECHNOLOGY, THE PRODUCTS, OR ANY PRODUCTS OR SERVICES FURNISHED OR NOT FURNISHED BY TUFTS, EVEN IF TUFTS HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

12.8 Insurance.

12.8.1 Clinical Trial Liability. Paratek and WCCI hereby agree that, if required in order for Paratek to comply with its obligations under the Tufts License Agreement, not later than thirty (30) days prior to WCCI’s commencement of any human clinical trial, if at all, of a Product and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to such trial (whether same occurs or exists during or after the existence of the Tufts License Agreement or during or after the License Period as defined in the Tufts License Agreement), WCCI will, at its own expense, obtain and maintain in full force and effect an insurance program consisting of a combination of a self-insurance and third party insurance coverage as further described below, protecting WCCI, Tufts and Paratek against all claims, suits, obligations, liabilities and damages, based upon or arising out of actual or alleged bodily injury, personal injury, death or any other damage to or loss of persons or property caused by WCCI’s activities in the conduct of such clinical trial. WCCI’s third party insurance coverage portion of such insurance program shall consist of a comprehensive general liability insurance policy or policies that include coverage of clinical trial liability. Such insurance policy or policies shall be issued by companies rated by A. M.. Best as A VIII or better (or other companies acceptable to Tufts), shall name each of Tufts and Paratek as an additional named insured, shall have limits of [***] dollars ($[***]) in the aggregate for all covered claims, shall be non-cancelable except upon thirty (30) days prior written notice to each of Tufts and Paratek and shall provide for coverage only in excess of the limits of WCCI’s self-insurance program and shall provide that as to any loss covered by such policy or policies and also by any policies obtained by any additional named insured under WCCI’s policies, WCCI’s policies shall provide primary coverage for such additional named insured and such additional named insured’s policies shall be considered excess coverage for such additional named insured. Notwithstanding anything express or implied in the foregoing provisions of this Section 12.8.1 to the contrary, the rights of Tufts under this Section 12.8.1 shall only be applicable in the case that WCCI commences a human clinical trial of a Product that is a Licensed Product (as “Licensed Product” is defined in the Tufts License Agreement).

12.8.2 Product Liability. Paratek and WCCI hereby agree that, if required in order for Paratek to comply with its obligations under the Tufts License Agreement, not later than thirty (30) days before WCCI shall make, use, or sell, on a commercial basis, a Licensed Product (as “Licensed Product” is defined in the Tufts License Agreement) and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to any such manufacture, marketing, possession, use, sale or other disposition of a Licensed Product (whether same occurs or exists during or after the existence of the Tufts License Agreement or during or after the License Period as defined in the Tufts License Agreement) by WCCI, WCCI will, at its expense, obtain and maintain in full force and effect Third Party insurance coverage consisting of a combination of a self-insurance and third party insurance coverage as further

44

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

described below protecting WCCI and Tufts against all claims, suits, obligations, liabilities and damages, based upon or arising out of actual or alleged bodily injury, personal injury, death or any other damage to or loss of persons or property caused by any such manufacture, marketing, possession, use, sale, or other disposition. WCCI’s third party insurance coverage portion of such insurance program, shall consist of a comprehensive general liability insurance policy or policies that include coverage of product liability. Such insurance coverage shall consist of a comprehensive general liability insurance policy or policies that include coverage of product liability. Such insurance policy or policies shall be issued by companies rated by A. M. Best as A VIII or better (or other companies acceptable to Tufts), shall name Tufts as an additional named insured, shall have limits of [***] dollars ($[***]) in the aggregate for all covered claims, shall be non-cancelable except upon thirty (30) days prior written notice to Tufts, and shall provide that as to any loss covered thereby and also by any policies obtained by Tufts itself, WCCI’s policies shall provide primary coverage for Tufts and Tufts’ policies shall be considered excess coverage for Tufts.

ARTICLE 13: DISPUTE RESOLUTION

13.1 Dispute Resolution.

13.1.1 Escalation to Executive Officers. In the event of any dispute arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either Party and such Party’s Affiliates, then such dispute shall be escalated to the respective Executive Officers of the Parties for resolution. If the Executive Officers cannot resolve such dispute within thirty (30) days, then, except as otherwise set forth herein, such dispute shall be resolved by binding arbitration as set forth in Section 13.1.2 below.

13.1.2 Arbitration. Binding arbitration shall occur under the then current Rules for Non-Administered Arbitration and supervision of the American Arbitration Association (the “AAA”), except as otherwise provided herein. If the dispute involves a claim for money in the amount of $[***] ([***] dollars) or less and does not involve any claims relating to ownership, use, or disclosure of intellectual property (other than a claim of unlawful ownership, use or disclosure of intellectual property arising solely from a failure to pay a license fee or royalty), the arbitration shall be before a single neutral arbitrator whom WCCI and Paratek shall select from a panel of persons knowledgeable in the field of drug and pharmaceuticals development and distribution; otherwise, the arbitration shall be before three arbitrators, one selected by WCCI, one selected by Paratek, and the third selected by the two arbitrators selected. Within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. In the event the arbitrators seek the guidance of the law of any jurisdiction, the laws of the State of New York shall govern. All arbitration proceedings will take place in New York, New York. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the dispute is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the dispute pursuant to this

45

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Section 13.1.2. The arbitrator or arbitrators shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrator or arbitrators shall be final and binding and the award rendered may be entered in any court having jurisdiction. WCCI and Paratek shall each pay its own attorney’s fees associated with the arbitration, and shall pay the other costs and expenses of the arbitration as the rules of the AAA provide. The arbitrators shall make their decision known to both Parties as quickly as possible by delivering written notice of their decision to both Parties. The Parties shall agree in writing to comply with the proposal selected by the arbitration panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction. Notwithstanding the provisions of Section 13.1.1 hereof or this 13.1.2, Paratek and WCCI may each petition a court of law for injunctive relief to protect its respective intellectual property or confidential information.

ARTICLE 14: MISCELLANEOUS

14.1 Notices. All notices and communications shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

If to WCCI:	If to Paratek:

Warner Chilcott Company Inc.	Paratek Pharmaceuticals, Inc.
PO Box 1005	75 Kneeland Street
Fajardo, Puerto Rico 00738	Boston, MA 02111
Attn: Director, Business Management	Attn: Chief Executive Officer
Fax: (787) 863 5355	Fax: (617) 275-0039

With a copy to:	With a copy to:

Warner Chilcott (US), Inc.	Mintz, Levin, Cohn, Ferris, Glovsky
100 Enterprise Dr.	and Popeo, PC
Rockaway, NJ 07866	One Financial Center
Attn:General Counsel	Boston, Massachusetts 02111
Fax: (973) 443 3310	Attention: Jeffrey M. Wiesen, Esq.
Tel: (617) 542-6000
Fax: (617) 542-2241

Except as otherwise expressly provided in this Agreement or in writing by both Parties, any notice, communication or payment required to be given or made shall be deemed given or made and effective (i) when delivered personally; (ii) when delivered by telex or telecopy (if not a payment); or (iii) when received if sent by overnight express or mailed by certified, registered or regular mail, postage prepaid, addressed to parties at their address stated above, or to such other address as such Party may designate by written notice in accordance with accordance with the provisions of this Section 14.1.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the application of principles of conflicts of law.

14.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.4 Headings. Article, section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.5 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.6 Amendment; Waiver. Except as otherwise expressly provided in this Agreement in connection with the amendment, modification or updating from time to time of certain Exhibits and Schedules to this Agreement, this Agreement may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.7 No Third Party Beneficiaries. Except as set forth in Sections 7.4 and 12.7 hereof with respect to Tufts and with respect to the WCCI Indemnitees and the Paratek Indemnitees, no Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

14.8 Purposes and Scope. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matters not covered hereunder, (d) to give either Party the right to bind the other Party or such other Party’s Affiliates, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other right other than as expressly set forth herein.

14.9 Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the consent of the other which shall not be unreasonably withheld, except that each Party may assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, (i) to any of its Affiliates or (ii) to any purchaser of all of its assets and/or all of its assets to which this Agreement relates or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation (an “Acquiror”); provided, however, that in the case of any Affiliate of a Party, such Affiliate shall be bound by all of the terms and provisions of this Agreement that apply to the

47

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

rights or obligations assigned to such Affiliate, all to the same extent that the assigning Party is bound, and in the case of any such Acquiror, such Acquiror shall execute a written instrument for the benefit of the non-assigning Party agreeing to become bound by all of the terms and provisions of this Agreement to the same extent that the assigning or selling Party is bound. Whenever any provision of this Agreement expressly provides that any Affiliate or Affiliates of a Party shall be entitled to enjoy any right under this Agreement or shall be burdened or required to be burdened by any obligation under this Agreement, then such Affiliate or Affiliates shall be deemed and treated as permitted assignees of such Party with respect to such right, to the extent that such Affiliate or Affiliates shall actually exercise such right, and shall be deemed and treated as permitted assignees of such Party with respect to such obligation, in either case without any assignment or assumption agreement or any other act being required to be taken by such Party or such Affiliate or Affiliates to evidence the assignment of such right or obligation, as the case may be. Each Party shall be responsible and liable to the other Party for any failure by any Affiliate of such Party to perform any obligation that is expressly provided by the terms of this Agreement to be performed by such Affiliate. Any permitted assignment under this Section 14.9 shall not operate as a release or discharge of any obligations of the assigning Party under this Agreement, and each Party shall be responsible and liable to the other Party for any failure by any permitted assignee of such Party to perform any obligation under this Agreement that has been assigned or deemed to be assigned by such Party to such permitted assignee. Nothing in this Section 14.9 shall be construed to limit in any way the right to grant sublicenses in accordance with the provisions of Section 7.3.4 hereof.

14.10 Force Majeure. Neither WCCI nor Paratek shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In event of such Force Majeure event, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

14.11 Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties and their respective Affiliates and not in a favor of or against either Party or such Party’s Affiliates, regardless of which Party was generally responsible for the preparation of this Agreement.

14.12 Integration; Severability. This Agreement is the sole agreement with respect to the subject matter hereof and supersede all other agreements and understandings between the Parties with respect to the same. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) that, insofar as practical, implement the purposes of this Agreement.

48

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.13 Further Assurances. Each of Paratek and WCCI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

[Remainder of page intentionally left blank.]

49

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Name:	Thomas J. Bigger
Title:	President and CEO

WARNER CHILCOTT COMPANY, INC.

By:	/s/ Anthony D. Bruno
Name:	Anthony D. Bruno
Title:	Executive Vice President

50

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Development Plan

Exhibit A-1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 1 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 2 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 3 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 4 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 5 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 6 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 7 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 8 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Exhibit A pg. 9 of 9

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Tufts License Agreement

[See Exhibit 10.18 filed herewith]

Exhibit B-1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 1

Lead Candidate List

Schedule 1-1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Schedule 1 pg. 1 of 1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 2

Backup Compound List

Schedule 2-1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Schedule 2 pg. 1 of 2

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

[***]

Schedule 2 pg. 2 of 2

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Schedule 3

Joint Press Release

Schedule 3-1

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Warner Chilcott and Paratek Pharmaceuticals Sign Collaboration Agreement

for Novel, Narrow-Spectrum Agents for Acne and Rosacea

FAJARDO, Puerto Rico and BOSTON, Mass., July 9, 2007 - Warner Chilcott Company, Inc. and Paratek Pharmaceuticals, Inc. announced today that the two companies have entered into an exclusive license agreement for the development and commercialization of novel, narrow-spectrum tetracyclines for the treatment of acne and rosacea.

Tetracycline antibiotics are the leading approved systemic treatments of moderate to severe inflammatory acne. Discovered decades ago as broad-spectrum systemic antibiotics, tetracyclines have been shown to be potent anti-acne agents. Paratek has utilized its expertise in chemistry to develop novel narrow-spectrum antibacterial tetracyclines with improved anti-inflammatory activity, tolerability and other properties for the next generation treatment of acne and rosacea. These compounds represent the first tetracycline-derived new molecular entities ever to be synthesized specifically as improved therapeutics for dermatologic diseases.

“We look forward to a productive collaboration with Paratek as we work together to progress Paratek’s novel tetracycline products through the development process and into commercialization” said Roger Boissonneault, Chief Executive Officer and President of Warner Chilcott.

“We are pleased to announce our collaboration with Warner Chilcott, a proven leader in the development and commercialization of dermatology products,” said Stuart B. Levy, M.D., Co-founder and Chief Scientific Officer of Paratek Pharmaceuticals. “For years, dermatologists have sought therapies with a more targeted spectrum of activity. While effective, currently marketed tetracyclines possess antibacterial activity against a broad number of organisms not associated with acne or rosacea, which can lead to adverse consequences such as resistance development among life-threatening bacteria and persistent side effects. Paratek’s proprietary compounds have been designed to circumvent these issues by better targeting the causative bacteria and retaining potent anti-inflammatory properties.”

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Under the terms of the agreement, Warner Chilcott will assume responsibility for clinical development of the tetracycline derivative products and will have exclusive rights to market the products in the United States. Paratek received an up-front payment and will be eligible to receive additional payments upon achievement of certain development and regulatory approval milestones. Warner Chilcott will pay a royalty to Paratek on sales of any product under the agreement.

The leading candidate under the agreement is in preclinical development and expected to enter clinical development in 2008.

Warner Chilcott Company Inc. is a subsidiary of Warner Chilcott Limited (Nasdaq: WCRX).

About Warner Chilcott

Warner Chilcott is a specialty pharmaceutical company focused on developing, manufacturing, marketing and selling branded prescription pharmaceutical products in women’s healthcare and dermatology in the United States.

Read more on www.warnerchilcott.com.

About Paratek Pharmaceuticals

Paratek Pharmaceuticals, Inc. is engaged in the discovery and commercialization of new therapeutics that treat serious and life-threatening diseases, with a particular focus on the growing worldwide problem of antibiotic resistance. Paratek is advancing novel compounds that can circumvent or block bacterial resistance involving technology initially developed by Paratek co-founder Dr. Stuart Levy’s laboratory at Tufts University School of Medicine, and licensed by Paratek. In addition to its tetracycline-derived antibacterials, Paratek is developing small molecule drugs that can prevent infection by interfering with Multiple Adaptational Response (MAR) mechanisms in bacteria.

Outside the antibacterial therapeutic area, Paratek has also established an effort to exploit its novel tetracycline derivatives and their unique mechanism of action in selected anti-inflammatory and neurodegenerative conditions. Paratek has an active chemical synthesis effort to produce novel and diverse small molecules, with the goal of developing non-antibacterial compounds with improved activity in serious inflammatory and neurodegenerative diseases based upon a growing body of clinical and basic research supporting this approach.

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Paratek is privately held and headquartered in Boston, Massachusetts, USA. For more information, visit Paratek’s website at http://www.paratekpharm.com/.

Warner Chilcott’s Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning our product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial, indebtedness; competitive factors in the industry in which we operate; our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we rely for some of our products or our own manufacturing facility; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; an increase in litigation, including product liability claims and patent litigation; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to successfully complete the implementation of a company-wide enterprise resource planning system without disrupting our

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

business; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products; and other risks detailed from time-to-time in our annual report for 2006 filed with the Securities and Exchange Commission on Form 10-K, our financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

# # #

Warner Chilcott Limited	Paratek Pharmaceuticals, Inc.
Rochelle Fuhrmann	Kate Boxmeyer
Director, Investor Relations	Director of Finance
+1-973-442-3200	+1-617-275-0040 ext. 238
rfuhrmann@wcrx.com	kboxmever@paratekpharm.com

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Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.21

[Form of Pre-IPO Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND STATE SECURITIES LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PARATEK PHARMACEUTICALS, INC.

PRE-IPO NOTE

$	[February 27] [March 22] [October __], 2012

FOR VALUE RECEIVED, the undersigned, PARATEK PHARMACEUTICALS, INC., a corporation duly formed under the laws of the State of Delaware (the “Issuer”), hereby unconditionally promises to pay to the order of                                         , or its registered assigns (the “Holder”), in lawful money of the United States of America and in immediately available funds, the amounts as and when provided for below. Each amount of principal advanced to or for the account of the Issuer under this Pre-IPO Note on the First Closing, the Second Closing or the Third Closing (as the case may be), as set forth in the Register, is a “Principal Advance” and such amounts in the aggregate, the “Principal Amount”.

This note is either (y) one of a series of notes (the “Prior Closing Notes”) originally issued pursuant to that certain Non-Convertible Note Purchase Agreement, dated as of February 13, 2012, between the Issuer and the holders party thereto (as amended pursuant to the October Purchase Agreement, and as amended from time to time, the “Original Purchase Agreement”) and subsequently exchanged for a series of notes issued in exchange for such Prior Closing Notes pursuant to that certain Note and Stock Purchase Agreement, dated as of October __, 2012, between the Issuer and the holders party thereto (as amended from time to time, the “October Purchase Agreement”) or (z) one a series of similar notes issued at the Third Closing or a Subsequent Closing under the October Purchase Agreement (individually, this “Pre-IPO Note” and collectively, the “Pre-IPO Notes”). in each case entitled to the benefits of the Original Purchase Agreement, if applicable, and the October Purchase Agreement. By acceptance of this Pre-IPO Note, the Holder and the Issuer each hereby agree that each of the Pre-IPO Notes shall rank equally and ratably without priority over one another, and the Issuer covenants and agrees that none of the Pre-IPO Notes shall be paid, in whole or in part, unless a reasonably equivalent, pro rata payment is made with respect to all other Pre-IPO Notes so as to maintain as near as possible the amount owing under the Pre-IPO Notes pro rata according to the respective balances owed as of the date immediately prior to such payment. Capitalized terms used in this Pre-IPO Note and not otherwise defined in this Pre-IPO Note shall have the meanings given to such terms in the October Purchase Agreement, unless the context requires that such term have the meaning given to such term in the Original Purchase Agreement.

1. Repurchase Upon Reorganization. In the event that a Reorganization (as defined in the Restated Certificate of Incorporation as in effect on the Third Closing Date) occurs, then the Pre-IPO Notes shall become due and payable and the Issuer shall, as a condition to the effectiveness of such Reorganization, repurchase this Pre-IPO Note for a repurchase price equal to the sum of (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note, plus (b) simple interest on the Principal Amount outstanding under this Pre-IPO Note from the date a Principal Advance was advanced to the date of repurchase at the rate of ten percent (10%) per annum. The Issuer shall not consummate a Reorganization unless, as a condition thereto, the Pre-IPO Notes are repurchased pursuant to this Section 1 at the closing of such Reorganization.

2. Repurchase Following Liquidity Event(s). In the event that one or more Liquidity Events occurs prior to a Reorganization, the Issuer shall repurchase this Pre-IPO Note for a repurchase price equal to:

(a) In the case of a repurchase effected prior to the eighteen (18) month anniversary of the First Closing, an amount equal to two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note; and

(b) In the case of a repurchase effected on or after the eighteen (18) month anniversary of the First Closing, an amount equal to the sum of (i) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note, plus (b) simple interest on the Principal Advances outstanding under this Pre-IPO Note from the date such Principal Advances were advanced to the date of repurchase at the rate of ten percent (10%) per annum;

provided that, in each such case, (i) such repurchase would be permitted if such repurchase were a redemption under Section 160(a)(1) of the Delaware General Corporation Law and (ii) the Issuer’s Board of Directors shall have determined that Sufficient Cash exists to effect such repurchase.

Notwithstanding the foregoing, in the event that the Issuer’s Board of Directors shall have determined that Sufficient Cash exists to effect a repurchase of some, but not all, of the outstanding Pre-IPO Notes, then the partial repurchase of Pre-IPO Notes shall be allocated among all of the Pre-IPO Notes in proportion, so as to maintain as near as possible the amount owing under the Pre-IPO Notes pro rata according to the respective balances owed as of the date immediately prior to such payment, and shall be applied, (x) first, to the payment of fees and charges under this Pre-IPO Note, (y) second, to the respective unpaid amounts of accrued interest thereunder at the time such partial repurchase is made and (z) third, to the respective unpaid Principal Amounts outstanding thereunder at the time such partial repurchase is made. In the event of a partial repurchase of Pre-IPO Notes under this Section 2, the balance of the unpaid repurchase price shall be paid at such time, or times, as the Issuer’s Board of Directors determine that Sufficient Cash exists to effect such additional repurchase or repurchases, provided that the calculation of the repurchase price shall be made as of the date of each repurchase and payments shall be applied first to the payment of fees and charges under this Pre-IPO Note, second to

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accrued interest through the date of such repurchase and third to the unpaid portion of two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note outstanding.

3. Treatment for Tax Purposes. The Issuer and the Holder agree that this Pre-IPO Note shall be treated as equity (and not as debt) for tax purposes.

4. Event of Default. Notwithstanding anything in this Pre-IPO Note to the contrary, in case an Event of Default shall occur, payment of this Pre-IPO Note shall be automatically accelerated unless (for any Event of Default other than an Event of Default under Sections 6.1 of the October Purchase Agreement) waived by the holders of the requisite amount of Notes (as set forth in the October Purchase Agreement) and the entire unpaid repurchase price of this Note, and all accrued and unpaid interest thereon (i.e. (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note, plus (b) simple interest on the Principal Advances outstanding under this Pre-IPO Note from the date such Principal Advances were advanced to the date of repurchase at the rate of ten percent (10%) per annum), shall become immediately due and payable in full, and, subject to the provisions of the October Purchase Agreement, the holder shall have all rights and remedies of a creditor of the Issuer under applicable law.

5. Payments. Payment of the repurchase price of, and principal and interest on this Pre-IPO Note shall be made in money of the United States of America which at the time of payment is legal tender for the payment of public and private debts, by wire transfer in immediately available funds to such account as the Holder shall from time to time have designated to the Issuer in writing, or, if requested by the Holder, by certified or back cashier’s check payable to the Holder, mailed to the Holder at its address of record in the Issuer’s record of Pre-IPO Note Holders, or such other address as shall be designated in writing by the Holder to the Issuer.

6. Application of Payments. Any and all payments made by the Issuer in respect of this Pre-IPO Note shall be applied first to payment of the fees and charges due under this Pre-IPO Note, second to payment of accrued and unpaid interest on this Pre-IPO Note (except in the cases of payments made pursuant to Section 2(a), and third to payment of the applicable repurchase price (i.e., two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note.

7. Calculations. All calculations and applications of amounts due on any date, whether by acceleration or otherwise, shall be made by the Issuer, and the Holder agrees that all such calculations and applications shall be conclusive and binding absent manifest error.

8. No Prepayment. The Issuer shall have no right to prepay this Pre-IPO Note; provided that the Issuer may, with the prior approval of the Issuer’s Board of Directors and the prior consent of the Required Holders, and so long as all Pre-IPO Notes are simultaneously prepaid in full, prepay in full this Pre-IPO Note at a prepayment price equal to two hundred and fifty percent (250%) of the outstanding Principal Amount of this Pre-IPO Note, plus (b) simple interest on the Principal Advances outstanding under this Pre-IPO Note from the date such Principal Advances were advanced to the date of prepayment at the rate of ten percent (10%) per annum.

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9. Optional Conversion upon Private Financing.

(a) Private Financing. In the event that, prior to an IPO, the Company intends to consummate a Private Financing (as defined below), the Company shall send written notice at least ten (10) business days prior to the closing of such Private Financing to the Holder hereof (the “Company Notice”), which Company Notice shall describe the Private Financing in reasonable detail. Upon written notice to the Company delivered prior to the closing of such Private Financing, the Holder may elect, by written notice to the Company, to exchange the outstanding Principal Amount of this Pre-IPO Note plus accrued and unpaid interest on the Principal Amount outstanding under this Pre-IPO Note from the date a Principal Advance was advanced to the Investor Exchange Date (as defined below) at the rate of ten percent (10%) per annum (the “Note Balance”), but not less than the Note Balance, of this Pre-IPO Note into the same type, class and tenor of securities issued by the Company in such Private Financing (the “Private Financing Securities”) on the same terms and conditions that the Private Financing Securities were issued to investors generally; provided that, as a condition to such exchange, (i) the Holder shall, if such Holder received or is entitled to receive any shares of Common Stock comprising the Third Closing Equity Kicker, be required to forfeit and return to the Company, such shares of Common Stock comprising the Third Closing Equity Kicker (or forfeit the right to receive shares of Common Stock comprising the Third Closing Equity Kicker) and (ii) the Holder shall timely execute any and all financing documentation related to such Private Financing as is reasonably requested by the Company, including without limitation any purchase agreement, subscription agreement, stockholders agreement, investor rights agreement and the like. Upon exchange of this Pre-IPO Note pursuant to this Section 9(a), subject to the provisions of Section 9(b) hereof, the holder of this Pre-IPO Note shall be entitled to receive a number of Private Financing Securities determined by dividing (i) the Note Balance of this Pre-IPO Note as of the Investor Exchange Date (as defined below) by (ii) an amount equal to the price per Private Financing Security paid by the investors in connection with the Private Financing (the “Private Financing Price”). A “Private Financing” shall mean and include the issuance and sale of any security of the Company (other than (i) the issuance and sale of additional Pre-IPO Notes, (ii) the issuance of shares of Common Stock in an IPO, (iii) the issuance and sale of securities in connection with the incurrence of any “venture debt”, which incurrence is approved by Required Holders and (iv) the issuance of shares of the Company’s Common Stock or other securities to officers, directors or employees of, or consultants to, the Company in connection with their provision of services to the Company) in one transaction or series of related transactions, which sale or sales result in gross proceeds to the Company (not including any Note Balance of any Pre-IPO Note converted to Private Financing Securities) of at least One Million Dollars ($1,000,000).

(b) Fractional Shares. No fractional shares of capital stock of the Company shall be issued upon conversion of this Pre-IPO Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Private Financing Price.

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(c) Mechanics of Exchange.

(i) Upon the closing (the “Investor Exchange Date”) of a Private Financing, if the Holder has elected to exchange the Note Balance of this Pre-IPO Note pursuant to Section 9(a), the Note Balance of this Pre-IPO Note shall be exchanged automatically without any further action by the holder and whether or not this Pre-IPO Note is surrendered to the Company or the transfer agent for this Pre-IPO Note; provided that the Company shall not be obligated to issue a certificate or certificates or instrument or instruments evidencing the Private Financing Securities into which this Pre-IPO Note is exchangeable unless this Pre-IPO Note is delivered to the Company, or the holder notifies the Company that the Pre-IPO Note has been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith and, if the Company so elects, provides an appropriate indemnity.

(ii) If the Holder has elected to exchange the Note Balance of this Pre-IPO Note pursuant to Section 9(a), the Company shall cause notice of the Investor Exchange Date to be mailed to the registered Holder, at such Holder’s address appearing in the records of the Company, as promptly as practicable after the Investor Exchange Date. Thereafter, the Holder shall surrender this Pre-IPO Note at the place designated in such notice, together with a written notice by the holder of this Pre-IPO Note stating such holder’s name or the names of his, her or its nominees in which such holder wishes the certificate or certificates or instrument or instruments evidencing the Private Financing Securities to be issued. If required by the Company, the Pre-IPO Note surrendered shall be marked cancelled. The Company covenants and agrees that it will not consummate a Private Financing unless it has provided a Company Notice to the holders of the Pre-IPO Notes.

(iii) Upon authorization of the sale of its securities in a Private Financing, for the purpose of effecting the exchange of this Pre-IPO Note as provided in Section 9(a) hereof, the Company shall have (A) authorized a sufficient number of Private Financing Securities to effect the exchange of the Note Balance, (B) reserved such shares of capital stock, if applicable, as to which the Holder would be entitled upon exchange of such Private Financing Securities, if applicable, and (C) taken all other actions reasonably requested by the Holder to effect the foregoing. The Company shall take all such reasonable actions as may be necessary to assure that all Private Financing Securities which may be issuable upon the exchange of this Pre-IPO Note and, if applicable, all shares of capital stock issuable upon exchange thereof, may be issued without violation of any applicable law or governmental regulation.

(iv) If the Holder has elected to exchange the Note Balance of this Pre-IPO Note pursuant to Section 9(a), immediately upon the Investor Exchange Date, this Pre-IPO Note shall be cancelled and no longer be deemed to be outstanding and all rights with respect to this Pre-IPO Note shall immediately cease and terminate on the Investor Exchange Date, except only the right of the holder to receive the Private Financing Securities on the Investor Exchange Date, together with any cash in lieu of fractional shares of capital stock. Notwithstanding the foregoing, upon the Investor Exchange Date, if such Investor Exchange Date occurs, the Company shall be released from all obligations arising under this Pre-IPO Note.

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Private Financing Securities upon exchange of this Pre-IPO Note pursuant to Section 9(a). The Company shall not,

5

however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Private Financing Securities in a name other than that of the registered holder of this Pre-IPO Note, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

10. Exchange for Post-IPO Note. This Pre-IPO Note shall be exchanged for a Post-IPO Note of like tenor, with the same date of issuance, same Principal Amount and the same payee as in this Pre-IPO Note, subject to the terms and conditions set forth in the October Purchase Agreement.

11. Waivers. The Issuer hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Pre-IPO Note.

12. Enforcement and Collection. In case any principal of or interest on this Pre-IPO Note, or any other obligation or amount owing under this Pre-IPO Note, is not paid when due, or any other Event of Default shall occur, the Issuer shall be liable for, and agrees to pay, in addition to principal, interest and other amounts owing hereunder, all costs of enforcement and collection of this Pre-IPO Note incurred by the Holder, including, without limitation, reasonable attorney’s fees, disbursements and court costs. In addition, if an Event of Default shall occur, the Issuer shall pay all reasonable attorney’s fees and disbursements incurred by the Holder in obtaining advice as to its rights and remedies in connection with such default.

13. Amendments; Waivers. Except where the consent of the Required Holders is expressly provided to be sufficient under the provisions of this Note or the October Purchase Agreement, no amendment, modification or waiver of any provision of this Pre-IPO Note or consent to any departure by the Issuer therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by, as specified in the October Purchase Agreement, Holders of Pre-IPO Notes representing at least eighty-five percent (85%) of the aggregate principal amount of Pre-IPO Notes then outstanding; provided that in the event that any such amendment, modification or waiver is adverse to the interests of one or more Holders of the Pre-IPO Notes so as to affect such Holders adversely and in a manner that the interests of all others Holders is not likewise affected, the written agreement of each such adversely affected Holder shall be required. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14. Liability Unconditional. The liability of the Issuer hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Holder, including, but not limited to any extension of time, renewal, waiver or other modification. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. The Holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. This Pre-IPO Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

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15. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Issuer at Paratek Pharmaceuticals, Inc., 75 Kneeland Street, Boston, MA 02111, Attention: President, with a required copy to Mintz Levin, One Financial Center, Boston, MA 02111, Attn: Lewis Geffen, and to Holder at its address set forth in the Company’s record books or at such other address(es) as the Issuer or Holder may designate by ten (10) days advance written notice to the other parties hereto.

16. Governing Law. This Pre-IPO Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to instruments made and to be performed wholly within that state. If any provision of this Pre-IPO Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision of this Pre-IPO Note.

17. Ranking. This Pre-IPO Note shall rank pari passu with all other debt and liabilities of the Issuer.

18. Jurisdiction. EACH OF THE ISSUER AND THE HOLDER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS PRE-IPO NOTE MAY BE INITIATED AND PROSECUTED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR THE FEDERAL COURTS FOR THE COMMONWEALTH OF MASSACHUSETTS. EACH OF THE ISSUER AND THE HOLDER CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE HOLDER AT ITS ADDRESS SET FORTH ABOVE, AND TO THE ISSUER AT ITS ADDRESS SET FORTH BELOW OR TO ANY OTHER ADDRESS AS MAY APPEAR IN THE HOLDER’S RECORDS AS THE ADDRESS OF THE ISSUER.

19. Waiver of Jury Trial. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS PRE-IPO NOTE, EACH OF THE HOLDER AND THE ISSUER WAIVES TRIAL BY JURY, AND THE ISSUER ALSO WAIVES (I) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (II) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Issuer has caused this Pre-IPO Note to be duly executed and delivered.

PARATEK PHARMACEUTICALS, INC.

By:
Name:	Dennis P. Molnar
Title:	President and CEO

Address for Notices:

75 Kneeland Street
Boston, MA 02111
Tel:	(617) 275-0400
Fax:	(617) 275-0039
Attn:	President

8

Exhibit 10.22

[Form of Post-IPO Note]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND STATE SECURITIES LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PARATEK PHARMACEUTICALS, INC.

POST-IPO NOTE

$	[February 27] [March 22] [October __], 2012

FOR VALUE RECEIVED, the undersigned, PARATEK PHARMACEUTICALS, INC., a corporation duly formed under the laws of the State of Delaware (the “Issuer”), hereby unconditionally promises to pay to the order of                                         , or its registered assigns (the “Holder”), in lawful money of the United States of America and in immediately available funds, the amounts as and when provided for below. Each amount of principal advanced to or for the account of the Issuer under this Note at the First Closing, the Second Closing or the Third Closing (as the case may be), as set forth in the Register, is a “Principal Advance” and such amounts in the aggregate, the “Principal Amount”.

This Note (this “Note”) is one of a series of notes (collectively, the “Notes”) issued pursuant to Section 2.12 of that certain Note and Stock Purchase Agreement, dated as of October __, 2012, between the Issuer and the holders party thereto (as amended from time to time, the “October Purchase Agreement”) and is entitled to the benefits of the October Purchase Agreement. By acceptance of this Note, the Holder and the Issuer each hereby agree that each of the Notes shall rank equally and ratably without priority over one another, and the Issuer covenants and agrees that none of the Notes shall be paid, in whole or in part, unless a reasonably equivalent, pro rata payment is made with respect to all other Notes so as to maintain as near as possible the amount owing under the Notes pro rata according to the respective balances owed as of the date immediately prior to such payment. Capitalized terms used in this Note and not otherwise defined in this Note shall have the meanings given to such terms in the October Purchase Agreement, unless the context requires that such term have the meaning given to such term in the Original Purchase Agreement.

1. Repurchase Upon Reorganization. In the event that a Reorganization (as such term is defined in the Restated Certificate of Incorporate in effect on the Third Closing Date) occurs, then the Notes shall become due and payable and the Issuer shall, as a condition to the effectiveness of such Reorganization, repurchase this Note for a repurchase price equal to the sum of (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Amount outstanding under this Note from the date a Principal Advance was advanced to the date of repurchase at the rate of ten percent (10%) per annum. The Issuer shall not consummate a Reorganization unless, as a condition thereto, the Notes are repurchased pursuant to this Section 1 at the closing of such Reorganization.

2. Repurchase Upon Regulatory Approval. Upon Regulatory Approval of a Company Product for any indication, the Issuer shall repurchase this Note for a repurchase price equal to an amount equal to the sum of (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Advances outstanding under this Note from the date such Principal Advances were advanced to the date of repurchase at the rate of ten percent (10%) per annum; provided that such repurchase would be permitted if the payment of the repurchase price were a redemption under Section 160(a)(1) of the Delaware General Corporation Law.

3. Repurchase Following Liquidity Event(s). In the event that, following an IPO, one or more Liquidity Events occur prior to a Reorganization or Regulatory Approval of a Company Product, the Issuer may repurchase this Note for a repurchase price equal to an amount equal to the sum of (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Advances outstanding under this Note from the date such Principal Advances were advanced to the date of repurchase at the rate of ten percent (10%) per annum; provided that, in each such case, (i) such repurchase would be permitted if the payment of the repurchase price were a redemption under Section 160(b) of the Delaware General Corporation Law, (ii) such repurchase is permitted under the Issuer’s then existing loan or debt instruments and documentation and (iii) the Issuer’s Board of Directors shall have reasonably determined in good faith that (A) no IPO Proceeds will be used to effect such repurchase and (B) the Issuer has Sufficient Cash to effect such repurchase; provided that in the event that the Issuer’s Board of Directors shall have determined that Sufficient Cash exists to effect a repurchase of some, but not all, of the outstanding Notes, then the partial repurchase of Notes shall be allocated among all of the Notes, so as to maintain as near as possible the amount owing under the Notes pro rata according to the respective balances owed as of the date immediately prior to such payment, and shall be applied (x) first, to the payment of fees and charges under this Note, (y) second, to the respective unpaid amounts of accrued interest thereunder at the time such partial repurchase is made and (z) third, to the respective unpaid portion of two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note outstanding thereunder at the time such partial repurchase is made. In the event of a partial repurchase of Notes under this Section 3, the balance of the unpaid two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, together with simple interest on such Principal Amount remaining outstanding under this Note from the date such Principal Advances were advanced to the date of repurchase, shall be paid at such time, or times, as the Issuer’s Board of Directors determine that Sufficient Cash exists to effect such additional repurchase or repurchases, and such payment(s) shall be applied first to the payment of fees and charges under this Note, second to accrued and unpaid interest and third to the respective unpaid portion of two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note outstanding.

4. Treatment for Tax Purposes. The Issuer and the Holder agree that this Note shall be treated as equity (and not as debt) for tax purposes.

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5. Event of Default. Notwithstanding anything in this Note to the contrary, in case an Event of Default shall occur, payment of this Note shall be automatically accelerated unless (for any Event of Default other than an Event of Default under Sections 6.1 of the October Purchase Agreement) waived by the holders of the requisite amount of Notes (as set forth in the October Purchase Agreement) and the entire unpaid repurchase price of this Note, and all accrued and unpaid interest thereon (i.e. (a) two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note, plus (b) simple interest on the Principal Advances outstanding under this Note from the date such Principal Advances were advanced to the date of repurchase at the rate of ten percent (10%) per annum), shall become immediately due and payable in full, and, subject to the provisions of the October Purchase Agreement, the holder shall have all rights and remedies of a creditor of the Issuer under applicable law.

6. Payments. Payment of the repurchase price of, and principal and interest on, this Note shall be made in money of the United States of America which at the time of payment is legal tender for the payment of public and private debts, by wire transfer in immediately available funds to such account as the Holder shall from time to time have designated to the Issuer in writing, or, if requested by the Holder, by certified or back cashier’s check payable to the Holder, mailed to the Holder at its address of record in the Issuer’s record of Note Holders, or such other address as shall be designated in writing by the Holder to the Issuer

7. No Prepayments. The issuer shall have no right to prepay this Note other than as stated in Section 3 hereof in connection with one or more Liquidity Events.

8. Application of Payments. Any and all payments made by the Issuer in respect of this Note shall be applied first to payment of the fees and charges due under this Note, second to payment of accrued and unpaid interest and third to payment of the applicable repurchase price (i.e., two hundred and fifty percent (250%) of the outstanding Principal Amount of this Note.

9. Calculations. All calculations and applications of amounts due on any date, whether by acceleration or otherwise, shall be made by the Issuer, and the Holder agrees that all such calculations and applications shall be conclusive and binding absent manifest error.

10. Optional Conversion Following IPO.

(a) Optional Conversion. Commencing on the date of closing of the Company’s IPO and unless and until the Holder has received payment in full of the applicable repurchase price pursuant to Section 1, 2, 3 or 5, as the case may (such period being the “Optional Conversion Period”), the Holder may elect to convert all, or any portion of, the outstanding Principal Amount of this Note plus accrued and unpaid interest on the Principal Amount outstanding under this Note from the date a Principal Advance was advanced to the Optional Conversion Date (as defined below) at the rate of ten percent (10%) per annum into fully paid and non-assessable shares of the Company’s Common Stock. Upon such optional conversion of this Note (or portion thereof), subject to the provisions of Section 9(b) hereof, the holder of this Note shall be entitled to receive a number of shares of Common Stock determined by dividing (A) an amount equal to the sum of (1) one and one-half (1.5x) times the Principal Amount of this Note that the Holder is electing to convert, plus (2) the accrued and unpaid interest on such Principal Amount (or portion thereof) being converting from the date a Principal

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Advance was advanced to the Optional Conversion Date (the “Post IPO Note Balance”), by (B) an amount equal to 115% of the offering price to public of the shares of Common Stock issued by the Company in its IPO, as equitably adjusted for any stock splits, stock dividends, combinations and the like occurring after the IPO) (the “Optional Conversion Price”).

(b) Fractional Shares. No fractional shares of Common Stock of the Company shall be issued upon optional conversion of this Note. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the Optional Conversion Price.

(c) Mechanics of Optional Conversion to Common Stock.

(i) During the Optional Conversion Period, the Holder may exercise the option to convert the Post-IPO Note Balance into fully paid and non-assessable shares of Common Stock by delivering a written notice (an “Optional Conversion Notice”) to the Company to the effect that the Holder elects to convert the Post-IPO Note Balance into shares of Common Stock pursuant to Section 9(a) hereof and, upon the Company’s receipt of the Optional Conversion Notice (the “Optional Conversion Date”) this Note (or such designated portion) shall be deemed to be irrevocably converted without any further action by the Holder and whether or not this Note is surrendered to the Company or the transfer agent for this Note; provided that the Company shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which this Note (or such designated portion) is converted unless this Note is delivered to the Company, or the Holder notifies the Company that the Note has been lost, stolen, or destroyed and executes and delivers an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

(ii) Together with the Optional Conversion Notice or as promptly as practicable thereafter, the Holder shall surrender this Note to the Company, together with a written notice by the Holder stating such Holder’s name or the names of his or its nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued (and any replacement Note if less than the full Note was converted). If required by the Company, the Note surrendered shall be marked cancelled. The Company shall, as soon as practicable after such surrender, issue and deliver to such Holder, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (and any replacement Note if less than the full Note was converted), together with cash in lieu of any fractional share.

(iii) For the purpose of effecting the conversion of this Note as provided in Section 10(a), the Company shall authorize a sufficient number of shares of Common Stock to effect the conversion of the Post IPO Note Balance, as determined by the Company’s Board of Directors in good faith.

(iv) On the Optional Conversion Date, this Note (or portion thereof that has been converted, if not converted in full) shall no longer be deemed to be outstanding and, with respect to a conversion of this entire Note, all rights with respect to this Note shall immediately cease and terminate on the Optional Conversion Date, except only the right

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of the holder to receive the shares of Common Stock to which it is entitled as a result of the conversion on the Optional Conversion Date (and any replacement Note if less than the full Post IPO Note Balance was converted).

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of this Note pursuant to Section 9(a). The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that of the registered holder of this Note, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

11. Waivers. The Issuer hereby waives presentment, notice of dishonor, protest and notice of protest, and any or all other notices or demands in connection with the delivery, acceptance, performance, default, endorsement or guarantee of this Note.

12. Enforcement and Collection. In case any repurchase price of or interest on this Note, or any other obligation or amount owing under this Note, is not paid when due, or any other Event of Default shall occur, the Issuer shall be liable for, and agrees to pay, in addition to such repurchase price, interest and other amounts owing hereunder, all costs of enforcement and collection of this Note incurred by the Holder, including, without limitation, reasonable attorney’s fees, disbursements and court costs. In addition, if an Event of Default shall occur, the Issuer shall pay all reasonable attorney’s fees and disbursements incurred by the Holder in obtaining advice as to its rights and remedies in connection with such default.

13. Amendments; Waivers. Except where the consent of the Required Holders is expressly provided to be sufficient in the October Purchase Agreement, no amendment, modification or waiver of any provision of this Note or consent to any departure by the Issuer therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by, as specified in the October Purchase Agreement, Holders of Notes representing at least eighty-five percent (85%) of the aggregate Principal Amount of Notes then outstanding; provided that in the event that any such amendment, modification or waiver is adverse to the interests of one or more Holders of the Notes so as to affect such Holders adversely and in a manner that the interests of all others Holders is not likewise affected, the written agreement of each such adversely affected Holder shall be required. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given

14. Liability Unconditional. The liability of the Issuer hereunder shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by the Holder, including, but not limited to any extension of time, renewal, waiver or other modification. Any failure of the Holder to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. The Holder may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without

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waiving any of its rights. This Note cannot be changed or terminated orally or by estoppel or waiver or by any alleged oral modification regardless of any claimed partial performance referable thereto.

15. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telecopy, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Issuer at Paratek Pharmaceuticals, Inc., 75 Kneeland Street, Boston, MA 02111, Attention: President, with a required copy to Mintz Levin, One Financial Center, Boston, MA 02111, Attn: Lewis Geffen, and to Holder at its address set forth in the Company’s record books or at such other address(es) as the Issuer or Holder may designate by ten (10) days advance written notice to the other parties hereto.

16. Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to instruments made and to be performed wholly within that state. If any provision of this Note is held to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect the validity of any other provision of this Note.

17. Ranking. This Note shall rank pari passu with all other debt and liabilities of the Issuer.

18. Jurisdiction. EACH OF THE ISSUER AND THE HOLDER AGREES THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE MAY BE INITIATED AND PROSECUTED IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR THE FEDERAL COURTS FOR THE COMMONWEALTH OF MASSACHUSETTS. EACH OF THE ISSUER AND THE HOLDER CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY SUCH COURT HAVING JURISDICTION OVER THE SUBJECT MATTER, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED TO THE HOLDER AT ITS ADDRESS SET FORTH ABOVE, AND TO THE ISSUER AT ITS ADDRESS SET FORTH BELOW OR TO ANY OTHER ADDRESS AS MAY APPEAR IN THE HOLDER’S RECORDS AS THE ADDRESS OF THE ISSUER.

19. Waiver of Jury Trial. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, EACH OF THE HOLDER AND THE ISSUER WAIVES TRIAL BY JURY, AND THE ISSUER ALSO WAIVES (I) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (II) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

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IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed and delivered.

PARATEK PHARMACEUTICALS, INC.

By:
Name:	Dennis P. Molnar
Title:	President and CEO

Address for Notices:

75 Kneeland Street
Boston, MA 02111
Tel:	(617) 275-0400
Fax:	(617) 275-0039
Attn:	President

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